                          Registration No. 333-_____
 As filed with the Securities and Exchange Commission on September 10, 2001.
      -------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                            ----------------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                            ----------------------

                        VIRGINIA FINANCIAL CORPORATION
            (Exact name of registrant as specified in its charter)

          VIRGINIA                       6022                    54-1829288
          --------                       ----                    ----------
(State or other jurisdiction  (Primary Standard Industrial    (I.R.S. Employer
      of incorporation)        Classification Code Number)   Identification No.)

                            24 South Augusta Street
                           Staunton, Virginia 24402
                                (540) 885-1232

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

------------------------------------------------------------------------------------------------------------------
                  Harry V. Boney, Jr.                                        O.R. Barham, Jr.
------------------------------------------------------------------------------------------------------------------
     Chairman, President and Chief Executive Officer                  President and Chief Executive Officer
------------------------------------------------------------------------------------------------------------------
           Virginia Financial Corporation                           Virginia Commonwealth Financial Corporation
------------------------------------------------------------------------------------------------------------------
              24 South Augusta Street                                          102 South Main Street
------------------------------------------------------------------------------------------------------------------
             Staunton, Virginia 24402                                         Culpeper, Virginia 22701
------------------------------------------------------------------------------------------------------------------
                 (540) 885-1232                                                   (540) 825-4800
------------------------------------------------------------------------------------------------------------------

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         -----------------------------
                                   Copies to:

---------------------------------------------------------------------------------------------------------
                   Hugh B. Wellons                                     George P. Whitley
---------------------------------------------------------------------------------------------------------

       Flippin, Densmore, Morse & Jessee, P.C.                         LeClair Ryan, P.C.
---------------------------------------------------------------------------------------------------------
              300 First Campbell Square                               707 East Main Street
---------------------------------------------------------------------------------------------------------
              Roanoke, Virginia 24011                              Richmond, Virginia 23219
---------------------------------------------------------------------------------------------------------
                  (540) 510-3000                                        (804) 783-2003
---------------------------------------------------------------------------------------------------------

     Approximate date of commencement of proposed sale to the public:   As soon
as practicable after this Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                          CALCULATION OF REGISTRATION FEE
===========================================================================================
Title of each class                       Proposed        Proposed maximum     Amount of
of securities to be    Amount to be   maximum offering   aggregate offering   Registration
    registered          registered     price per unit          price              Fee
-------------------------------------------------------------------------------------------
Common Stock          3,324,076 shs        N/A            $74,791,710         $18,698

===========================================================================================


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further Amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

     The boards of Directors of Virginia Financial Corporation and Virginia Commonwealth Financial Corporation have agreed to combine companies in a merger of equals. We are proposing the merger because we believe the combined strengths of our two companies will enable us to build one of Virginia's leading banking organizations. The combined company will be named Virginia Financial Group, Inc. and half of its board of directors will be designated by each of Virginia Commonwealth and Virginia Financial. Senior management of Virginia Financial Group will be comprised of executive officers from both Virginia Financial and Virginia Commonwealth.

     The merger of equals will bring together two highly complementary institutions to create the third largest bank holding company headquartered in Virginia, and a strategically, operationally and financially strong company that will be positioned for further growth. Based on our June 30, 2001 financial data, the combined company will have assets of approximately $985.6 million, deposits of approximately 841.3 million, and total stockholders' equity of approximately $105.3 million.

     When the merger is completed, Virginia Commonwealth shareholders will receive 1.4391 shares of Virginia Financial Group common stock for each share of Virginia Commonwealth common stock they own. Each share of Virginia Financial common stock will remain outstanding as one share of common stock of Virginia Financial Group, Inc. Virginia Financial Group intends to apply to list its shares on the Nasdaq National Market under the symbol "VFGI."

     We cannot complete the merger unless we obtain the necessary governmental approvals and unless the shareholders of both companies approve the merger. Each company will hold a special meeting of its shareholders to vote on this merger. Your vote is very important. Whether or not you plan to attend your shareholder meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you do not vote, it will have the same effect as voting against the merger.

     The places, dates and times of the special meetings are as follows:

For Virginia Financial shareholders:              For Virginia Commonwealth shareholders:
Location: Virginia Financial Corporation          Location: Lake of the Woods Clubhouse
     - Headquarters                                    Locust Grove, Virginia
     24 South Augusta Street, Staunton, Virginia
Date:                                             Date:
Time:   7:00 p.m.                                 Time:

     This joint proxy statement/prospectus gives you detailed information about our proposed merger, and it includes our merger agreement as Appendix A. You can also get information about our companies from publicly available documents we have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

We enthusiastically support this combination of our two companies and join with the other members of our boards of Directors in recommending that you vote in favor of the merger.


Harry V. Boney, Jr.                O. R. (Ed) Barham, Jr.
Chairman, President and Chief      President and Chief Executive
Executive Officer                  Officer
Virginia Financial Corporation     Virginia Commonwealth Financial Corporation



Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense. The securities to be issued in connection with the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

              Joint Proxy Statement/Prospectus dated ____________ and first mailed to shareholders on or about ____________

                     REFERENCES TO ADDITIONAL INFORMATION

          This joint proxy statement/prospectus incorporates important business and financial information about Virginia Financial and Virginia Commonwealth from documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge if you simply write or call your company and request this information at the address and telephone number below:

     Virginia Financial Corporation             Virginia Commonwealth Financial Corporation
             Fred D. Bowers                                  Jeffrey W. Farrar
         Secretary and Treasurer                     Executive Vice President and CFO
     Virginia Financial Corporation             Virginia Commonwealth Financial Corporation
              P.O. Box 1309                                     P.O. Box 71
     Staunton, Virginia  24402-1309                   Culpeper, Virginia  22701-0071
        Telephone: (540) 885-1232                        Telephone: (540) 825-4800

          If you would like to request documents, please do so by [insert date, five days before meeting], 2001 in order to receive them before the special meetings. Please also see "Where You Can Find More Information" on page ___.

                   [Logo of Virginia Financial appears here]



                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
         TO BE HELD ON ____________, __________ __, 2001 AT 7:00 P.M.

To the Shareholders of Virginia Financial Corporation:

     We will hold a special meeting of shareholders of Virginia Financial Corporation, a Virginia corporation, on ____________, ________ __, 2001, at 7:00 p.m., local time, at the company's headquarters at 24 South Augusta Street, Staunton, Virginia, for the following purposes:

     1. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization dated as of June 12, 2001, between Virginia Commonwealth Financial Corporation, a Virginia corporation, and Virginia Financial and a related Plan of Merger (collectively, the "merger agreement"), as more fully described in the attached joint proxy statement/prospectus;

     2. To approve and adopt the proposed Virginia Financial Group, Inc. stock incentiveplan, which will be the stock incentiveplan of the combined company following the merger; and

     3. To transact any other business as may properly be brought before the special meeting or any adjournment of the special meeting.

     We have fixed the close of business on _______ __, 2001 as the record date for determining those shareholders entitled to notice of and to vote at the special meeting. If your shares are held in the name of a broker, trust or other nominee, you will need a proxy or letter from the broker, trustee or nominee in order to vote personally at the meeting.

     Each Virginia Financial shareholder has the right to dissent from the merger and seek an appraisal of the fair market value of his or her shares, provided the proper procedures of Articles 15 of Title 13.1 of the Virginia State Corporation Act are followed. A copy of Article 15 is attached as Appendix G to this joint proxy statement/prospectus.

                              By Order of the Board of Directors

                              [Signature of ______________ appears here]

                              ______________________
                              Secretary


____________   ___  ,2001

     Whether or not you plan to attend the special meeting in person, please complete, date, sign and return the enclosed proxy card in the enclosed envelope. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

     The board of directors of Virginia Financial unanimously recommends that you vote FOR approval of the merger agreement and FOR approval and adoption of the Virginia Financial Group stock incentiveplan.

                 [Logo of Virginia Commonwealth appears here]


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
    TO BE HELD ON ______________, ________________ __, 2001 at ______ __.M.

To the Shareholders of Virginia Commonwealth Financial Corporation:

     You are cordially invited to attend a special meeting of shareholders of Virginia Commonwealth Financial Corporation, a Virginia corporation, on ________, ____ __, 2001 at _____ __.m., local time, at the Lake of the Woods Clubhouse, Locust Grove, Virginia, for the following purposes:

     1. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of June 12, 2001, between Virginia Financial Corporation, a Virginia corporation, and Virginia Commonwealth and a related Plan of Merger (collectively, the "merger agreement"), as more fully described in the attached joint proxy statement/prospectus;

     2. To approve and adopt the proposed Virginia Financial Group, Inc. stock incentive plan, which will be the stock incentive plan of the combined company following the merger; and

     3. To transact any other business as may properly be brought before the special meeting or any adjournment of the special meeting.

     We have fixed the close of business on ___ __, 2001 as the record date for determining those shareholders entitled to notice of and to vote at the special meeting. If your shares are held in the name of a broker, trust or other nominee, you will need a proxy or letter from the broker, trustee or nominee in order to vote personally at the meeting.

     We look forward to seeing you at the special meeting.


Sincerely,


Taylor E. Gore               O.R. (Ed) Barham, Jr.
Chairman of the Board        President and Chief Executive Officer

     Whether or not you plan to attend the special meeting in person, please complete, date, sign and return the enclosed proxy card in the enclosed envelope. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

     On behalf of the board of directors, we urge you to vote FOR approval of the merger agreement and its related actions and FOR the Virginia Financial Group, Inc. stock incentive plan by marking the enclosed proxy card "FOR" approval of those actions.

                               TABLE OF CONTENTS

SUMMARY QUESTIONS AND ANSWERS................................................................................     5
    About the Special Meetings and Voting Procedures.........................................................     5
    About the Merger.........................................................................................     6
    Market Price Information.................................................................................    12
    Pro Forma Dilution Per Share and Comparative Per Share Data..............................................    12
FORWARD-LOOKING STATEMENTS...................................................................................    13
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA..............................................................    14
UNAUDITED SELECTED PRO FORMA FINANCIAL DATA..................................................................    17
RISK FACTORS.................................................................................................    19
VIRGINIA FINANCIAL SPECIAL MEETING...........................................................................    20
VIRGINIA COMMONWEALTH SPECIAL MEETING........................................................................    24
PROPOSAL 1: THE MERGER.......................................................................................    27
    General..................................................................................................    27
    Background of the Merger.................................................................................    27
    Recommendation of Virginia Financial's Board and Virginia Financial's Reasons for the Merger.............    31
    Recommendation of Virginia Commonwealth's Board and Virginia Commonwealth's Reasons for the Merger.......    33
    Opinion of Virginia Financial's Financial Advisor........................................................    34
    Opinion of Virginia Commonwealth's Financial Advisor.....................................................    43
    Conversion of Stock; Treatment of Options................................................................    57
    Exchange of Certificates; Fractional Shares..............................................................    58
    Effective Date...........................................................................................    59
    Conduct of Business Before the Merger....................................................................    60
    Other Agreements.........................................................................................    61
    Conditions to Completion of the Merger...................................................................    62
    Regulatory Approvals Required for the Merger.............................................................    63
    Material Federal Income Tax Consequences.................................................................    63
    Accounting Treatment.....................................................................................    65
    Termination of the Merger Agreement......................................................................    66
    Extension, Waiver and Amendment of the Merger Agreement..................................................    66
    Market Listing...........................................................................................    67
    Coordination of Dividends................................................................................    67
    Interests of Certain Persons in the Merger...............................................................    67
    Stock Option Agreements..................................................................................    69
    Restrictions on Sales of Shares by Affiliates............................................................    70
MANAGEMENT AND OPERATIONS AFTER THE MERGER...................................................................    71
PRICE RANGE OF COMMON STOCK AND DIVIDENDS....................................................................    76
INFORMATION ABOUT THE COMPANIES..............................................................................    78
    Information about Virginia Commonwealth..................................................................    78

    Information about Virginia Financial......................................................................   79
DESCRIPTION OF VIRGINIA FINANCIAL GROUP CAPITAL STOCK.........................................................   80
REGULATION AND SUPERVISION....................................................................................   81
EFFECT OF MERGER ON RIGHTS OF SHAREHOLDERS....................................................................   87
DISSENTERS' RIGHTS............................................................................................   92
PROPOSAL 2:  APPROVAL AND ADOPTION OF THE VIRGINIA FINANCIAL GROUP, INC. STOCK INCENTIVE PLAN.................   94
LEGAL MATTERS.................................................................................................   97
EXPERTS.......................................................................................................   97
SHAREHOLDER PROPOSALS.........................................................................................   97
OTHER MATTERS.................................................................................................   98
WHERE YOU CAN FIND MORE INFORMATION...........................................................................   98
UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION...........................................................  101

Appendix A - Agreement and Plan of Reorganization (including the Plan of Merger as Exhibit A and the combined company's Articles of Incorporation as Annex 1 to the Plan of Merger)....................................  A-1
Appendix B - Virginia Financial Corporation Stock Option Agreement............................................  B-1
Appendix C - Virginia Commonwealth Financial Corporation Stock Option Agreement...............................  C-1
Appendix D - Opinion of Baxter Fentriss and Company...........................................................  D-1
Appendix E - Opinion of Scott & Stringfellow, Inc.............................................................  E-1
Appendix F - Virginia Financial Group, Inc. Stock Incentive Plan..............................................  F-1
Appendix G - Article 15 of the Virginia Stock Corporation Act.................................................  G-1
Appendix H - Virginia Commonwealth Financial Corporation's June 30, 2001 Quarterly Report on Form 10-Q........  H-1
Appendix I - Virginia Commonwealth Financial Corporation's December 31, 2000 Annual Report on Form 10-K.......  I-1

                         SUMMARY QUESTIONS AND ANSWERS

This question and answer summary highlights selected information contained elsewhere in this joint proxy statement/prospectus. To understand the merger more fully, you should read the entire document carefully, including all exhibits and financial statements.

About the Special Meetings and Voting Procedures

Q:   When and where are the special meeting of shareholders? (page ____)

A:   Virginia Financial shareholders' special meeting will be held at the company's headquarters at 24 South Augusta Street, Staunton, Virginia at 7:00 p.m. on ___________, ____________ __, 2001. All shareholders of
Virginia Financial who were holders of record on ____________ are entitled to vote at that meeting.

Virginia Commonwealth shareholders' special meeting will be held at the Lake of the Woods Clubhouse, Locust Grove, Virginia at __:00 a.m. on ___________, ____________ __, 2001. All shareholders of Virginia Commonwealth who were holders of record on ____________ are entitled to vote at that meeting.

Q:   What is a shareholder of record?  (page ____)

A:   A shareholder of record or record holder is the person or company that was listed on that date as the owner of those shares by that company's (Virginia Financial's or Virginia Commonwealth's) stock record books, which are updated daily.

Q:   If my shares are held "in street name" by my broker, will my broker vote my shares for me?  (page ____)

A:   Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares following the directions your broker provides. Your failure to instruct your broker to vote your shares will result in your shares not being voted. If you fail to return a proxy card or abstain from voting, the effect will be a vote against the merger.

Q:   Do I need to send in my proxy card, or can I just come and vote at the meeting?  (page ____)

A:   You may vote at the meeting whether or not you send in your proxy.  If you send in your proxy and change your mind, you will be allowed to vote at the special meeting. It is still important to send in your proxy, however, in case you cannot attend the special meeting. Management needs a minimum number of shares voted in favor in order to complete the merger. If your shares are not voted, that will effectively be the same as voting against the merger.

Q:   Can I change my vote after I have submitted my proxy with voting instructions?  (page ____)

A:   Yes.  You can change your vote in one of three ways:

  . by submitting another proxy with a later date on it. That will revoke your first proxy and replace it. The latest vote received (and dated) will be treated as your vote at the meeting.

  . by sending a written notice to the person to whom you sent your original proxy stating that you would like to revoke your proxy.

  . by attending the special meeting and voting your shares in person. If you have instructed a broker to vote your shares, you must follow directions you will receive from your broker in order to change or revoke your proxy.

Q:   Should I send in my stock certificates?  (page ____)

A:   No, you should not send in stock certificates at this time.  If the merger is approved by both groups of shareholders and by federal and state bank regulators, you will be instructed how to exchange shares in Virginia Financial or Virginia Commonwealth for shares of Virginia Financial Group, Inc. promptly after we complete the merger.

Q:   How many shares must vote in favor of the merger?  (page ____)

A: Virginia Financial shareholders: On ___________, the record date, there were 3,979,483 shares of Virginia Financial common stock outstanding. A majority, or 1,989,742 shares must vote in favor of the merger to approve it, according to Virginia law and Virginia Financial's articles of incorporation.

     Virginia Commonwealth shareholders:  On ___________, the record date, there
     ----------------------------------
were 2,310,358 shares of Virginia Commonwealth common stock outstanding. Two-thirds, or ________ shares must vote in favor of the merger to approve it, according to Virginia law and Virginia Commonwealth's articles of incorporation. directors of both parties have agreed, in general, to vote shares they own or control in favor of the merger, except for shares held in any fiduciary capacity.

Q:   Who should shareholders call with questions about the merger?  (page ____)

A:   Virginia Financial shareholders should call Fred Bowers, Secretary and
     -------------------------------
Treasurer of Virginia Financial, at (540) 885-1232 with any questions about the merger or related matters.

     Virginia Commonwealth shareholders should call Jeffrey Farrar, Executive
     ----------------------------------
Vice President and Chief Financial Officer of Virginia Commonwealth, at (540) 825-4800 with any questions about the merger or related matters.

About the Merger

Q:   Why did management approve this merger?   (page ___)

A:   Both boards of directors believe that the merger will be beneficial to their shareholders. The following are some of the reasons why:

  . Virginia Financial and Virginia Commonwealth are extremely compatible in terms of customer service, quality of operations, location, market type, growth potential, management and strategic vision.

  . The combined company will be large enough and have enough combined capital to grow and compete better in a consolidating financial services industry; this combined size also may result in more opportunities to consider other expansion and acquisition prospects.

  . We expect that the combined company, through natural efficiencies and new products, will achieve better financial performance than either company could on its own.

  . We expect to combine the operations of the two institutions successfully. A more detailed listing of the reasons for the merger can be found at pages ____ and ____.

Both boards of directors have unanimously approved the merger agreement and this merger and recommend that shareholders vote FOR the merger. Please see "The Merger-Recommendation of Virginia Financial's Board and Virginia Financial's Reasons for the Merger" on page __and "- Recommendation of Virginia Commonwealth's Board and Virginia Commonwealth's Reasons for the Merger" on page
__.

Q:  What are some of the more important terms of the merger agreement?  (page
___)

A: The merger agreement governs the merger. We are proposing a merger of equals, in which:

  . the resulting board will have equal representation from Virginia Financial and Virginia Commonwealth,

  . management will be shared (Chairman from Virginia Financial and CEO and CFO from Virginia Commonwealth), and

  . share ownership will be close to equal, with Virginia Financial shareholders holding 54% and Virginia Commonwealth shareholders holding 46% of the outstanding common stock of Virginia Financial Group after the merger.

Shareholders for both Virginia Financial and Virginia Commonwealth will be required to exchange shares after the merger is completed. Virginia Financial shareholders will retain one share of Virginia Financial Group for each share of Virginia Financial common stock held. Virginia Commonwealth shareholders will receive 1.4391 shares of Virginia Financial Group common stock for each share of Virginia Commonwealth common stock held. We encourage you to read the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus.

Q:   Did you rely on any outside advice in reviewing this merger opportunity?
(page ___)

A:   Both companies consulted independent professional financial advisors.
Virginia Financial engaged the firm of Baxter Fentriss & Company of Richmond, Virginia to review this transaction and provide a fairness opinion. Baxter Fentriss also was engaged to "broker" the deal, meaning that Baxter Fentriss advised Virginia Financial in developing the terms of the merger and acted as a go-between in initial discussions with Virginia Commonwealth. Baxter Fentriss has delivered a written opinion to Virginia Financial that the exchange ratio is fair to Virginia Financial shareholders, from a financial point of view. Please see Appendix D for a copy of that opinion.

     Virginia Commonwealth engaged the firm of Scott & Stringfellow, Inc.
of Richmond, Virginia to review this transaction. Scott & Stringfellow has delivered a written opinion to Virginia Commonwealth that the exchange ratio is fair to Virginia Commonwealth shareholders, from a financial point of view. Please see Appendix E for a copy of that opinion.

Q:   Will I have to pay taxes as a result of this merger?  (page ___)

A:   In most cases, no.  Virginia Financial shareholders will not recognize any gain or loss as a result of this transaction other than with respect to cash received by dissenting shareholders.

In most cases, Virginia Commonwealth shareholders also will not recognize gain or loss for federal tax purposes, although you may have gain or loss on any cash received for fractional shares. This tax treatment, however, may not apply to every Virginia Commonwealth shareholder, and determining your actual tax consequences will depend on your specific situation. You should consult your own tax advisor for a full understanding of the merger's tax consequences for you.

Q:   What accounting treatment will be used for this merger?  (page ___)

A:   We expect this transaction to qualify for pooling-of-interests accounting treatment. This means that after the merger, for accounting and financial purposes we will treat our companies as if they had always been one.

Q:   Please tell me about the companies involved in this merger.  (page ___)

A: Virginia Financial and Virginia Commonwealth are both Virginia corporations and bank holding companies that provide diverse financial services through their subsidiary banks and banking affiliates. Both companies provide retail banking, commercial banking and trust and other financial services.

                        Virginia Financial Corporation
                            24 South Augusta Street
                           Staunton, Virginia  24402
                           Telephone: (540) 885-1232

Virginia Financial is the holding company for Planters Bank & Trust Company of Virginia, Inc., which operates 15 branch offices in Augusta, Rockbridge and Rockingham counties, and the cities of Staunton, Waynesboro, Lexington, Buena Vista and Harrisonburg.

As of June 30, 2001, Virginia Financial had total assets of approximately $507.3 million, total consolidated deposits of approximately $434.9 million, and consolidated stockholders' equity of approximately $53.0 million. Virginia Financial had consolidated net income of approximately $6.2 million, or $1.56 per diluted share, for the year ended December 31, 2000.

                  Virginia Commonwealth Financial Corporation
                             102 South Main Street
                           Culpeper, Virginia 22701
                           Telephone: (540) 825-4800

          Virginia Commonwealth is the holding company for Second Bank and Trust, Virginia Heartland Bank and Caroline Savings Bank, which together operate 14 branch offices in the counties of Culpeper, Madison, Orange, Spotsylvania, Stafford and Caroline, and the cities of Fredericksburg and Harrisonburg. Virginia Commonwealth also owns Virginia Commonwealth Trust Company, a company providing trust and other financial services to Virginia Commonwealth's subsidiary bank customers.

As of June 30, 2001, Virginia Commonwealth had total assets of $478.2 million, consolidated deposits of approximately $406.4 million, and consolidated stockholders' equity of approximately $52.3 million. Virginia Commonwealth had consolidated net income of approximately $4.9 million, or $2.08 per diluted share, for the year ended December 31, 2000.

Q:   Who will manage the combined company after the merger?  Who will manage the banks?  (page ___)

A:   Current management teams from both companies will share management of the combined company. Initially, there will be equal board representation, with 16 directors, eight from each company. All current directors of Virginia Financial will become directors of the combined company. Eight of nine current directors of Virginia Commonwealth also will become directors of the combined company. These persons will be split as equally as possible among three classes of directors to serve staggered terms, which means that only one-third of the entire board will be up for re-election each year.

     Harry V. Boney, Jr., current Chairman, President and Chief Executive Officer of Virginia Financial, will become the Chairman of the combined company. O.R. (Ed) Barham, Jr., current President and Chief Executive Officer of Virginia Commonwealth, will become the President and Chief Executive Officer of the combined company. Jeffrey W. Farrar, Executive Vice President and Chief Financial Officer of Virginia Commonwealth, will become Executive Vice President and Chief Financial Officer of the combined company.

     The individual banks will continue to be run separately, with limited change in management anticipated as a result of the merger. Both parties intend for this combination to have minimal effect at the bank level.

Q:   What are the conditions to completing the merger? (page ____)

A:   The following conditions must be met for us to complete the merger:

  . approval of the merger agreement by both Virginia Financial and Virginia
    Commonwealth shareholders;

  . approval of the merger by applicable federal and state regulatory authorities;

  . the Securities and Exchange Commission declaring the registration statement that includes this joint proxy statement/prospectus to be effective;

  . receipt by each party of a legal opinion stating that, for federal income tax purposes, Virginia Financial and Virginia Commonwealth shareholders generally will not recognize any gain or loss as a result of the merger; and

  . receipt by each of us of a letter from the independent accountants that the merger will qualify for pooling-of-interests accounting treatment.

Either of us could choose to waive the satisfaction of a condition as listed above to complete the merger, if the law permits it. We cannot be certain when or if the conditions to the merger will be satisfied or waived, and we cannot assure you that the merger will be completed.

Q:   Can you explain in more detail what regulatory approvals are required?
(page ___)

A:   We cannot complete the merger unless it is approved by the Board of
Governors of the Federal Reserve System and the Virginia State Corporation Commission Bureau of Financial Institutions. We have filed all of the required applications and notices with the Federal Reserve Board and the Virginia Bureau of Financial Institutions, but we have not yet received approval of those applications or notices. While we do not know of any reason why we would not be able to obtain the required approvals in a timely manner, we cannot be certain when or if we will get those approvals.

Q:   How can the merger agreement be amended or terminated?  (page ____)

A:   The parties may agree to terminate the merger agreement at any time without completing the merger, even if the shareholders have approved it. Either of us also may decide, without the consent of the other, to terminate the merger agreement in certain other situations, including:

  . the final denial of a required regulatory approval or the issuance by any court or governmental entity of an injunction prohibiting the completion of the merger;

  . an uncorrected breach of the merger agreement by the other party, so long as the party seeking to terminate the merger agreement has not itself breached the agreement; and

  .  the failure to complete the merger by March 31, 2002.

     We also may jointly amend the merger agreement. However, we may not do so after shareholders approve the merger agreement if the amendment or waiver would reduce or change the consideration that shareholders will receive, unless those shareholders are notified and approve the amendment or waiver.

Q:   What are the stock option agreements between Virginia Commonwealth and
Virginia Financial?  (page ____; and see Appendices B and C)

A:   As a condition to enter into the merger agreement and in order to increase the likelihood of the merger, each of us granted the other an option to purchase shares of common stock under circumstances described in those stock option agreements. The options could discourage other companies from proposing a competing combination with either of us before we complete the merger. The most shares that either of us can purchase of the other's common stock, if it exercises the option, is 19.9% of the outstanding shares of the other party.
The exercise price of the options is the average price of the last five trading days prior to and including the date that we signed the merger agreement.

     Neither of us can exercise our option unless a series of events described in the option agreements occur. These events generally are agreements to engage in business combinations or acquisition transactions with third parties and related events such as a merger or sale of a substantial amount of assets other than the merger that we are proposing in this joint proxy statement/prospectus. We do not know of any event that has occurred as of the date of this joint proxy statement/prospectus that would allow either of us to exercise our stock option.

Q:   Do any directors or officers have interests that differ from my own?  (page
____)

A:   Some of our directors and officers have interests in the merger that may differ from, or are in addition to, their interests as shareholders. For example, Harry Boney, Ed Barham and Jeff Farrar will have employment agreements with the combined company if we complete the merger. The employment agreements promise three years employment at the compensation and terms described on page __. Additionally, most of the current Virginia Financial and Virginia Commonwealth directors will be directors of the resulting company after the merger. Additional interests of some of our directors and executive officers are described under "The Merger - Interests of Certain Persons in the Merger." The members of our boards of directors knew about these additional interests and considered them when they approved the merger agreement and the merger.

Q:   Will my dividends change as a result of this merger?  (page __)

A:   Virginia Financial shareholders' dividends should increase slightly and
Virginia Commonwealth shareholders' dividends should stay about the same, as a result of this merger. Virginia Financial currently pays a slightly lower dividend than Virginia Commonwealth. The parties have agreed that after the merger is completed the combined company will pay dividends slightly more than those now received by Virginia Financial shareholders and about the same as those now received by Virginia Commonwealth shareholders, after adjustment for the exchange ratio.

Q:   What are the material differences in the rights of shareholders? (page
____)

A:   The rights of shareholders in Virginia Financial Group, just like the rights of both Virginia Financial and Virginia Commonwealth shareholders now, will be governed by Virginia law. There are some changes in the rights of shareholders with regard to authorized capital stock, voting for board of directors, classes of directors, the right to call a special meeting of shareholders, and other provisions, and these are described in detail starting at page ____ under "Effect of the Merger on the Rights of Shareholders."

Q:   Do shareholders have dissenters' rights in this merger? (page ____)

A:   Sometimes shareholders have a right to dissent from a merger and ask for the "fair value" in cash for their shares. Under Virginia law, Virginia Financial shareholders will have the right to dissent to the merger and demand cash for their shares. Virginia Commonwealth's shareholders will not have dissenters' rights in this merger. For a description of dissenters' rights for Virginia Financial shareholders, see "Dissenters' Rights" on page ___.

Market Price Information


     Shares of Virginia Financial common stock are quoted on the OTC Bulletin Board under the symbol "VFNL." Shares of Virginia Commonwealth common stock are listed on the Nasdaq SmallCap Market under the symbol "VCFC." The following table provides (a) the most recent sale price of Virginia Financial common stock
(1) on or before June 12, 2001, the last trading day before the public announcement of the proposed merger, which sale occurred on June 6, 2001, and
(2) ___________, 2001; (b) the closing price of Virginia Commonwealth common stock on June 12, 2001 and __________, 2001; and (c) the implied value to be received in the merger by Virgina Commonwealth shareholders for each share of Virginia Commonwealth common stock:

                  Virginia         Virginia               Implied Value
                  Financial        Commonwealth           per share of
                  Common Stock     Common Stock     Virginia Commonwealth
                  ------------     ------------     ---------------------
Common Stock
------------

June 12, 2001      $26.50            $28.75                $38.14
________, 2001


     This is only a calculation for a point in time. The market price for Virginia Financial common stock will fluctuate before the merger, while the exchange ratio of 1.4391 is fixed. Accordingly, the market value of the consideration to be received by Virginia Commonwealth shareholders will vary. You should obtain current stock price quotations for both stocks.


Pro Forma Dilution Per Share and Comparative Per Share Data


     The pro forma combined information gives effect to the merger accounted for as a pooling of interests, assuming that 1.4391 shares of Virginia Financial Group common stock are issued for each outstanding share of Virginia Commonwealth common stock. Pro forma equivalent of one Virginia Commonwealth common share amounts are calculated by multiplying the pro forma basic and diluted earnings per share, Virginia Financial's historical per share dividend and the pro forma stockholders' equity by the exchange ratio of 1.4391 shares of Virginia Financial Group common stock, so that the per share amounts equate to the respective values for one share of Virginia Commonwealth common stock. We expect that we will incur merger and integration charges as a result of combining our companies. The unaudited pro form earnings and dividend per share data do not reflect any merger or integration expenses. You should not rely on the pro forma information as being indicative of the historical results that we would have had if we had been combined or the future results that we will experience after the merger, nor should you rely on the six-month information as being indicative of results expected for the entire year or for any future interim period.

                                              As of / For
                                                  the
                                              Six Months
                                                 Ended                                As of / For the Year Ended
                                               June 30,                               December 31,
                                                                 ---------------------------------------------------
                                                 2001                2000                1999                1998
                                             -----------         ------------         ----------          ----------
Earnings per common share:
 Basic
  Va. Financial historical                   $    0.72           $    1.56            $   1.39            $   1.56
  Va. Commonwealth historical                     1.10                2.09                1.96                1.94
  Pro forma combined                              0.74                1.51                1.38                1.46
  Va. Commonwealth pro forma equivalent           1.06                2.17                1.99                2.10
 Diluted
  Va. Financial historical                   $    0.72           $    1.56            $   1.39            $   1.56
  Va. Commonwealth historical                     1.09                2.08                1.96                1.93
  Pro forma combined                              0.74                1.51                1.38                1.46
  Va. Commonwealth pro forma equivalent           1.06                2.17                1.99                2.10
Cash dividends declared per common share:
  Va. Financial historical                   $    0.34           $    0.68            $   0.65            $   0.61
  Va. Commonwealth historical                     0.52                1.03                0.87                0.68
  Pro forma combined                              0.34                0.68                0.65                0.61
  Va. Commonwealth pro forma equivalent           0.49                0.98                0.94                0.88
Stockholders' equity per common share:
  Va. Financial historical                   $   13.31           $   12.79            $  11.54            $  11.37
  Va. Commonwealth historical                    22.66               21.58               20.02               19.73
  Pro forma combined                             14.42               13.80               12.63               12.44
  Va. Commonwealth pro forma equivalent          20.75               19.86               18.18               17.90


                          FORWARD-LOOKING STATEMENTS

     This joint proxy statement/prospectus, including information included or incorporated by reference in this document, contains forward-looking statements with respect to the financial condition, results of operations and business of Virginia Commonwealth or Virginia Financial and, assuming the consummation of the merger, the combined company. These are statements about:

     . the synergies (including potential cost savings), and accretion to reported earnings expected to be realized from the merger;
     . business opportunities and strategies potentially available to the combined company; the restructuring charges expected to be incurred in connection with the merger; and
     . management, operations and policies of the combined company after the merger;

and are typically preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "estimates," "should" or similar expressions.

     These forward-looking statements involve some risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among other things, the following possibilities:

     . the businesses of Virginia Commonwealth and Virginia Financial will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;
     . the ability to realize fully the expected cost savings and revenues on a timely basis;
     .  revenues following the merger are lower than expected;
     .  retention of key personnel;
     . competitive pressure among depository institutions increases significantly;
     .  changes in the interest rate environment reduce interest margins;
     . general economic conditions, either nationally or in the states in which the combined company will be doing business, are less favorable than expected;
     . legislation or regulatory requirements or changes adversely affect the business in which the combined company will be engaged; and
     .  changes may occur in the securities market.


                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

     The following tables set forth selected consolidated historical financial data for Virginia Financial and Virginia Commonwealth that is based on historical financial information that we have presented in our prior filings with the SEC. You should read all of the summary financial information we provide in the following tables together with this historical financial information and with the more detailed pro forma financial information we provide in this joint proxy statement/prospectus, which you can find beginning at page ___. The historical financial information is also included in or incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" on page ___ for a description of where you can find this financial information.

                    Selected Consolidated Financial Data of
                        Virginia Financial Corporation

               (In thousands, except per share data and ratios)

                                      Six Months Ended June 30,                   Years Ended December 31,
                                    ---------------------------   --------------------------------------------------------------
                                         2001           2000         2000        1999        1998          1997           1996
                                    ---------------------------   --------------------------------------------------------------
Summary of Operations
  Interest income                   $     17,867     $   17,061   $   35,382  $   31,373  $   31,060   $    29,068   $    27,321
  Interest expense                         8,553          7,864       16,729      13,970      14,188        13,292        12,684
                                    ------------     ----------   ----------  ----------  ----------   -----------   -----------
  Net interest income                      9,314          9,197       18,653      17,403      16,872        15,776        14,637
  Provision for loan losses                  408            406          696       1,100       1,327           831           450
                                    ------------     ----------   ----------  ----------  ----------   -----------   -----------
  Net interest income after
  provision for loan losses                8,906          8,791       17,957      16,303      15,545        14,945        14,187
  Noninterest income                       2,668          2,379        4,796       4,741       3,955         2,885         2,548
  Noninterest expense                      7,630          6,946       14,159      13,239      10,431         9,475         8,679
                                    ------------     ----------   ----------  ----------  ----------   -----------   -----------
  Income before income taxes               3,944          4,224        8,594       7,805       9,069         8,355         8,056
  Provision for income taxes               1,069          1,172        2,391       2,251       2,821         2,620         2,514
                                    ------------     ----------   ----------  ----------  ----------   -----------   -----------
  Net income                               2,875          3,052        6,203       5,554       6,248         5,735         5,542
                                    ============     ==========   ==========  ==========  ==========   ===========   ===========

Per Common Share
  Average shares outstanding
   (000's)
   Basic                               3,979,737      3,986,181    3,983,594   3,999,101   4,000,000     4,000,000     4,000,000
   Diluted                             3,979,737      3,986,181    3,983,594   3,999,101   4,000,000     4,000,000     4,000,000
  Basic earnings per share          $       0.72     $     0.77   $     1.56  $     1.39  $     1.56   $      1.43   $      1.39
  Diluted earnings per share                0.72           0.77         1.56        1.39        1.56          1.43          1.39
  Cash dividends paid                       0.34           0.34         0.68        0.65        0.61          0.56          0.48
  Stockholders' equity                     13.31          11.91        12.79       11.54       11.37         10.33          9.39

Period End Balances
  Total assets                      $    507,305     $  490,406   $  499,802  $  473,381  $  434,140   $   403,999   $   377,113
  Loans, net of unearned income          344,799        323,197      335,902     294,983     278,569       269,581       235,952
  Deposits                               434,912        410,327      425,241     397,365     370,432       352,167       330,375
  Stockholders' equity                    52,961         47,422       50,926      46,120      45,464        41,335        37,574

Selected Ratios
  Rate of return on:
   Average total assets                     1.15%          1.28%        1.28%       1.24%       1.50%         1.48%         1.51%
   Average equity                          11.04%         13.08%       13.00%      11.90%      14.37%        14.48%        15.34%
  Dividend payout ratio                    47.06%         44.43%       43.68%      46.80%      39.05%        38.71%        34.65%

Asset Quality Ratios
  Total allowance for loan losses
   to total
   loans outstanding                        1.13%          1.16%        1.16%       1.18%       1.15%         1.39%         1.29%
  Non-performing assets to
   year-end loans
   and other property owned                 0.26%          0.36%        0.35%       0.47%       0.81%         0.54%         0.08%

                    Selected Consolidated Financial Data of
                  Virginia Commonwealth Financial Corporation

               (In thousands, except per share data and ratios)

                                         Six Months Ended June 30,                        Years Ended December 31,
                                         -------------------------   --------------------------------------------------------------
                                            2001         2000         2000          1999       1998        1997             1996
                                         -------------------------   --------------------------------------------------------------
Summary of Operations
   Interest income                       $   17,160    $   15,748   $   33,022  $    29,906 $   29,034   $   26,819     $    24,863
   Interest expense                           8,249         7,063       15,381       13,313     13,147       12,260          11,914
                                         ----------    ----------   ----------  ----------- ----------   ----------     -----------
   Net interest income                        8,911         8,685       17,641       16,593     15,887       14,559          12,949
   Provision for loan losses                    408           309          670          837        915          551             538
                                         ----------    ----------   ----------  ----------- ----------   ----------     -----------
   Net interest income after provision
     for loan losses                          8,503         8,376       16,971       15,756     14,972       14,008          12,411
   Noninterest income                         2,383         1,648        3,462        3,327      2,934        2,027           1,611
   Noninterest expense                        7,379         6,697       13,627       12,650     11,401        9,660           8,826
                                         ----------    ----------   ----------  ----------- ----------   ----------     -----------
   Income before income taxes                 3,507         3,327        6,806        6,433      6,505        6,375           5,196
   Provision for income taxes                   965           914        1,895        1,810      1,958        1,926           1,454
                                         ----------    ----------   ----------  ----------- ----------   ----------     -----------
   Net income                                 2,542         2,413        4,911        4,623      4,547        4,449           3,742
                                         ==========    ==========   ==========  =========== ==========   ==========     ===========

Per Common Share
   Average shares outstanding (000's)
     Basic                                2,311,520     2,356,500    2,353,012    2,356,060  2,347,395    2,336,094       2,343,273
     Diluted                              2,322,235     2,358,697    2,357,030    2,360,899  2,353,639    2,336,094       2,343,273
   Basic earnings per share              $     1.10    $     1.02   $     2.09  $      1.96 $     1.94   $     1.90     $      1.60
   Diluted earnings per share                  1.09          1.02         2.08         1.96       1.93         1.90            1.60
   Cash dividends paid                         0.52          0.50         1.03         0.87       0.68         0.66            0.60
   Stockholders' equity                       22.66         20.42        21.58        20.02      19.73        18.22           16.80

Period End Balances
   Total assets                          $  478,249    $  444,904   $  459,221  $   415,579 $  396,553   $  357,664     $   334,762
   Loans, net of unearned income            322,385       292,310      308,406      277,684    254,087      225,021         196,427
   Deposits                                 406,425       378,367      389,896      361,337    341,771      301,714         285,783
   Stockholders' equity                      52,340        48,128       49,960       47,188     46,405       42,720          39,281

Selected Ratios
   Rate of return on:
     Average total assets                      1.10%         1.14%        1.12%        1.14%      1.22%        1.30%           1.15%
     Average equity                            9.95%        10.17%        9.99%        9.87%     10.18%       10.90%           9.83%
   Dividend payout ratio                      47.32%        48.82%       48.36%       44.24%     35.01%       34.89%          37.25%

Asset Quality Ratios
   Total allowance for loan losses to
     total loans outstanding                   1.18%         1.14%        1.13%        1.11%      1.00%        0.98%           1.03%
   Non-performing assets to year-end
     loans and other property owned            0.55%         0.49%        0.55%        0.47%      0.56%        0.52%           0.73%

                  UNAUDITED SELECTED PRO FORMA FINANCIAL DATA

     The following unaudited selected pro forma combined financial data combine Virginia Financial's historical results with Virginia Commonwealth's historical results, in each case, as of or for the six month periods ended June 30, 2001 and 2000 and the years ended December 31, 2000, 1999, 1998, 1997 and 1996.
Income statement data gives effect to the merger as if it had occurred on January 1, 1996. Balance sheet data gives effect to the merger as if it has occurred on the indicated balance sheet date. The pro forma data reflects the use of the pooling-of-interests method of accounting for the merger.

     The information in the following table should be read together with the historical financial information that Virginia Financial and Virginia Commonwealth have presented in their prior filings with the SEC and the section entitled "Unaudited Pro Forma Condensed Financial Information" beginning at page ___ of this joint proxy statement/prospectus. See "Where You Can Find More Information" on page ___ for a description of where you can find our prior SEC filings.

               (In thousands, except per share data and ratios)

                                  Six Months Ended June 30,                    Years Ended December 31,
                                  -------------------------  ---------------------------------------------------------------
                                      2001         2000         2000          1999       1998        1997             1996
                                  ------------------------   ---------------------------------------------------------------
Summary of Operations
 Interest income                  $   35,027   $   32,809   $   68,404   $   61,279   $   60,094   $   55,887   $   52,184
 Interest expense                     16,802       14,927       32,110       27,283       27,335       25,552       24,598
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
 Net interest income                  18,225       17,882       36,294       33,996       32,759       30,335       27,586
 Provision for loan and lease
  losses                                 816          715        1,366        1,937        2,242        1,382          988
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
 Net interest income after
  provision for loan and lease
  losses                              17,409       17,167       34,928       32,059       30,517       28,953       26,598
 Noninterest income                    5,051        4,027        8,258        8,068        6,889        4,912        4,159
 Noninterest expense                  15,009       13,643       27,786       25,889       21,832       19,135       17,505
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
 Income before income taxes            7,451        7,551       15,400       14,238       15,574       14,730       13,252
 Provision for income taxes            2,034        2,086        4,286        4,061        4,779        4,546        3,968
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
 Net income                       $    5,417   $    5,465   $   11,114   $   10,177   $   10,795   $   10,184   $    9,284
                                  ==========   ==========   ==============================================================

Per Common Share
 Average shares outstanding
  (000's)
  Basic                            7,306,245    7,377,420    7,369,814    7,389,707    7,378,136    7,361,873    7,372,204
  Diluted                          7,321,665    7,380,582    7,375,596    7,396,671    7,387,122    7,361,873    7,372,204
 Basic earnings per share               0.74         0.74         1.51         1.38         1.46         1.38         1.26
 Diluted earnings per share             0.74         0.74         1.51         1.38         1.46         1.38         1.26
 Cash dividends paid                    0.34         0.34         0.68         0.65         0.61         0.56         0.48
 Stockholders' equity                  14.42        12.96        13.80        12.63        12.44        11.40        10.44

Period End Balances
 Total assets                        985,554      935,310      959,023      888,960      830,693      761,663      711,875
 Loans, net of unearned income       667,184      615,507      644,308      572,667      532,656      494,602      432,379
 Deposits                            841,337      788,694      815,137      758,702      712,203      653,881      616,158
 Stockholders' equity                105,301       95,550      100,886       93,308       91,869       84,055       76,855

Selected Ratios
 Rate of return on:
  Average total assets                  1.13%        1.22%        1.21%        1.19%        1.36%        1.40%        1.34%
  Average equity                       10.50%       11.61%       11.46%       10.87%       12.24%       12.66%       12.51%
 Dividend payout ratio                 47.06%       44.43%       43.68%       46.80%       39.05%       38.71%       34.65%

Asset Quality Ratios
 Total allowance for loan
  losses to total loans
  outstanding                           1.16%        1.14%        1.15%        1.14%        1.08%        1.21%        1.17%
 Non-performing assets to
  year-end loans and other
  property owned                        0.40%        0.41%        0.45%        0.47%        0.69%        0.53%        0.38%

                                  RISK FACTORS

     In addition to the other information contained in this joint proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote for approval of the merger agreement.

Because the market price of Virginia Financial common stock may fluctuate, you cannot be sure of the market value of the common stock that Virginia Commonwealth shareholders will receive in the merger.

     Upon completion of the merger, each share of Virginia Commonwealth common stock will be converted into 1.4391 shares of Virginia Financial Group common stock. The exchange ratio is fixed and will not be adjusted for changes in the market price of either Virginia Commonwealth or Virginia Financial common stock. Any change in the price of Virginia Financial common stock before the merger will affect the value that Virginia Commonwealth shareholders will receive in the merger. The effective date of the merger will be later than the date of the special meetings, so you will not know at the time you vote the market value of the Virginia Financial Group common stock that you will hold after the merger. In addition, stock price changes may result from a variety of factors, including general market and economic conditions, and changes in our businesses, operations and prospects. Many of these factors are beyond our control. Neither of us is permitted to terminate the merger agreement or re-solicit the vote of our shareholders solely because of changes in the market price of either of our common stocks.

The stock of the combined company may trade more broadly than either of the merger parties' stocks, resulting in a more liquid stock, but potentially a more active stock price.

          The merger agreement contemplates that the combined company, Virginia Financial Group, will trade on the Nasdaq National Market. Stocks listed on this market generally trade more frequently than stocks on either of the smaller company markets on which Virginia Commonwealth or Virginia Financial now trade. In addition, since the combined company will have over 3,000 shareholders of record, more than either Virginia Commonwealth or Virginia Financial by itself, there may be more interest in the stock from both private and institutional investors. A more active trading market and a larger shareholder base likely will result in a more liquid stock. More frequent trades in the stock, however, may result in a stock price that changes more often and varies more from day to day. To the extent that either Virginia Commonwealth or Virginia Financial common stock trades at a premium to the market prior to the merger, added liquidity may make the stock more likely after the merger to trade down in a range consistent with companies comparable to the combined company.

We may fail to realize the anticipated benefits of the merger.

     Virginia Commonwealth and Virginia Financial have operated, and, until the completion of the merger, will continue to operate, independently. In determining that the merger is in the best interests of Virginia Commonwealth and Virginia Financial, each of the companies' boards of directors considered that revenue enhancement and cost and management efficiencies might result from the merger of our companies. It is possible, though we believe unlikely, that the merger also could result in the loss of key employees, the disruption of each company's ongoing business or inconsistencies in standards, controls, procedures and policies. These unintended results may have an adverse affect on our ability to realize anticipated benefits of the merger, and it is possible that revenue enhancement and cost and management efficiencies expected from the merger may not occur, or may take longer to realize than we expect.

Unless the merger is completed, neither of us can undertake another business combination until March 2002.

     The failure of either Virginia Commonwealth or Virginia Financial to obtain the shareholder vote required for the merger will not by itself give either company the right to terminate the merger agreement. As long as no other termination event has occurred, both companies would remain obligated to continue to use their reasonable best efforts to complete the merger until March 31, 2002, which, depending on the timing of the failed meeting, could include calling additional shareholder meetings.

     Until March 31, 2001, neither company could undertake any other material mergers or business combination transactions without the consent of the other. This prohibition could have the effect of delaying alternative strategic business combinations for a limited period. In addition, the stock option that each company granted to the other would survive for 12 months after the termination of the merger, which could interfere with either company's attempt to do a similar deal in the future. See "The Merger - Virginia Financial and Virginia Commonwealth Option Agreements" on page __.

Our directors and executive officers may have interests in the merger that differ from your interests.

     Some of our directors and executive officers have interests in the merger other than their interests as shareholders. As a result of this merger, Mr. Boney will receive an employment agreement, and Messrs. Barham and Farrar will receive employment agreements enhanced from the ones they now have. Also, adoption of the Virginia Financial Group stock incentive plan may allow the combined board to provide stock options to board members. These payments and benefits may cause some of our directors and executive officers to view the merger proposal differently than you may view it.


                      VIRGINIA FINANCIAL SPECIAL MEETING

     This section contains information about the special meeting of shareholders that Virginia Financial has called to consider and approve the merger agreement. Together with this joint proxy statement/prospectus, we are also sending to you a notice of the Virginia Financial special meeting and a form of proxy that our board is soliciting for use at the special meeting. The special meeting will be held on ________, __, 2001 at 7:00 p.m., local time at Virginia Financial's headquarters at 24 South Augusta Street, Staunton, Virginia.

Matters to Be Considered

     The purposes of the special meeting are to vote on:

     . the approval of the Agreement and Plan of Reorganization dated as of June 12, 2001, between Virginia Financial Corporation and Virginia Commonwealth Financial Corporation, and a related Plan of Merger (which we refer to collectively as the "merger agreement" in this joint proxy statement/prospectus); and

     . the approval and adoption of the Virginia Financial Group, Inc. 2001 stock incentive plan (which we refer to as the "2001 stock incentive plan" in this joint proxy statement/prospectus).

A copy of the merge agreement (excluding certain exhibits) is attached as Appendix A, and a copy of the Virginia Financial Group stock incentive plan is attached as Appendix F.

     You may also be asked to vote on a proposal to adjourn the special meeting. We could use any adjournment of the special meeting for the purpose, among others, of allowing more time to solicit votes to approve the merger agreement and to approve and adopt the 2001 stock incentive plan.

Proxies

     The accompanying form of proxy is for use at the special meeting. We urge you to fill out and mail in the proxy, whether or not you plan to attend the meeting in person. You can revoke the proxy at any time before the vote is taken at the special meeting by submitting to our corporate secretary written notice of revocation, or a properly executed proxy of a later date, or by attending the special meeting and notifying the corporate secretary that you are voting in person. Written notices of revocation and other communications with respect to the revocation of proxies to be used at the Virginia Financial special meeting should be addressed to:

                    Virginia Financial Corporation
                    24 South Augusta Street
                    Staunton,  Virginia  24401
                    Attention: Fred D. Bowers
                               Secretary and Treasurer

     All shares represented by valid proxies we receive through this solicitation and not revoked before they are exercised will be voted in the manner specified in those proxies. If you make no specification on your proxy card, your proxy will be voted FOR approval of the merger agreement and FOR approval and adoption of the 2001 stock incentive plan. Our board currently is unaware of any other matter that may be presented for action at the special meeting. If other matters do properly come before the special meeting, we intend that shares represented by valid proxies will be voted by and at the discretion of the persons named in the proxies. However, proxies that indicate a vote against approval of the merger agreement and against approval and adoption of the 2001 stock incentive plan will not be voted in favor of any adjournment of the special meeting, the purpose of which is to allow time to solicit additional proxies to approve the merger agreement and the 2001 stock incentive plan.

Solicitation of Proxies

     We will bear the entire cost of soliciting proxies from our shareholders, except that we and Virginia Commonwealth have agreed to each pay one-half of the costs of printing and mailing this document and all filing and other fees relating to the merger paid to the SEC. In addition to soliciting proxies by mail, we will request banks, brokers and other record holders to send proxies and proxy solicitation materials to the beneficial owners of Virginia Financial common stock and secure their voting instructions, if necessary. We will reimburse those record holders for their reasonable expenses in taking those actions. If necessary, we may also use several of our regular employees, who will not be specially compensated, to solicit proxies from our shareholders, either personally or by telephone, telegram, fax, letter or special delivery letter.

Record Date and Voting Rights

     In accordance with Virginia law, the Virginia Financial bylaws and applicable securities rules, we have fixed _____ __, 2001 as the record date for determining the Virginia Financial shareholders entitled to notice of and to vote at the special meeting. Accordingly, you are only entitled to notice of and to vote at the special meeting if you were a record holder of shares of Virginia Financial common stock at the close of business on the record date. At that time, there were 3,979,483 shares of Virginia Financial common stock held by approximately 1,167 holders of record. In order to have a quorum that permits us to conduct business at the special meeting, we require the presence, whether in person or by proxy, of holders of Virginia Financial common stock representing a majority of the shares outstanding and entitled to vote on the record date. You are entitled to one vote for each outstanding share of Virginia Financial common stock you held as of the close of business on the record date.

     Shares of Virginia Financial common stock present in person at the special meeting but not voting, and shares of Virginia Financial common stock for which we have received proxies indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining whether we have a quorum for transacting business. Brokers who hold shares of Virginia Financial common stock in nominee or "street" name for customers who are the beneficial owners of those shares may not give a proxy to vote those shares on the merger agreement without specific instructions from those customers. However, shares represented by proxies returned by a broker holding these shares in "street" name will be counted for purposes of determining whether a quorum exists, even if those shares are not voted by their beneficial owners in matters where the broker cannot vote the shares in its discretion (so-called "broker non-votes").

     Under Virginia law, approval of a merger requires the affirmative vote of the holders of two-thirds of the outstanding shares of a corporation's outstanding common stock entitled to vote, unless the corporation's articles provide otherwise. The Virginia Financial articles provide that if the matter is approved by 80% of the board of directors, as it was, approval of matters such as the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Virginia Financial common stock entitled to vote at the special meeting. Approval of the 2001 stock incentive plan was approved unanimously by the board, but approval of it is not restricted by Virginia law or Virginia Financial's articles, so approval merely requires the affirmative vote of the holders of a majority of the shares of Virginia Financial common stock voting at the special meeting.

     Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Virginia Financial common stock entitled to vote at the special meeting. Therefore, abstentions and broker non-votes will have the same effect as votes against approval of the merger agreement. The Virginia Financial board urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

     Approval and adoption of the 2001 stock incentive plan requires the affirmative vote of the holders of a majority of the shares of Virginia Financial common stock voting at the special meeting. Abstentions and broker non-votes will have no effect on that vote, so long as a quorum is present.

     Our directors and executive officers beneficially owned as of __________, 2001, the record date, approximately 78,430 shares of Virginia Financial common stock, entitling them to exercise approximately 2.0% of the voting power of the Virginia Financial common stock entitled to vote at the special meeting. Each of our directors and executive officers has executed an affiliate agreement committing to vote the shares of Virginia Financial common stock he or she beneficially owns for approval of the merger agreement. This agreement does not cover shares held or voted by the director or executive officer in a fiduciary capacity, although we expect each director and executive officer to vote those shares in favor as well, provided the director or executive officer still believes this transaction to be in the best interest of those beneficiaries. Planters Bank & Trust Company, the subsidiary bank of Virginia Financial, as fiduciary, custodian or agent, held a total of approximately 577,813 shares of Virginia Financial common stock as of the record date, representing approximately 14.52% of the shares entitled to vote at the special meeting, and maintained sole or shared voting power with respect to none of these shares.

Recommendation of Virginia Financial Board

     The Virginia Financial board has unanimously approved the merger agreement and has approved and adopted the 2001 stock incentive plan. The Virginia Financial board believes that the merger agreement is fair to and in the best interests of Virginia Financial and its shareholders and recommends that Virginia Financial shareholders vote FOR approval of the merger agreement. The Virginia Financial board also recommends that Virginia Financial shareholders vote FOR approval and adoption of the 2001 stock incentive plan.

     See "The Merger -- Recommendation of the Virginia Financial's Board and Virginia Financial's Reasons for the Merger" for a more detailed discussion of the Virginia Financial board's recommendation.

                     VIRGINIA COMMONWEALTH SPECIAL MEETING

     This section contains information about the special meeting of shareholders that Virginia Commonwealth has called to consider and approve the merger agreement. Together with this joint proxy statement/prospectus, we are also sending to you a notice of the Virginia Commonwealth special meeting and a form of proxy that our board is soliciting for use at the special meeting. The special meeting will be held on ________, ____ __, 2001 at __:__.m., local time.

Matters to Be Considered

     The purpose of the special meeting is to vote on:

     .  the approval of the merger agreement; and

     .  the approval and adoption of the 2001 stock incentive plan.

     You also may be asked to vote upon a proposal to adjourn the special meeting. We could use any adjournment for the purpose, among others, of allowing more time to solicit votes to approve the merger agreement and to approve and adopt the 2001 stock incentive plan.

Proxies

     The accompanying form of proxy is for use at the special meeting. We urge you to fill out and mail in the proxy, whether or not you plan to attend the meeting in person. You can revoke the proxy at any time before the vote is taken at the special meeting by submitting to our corporate secretary written notice of revocation or a properly executed proxy of a later date, or by attending the special meeting and notifying the corporate secretary that you are electing to vote in person. Written notices of revocation and other communications with respect to the revocation of proxies to be used at the Virginia Commonwealth special meeting should be addressed to:

                    Virginia Commonwealth Financial Corporation
                    102 South Main Street
                    P.O. Box 71
                    Culpeper, Virginia  22701-0071
                    Attn: Jeffrey W. Farrar
                          Executive Vice President and Chief Financial Officer

     All shares represented by valid proxies we receive through this solicitation and not revoked before they are exercised will be voted in the manner specified in this paragraph. If you make no specification on your proxy card, your proxy will be voted FOR the approval of the merger agreement and FOR approval and adoption of the 2001 stock incentive plan. Our board currently is unaware of any other matter that may be presented for action at the special meeting. If other matters do properly come before the special meeting, we intend that shares represented by proxies in the form accompanying this document will be voted by and at the discretion of the persons named in the proxies. However, proxies that indicate a vote against approval of the merger agreement and against approval and adoption of the 2001 stock incentive plan will not be voted in favor of any adjournment of the special meeting to solicit additional proxies to approve the merger agreement and the 2001 stock incentive plan.

Solicitation of Proxies

     We will bear the entire cost of soliciting proxies from you, except that we and Virginia Financial have agreed to each pay one-half of the costs and expenses of printing and mailing this document and all filing and other fees relating to the merger paid to the SEC. In addition to solicitation of proxies by mail, we will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of Virginia Commonwealth stock and secure their voting instructions, if necessary. We will reimburse these record holders for their reasonable expenses in taking those actions. If necessary, we may also use several of our regular employees, who will not be specially compensated, to solicit proxies from our shareholders, either personally or by telephone, telegram, fax, letter or special delivery letter.

Record Date and Voting Rights

     In accordance with Virginia law, the Virginia Commonwealth bylaws and the marketplace rules of the Nasdaq Stock Market, we have fixed _____ __, 2001 as the record date for determining the Virginia Commonwealth shareholders entitled to notice of and to vote at the special meeting. Accordingly, you are only entitled to notice of and to vote at the special meeting if you were a record holder of Virginia Commonwealth common stock at the close of business on the record date. At that time, 2,310,358 shares of Virginia Commonwealth common stock were outstanding, held by approximately _____ holders of record. To have a quorum that permits us to conduct business at the special meeting, we require the presence, whether in person or through proxies, of the holders of Virginia Commonwealth common stock representing a majority of the shares outstanding and entitled to vote on the record date. You are entitled to one vote for each outstanding share of Virginia Commonwealth common stock you held as of the close of business on the record date.

     Shares of Virginia Commonwealth common stock present in person at the special meeting but not voting, and shares of Virginia Commonwealth common stock for which we have received proxies indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining whether we have a quorum for transacting business. Shares held in street name that have been designated by brokers on proxy cards as not voted will not be counted as votes cast for or against any proposal. These broker non-votes will, however, be counted for purposes of determining whether a quorum exists.

     Under Virginia law, approval of the merger agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Virginia Commonwealth common stock entitled to vote at the special meeting. Approval of the 2001 stock incentive plan was approved unanimously by the board, but approval of it is not restricted by Virginia law or Virginia Commonwealth's articles, so approval merely requires the affirmative vote of the holders of a majority of the shares of Virginia Commonwealth common stock voting at a special meeting.

     Because approval of the merger agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Virginia Commonwealth common stock entitled to vote at the special meeting, abstentions and broker non-votes will have the same effect as votes against approval of the merger agreement. Accordingly, the Virginia Commonwealth board urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

     Approval and adoption of the 2001 stock incentive plan requires the affirmative vote of the holders of a majority of the shares of Virginia Commonwealth common stock voting at the special meeting. Abstentions and broker non-votes will have no effect on that vote, so long as a quorum is present.

     Our directors and executive officers beneficially owned as of __________, 2001, the record date, approximately ______ shares of Virginia Commonwealth common stock, entitling them to exercise approximately ____% of the voting power of the Virginia Commonwealth common stock entitled to vote at the special meeting. Each of our directors and executive officers has executed an affiliate agreement committing to vote the shares of Virginia Commonwealth common stock he or she beneficially owns for approval of the merger agreement. This agreement does not cover shares held or voted by the director or executive officer in a fiduciary capacity, although we expect each director and executive officer to vote those shares in favor as well, provided the director or executive officer still believes this transaction to be in the best interest of shareholders.

Recommendation of Virginia Commonwealth Board

     The Virginia Commonwealth board has unanimously approved the merger agreement. The Virginia Commonwealth board believes that the merger agreement is fair to and in the best interests of Virginia Commonwealth and its shareholders and recommends that Virginia Commonwealth shareholders vote FOR approval of the merger agreement. The Virginia Commonwealth board also recommends that Virginia Commonwealth shareholders vote FOR approval and adoption of the 2001 stock incentive plan.

     See "The Merger -- Recommendation of the Virginia Commonwealth's Board and Virginia Commonwealth's Reasons for the Merger" for a more detailed discussion of the Virginia Commonwealth board's recommendation.

                            PROPOSAL 1:  THE MERGER

     The following information describes material aspects of the merger. In approving the merger, shareholders will be adopting the merger agreement, including the articles and plan of reorganization and the stock option agreements between Virginia Financial and Virginia Commonwealth. This description does not provide a complete description of all the terms and conditions of the merger agreement and the related stock option agreements. It is qualified in its entirety by the attached appendices, including the text of the merger agreement attached as Appendix A and the stock option agreements attached as Appendices B and C. We incorporate each of those documents into this summary by reference. You are urged to read the Appendices and Exhibits in their entirety.

General

     The Virginia Financial board and the Virginia Commonwealth board each has unanimously adopted and approved the merger agreement and the stock option agreements. The merger agreement provides for combining our companies through a merger of equals. In the merger, Virginia Commonwealth will merge into Virginia Financial. The name of the company resulting from the merger will be "Virginia Financial Group, Inc."

     Each share of Virginia Financial common stock, $5.00 par value per share, issued and outstanding before the merger will remain issued and outstanding, although shareholders will be expected to exchange their stock certificates for certificates with the new name. Each share of Virginia Commonwealth common stock, par value $2.50 per share, issued and outstanding before the merger will be converted into the right to receive 1.4391 shares of common stock, $5.00 par value per share, of Virginia Financial Group common stock. The value of the shares of Virginia Financial Group common stock that will be issued in the merger will depend on the market price of Virginia Financial common stock, which will fluctuate before the merger.

     At the effective time of the merger, Virginia Commonwealth will merge into Virginia Financial. The name of the surviving corporation will be "Virginia Financial Group, Inc.," which will continue its corporate existence under the laws of Virginia. When the merger is effective, the separate corporate existence of Virginia Commonwealth will terminate. The restated articles of Virginia Financial Group will be the articles of incorporation of the combined company, and the amended bylaws of Virginia Financial are expected to be adopted by the board of the combined company. See Annex 1 of the Plan of Merger for the restated articles of the combined company.

Background of the Merger

     In early 2000, Virginia Commonwealth management approached Virginia Financial management about the possibility of combining the trust and investment operations of the two companies. This possibility was studied until October 2000, when the parties decided to explore other options independently.

     In recent years, Virginia Commonwealth has developed successfully a multi-bank holding company model that should allow community banks to operate with limited autonomy and remain attractive to customers, yet provide centralized administrative and back office support functions on a more efficient and consistent basis. Applying this strategy, Virginia Commonwealth has grown in recent years through mergers with Virginia Heartland Bank and Caroline Savings Bank. Until presented with this merger of equals proposal, the Virginia Commonwealth Board believed that building an independent multi-bank holding company through opening new banking offices and acquiring banks with similar community oriented service was the appropriate growth strategy for its company.

     In early 2000, Virginia Financial engaged Baxter Fentriss and Company to study the banking market and advise the company on possible merger or acquisition opportunities and to help the company with long-term strategic planning. Several opportunities were discussed generally. Baxter Fentriss met with the Virginia Financial Board in November 2000 to present its recommendations for the long-term strategic focus of the company. These recommendations included:

     .  improving management depth;
     .  considering listing on Nasdaq; and
     .  investigating a merger of equals with a similar Virginia institution.

At this meeting, two merger candidates were discussed by the Virginia Financial Board, one of which was Virginia Commonwealth.

     The Virginia Financial Board, at its regular meeting in December 2000, heard a detailed presentation by Rodney Martin and James Baxter of Baxter Fentriss about characteristics and rationale of a merger of equals transaction and how to identify the best fit for the company. No formal vote was taken, but in an informal poll the Board agreed that a merger of equals would be an appropriate method for growth, and the Board encouraged Messrs. Martin and Baxter to explore this possibility with Virginia Commonwealth. Mr. Martin and
T. Patrick Collins of Baxter Fentriss met in January 2001 with O. R. Barham, Jr., President and Chief Executive Officer of Virginia Commonwealth, and Jeffrey
W. Farrar, Executive Vice President and Chief Financial Officer of Virginia Commonwealth, to speak in general about the bank merger environment and a possible merger of equals. Messrs. Martin and Collins reported the details of their conversation with Messrs. Barham and Farrar to Harry V. Boney, Jr., Chairman of the Board of Virginia Financial, and William P. Heath, then the President and Chief Executive Officer of Virginia Financial, who then engaged Baxter Fentriss to explore this opportunity further with Virginia Commonwealth.

        In February 2001, Mr. Boney met with Mr. Barham to discuss combining Virginia Financial and Virginia Commonwealth, and each agreed that it would provide significant benefits to both companies. Messrs. Boney and Barham reported back to their Boards, which discussed the affiliation and the parties' strategic visions in detail. In March 2001, they met again and together drafted an outline of terms for the transaction and discussed a range for the exchange ratio. Senior management of Virginia Financial and Virginia Commonwealth agreed that local bank boards and bank franchises have important value to the markets they serve.

     While this model is inherently more difficult to attain desired efficiencies than a single bank holding company model, senior management of both parties agreed on the model that Virginia Commonwealth was already putting in place, using potential revenue enhancements and cost efficiencies that can be realized to support the multi-bank concept.

     On __________, 2001, the Virginia Commonwealth Board authorized Mr. Barham to continue the discussions with Virginia Financial, engage a financial advisor for the purpose of rendering a fairness opinion and conduct appropriate due diligence on the proposed transaction. Virginia Commonwealth hired Scott & Stringfellow to perform financial analysis relating to the merger.

     In March, 2001, the Virginia Financial Board formally engaged Baxter Fentriss to analyze the relative stock values and operations of the two companies and develop a more formal term sheet, including a range of exchange ratios. On March 27, 2001, Baxter Fentriss presented the Virginia Financial Board with a summary of the benefits of the proposed transaction, including that the combination would:

     .  fulfill strategic objectives for growth in one transaction;
     . position the franchise for changing financial services landscape in Virginia;
     .  result in the third largest Virginia based banking institution;
     . create a strategic footprint from the I-95 corridor west to the I-81 corridor;
     .  enhance opportunities to capture growth in more dynamic markets;
     . improve fundamentals supporting shareholder value; and . be a merger of equals in which the partners are similar and complementary.

     In addition, Mr. Heath had resigned unexpectedly January 5, 2001, effective February 23, 2001, as President and Chief Executive Officer of Virginia Financial. Mr. Boney, who had served as President and Chief Executive Officer of Planters Bank and Trust Company of Virginia from January 1976 to December 1996, came out of retirement to serve as President and Chief Executive Officer of Virginia Financial and Planters Bank and Trust Company in addition to his responsibilities as Chairman of Virginia Financial. Virginia Financial's Chief Financial Officer, Fred D. Bowers, had retired as Chief Financial Officer of Planters Bank & Trust and was due to retire shortly from the holding company. Mr. Boney informed the Virginia Financial Board that Virginia Commonwealth had senior executives who were well qualified to serve as President/Chief Executive Officer and Chief Financial Officer of the resulting company. Mr. Barham had served as President and Chief Executive Officer of Virginia Commonwealth for five years, through two acquisitions and substantial growth. Mr. Farrar was a certified public accountant with many years experience working with financial institutions and four years as Chief Financial Officer of Virginia Commonwealth. This transaction would eliminate the need to find replacements for Mr. Boney as President and Chief Executive Officer and Mr. Bowers as Chief Financial Officer of Virginia Financial.

     In March 2001, Baxter Fentriss presented the Virginia Financial Board of Directors with a draft term sheet, based in part on the outline drafted by Messrs. Boney and Barham, and a recommended exchange ratio for the stock. Management teams from both companies met and agreed in principle to an exchange ratio of 1.4391 shares of Virginia Financial common stock for each share of Virginia Commonwealth common stock. This exchange ratio and a draft summary of deal terms were discussed by each Board in late March.

     In April 2001, the companies exchanged confidentiality agreements and began negotiating the terms of the transaction. In May 2001, each company engaged legal counsel to assist in negotiating a definitive merger agreement. Each Board met with its financial advisor and received preliminary advice that the transaction was likely to be fair to shareholders, from a financial point of view. Each party performed due diligence of the other.

     In late May 2001, the Boards of Directors of each company were advised of the results of due diligence. During this time, the parties continued negotiating the merger agreement. Each Board met with its senior management, financial advisor and legal counsel on Friday, June 1, 2001 to consider a near complete merger agreement. Financial advisors explained the financial aspect of the deal, and legal counsel explained the legal terms of the merger agreement and the related stock option and affiliate agreements. Each Board member was given the weekend to review the documents in detail.

     In evaluating the merger with Virginia Financial, the Virginia Commonwealth Board considered how the merger would integrate with Virginia Commonwealth's corporate strategy. Virginia Commonwealth's Board considered that the merger would allow the combined company to better utilize holding company management and leverage costs. In addition, the Board considered the impact of the merger on its customers, its role in the communities it serves, its employees and its ability to effectively compete in the current market environment. The Virginia Commonwealth Board also considered a summary of deal benefits that Scott and Stringfellow had presented, which concluded that the proposed merger:

     .  is consistent with Virginia Commonwealth's strategy for growth;
     . builds a solid platform for future growth in terms of assets and deposits, as well as products and services;
     .  weighs both parties fairly;
     . forms a combined banking franchise that will have the ability to become a significant consolidator;
     . provides Virginia Commonwealth a significant role in the management of the combined company; and
     .  creates the third largest bank holding company in Virginia.

     The Boards of each company and their advisors reconvened separately on Monday, June 4, at which time they authorized management to negotiate any remaining issues and execute the agreement, provided the parties could agree on compensation for certain members of the combined company's senior management.
At those meetings an ad hoc committee of two representatives from each Board was formed to discuss the employment agreements for Messrs. Boney, Barham and Farrar. This ad hoc committee was empowered to act on behalf of the boards within the compensation parameters established by each board. This committee had several discussions during the week of June 4 and approved the process for determining management compensation on June 12. After the compensation issues were resolved, the merger agreement and the stock option agreements were executed on June 12, 2001. A joint press release disclosing the terms of the proposed transaction was released the morning of June 13, 2001.

Recommendation of Virginia Financial's Board and Virginia Financial's Reasons for the Merger

     The Virginia Financial board believes that the merger is fair to, and in the best interests of, Virginia Financial and its shareholders. Accordingly, the Virginia Financial board has unanimously approved the merger agreement and the stock option agreements and unanimously recommends that the Virginia Financial shareholders vote FOR approval of the merger agreement and the restatement of the articles and FOR approval and adoption of the 2001 stock incentive plan.

     In reaching the decision to approve the merger agreement and the stock option agreements, the Virginia Financial board consulted with Virginia Financial's senior management, as well as with its financial and legal advisors, and considered a variety of factors, including the following:

     . Our expectation that the rate of earnings growth of the combined company would be greater than either Virginia Financial or Virginia Commonwealth could achieve separately;

     . Our knowledge of Virginia Financial's business, operations, financial condition, earnings and prospects;

     . Our analysis of the business, operations, financial condition, earnings and prospects of Virginia Commonwealth, including the information obtained in our due diligence review of Virginia Commonwealth;

     . The consistency of a merger of equals with Virginia Commonwealth with our long-term business strategy;

     . The unique strategic opportunity presented by a merger of equals between Virginia Financial and Virginia Commonwealth;

     . The complementary nature of the businesses, management and employee cultures and the geographic locations and breadth of the franchises of Virginia Financial and Virginia Commonwealth;

     . Our belief, and that of our senior management, that Virginia Financial and Virginia Commonwealth share a common vision about the importance of delivering financial performance and shareholder value and that the management and employees of Virginia Financial and Virginia Commonwealth possess complementary skills and expertise;

     . Our expectation that the combined company would benefit from significantly greater economies of scale than either Virginia Financial or Virginia Commonwealth could achieve separately in its consumer banking, commercial banking, asset management and other businesses;

     . Our belief that the risk of successfully combining and integrating Virginia Financial and Virginia Commonwealth would be less than the execution risks of other possible strategic alternatives that would be expected to provide benefits to our shareholders comparable to those we expect our shareholders to derive from a merger of equals with Virginia Commonwealth;

     . The structure of the merger and the terms of the merger agreement and the stock option agreements, including the fixed exchange ratio, which provides certainty as to the number of shares of Virginia Financial Group common stock to be issued in the merger, and the fact that the merger is intended to qualify as a tax-free reorganization under
          Section 368(a) of the tax code and for pooling-of-interests accounting treatment;

     . The proposed arrangements with members of management of Virginia Financial and Virginia Commonwealth, including the fact that Mr. Barham would serve as President and Chief Executive Officer; that Mr. Boney would become Chairman of the board of directors of the combined company; and that the board of directors of the combined company would be comprised of eight directors designated by Virginia Financial and eight directors designated by Virginia Commonwealth; and

     . The opinion of Baxter Fentriss & Company of Richmond, Virginia that, as of __________, 2001, the exchange ratio set forth in the merger agreement was fair to Virginia Financial from a financial point of view. See "-- Opinion of Virginia Financial's Financial Advisor" on page ___.

     This discussion of the information and factors considered by the Virginia Financial board is not intended to be exhaustive but includes all material factors the board considered. In reaching the determination to approve and recommend the merger, the Virginia Financial board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

     The Virginia Financial board is unanimous in its recommendation that Virginia Financial shareholders vote FOR approval of the merger agreement and FOR approval and adoption of the 2001 stock incentive plan.

Recommendation of Virginia Commonwealth's Board and Virginia
Commonwealth's Reasons for the Merger

     The Virginia Commonwealth board believes that the merger is fair to, and in the best interests of, Virginia Commonwealth and its shareholders. Accordingly, the Virginia Commonwealth board has unanimously approved the merger agreement and the stock option agreements and unanimously recommends that Virginia Commonwealth shareholders vote FOR approval of the merger agreement and FOR approval and adoption of the 2001 stock incentive plan.

     The Virginia Commonwealth board believes that the consummation of the merger presents a unique opportunity to create a significant Virginia-based financial services company with stronger regional presence in the central Virginia market. In reaching its decision to approve the Agreement and the Option Agreement, the Virginia Commonwealth board consulted with senior management, as well as with its financial and legal advisors, and considered a variety of factors, including the following:

     . The board's familiarity with and review of Virginia Financial's business, operations, financial condition, earnings and prospects.

     . The anticipated effectiveness of the merger in implementing and accelerating Virginia Commonwealth's strategy to be a regional financial services provider and enhanced ability to attract acquisition candidates, and the benefits associated with Virginia Financial's strong community banking, trust and investment franchises, contiguous markets and quality of operations.

     . The business, operations, financial condition, earnings and prospects of each of Virginia Commonwealth and Virginia Financial. In making its determination, the Virginia Commonwealth board evaluated the results of its own due diligence review of Virginia Financial's business.

     . The scale, scope and strength of the banking operations of the combined company, in that the combined company would be the number three Virginia -based independent bank holding company and number four independent trust company in the Commonwealth of Virginia.

     . The improved stability of the combined company's business and earnings relative to Virginia Commonwealth on a stand-alone basis.

     . The anticipated financial impact of the proposed transaction on the combined company's future financial performance, including, without limitation, the accretive impact on Virginia Commonwealth's earnings per share.

     . The expectation that the merger would result in synergies for the combined company's operations, including an advantageous cost structure relative to competitors and to Virginia Commonwealth on a stand-alone basis, as well as the potential for enhancing revenues through substantial cross-selling opportunities.

     . The structure of the merger and the terms of the merger agreement and the option agreements, which were reciprocal in nature, including the fact that the fixed exchange ratio provides certainty as to the number of shares Virginia Commonwealth will receive in the combined company, and that the Merger is intended to qualify as a tax-free reorganization under Section ____ of the Internal Revenue Code, and qualify for "pooling-of-interests" accounting treatment for financial reporting purposes.

     . The proposed arrangements with members of management of Virginia Commonwealth and Virginia Financial, including that Mr. Barham will serve as President and CEO and Mr. Farrar will serve as Executive Vice President and CFO, and that Messrs. Barham, Butler, Fisher, Gore, Hallberg, Jebson, Parrish, and Williams would be members of the board of directors of the combined company following the merger.

     . The oral and written opinions of Scott and Stringfellow that, as of June 4, 2001, the exchange ratio was fair from a financial point of view to Virginia Commonwealth. See "Opinion of Virginia Commonwealth's Financial Advisors."

     . The belief of Virginia Commonwealth's senior management and the Virginia Commonwealth board that Virginia Commonwealth and Virginia Financial share a compatible business culture and that each management group possesses the complementary skills and expertise.

     This discussion of the information and factors considered by Virginia Commonwealth is not intended to be exhaustive but includes all material factors the Virginia Commonwealth board considered. In reaching its determination to approve and recommend the merger, the Virginia Commonwealth board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

     The Virginia Commonwealth board is unanimous in recommending that Virginia Commonwealth shareholders vote FOR approval of the merger agreement and FOR approval and adoption of the 2001 stock incentive plan.

Opinion of Virginia Financial's Financial Advisor

     Baxter Fentriss has acted as Virginia Financial's exclusive financial advisor in connection with the merger. Baxter Fentriss was retained by Virginia Financial to determine the viability of the merger, initiate discussions with Virginia Commonwealth, help with drafting basic terms for the merger, and deliver a fairness opinion to Virginia Financial in connection with the merger. Baxter Fentriss was also involved in the negotiations between Virginia Financial and Virginia Commonwealth. Baxter Fentriss also has assisted Virginia Financial in reviewing other potential merger and acquisition opportunities in the past 18 months.

     In connection with Baxter Fentriss' engagement, Virginia Financial asked Baxter Fentriss to evaluate the fairness of the exchange ratio to Virginia Financial from a financial point of view. Baxter Fentriss delivered to Virginia Financial its opinion dated June 12, 2001 that, on the basis of matters referred to in this joint proxy statement/prospectus, the exchange ratio was fair from a financial point of view to Virginia Financial shareholders. In rendering its opinion Baxter Fentriss consulted with the management of Virginia Financial and Virginia Commonwealth, and reviewed the merger agreement entered into on June 12, 2001. Baxter Fentriss also reviewed certain publicly available information on the parties and certain additional materials made available by management of the respective banks.

     In addition Baxter Fentriss discussed with Virginia Financial and Virginia Commonwealth management their respective businesses and outlook. No limitations were imposed by Virginia Financial's board of directors upon Baxter Fentriss with respect to the investigation made or procedures followed by it in rendering its opinion. The full text of the Baxter Fentriss written opinion, updated to the date of this joint proxy statement/prospectus, is attached as Appendix D to this joint proxy statement/prospectus and should be read in its entirety with respect to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Baxter Fentriss.

     Baxter Fentriss' opinion is directed to Virginia Financial's board of directors, and is directed only to the fairness of the exchange ratio to Virginia Financial from a financial point of view. It does not address Virginia Financial's underlying business decision to effect the proposed merger, nor does it constitute a recommendation to any Virginia Financial shareholder as to how a shareholder should vote with respect to the merger at the special meeting or as to any other matter.

     Baxter Fentriss' opinion was one of many factors taken into consideration by Virginia Financial's board of directors in making its determination to approve the merger, and the receipt of Baxter Fentriss' opinion is a condition precedent to Virginia Financial's consummating the merger. The opinion of Baxter Fentriss does not address the relative merits of the merger as compared to any alternative business strategies that might exist for Virginia Financial or the effect of any other business combination in which Virginia Financial might engage.

     In connection with rendering its opinion to Virginia Financial's board of directors, Baxter Fentriss performed a variety of financial analyses. In conducting its analyses and arriving at its opinion as expressed in this joint proxy statement/prospectus, Baxter Fentriss considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following:

     . the historical and current financial condition and results of operations of Virginia Financial and Virginia Commonwealth including interest income, interest expense, noninterest income, noninterest expense, earnings, book value, returns on assets and equity, and possible tax consequences resulting from the transaction;

     . the current and ongoing business prospects of Virginia Financial and Virginia Commonwealth;

     . the economies of Virginia Financial's and Virginia Commonwealth's respective market areas; and

     . the nature and terms of certain other merger transactions that it believed to be relevant.

     Baxter Fentriss also considered its assessment of general economic, market, financial and regulatory conditions and trends, as well as its knowledge of the financial institutions industry, its experience in connection with similar transactions, its knowledge of securities valuation generally, and its knowledge of merger transactions in Virginia, the Southeast, and throughout the United States.

     In connection with rendering its opinion, Baxter Fentriss reviewed:

     .    the merger agreement;

     .    drafts of this joint proxy statement/prospectus;

     . the annual reports to shareholders of Virginia Financial for the three years ended December 31, 1998, 1999, and 2000, Virginia Financial's 2000 Form 10-K and March 31, 2001 Form 10-Q, as well as certain interim reports to shareholders and regulatory agencies;

     . the annual reports to shareholders of Virginia Commonwealth for the three years ended December 31, 1998, 1999, and 2000, Virginia Commonwealth's 2000 Form 10-K and March 31, 2001 Form 10-Q, as well as certain interim reports to shareholders and regulatory agencies;

     . pro-forma combined unaudited condensed balance sheets and statements of income as of March 31, 2001; and

     . certain additional financial and operating information with respect to the business, operations and prospects of Virginia Financial and Virginia Commonwealth as it deemed appropriate.

Baxter Fentriss also:

     . held discussions with members of Virginia Financial's and Virginia Commonwealth's senior management regarding the historical and current business operations, financial condition and future prospects of their respective companies;

     . reviewed the historical market prices and trading activity for Virginia Financial's common stock and Virginia Commonwealth's common stock, as applicable, and compared them with those of certain publicly traded companies that it deemed to be relevant;

     . compared the results of operations of Virginia Financial and Virginia Commonwealth with those of certain other banking companies that it deemed to be relevant;

     . analyzed the pro-forma financial impact of the merger on Virginia Financial; and

     . conducted such other studies, analyses, inquiries and examinations as Baxter Fentriss deemed appropriate.

     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of fairness of the exchange ratio from a financial point of view to the holders of Virginia Financial common stock was to some extent a subjective one based on the experience and judgment of Baxter Fentriss and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors as summarized below, Baxter Fentriss believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Baxter Fentriss' view of the actual value of Virginia Financial or Virginia Commonwealth.

     In performing its analyses, Baxter Fentriss made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Virginia Financial and Virginia Commonwealth. The analyses performed by Baxter Fentriss are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. In rendering its opinion, Baxter Fentriss assumed that, in the course of obtaining the necessary regulatory approvals for the affiliation, no conditions would be imposed that will have a material adverse effect on the contemplated benefits of the affiliation, on a pro forma basis, to Virginia Financial and Virginia Commonwealth.

    The following is a summary of selected analyses performed by Baxter Fentriss in connection with its opinion.

Comparable Companies Analysis

     Baxter Fentriss compared selected operating and stock market data for each of Virginia Financial and Virginia Commonwealth to corresponding data for peer companies that Baxter Fentriss selected and deemed to be relevant for this purpose based on their financial, operational, and other characteristics. For the purposes of this analysis, the financial data used by Baxter Fentriss were for the latest twelve months ended March 31, 2001 and market data were as of June 12, 2001 (the last trading day before public announcement of this proposed merger of equals transaction). The screened peer group banks were institutions headquartered in Maryland, North Carolina, South Carolina, Tennessee, and Virginia. The 28 banks within the peer group were screened and chosen based on the following criteria: banking companies; assets between $250 million and $750 million; profitable operations; Return on Average Equity (based on latest twelve months) of no less than 6%; not a target of a publicly announced merger or acquisition transaction when the Virginia Financial / Virginia Commonwealth merger of equals transaction was announced; and, publicly traded on NASDAQ, AMEX, or the NYSE. The peer group included the following companies: in Maryland, Carrollton Bancorp and Shore Bancshares, Incorporated; in North Carolina, Bank of Granite Corporation, Capital Bank Corporation, ECB Bancorp, Inc., First South Bancorp, Inc., FNB Corp., FNB Financial Services Corporation, Peoples Bancorp of North Carolina, Inc., and Yadkin Valley Bank and Trust Company; in South Carolina, Community Bankshares, Inc., and Summit Financial Corporation; in Tennessee, Community Financial Group, Inc., and Franklin Financial Corporation; and in Virginia, American National Bankshares Incorporated, C&F Financial Corporation, Community Bankshares, Incorporated, Eastern Virginia Bankshares, Inc., Fauquier Bankshares, Inc., FNB Corporation, Independent Community Bankshares, Incorporated, National Bankshares, Incorporated, Old Point Financial, Incorporated, Premier Community Bankshares Incorporated, Resource Bankshares Corporation, and Southern Financial Bancorp, Inc. The analysis indicated that the Virginia Financial profitability statistics were generally in line with the peer average and within the peer range while the Virginia Financial trading statistics were above the peer average but within the peer range. The analysis indicated that the Virginia Commonwealth profitability statistics were slightly below the peer average but within the peer range while Virginia Commonwealth trading statistics were in line with the peer averages.

                                             Virginia          Virginia           PEER             PEER
                                            Financial         Commonwealth        RANGE           AVERAGE
                                            ---------         ------------        -----           -------
Price to:
     Last 12 mo.s actual EPS..............     17.1x              13.6x         8.7x -  20.5x      13.1x
     Annualized EPS, 1Q 2001..............     16.6x              13.6x         7.2x -  18.2x      12.3x
     Book value per share.................     2.00x              1.29x        0.96x -  2.61x      1.51x
     Tangible book value per share........     2.08x              1.29x        1.00x -  2.62x      1.55x
Return on Assets (Last 12 mo.s)...........     1.27%              1.10%        0.48% -  2.43%      1.21%
Return on Equity  (Last 12 mo.s)..........    12.66%              9.90%        6.05% - 23.92%      13.1%

Comparable Transactions Analysis

     Baxter Fentriss reviewed and analyzed other proposed or completed merger of equals transactions. Baxter Fentriss reviewed the financial terms of the comparable merger of equals transactions to determine the average ownership distribution received in the transactions in relation to the relative contribution to shareholders' equity and last 12 month's earnings that each institution made to the resulting combined entity. Specifically, Baxter Fentriss reviewed the financial terms, to the extent publicly available, of 22 selected transactions, characterized by SNL Securities, L.C. as merger of equals transactions, in the banking industry occurring between 1997 and the date of the proposed transaction between Virginia Financial and Virginia Commonwealth.

     Of the transactions reviewed, Baxter Fentriss noted that the average percentage ownership distribution between the parties in a merger of equals transaction was 54.20% / 45.80%. This compares to an average relative contribution of shareholders' equity of 56.78% / 43.22% and an average relative contribution of last 12 month's earnings of 55.16% / 44.84%. Baxter Fentriss also noted that Virginia Financial's and Virginia Commonwealth's ownership distribution would be approximately 54% / 46%, versus a relative contribution of shareholders' equity of 50.50% / 49.50% and a relative contribution of last 12 month's earnings of 54.60% / 45.40%. Based on this review, Baxter Fentriss also noted that Virginia Financial's ownership level to be received in the proposed merger of equals transaction was slightly above the average ownership distribution implied in the comparable transactions analysis.

     Baxter Fentriss also reviewed and analyzed the same selected merger of equals transactions and noted the market premium of the consideration offered in the selected transactions based on closing stock prices the day before public announcement of such transactions, when applicable based on publicly traded institutions. The analysis indicated a range from 0% to 34.2%. Based on the exchange ratio and Virginia Financial's common stock price as of the day before the announcement, Baxter Fentriss calculated a premium of 32.6%. Baxter Fentriss noted this premium to be reflective of Virginia Financial's higher trading multiples described above in the Comparable Companies Analysis.

     Baxter Fentriss concluded that the ownership distribution and market premium were both within the parameters of the comparable transactions.

     None of the selected merger of equals transactions reviewed was identical to the merger, and, accordingly, an analysis of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics and other factors that could affect the acquisition of the transactions selected compared to the merger.

Pro Forma Merger Analysis

     Baxter Fentriss analyzed the pro forma effect of the merger on the estimated earnings per share and book value per share of Virginia Financial. In performing this analysis, Baxter Fentriss considered a range of potential cost savings and growth rates that might reasonably be achieved in the transaction. Baxter Fentriss noted that the transaction is immediately accretive to book value per share for Virginia Financial shareholders. Baxter Fentriss also estimated that the transaction should be accretive to earnings per share and book value per share for future periods to Virginia Financial shareholders. Based on this analysis, Baxter Fentriss concluded the transaction should have a positive long term impact to Virginia Financial shareholders. The actual results achieved by Virginia Financial and Virginia Commonwealth following the merger may vary from the estimated results and the variations may be material based on events beyond the control of both Virginia Financial and Virginia Commonwealth.

Discounted Free Cash Flow Analysis - Virginia Commonwealth

     Baxter Fentriss performed a discounted cash flow analysis under various projections to estimate the present value of the future streams of after-tax free cash flows that Virginia Commonwealth could produce on a stand-alone basis incorporating a fifteen-year time horizon. Among other things, the Baxter Fentriss analysis assumed a required equity capital level of 8.0% of assets and long term growth rates reasonably expected to be achieved on a stand-alone basis. The range of terminal values was calculated by applying multiples ranging from 14x to 18x the estimated net income of Virginia Commonwealth in the last year of the time horizon incorporated above. The free cash flow streams and estimated terminal values were then discounted to present values using discount rates ranging from 11% to 14% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of common stock. The discount rates, growth rates and capital levels were chosen based on what Baxter Fentriss, in its judgment, considered to be appropriate taking into account, among other things, Virginia Commonwealth's past and current financial performance and conditions, the general level of inflation, rates of return for fixed income and equity securities in the marketplace generally and particularly in the banking industry. Based upon these assumptions, this analysis indicated an implied equity reference range of approximately $27.80 to $41.85 per share of Virginia Commonwealth common stock. (Virginia Commonwealth closed at $28.75 on June 12, 2001, the last trading day before the public announcement of this proposed merger of equals transaction.) This range compares with an implied value per share of Virginia Commonwealth common stock of $38.14 based on the exchange ratio in the merger and the $26.50 closing price of Virginia Financial common stock on June 12, 2001. As indicated above, this analysis is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Discounted free cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings and assets growth rates, terminal values, and discount rates.

Discounted Free Cash Flow Analysis - Virginia Financial

     Baxter Fentriss performed a discounted cash flow analysis under various projections to estimate the present value of the future streams of after-tax free cash flows that Virginia Financial could produce on a stand-alone basis incorporating a fifteen year time horizon. Among other things, the Baxter Fentriss analysis assumed a required equity capital level of 8.0% of assets and long term growth rates reasonably expected to be achieved on a stand-alone basis. The range of terminal values was calculated by applying multiples ranging from 14x to 18x the estimated net income of Virginia Financial in the last year of the time horizon incorporated above. The free cash flow streams and estimated terminal values were then discounted to present values using discount rates ranging from 11% to 14% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of common stock. The discount rates, growth rates and capital levels were chosen based on what Baxter Fentriss, in its judgment, considered to be appropriate taking into account, among other things, Virginia Financial's past and current financial performance and conditions, the general level of inflation, rates of return for fixed income and equity securities in the marketplace generally and particularly in the banking industry. Based upon these assumptions, this analysis indicated an implied equity reference range of approximately $19.19 to $28.46 per share of Virginia Financial common stock. (Virginia Financial closed at $26.50 on June 12, 2001, the last trading day before the public announcement of this proposed merger of equals transaction.) As indicated above, this analysis is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Discounted free cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings and assets growth rates, terminal values, and discount rates.

Pro Forma Discounted Free Cash Flow Analysis - Combined Company

     Baxter Fentriss performed a discounted cash flow analysis under various projections to estimate the present value of the future streams of after-tax free cash flows that the combined company could produce after the merger incorporating a fifteen year time horizon. In performing this analysis, Baxter Fentriss considered a range of potential cost savings that might reasonably be achieved in the transaction. Also, among other things, the Baxter Fentriss analysis assumed a required equity capital level of 8.0% of assets and long term growth rates reasonably expected to be achieved on a combined basis. The range of terminal values was calculated by applying multiples ranging from 14x to 18x the estimated net income of the combined company in the last year of the time horizon incorporated above. The free cash flow streams and estimated terminal values were then discounted to present values using discount rates ranging from 11% to 14% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of common stock. The discount rates, growth rates and capital levels were chosen based on what Baxter Fentriss, in its judgment, considered to be appropriate taking into account, among other things, both Virginia Financial and Virginia Commonwealth past and current financial performance and conditions (as if the combined company currently existed as presented in this joint proxy statement/prospectus), the general level of inflation, rates of return for fixed income and equity securities in the marketplace generally and particularly in the banking industry. Based upon these assumptions, this analysis indicated an implied equity reference range, based on the exchange ratio, of approximately $21.41 to $30.87 per share from the perspective of Virginia Financial common stock shareholders compared to the $19.19 to $28.46 range in the case of Virginia Financial stand-alone. This equates to an implied market value improvement of $8.8 million to $9.6 million from the perspective of Virginia Financial aggregate shareholders. As indicated above, this analysis is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Discounted free cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings and assets growth rates, terminal values, and discount rates.

Contribution Analysis

     Baxter Fentriss analyzed the relative contribution of Virginia Financial and Virginia Commonwealth to the combined company's earnings (adjusted last 12 month's and annualized March 31, 2001), shareholders' equity, tangible shareholders' equity, total net loans, total assets, total deposits, and stand-alone discounted cash flow analysis. The analysis is reflected in the chart below.

                                                       RELATIVE CONTRIBUTION
                                                       ---------------------
                                                       Virginia     Virginia
                                                      Financial   Commonwealth
                                                      ----------  -------------
Ownership based on 1.4391 exchange ratio............     54.0%        46.0%
Adjusted last 12 mo.s net income (March 31, 2001)...     54.6%        45.4%
Annualized net income (March 31, 2001)..............     56.5%        43.5%
Shareholders' equity................................     50.5%        49.5%
Tangible shareholders' equity.......................     49.6%        50.4%
Total net loans.....................................     51.6%        48.4%
Total assets........................................     51.6%        48.4%
Total deposits......................................     51.9%        48.1%
Discounted free cash flow (average of stand-alone)..     53.6%        46.4%

     Using publicly available information on Virginia Financial and Virginia Commonwealth and applying the capital guidelines of banking regulators, Baxter Fentriss' analysis indicated that the merger would not dilute the capital or earnings capacity of the ongoing organization and would, therefore, likely not be opposed by the banking regulatory agencies from a capital perspective. Furthermore, Baxter Fentriss considered the likely market overlap and the Federal Reserve Board guidelines with regard to market concentration and concluded that possible antitrust issues are virtually non-existent.

     Baxter Fentriss has relied, without any independent verification, upon the accuracy and completeness of all financial and other information reviewed. Baxter Fentriss has assumed that all estimates were reasonably prepared by management, and reflect their best current judgments. Baxter Fentriss did not make an independent appraisal of the assets or liabilities of either Virginia Financial or Virginia Commonwealth, and has not been furnished such an appraisal.

     No company or transaction used as a comparison in the above analysis is identical to Virginia Financial, Virginia Commonwealth or the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations, assumptions, and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies used for comparison in the above analysis.

     Baxter Fentriss will be paid (1) a fee, paid in increments, equal to approximately 0.16% of Virginia Commonwealth's asset base as of March 31, 2001 and (2) reasonable out-of-pocket expenses for its services. To date, Virginia Financial has paid Baxter Fentriss a $5,000 retainer, $372,666 in contingent merger fees (all of which relate to this transaction), and $2,336 in out-of-pocket expenses. According to the engagement between Baxter Fentriss and Virginia Financial, the retainer will be an offset to the final contingent fee of this transaction. Virginia Financial has agreed to indemnify Baxter Fentriss against certain liabilities, including certain liabilities under federal securities laws.

     Virginia Financial selected Baxter Fentriss as its financial advisor because Baxter Fentriss is an investment banking firm focusing on transactions involving community banks and thrifts and because of the firm's extensive experience and expertise in transactions similar to the merger. Baxter Fentriss, as part of its investment banking business, is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. Baxter Fentriss is a nationally recognized advisor to firms in the financial services industry on mergers and acquisitions. Baxter Fentriss is not affiliated with Virginia Financial or Virginia Commonwealth.

Opinion of Virginia Commonwealth's Financial Advisor

     Virginia Commonwealth retained Scott & Stringfellow to act as its financial advisor in connection with the merger. On May 17, 2001 and June 4, 2001, Virginia Commonwealth's board of directors held meetings, in which Scott & Stringfellow participated, to evaluate the proposed merger. At the meeting on May 17, 2001, Scott & Stringfellow rendered its preliminary oral opinion that, as of that date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio was fair, from a financial point-of-view, to Virginia Commonwealth and to Virginia Commonwealth's shareholders. At the June 4, 2001 meeting, Scott & Stringfellow confirmed that the exchange ratio was fair, from a financial point-of-view, to Virginia Commonwealth and to Virginia Commonwealth's shareholders. This opinion was subsequently confirmed in writing. Scott & Stringfellow has subsequently confirmed and updated its opinion by delivering to the board of directors of Virginia Commonwealth a written opinion dated as of the date of this joint proxy statement/prospectus. In connection with its written opinion dated as of the date of this document, Scott & Stringfellow confirmed the appropriateness of its reliance on the analyses used to render its earlier opinion. It also performed procedures to update certain of its analyses and reviewed the assumptions used in its analyses and the factors considered in connection with its earlier opinion.

     Scott & Stringfellow's opinion dated the date of this document, and that describes, among other things, the assumptions made, matters considered, and qualifications and limitations on the review undertaken by Scott & Stringfellow, is attached as Appendix E to this document and is incorporated in this document by reference. Virginia Commonwealth shareholders are urged to and should read Scott & Stringfellow's opinion carefully and in its entirety.

     The Scott & Stringfellow opinion is directed to Virginia Commonwealth's board and addresses only the fairness, from a financial point-of-view, of the exchange ratio to Virginia Commonwealth and Virginia Commonwealth's shareholders. The opinion does not address any other aspect of the merger or any related transaction, nor does it constitute a recommendation to any shareholder as to how to vote at the meeting. The summary of the fairness opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. In arriving at its opinion, Scott & Stringfellow, among other things:

     . Reviewed publicly available business and financial information from government agencies and market sources relating to Virginia Commonwealth and Virginia Financial that Scott & Stringfellow deemed to be relevant;

     . Reviewed information relating to the respective businesses, earnings, assets, liabilities and prospects of Virginia Commonwealth and Virginia Financial furnished to Scott & Stringfellow by Virginia Commonwealth's senior management, as well as the amount and timing of the estimated cost savings, revenue enhancements and related expenses expected to result from the merger furnished to Scott & Stringfellow by Virginia Commonwealth's senior management;

     . Conducted discussions with members of senior management and representatives of Virginia Commonwealth concerning the matters described in the bullet points set forth above, as well as their respective businesses and prospects before and after giving effect to the merger and the expected cost savings, revenue enhancements and related expenses;

     . Reviewed the market prices and certain valuation multiples for Virginia Commonwealth's common stock and Virginia Financial's common stock and compared them with those of certain publicly traded companies that Scott & Stringfellow deemed to be relevant;

     . Reviewed the respective publicly reported financial condition and results of operations of Virginia Commonwealth and Virginia Financial and compared them with those of certain publicly traded companies that Scott & Stringfellow deemed to be relevant;

     . Compared the proposed financial terms of the merger with the financial terms of certain other transactions that Scott & Stringfellow deemed to be relevant;

     . Participated in certain discussions among representatives of Virginia Commonwealth and their respective financial and legal advisors with respect to the merger;

     .    Reviewed the potential pro forma impact of the merger;

     . Reviewed the merger agreement and stock option agreements provided to Scott & Stringfellow; and,

     . Reviewed other financial studies and analyses and took into account other matters that Scott & Stringfellow deemed necessary, including Scott & Stringfellow's assessment of general economic, market and monetary conditions.

     In rendering its opinion, Scott & Stringfellow assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Scott & Stringfellow, or that was discussed with, or reviewed by or for Scott & Stringfellow, or that was publicly available. Scott & Stringfellow also did not assume any responsibility for independently verifying this information or undertake an independent evaluation or appraisal of the assets or liabilities of Virginia Commonwealth or Virginia Financial, and Scott & Stringfellow has not been furnished any evaluation or appraisal on these matters.

     Scott & Stringfellow is not an expert in the evaluation of allowances for loan losses, and neither made an independent evaluation of the adequacy of the allowances for loan losses of Virginia Commonwealth or Virginia Financial, nor reviewed any individual credit files of Virginia Commonwealth or Virginia Financial nor been requested to conduct such a review. As a result, Scott & Stringfellow has assumed that the aggregate allowances for loan losses for both Virginia Commonwealth and Virginia Financial are adequate to cover such losses and will be adequate on a pro forma basis for the combined company. In addition, Scott & Stringfellow did not assume any obligation to conduct, and Scott & Stringfellow did not conduct, any physical inspection of the properties or facilities of Virginia Commonwealth or Virginia Financial. With respect to the financial and operating information, including, without limitation, valuations of contingencies and projections regarding under-performing or non-performing assets, net charge-offs, adequacy of reserves, future economic conditions and information on the cost savings, revenue enhancements and related expenses expected to result from the merger, in each case furnished to or discussed with Scott & Stringfellow by Virginia Commonwealth or Virginia Financial, Scott & Stringfellow assumed that the information was reasonably prepared and reflects the best currently available estimates and judgments of the senior management of Virginia Commonwealth and Virginia Financial as to the future financial and operating performance of Virginia Commonwealth, Virginia Financial or the combined entity, as the case may be, and the expected cost savings, revenue enhancements and related expenses. Scott & Stringfellow's opinion is based upon market, economic and other conditions in effect, and on the information made available to Scott & Stringfellow as of, the date of its opinion.

     For purposes of rendering its opinion, Scott & Stringfellow assumed that, in all respects material to its analysis:

     . The merger will be completed substantially in accordance with the terms set forth in the merger agreement and stock option agreements;

     . The representations and warranties of each party in the merger agreement and stock option agreements and in all related documents and instruments referred to in the merger agreement are true and correct;

     . Virginia Commonwealth and Virginia Financial will perform all of the covenants and agreements required to be performed by them under the merger agreement and any related documents;

     . All conditions to completing the merger will be satisfied without any waivers; and,

     . In the course of obtaining any necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Virginia Commonwealth, Virginia Financial or the combined entity, or on the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

     Scott & Stringfellow also assumed that the merger will be accounted for as a pooling-of-interests under generally accepted accounting principles, which we refer to in this document as GAAP, and that it will qualify as a tax-free reorganization for federal income tax purposes. Scott & Stringfellow's opinion is not an expression of an opinion as to the prices at which shares of Virginia Commonwealth common stock or shares of Virginia Financial common stock will trade following the announcement of the merger, or the prices at which the shares of common stock of the combined entity will trade following the completion of the merger.

Analyses of Scott & Stringfellow

     In performing its analyses, Scott & Stringfellow made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Scott & Stringfellow, Virginia Commonwealth and Virginia Financial. Any estimates contained in the analyses performed by Scott & Stringfellow are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which those businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. The Scott & Stringfellow opinion was among several factors taken into consideration by Virginia Commonwealth's board in making its determination to adopt the plan of merger contained in the Merger Agreements. In addition, Virginia Commonwealth's board did not rely on any single analysis in making its determination. Consequently, the analyses described below should not be viewed as solely determinative of the decision of Virginia Commonwealth's board or management with respect to the fairness of the exchange ratio.

     The summary that follows is not a complete description of the analyses underlying the Scott & Stringfellow opinion or the presentation made by Scott & Stringfellow to Virginia Commonwealth's board but summarizes the material analyses performed and presented in connection with its opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Scott & Stringfellow did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, Scott & Stringfellow believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

     The following is a summary of the material financial analyses presented by Scott & Stringfellow to Virginia Commonwealth's board at its meeting on June 4, 2001. At the time of this presentation, the exchange ratio proposed by Virginia Commonwealth was 1.4391, and Scott & Stringfellow's analyses were based on that exchange ratio. Scott & Stringfellow rendered its fairness opinion to Virginia Commonwealth's board on June 4, 2001 based on the 1.4391 exchange ratio. Scott & Stringfellow has reviewed and consented to the inclusion of the disclosure relating to its fairness opinion that follows. [supplemented with written opinion]

Calculation of Transaction Value

     Scott & Stringfellow reviewed the terms of the merger. It noted that the exchange ratio of 1.4391 shares of Virginia Financial common stock for each share of Virginia Commonwealth common stock implied a transaction value of $37.77 per share to Virginia Commonwealth common stock based upon the closing price of Virginia Financial of $26.25 on June 1, 2001. Scott & Stringfellow also noted that, based on the exchange ratio, the transaction had an implied aggregate value, including the economic value of Virginia Commonwealth's outstanding stock options, of approximately $88.3 million as of June 4, 2001.

Contribution/Implied Exchange Ratio Analysis

     Scott & Stringfellow also analyzed selected balance sheet, income statement, and stock market data of Virginia Commonwealth and Virginia Financial to determine the estimated pro forma ownership of the combined entity based on each company's contributions. Scott & Stringfellow then used this data to determine the exchange ratio that would be required to equate pro forma ownership in a combined Virginia Commonwealth/Virginia Financial with each institution's contribution of the specified criteria and against which the exchange ratio of 1.4391 could be compared. Scott & Stringfellow's analysis illustrated that the exchange ratio approximated the implied exchange ratio derived from the analysis for each of the specified criteria. The results of Scott & Stringfellow's analysis are set forth in the following table.

            Factor                            Relative Contribution                  Implied Exchange
                                          VFNL                       VCFC                  Ratio
Income Statement
   1998 Core Net Income                   56.1%                      43.9%                 1.3471
   1999 Core Net Income                   53.5%                      46.5%                 1.4967
   2000 Core Net Income                   54.6%                      45.4%                 1.4363
   YTD 3/31/01 Core Net                   57.5%                      42.5%                 1.2745
          Income
   LTM 3/31/01 Core Net                   55.6%                      44.4%                 1.3752
          Income
   2001 Estimated Core Net                54.1%                      45.9%                 1.4637
          Income
Assets & Liabilities
       Assets @ 3/31/01                   51.6%                      48.4%                 1.6200
     Gross Loans @ 3/31/01                52.2%                      47.8%                 1.5812
       Net Loans @ 3/31/01                51.9%                      48.1%                 1.5994
       Deposits @ 3/31/01                 51.9%                      48.1%                 1.5957
       Assets @ 12/31/00                  52.1%                      47.9%                 1.5844
     Gross Loans @ 12/31/00               52.6%                      47.4%                 1.5527
       Net Loans @ 12/31/00               52.6%                      47.4%                 1.5527
       Deposits @ 12/31/00                52.2%                      47.8%                 1.5810
Capitalization
    Stated Equity @ 3/31/01               50.5%                      49.5%                 1.6888
 Tangible Equity @ 3/31/01                49.6%                      50.4%                 1.7549
   Stated Equity @ 12/31/00               50.5%                      49.5%                 1.6917
Tangible Equity @ 12/31/00                49.5%                      50.5%                 1.7616
   Market Value @ 5/31/01                 60.1%                      39.9%                 1.1429
   Market Value @ 3/31/01                 63.5%                      36.5%                 0.9904
  Market Value @ 12/31/00                 67.6%                      32.4%                 0.8265
    Average Contribution                  55.3%                      44.7%                 1.3947
Weighted Avg. Contribution                53.8%                      46.2%                 1.4782
    Proposed Ownership                    54.5%                      45.5%                 1.4391
      Ownership/Avg.                       NA                        1.02x
    Contribution Ratio
    Ownership/Wtd. Avg.                    NA                        0.99x
    Contribution Ratio

Comparable Merger of equals Transaction Analysis

     Scott & Stringfellow analyzed the contribution of various financial factors similar to the previous section ______ for ten comparable merger of equals transactions from around the country. Those ten transactions with the surviving institution presented first and the merging institution presented second are as follows: (1) MB Financial and MidCity Financial; (2) First Place Financial and FFY Financial; (3) Umpqua Holdings and VRB Bancorp; (4) Shore Bancshares and Talbot Bancshares; (5) First Sterling Banks and Main Street Banks; (6) Marathon Financial and Rockingham Heritage; (7) Fidelity Financial of Ohio and Glenway Financial; (8) Bank Illinois Financial and First Decatur Bancshares; (9) Santa Barbara Bancorp and Pacific Capital Bancorp; and, (10) Mid-Atlantic Community and United Community. Scott & Stringfellow then converted the respective contributions of these various financial factors to percentages and compared those percentages to the respective ownership percentages of each transaction. The surviving companies average financial factor contribution to ownership ranged from 0.91x to 1.01x and for the merging company the range was 0.99x to 1.09x with the average of the ten companies being 0.96x for the surviving companies and 1.04x for the merging company. Scott & Stringfellow also compared the respective equity and net income factors only to the respective ownership percentages of each transaction. The surviving companies average financial factor contribution to ownership ranged from 0.91x to 1.10x and for the merging company the range was 0.91x to 1.14x with the average of the ten companies being 0.99x for the surviving companies and 1.02x for the merging companies. Scott & Stringfellow's analysis illustrated that the contribution percentage of various financial factors compared to the pro forma ownership percentage for the Virginia Commonwealth and Virginia Financial merger fell within the range of the ten merger of equals transaction analyzed.

     The reasons for and circumstances surrounding each of the precedent transactions were different. In addition, due to the inherent differences in the businesses, operations, financial conditions and prospects of Virginia Commonwealth and Virginia Financial and the businesses, operations, financial conditions and prospects of the companies included in the comparable transactions group, Scott & Stringfellow believes that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of the merger. However, Scott & Stringfellow believes that the appropriate use of a comparable transaction analysis in this instance would involve qualitative judgments concerning the differences between the characteristics of these transactions and the merger which would affect the acquisition values of the acquired companies and Virginia Commonwealth and Virginia Financial.

Peer Group Stock Trading Multiple Analysis.

  Scott & Stringfellow also reviewed and compared selected financial and stock market information of Virginia Commonwealth and Virginia Financial to the publicly available corresponding data for the following publicly traded commercial banking organizations with assets between $500 million and $1.5 billion located throughout the region of Virginia, North Carolina and Maryland, states that Scott & Stringfellow determined were comparable to Virginia Commonwealth and Virginia Financial:

     .    First Community Bancshares, Inc.

     .    First Bancorp
     .    Union Bankshares Corporation
     .    Columbia Bancorp
     .    First United Corporation
     .    LSB Bancshares, Inc.
     .    FNB Financial Services Corporation
     .    Bank of Granite Corporation
     .    Southern Financial Bancorp, Inc.
     .    National Bankshares, Incorporated
     .    FNB Corporation
     .    FNB Corp.
     .    American National Bankshares Inc
     .    Shore Bancshares, Incorporated
     .    First South Bancorp, Inc.
     .    Peoples Bancorp of North Carolina, Inc.

     The following table compares the certain selected information for Virginia Commonwealth and Virginia Financial with the corresponding average excluding the high and low for the companies listed above for the purpose of evaluating Virginia Commonwealth's and Virginia Financial's performance against those companies in the categories listed. The information is based on financial data at March 31, 2001, and closing market prices as of June 1, 2001. It should be noted that Scott & Stringfellow did not use a valuation multiple based on forward looking earnings because neither Virginia Commonwealth nor Virginia Financial are followed by securities firms that publish research reports analyzing what future earnings might be. Furthermore, it should be noted that research analysts do not follow many of the peer institutions either. Scott & Stringfellow's analysis illustrated that, when considering the stock market and financial data selected, both Virginia Commonwealth and Virginia Financial had financial characteristics that approximated the comparable companies. Scott & Stringfellow further noted the Virginia Commonwealth traded at multiples which approximated the trading multiples for the comparable companies and Virginia Financial traded at multiples that were materially higher than the comparable companies.

 Performance or               VFNL                      VCFC              Peer Group Average
 Valuation Factor                                                         (Excluding Hi & Lo)
    Total Assets            $495,855                  $465,833                  $718,635
   Loan/Deposits             79.25%                    79.40%                    82.00%
(NPAs + Loans 90              0.42%                     0.37%                     0.52%
    DPD)/Assets
YTD Net Interest              4.33%                     4.31%                     4.11%
     Margin
YTD Efficiency Ratio         58.21%                    64.49%                    57.04%
  YTD Core ROAA               1.28%                     1.05%                     1.19%
  YTD Core ROAE              12.44%                     9.40%                    12.55%
  Dividend Payout            43.59%                    49.06%                    38.26%
     Ratio
Price/LTM Core EPS           16.61x                    13.66x                    12.36x
Price/Tangible Book           2.06x                     1.32x                     1.50x
     Value

     No company used in the analyses described above is identical to Virginia Commonwealth, Virginia Financial, or the pro forma combined company. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading, or other values of the companies to which they are being compared. In addition, mathematical analyses, such as determining the average or median, are not of themselves meaningful methods of using comparable company data.

Discounted Dividend Analysis - Virginia Commonwealth - Minority Interest Value

     Scott & Stringfellow performed a discounted dividend analysis to estimate a range of present values per share of Virginia Commonwealth common stock assuming Virginia Commonwealth continued to operate as a stand-alone entity or on a minority interest value basis. This range was determined by adding (1) the present value, which is a representation of the current value of a sum that is to be received some time in the future, of the estimated future dividends that Virginia Commonwealth could generate through December 31, 2006, and (2) the present value of the terminal value, which is a representation of the ongoing value of an entity at a specified time in the future, of Virginia Commonwealth common stock. In calculating a terminal value of Virginia Commonwealth common stock, Scott & Stringfellow applied earnings per share multiples of 10.0x, 11.0x, 12.0x, 13.0x, and 14.0x to year 2006 forecasted earnings per share. These multiples were used to approximate current stock market trading multiples for Virginia Commonwealth.

     In performing this analysis, Scott & Stringfellow used management estimates for 2002 earnings per share. For periods after 2002, earnings per share were assumed to increase at projected annual long-term earnings growth rates of 9.0%. This projected growth rate was used to approximate current management's estimates of projected five-year growth rates for Virginia Commonwealth. The combined dividend stream and terminal value were then discounted back to the present using a range of discount rates of 12.0%, 12.5%, 13.0%, 13.5%, and 14.0% which estimate Virginia Commonwealth's cost of equity. Scott & Stringfellow viewed this range of rates as appropriate for a company with Virginia Commonwealth's risk characteristics. In performing this analysis, Scott & Stringfellow also assumed that Virginia Commonwealth's dividend payout ratio would be 48.0%. Based on the foregoing criteria and assumptions, Scott & Stringfellow determined that the stand-alone present value of the Virginia Commonwealth common stock ranged from $24.25 to $34.68 per share. This data compared to the closing price of Virginia Commonwealth's common stock of $29.50 on June 1, 2001, which value was within the range of values derived from the analysis performed by Scott & Stringfellow. The results of Scott & Stringfellow's analysis are set forth in the following table.


                                        Terminal Earnings Multiples
   Discount              10.0x            11.0x            12.0x            13.0x            14.0x
     Rate
    12.0%                $26.29           $28.39           $30.49           $32.58           $34.68
    12.5%                $25.76           $27.81           $29.86           $31.91           $33.97
    13.0%                $25.24           $27.25           $29.26           $31.26           $33.27
    13.5%                $24.74           $26.70           $28.66           $30.63           $32.59
    14.0%                $24.25           $26.17           $28.09           $30.01           $31.93

Discounted Dividend Analysis - Virginia Commonwealth - Majority Interest or Control Value

     Scott & Stringfellow performed a discounted dividend analysis to estimate a range of present values per share of Virginia Commonwealth common stock assuming Virginia Commonwealth sold to another independent third party in a change-of-control transaction at the end of the projection period. This range was determined by adding (1) the present value, which is a representation of the current value of a sum that is to be received some time in the future, of the estimated future dividends that Virginia Commonwealth could generate through December 31, 2006, and (2) the present value of the terminal value, which is a representation of the ongoing value of an entity at a specified time in the future, of Virginia Commonwealth common stock. In calculating a terminal value of Virginia Commonwealth common stock, Scott & Stringfellow applied earnings per share multiples of 17.0x, 18.0x, 19.0x, 20.0x, and 21.0x to year 2006 forecasted earnings per share. These multiples were used to approximate current stock market trading multiples on a change-of-control or majority interest basis for Virginia Commonwealth.

     In performing this analysis, Scott & Stringfellow used management estimates for 2002 earnings per share. For periods after 2002, earnings per share were assumed to increase at projected annual long-term earnings growth rates of 9.0%. This projected growth rate was used to approximate current management's estimates of projected five-year growth rates for Virginia Commonwealth. The combined dividend stream and terminal value were then discounted back to the present using a range of discount rates of 12.0%, 12.5%, 13.0%, 13.5%, and 14.0% which estimate Virginia Commonwealth's cost of equity. Scott & Stringfellow viewed this range of rates as the appropriate for a company with Virginia Commonwealth's risk characteristics. In performing this analysis, Scott & Stringfellow also assumed that Virginia Commonwealth's dividend payout ratio would be 48.0%. Based on the foregoing criteria and assumptions, Scott &

Stringfellow determined that the stand-alone present value of the Virginia Commonwealth common stock ranged from $37.68 to $49.36 per share. This data compared to the closing price of Virginia Commonwealth's common stock of $29.50 on June 1, 2001 and the implied price of the Virginia Commonwealth's common stock based on the exchange ratio of $37.77, which values were within the range of values derived from the analysis performed by Scott & Stringfellow. The results of Scott & Stringfellow's analysis are set forth in the following table.

                                        Terminal Earnings Multiples
   Discount               17.0x           18.0x            19.0x            20.0x            21.0x
     Rate
    12.0%                $40.97           $43.07           $45.17           $47.27           $49.36
    12.5%                $40.12           $42.17           $44.22           $46.27           $48.32
    13.0%                $39.29           $41.29           $43.30           $45.30           $47.31
    13.5%                $38.48           $40.44           $42.40           $44.36           $46.32
    14.0%                $37.68           $39.60           $41.52           $43.44           $45.36

Discounted Dividend Analysis - Virginia Commonwealth and Virginia Financial Combined - Minority Interest Value

     Scott & Stringfellow performed a discounted dividend analysis to estimate a range of present values per share of the combined Virginia Commonwealth/Virginia Financial common stock assuming the combined entity continued to operate as a stand-alone entity on a minority interest value basis. This range was determined by adding (1) the present value, which is a representation of the current value of a sum that is to be received some time in the future, of the estimated future dividends that Virginia Commonwealth/Virginia Financial could generate through December 31, 2006, and (2) the present value of the terminal value, which is a representation of the ongoing value of an entity at a specified time in the future, of Virginia Commonwealth/Virginia Financial common stock. In calculating a terminal value of Virginia Commonwealth common stock, Scott & Stringfellow applied earnings per share multiples of 10.0x, 11.0x, 12.0x, 13.0x, and 14.0x to year 2006 forecasted earnings per share. These multiples were used to approximate current stock market trading multiples for the Virginia Commonwealth/Virginia Financial combination.

     In performing this analysis, Scott & Stringfellow used management estimates for 2002 earnings per share. For periods after 2002, earnings per share were assumed to increase at projected annual long-term earnings growth rates of 9.0%. This projected growth rate was used to approximate current management's estimates of projected five-year growth rates for Virginia Commonwealth/Virginia Financial combined. Moreover, Scott & Stringfellow used estimated after-tax earnings synergies for the Virginia Commonwealth/Virginia Financial combination of $330,000 for 2002, $673,000 for 2003, $700,000 for 2004, $728,000 for 2005,
and $757,000 for 2006. The combined dividend stream and terminal value were then discounted back to the present using a range of discount rates of 12.0%, 12.5%, 13.0%, 13.5%, and 14.0% which estimate the Virginia Commonwealth/Virginia Financial combined cost of equity. Scott & Stringfellow viewed this range of rates as appropriate for a company with the Virginia Commonwealth/ Virginia Financial combination's risk characteristics. In performing this analysis, Scott & Stringfellow also assumed that the Virginia Commonwealth/Virginia Financial combination's dividend payout ratio would be 45.0%. Based on the foregoing criteria and assumptions, Scott & Stringfellow estimated that the stand-alone present value of the Virginia Commonwealth/Virginia Financial combined common stock ranged from $24.67 to $35.41 per share. This data compared to the closing price of Virginia Commonwealth's common stock of $29.50 on June 1, 2001, which value was within the range of values derived from the analysis performed by Scott & Stringfellow. The results of Scott & Stringfellow's analysis are set forth in the following table.

                                        Terminal Earnings Multiples
  Discount               10.0x            11.0x            12.0x            13.0x            14.0x
    Rate
    12.0%                $26.76           $28.93           $31.09           $33.25           $35.41
    12.5%                $26.22           $28.34           $30.45           $32.57           $34.68
    13.0%                $25.69           $27.76           $29.83           $31.90           $33.97
    13.5%                $25.18           $27.20           $29.22           $31.25           $33.27
    14.0%                $24.67           $26.65           $28.63           $30.61           $32.59

Discounted Dividend Analysis - Virginia Commonwealth/Virginia Financial Combined- Majority Interest or Change-of-Control Value

     Scott & Stringfellow performed a discounted dividend analysis to estimate a range of present values per share of the Virginia Commonwealth/Virginia Financial combined common stock assuming the Virginia Commonwealth/Virginia Financial sold to another independent third party in a change of control transaction at the end of the projection period. This range was determined by adding (1) the present value, which is a representation of the current value of a sum that is to be received some time in the future, of the estimated future dividends that the combined Virginia Commonwealth/Virginia Financial could generate through December 31, 2006, and (2) the present value of the terminal value, which is a representation of the ongoing value of an entity at a specified time in the future, of the Virginia Commonwealth/Virginia Financial combined common stock. In calculating a terminal value of the combined Virginia Commonwealth/Virginia Financial common stock, Scott & Stringfellow applied earnings per share multiples of 17.0x, 18.0x, 19.0x, 20.0x, and 21.0x to year 2006 forecasted earnings per share. These multiples were used to approximate current stock market trading multiples for the Virginia Commonwealth/Virginia Financial combination in a change of control transaction.

     In performing this analysis, Scott & Stringfellow used management estimates for 2002 earnings per share. For periods after 2002, earnings per share were assumed to increase at projected annual long-term earnings growth rates of 9.0%. This projected growth rate was used to approximate current management's estimates of projected five-year growth rates for the Virginia Commonwealth/Virginia Financial combination. Moreover, Scott & Stringfellow used estimated after-tax earnings synergies for the Virginia Commonwealth/Virginia Financial combination of $330,000 for 2002, $673,000 for 2003, $700,000 for 2004, $728,000 for 2005, and $757,000 for 2006. The combined dividend stream and terminal value were then discounted back to the present using a range of discount rates of 12.0%, 12.5%, 13.0%, 13.5%, and 14.0% which estimate the Virginia Commonwealth/Virginia Financial combination cost of equity. Scott & Stringfellow viewed this range of rates as the appropriate for a company with the

Virginia Commonwealth/Virginia Financial combination risk characteristics. In performing this analysis, Scott & Stringfellow also assumed that the Virginia Commonwealth/Virginia Financial combination's dividend payout ratio would be 45.0%. Based on the foregoing criteria and assumptions, Scott & Stringfellow determined that the stand-alone present value of the Virginia Commonwealth common stock ranged from $38.53 to $50.55 per share. This data compared to the closing price of Virginia Commonwealth's common stock of $29.50, the price adjusted for the exchange ratio of $37.77 as of June 1, 2001, and the range of values previously calculated above for the change of control value for Virginia Commonwealth alone of $37.68 to $49.36 per share, which value was within the range of values derived from the analysis performed by Scott & Stringfellow. The results of Scott & Stringfellow's analysis are set forth in the following table.

                                            Terminal Earnings Multiples
   Discount              17.0x            18.0x            19.0x            20.0x            21.0x
     Rate
    12.0%                $41.90           $44.07           $46.23           $48.39           $50.55
    12.5%                $41.03           $43.14           $45.26           $47.37           $49.49
    13.0%                $40.17           $42.24           $44.31           $46.38           $48.45
    13.5%                $39.34           $41.36           $43.39           $45.41           $47.43
    14.0%                $38.53           $40.51           $42.49           $44.47           $46.45


     The discounted dividend analysis of Virginia Commonwealth/Virginia Financial combined do not necessarily indicate actual values or actual future results and do not purport to reflect the prices at which any securities may trade at the present or at any time in the future. The discount rates applied to Virginia Commonwealth and Virginia Commonwealth/Virginia Financial combined referred to in these paragraphs above were based on several factors, including the financial advisor's knowledge of each of Virginia Commonwealth and Virginia Financial and the industry in which they operate, the business risk of each company and the overall interest rate environment as of June 4, 2001. The income growth rates applied for Virginia Commonwealth and Virginia Commonwealth/Virginia Financial combined took into consideration several factors, including the historical asset growth rate of each of Virginia Commonwealth and Virginia Commonwealth/Virginia Financial combined as well as projected long-term growth rates. Dividend discount analysis is a widely used valuation methodology, but the results of this methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth
rates, dividend payout rates, terminal values and discount rates.   The
financial forecasts that underlie these analyses are subject to substantial uncertainty and, therefore, actual results may be substantially different.

Pro Forma Merger Analysis

     Based on the 1.4391 exchange ratio, Scott & Stringfellow also analyzed the pro forma per share financial impact of the merger on Virginia Commonwealth's and Virginia Financial's GAAP earnings per share. For purposes of this analysis, Scott & Stringfellow assumed that the transaction would be accounted for as a pooling-of-interests. Scott & Stringfellow also analyzed the pro forma financial impact of the merger on book value per share and dividend payments for the combined entity. The analysis indicated that the impact of the merger would be slightly accretive to, or additive, for Virginia Commonwealth's GAAP earnings per share for the year ended December 31, 2000 and slightly dilutive to, or negative, for Virginia Financial's GAAP earnings per share for the year ended December 31, 2000, accretive, or additive, for Virginia Commonwealth's GAAP earnings per share basis and dilutive or negative to Virginia Financial's GAAP earnings per share based on the quarter ended March 31, 2001, and slightly dilutive for Virginia Commonwealth's GAAP projected earnings per share basis and slightly accretive to Virginia Financial's GAAP projected earnings per share for the year ending December 31, 2001. Furthermore, the analysis indicated that the merger would be dilutive to Virginia Commonwealth's book value per share and accretive to Virginia Financial's book value per share for the periods ended December 31, 2000 and March 31, 2001. The analysis indicated that the merger would be dilutive to Virginia Commonwealth's dividend per share at the proposed exchange ratio and Virginia Financial's previously paid dividends per share in the most recent quarter ended March 31, 2001. However, Virginia Financial has represented that they will increase their dividend per share from $0.68 to $0.72, which will result in Virginia Commonwealth's dividend being unchanged after the adjustment. Lastly, Scott & Stringfellow analyzed the impact of the merger on return on average equity and return on average assets. For the period ended March 31, 2001, the merger was accretive to Virginia Commonwealth's return on average equity and return on average assets and was dilutive to Virginia Financial's return on average equity and return on average assets. The following table sets forth the results of Scott & Stringfellow's analyses.

         Per Share Impact                        VFNL                         VCFC
Core EPS for 3 mos. ended 3/31/01                -5.2%                         7.0%
Core EPS for FY ended 2000                       -0.1%                         0.1%
Core Projected EPS for FY ended 2001              0.8%                        -0.9%
BV per share @ 3/31/01                            7.9%                        -8.1%
BV per share @ 12/31/00                           8.0%                        -8.1%
Dividend                                          5.9%                  0.0post adjustment %
ROAE for YTD 3/31/01                            -12.5%                        15.7%
ROAA for YTD 3/31/01                             -9.4%                        10.5%

     Virginia Commonwealth retained Scott & Stringfellow based upon its experience and expertise and knowledge of Virginia Commonwealth's business. Scott & Stringfellow is a nationally recognized investment banking and advisory firm. As part of its investment banking business, Scott & Stringfellow is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In addition, in the ordinary course of its business, Scott & Stringfellow and its affiliates may actively trade the equity securities of Virginia Commonwealth and Virginia Financial for their own account and/or the accounts of their respective customers, and, accordingly, may at any time hold long or short positions in these securities. In the past two years, Scott & Stringfellow has provided to Virginia Commonwealth financial advisory, investment banking and other services unrelated to the proposed merger, for which services Scott & Stringfellow has received fees. Scott & Stringfellow may provide these types of services to the combined company in the future and receive fees for those services.

     Pursuant to a letter agreement between Virginia Commonwealth and Scott & Stringfellow, dated May 21, 2001, Virginia Commonwealth agreed to pay Scott & Stringfellow for financial advisory services rendered through the closing of the merger (1) a fee of $20,000 in cash due upon the delivery of a fairness opinion prior to signing the merger agreement, and (2) a fee of $40,000 payable in cash due upon the closing of the merger. Virginia Commonwealth also agreed, among other things, to reimburse Scott & Stringfellow for certain expenses incurred in connection with the services provided by Scott & Stringfellow, and to indemnify Scott & Stringfellow and its affiliates from and against certain liabilities and expenses, which may include certain liabilities under federal securities laws, in connection with its engagement.

Conversion of Stock; Treatment of Options

     Virginia Financial Common Stock. Each share of Virginia Financial common stock issued and outstanding immediately before the effective date of the merger will remain issued and outstanding immediately after completion of the merger as a share of Virginia Financial Group common stock. Since the name of the company will change to Virginia Financial Group, Inc., shareholders of Virginia Financial will be requested to exchange their share certificates for certificates bearing the new name.

     Virginia Commonwealth Common Stock. At the effective date of the merger, each share of Virginia Commonwealth common stock outstanding will be converted into and exchanged for the right to receive 1.4391 shares of Virginia Financial Group common stock and cash instead of fractional shares. The exchange ratio is subject to customary adjustments to preserve the relative value of the consideration Virginia Commonwealth shareholders are to receive in the event of stock splits, reverse stock splits or the like before the merger is completed as described below under "--Antidilution Adjustments." Because the exchange ratio is fixed, and because the market price of Virginia Financial common stock will fluctuate before the merger, the value of the shares of Virginia Financial Group common stock that Virginia Commonwealth shareholders will receive in the merger may increase or decrease before the merger.

     Virginia Commonwealth Stock Options. Each option to acquire Virginia Commonwealth common stock and each outstanding restricted stock unit issued pursuant to Virginia Commonwealth's 1998 stock incentive plan outstanding and unexercised immediately before the effective date of the merger will be converted automatically into an option to purchase Virginia Financial Group common stock, with the following adjustments:

          . the number of shares of Virginia Financial Group common stock subject to the new option will be equal to the product of the number of shares of Virginia Commonwealth common stock subject to the original option and the exchange ratio, rounded down to the nearest whole share; and

          . the exercise price per share of Virginia Financial Group common stock subject to the new option will be equal to the exercise price under the original option divided by the exchange ratio, rounded up to the nearest whole cent.

     The duration and other terms of each new Virginia Financial Group option will be substantially the same as the original Virginia Commonwealth option, except that all references to Virginia Commonwealth will be deemed to be references to Virginia Financial Group. In any event, options that are incentive stock options under the federal tax code will be adjusted in the manner prescribed by the federal tax code.

     Antidilution Adjustments. If before the merger the outstanding shares of Virginia Financial or Virginia Commonwealth common stock common stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, an appropriate and proportionate adjustment will be made to the exchange ratio.

Exchange of Certificates; Fractional Shares

     Exchange Procedures. At or promptly after the effective date of the merger, Virginia Financial Group will deposit with its exchange agent, or another bank or trust company reasonably acceptable to both parties, for the benefit of Virginia Financial and Virginia Commonwealth shareholders, certificates representing the shares of Virginia Financial Group common stock and cash instead of any fractional shares to be issued under the merger agreement in exchange for outstanding shares of Virginia Commonwealth. We refer to the fund into which Virginia Financial Group deposits the certificates and cash, together with any dividends or distributions on the fund, as the "exchange fund."

     Within 15 business days after the effective date of the merger, the exchange agent will mail a transmittal letter to Virginia Financial and Virginia Commonwealth shareholders. The form of transmittal letter will contain instructions about the surrender of Virginia Financial common stock certificates and Virginia Commonwealth common stock certificates for Virginia Financial Group common stock certificates and any cash instead of fractional shares.

     Virginia Financial common stock certificates and Virginia Commonwealth common stock certificates should not be returned with the enclosed proxy card. They should not be forwarded to the exchange agent unless and until you receive a transmittal letter following the effective date.

     After the effective date, you will not be paid dividends or other distributions declared on the Virginia Financial Group common stock into which your Virginia Financial common stock or your Virginia Commonwealth common stock, as appropriate, has been converted until you surrender your common stock certificates for exchange. When you surrender your certificates, Virginia Financial Group will pay you any unpaid dividends or other distributions, without interest. After the effective date of the merger, there will be no transfers on the stock transfer books of Virginia Financial of shares of Virginia Financial common stock issued and outstanding immediately prior to the effective date of the merger, and there will be no transfers on the stock transfer books of Virginia Commonwealth of shares of Virginia Commonwealth common stock issued and outstanding immediately prior to the effective date of the merger. If Virginia Financial or Virginia Commonwealth common stock certificates are presented for transfer after the effective date of the merger, they will be canceled and exchanged for certificates representing the applicable number of shares of Virginia Financial Group common stock. Any Virginia Financial or Virginia Commonwealth shareholder who requests that Virginia Financial Group common stock certificates be issued in a name other than that in which the certificate being surrendered is registered will have to pay transfer fees to the exchange agent in advance.

     No Fractional Shares Will Be Issued. The exchange agent will not issue fractional shares of Virginia Financial Group common stock to you in the merger. Accordingly, there will be no dividends or voting rights with respect to any fractional shares. For each fractional share that would otherwise be issued, the exchange agent will pay cash in an amount equal to the fraction of a whole share that would otherwise have been issued, multiplied by the average of the closing sale prices of Virginia Financial common stock as reported on the OTC Bulletin Board for each of the five trading days during which Virginia Financial common stock actually traded immediately preceding the merger date. No interest will be paid or accrued on the cash in lieu of fractional shares.

     Lost, Stolen or Destroyed Common Stock Certificates. If you have lost a certificate representing Virginia Financial or Virginia Commonwealth common stock, or if it has been stolen or destroyed, the exchange agent will issue to you shares of Virginia Financial Group common stock and cash in lieu of fractional shares only upon receipt of appropriate evidence of the loss, theft or destruction and appropriate evidence that you own the certificate. The exchange agent also may require you to post bond in an amount necessary to protect against any claim that may be made against Virginia Financial Group about ownership of the lost certificate.

Effective Date

     The "effective date" of the merger will be the effective date and time set forth in the plan of merger that we will file with the Virginia State Corporation Commission. We will close the merger on a date on which each of us agrees after the satisfaction or waiver, where waiver is legally permissible, of the last remaining condition to the merger, unless extended by our mutual agreement. See "--Conditions to Consummation of the Merger."

     We anticipate that we will complete the merger on or before December 15, 2001. However, completion could be delayed if there is a delay in obtaining the necessary regulatory approvals or for a number of other reasons. There can be no assurances as to if or when these approvals will be obtained or that the merger will be completed. If we do not complete the merger by March 31, 2002, either of us may terminate the merger agreement, unless the failure to complete the merger by this date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements in the merger agreement. See "--Conditions to Consummation of the Merger" and "--Regulatory Approvals Required for the Merger."

Conduct of Business Before the Merger

     Each of us has agreed, except as expressly contemplated by the merger agreement or as disclosed before signing the merger agreement that, without the consent of the other party, we and our subsidiaries will not, among other things:

          . conduct our business other than in the ordinary and usual course or fail to use reasonable best efforts to preserve our business and maintain our rights and our existing relations with customers, suppliers, and employees;

          . take any action that would adversely affect or delay the ability of either of us to obtain any necessary approvals, consents or waivers of any governmental authority on a timely basis;

          . issue, sell or authorize any additional shares of capital stock or related rights or permit any additional shares of capital stock to become subject to new grants of employee stock options, stock appreciation rights, or similar stock-based employee rights;

          . enter into or amend any written employment agreement, severance or similar agreements or arrangements with any directors, officers or employees, or grant any salary or wage increase, except for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice;

          . enter into or amend any pension, retirement, stock option, or other employee benefit plan or arrangement for any directors, officers or employees;

          . incur any obligation or liability or encumber or dispose of any of our assets;

          . make, declare, pay or set aside for payment any dividend, other than (a) dividends from wholly owned subsidiaries and (b) regular quarterly dividends on common stock at a rate equal to the rate paid immediately before the date of the merger agreement, or change the number of shares outstanding, other than repurchases of common shares in the ordinary course of business to satisfy dividend reinvestment or employee benefit plan obligations;

          . acquire, except by way of foreclosures or acquisitions in a fiduciary or similar capacity or in satisfaction of debts previously contracted, all or any portion of the assets, business, deposits or properties of any other entity;

          . implement or adopt any change in accounting principles, practices or methods, other than as may be required by generally accepted accounting principles or applicable regulatory accounting requirements;

          . take any actions or fail to act in a way that could interfere with this merger qualifying as a reorganization within the meaning of Section 368(a) of the Internal

               Revenue Code or otherwise are likely to result in either of us failing to meet the conditions set forth in the merger agreement;

          . change lending, investment, asset/liability management or other material banking policies in any material respect, except as required by law;

          .    alter, amend or repeal bylaws or articles of incorporation; or

          . take any action that is intended or expected to result in any representations, warranties, covenants or agreements being or becoming untrue in any material respect before the effective date.

Other Agreements

     In addition to the agreements about the conduct of our businesses we have described above, we have also agreed in the merger agreement to take several other actions:

          . we have agreed to cooperate with each other and to use our reasonable best efforts to promptly prepare and file as promptly as practicable all documents necessary or advisable to consummate the merger;

          . we have agreed to give each other access to all of our properties, books and records and to provide information about our businesses, properties and personnel and to keep each other's information confidential, subject to the restrictions set forth in the merger agreement;

          . each of us has agreed to call a special meeting of our shareholders as soon as reasonably practicable for the purpose of voting on the merger agreement and to use our reasonable best efforts, subject to applicable law, to hold the special meetings on the dates set;

          . we have agreed to use our reasonable best efforts to take all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on either of us or our subsidiaries to consummate the merger;

          . we have agreed that neither of us will initiate, solicit, encourage or knowingly facilitate proposals, or negotiate with third parties, relating to another acquisition, except for unsolicited proposals that the relevant board thinks is likely to be superior to this merger; and

          . we have agreed to use our reasonable best efforts to cause the shares of Virginia Financial Group common stock to be issued in the merger to be qualified for listing on the Nasdaq National Market as of the effective date of the merger.

          . that the combined company will adopt a dividend reinvestment plan for the benefit of shareholders after the merger as a continuation of Virginia Commonwealth's current dividend reinvestment plan.

     With respect to employee benefit plans we have agreed:

          . that the employee benefit plans in place at the effective date covering employees of Virginia Financial or Virginia Commonwealth will remain in effect for these employees until the combined company adopts new benefit plans covering employees of the combined company;

          . that we will cooperate with each other in reviewing, evaluating and analyzing the Virginia Financial employee benefit plans and the Virginia Commonwealth employee benefit plans in order to develop appropriate new benefit plans;


Conditions to Completion of the Merger

     Our obligations to complete the merger are subject to the satisfaction or waiver, where permissible, of the following conditions at or before the effective date of the merger:

          . the merger agreement will have been approved by the holders of a majority of the outstanding shares of each company;

          . all regulatory approvals required to consummate the merger will have been obtained and will remain in full force and effect and all statutory waiting periods required by law will have expired;

          . the registration statement of which this document forms a part will have become effective, no stop order suspending the effectiveness of the registration statement will have been issued by the SEC and no proceedings for that purpose will have been initiated or threatened by the SEC;

          . Virginia Financial will have received the opinion of Flippin, Densmore, Morse & Jessee, P.C., and Virginia Commonwealth will have received the opinion of LeClair Ryan, P.C., dated as of the date the merger is completed, to the effect that:

                    . the merger will constitute a tax-free reorganization under Section 368(a) of the federal tax code; and

                    . no gain or loss will be recognized by Virginia Commonwealth shareholders who exchange all of their Virginia Commonwealth common stock solely for Virginia Financial common stock pursuant to the merger, except with respect to cash received instead of a fractional share interest in Virginia Financial common stock;

          . each of us will have received a letter from Yount, Hyde & Barbour, P.C. to the effect that the merger will qualify for pooling-of-interests accounting treatment;

          . neither party will be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the merger;

          . employment agreements will have been entered into with Harry V. Boney, Jr., O.R. Barham, Jr. and Jeffrey W. Farrar;

          . the other party to the merger agreement will have performed in all respects all obligations required to be performed by it under the merger agreement; and

          . the representations and warranties of the other party to the merger agreement will be true and correct in all material respects as of the date of the merger agreement and the merger date, except to the extent that a representation and warranty speak as of an earlier date.

The merger agreement also contains representations and warranties about each party, confirming certain facts, such as the company's organization, ability to enter into the relevant agreements, the accuracy of corporate articles and bylaws, lack of legal or regulatory problems and the accuracy at the time of financial statements filed with the SEC. These representations and warranties must continue to be true on the effective date of the merger, or the merger might not be completed.

Regulatory Approvals Required for the Merger

     The merger cannot occur without its approval by the Federal Reserve Board and the Virginia State Corporation Commission. On September 7, 2001, applications were filed with the Federal Reserve Board and the Virginia State Corporation Commission. The applications were accepted but no approvals have been obtained.

     While we cannot predict whether or when we will obtain all required regulatory approvals, we believe the approvals will be obtained in a timely manner. However, there can be no assurance that the necessary approvals will be obtained, or that any approval will not be conditioned in a manner that makes consummation of the merger, in the judgment of the board of directors of Virginia Financial or Virginia Commonwealth, inadvisable or unduly burdensome.

Material Federal Income Tax Consequences

     The following is a summary of the material anticipated federal income tax consequences of the merger to Virginia Commonwealth shareholders who hold Virginia Commonwealth common stock as a capital asset. The summary is based on the federal tax code, regulations of the U.S. Treasury Department under the federal tax code, administrative rulings and court decisions, in each case as in effect as of the date of this document, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the tax consequences of the merger. In particular, this summary may not address federal income tax considerations applicable to you if you are a Virginia Commonwealth shareholder subject to special treatment under federal income tax law, including, for example:

     .    foreign persons;

     .    financial institutions;

     .    dealers in securities;

     . traders in securities who elect to apply a mark-to-market method of accounting;

     .    insurance companies;

     .    tax-exempt entities;

     . holders who acquired their shares of Virginia Commonwealth common stock through exercise of an employee stock option or right, or otherwise as compensation; and

     . holders who hold Virginia Commonwealth common stock as part of a hedge, straddle, conversion or constructive sale transaction;

     In addition, we do not provide any information in this joint proxy statement/prospectus about the tax consequences of the merger under applicable foreign, state or local laws or under any federal laws other than those pertaining to the income tax.

     If you are a Virginia Commonwealth shareholder, we urge you to consult with your tax advisors about the particular tax consequences of the merger to you, including the effects of federal, state or local, or foreign and other tax laws. Virginia Financial shareholders should have no tax effect from this merger, because Virginia Financial is the surviving company in the merger.

     In connection with the filing of the registration statement containing this document with the SEC, the law firm of Flippin, Densmore, Morse & Jessee has delivered an opinion to Virginia Financial and the law firm of LeClair Ryan has delivered an opinion to Virginia Commonwealth, addressing the federal income tax consequences of the merger described below. Each opinion has been rendered on the basis of facts, representations and assumptions set forth or referred to in the opinion. The opinions are to the effect that, for federal income tax purposes:

     .    the merger will constitute a reorganization within the meaning of
          Section 368(a) of the federal tax code and Virginia Financial and Virginia Commonwealth will each be a party to the reorganization;

     . neither Virginia Financial nor Virginia Commonwealth will recognize any gain or loss as a result of the merger; and

     . Virginia Commonwealth shareholders who exchange their Virginia Commonwealth common stock solely for Virginia Financial Group common stock pursuant to the merger will recognize no gain or loss, except with respect to cash received instead of a fractional share interest in Virginia Financial Group common stock.

     In addition, our respective obligations to complete the merger are conditioned upon our receipt of a further continuing opinion from our respective legal counsel, dated the effective date of the merger.

     None of the tax opinions delivered to the parties in connection with the merger as described in this document are binding on the Internal Revenue Service or the courts, and we do not intend to request a ruling from the IRS with respect to the merger.

     Cash that Virginia Commonwealth shareholders receive instead of fractional share interests in Virginia Financial Group common stock will be treated as received in redemption of the fractional share interests, and in most cases you should recognize capital gain or loss for federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the share of Virginia Commonwealth common stock allocable to the fractional share interest. This capital gain or loss would be a long-term capital gain or loss if the holding period for the fractional share of Virginia Commonwealth common stock is greater than one year at the effective date of the merger. The holding period of a share of Virginia Financial Group common stock received in the merger, including a fractional share interest deemed received and redeemed as described above, will include the holding period in the Virginia Commonwealth common stock surrendered in exchange for the Virginia Financial Group common stock.

     Information Reporting and Backup Withholding. Payments related to Virginia Commonwealth common stock may be subject to information reporting to the IRS and to a backup withholding tax. Backup withholding will not apply, however, to a payment to you or another payee if you or the payee completes and signs the substitute Form W-9 that we will include as part of the transmittal letter, or otherwise prove to Virginia Financial and the exchange agent that you or the payee is exempt from backup withholding.

Accounting Treatment

     We expect the merger to qualify for treatment as a pooling of interests under generally accepted accounting principles, for accounting and financial reporting purposes. Under this method of accounting, Virginia Financial shareholders and Virginia Commonwealth shareholders will be deemed to have combined existing voting common stock interests by virtue of the exchange of shares of Virginia Commonwealth common stock for shares of Virginia Financial Group common stock. Accordingly, the book value of the assets, liabilities and stockholders' equity of each of Virginia Financial and Virginia Commonwealth, as reported on our consolidated balance sheets, will be carried over to the consolidated balance sheet of the combined company. No goodwill will be created. The combined company will be able to include in its consolidated income the consolidated income of both our companies for the entire fiscal year in which the merger occurs and prior periods will be restated to reflect the combined consolidated assets, liabilities and operations of both companies for such periods.

     It is a condition to each of our obligations to consummate the merger that we each receive an opinion from our independent accountants to the effect that the merger will qualify to be treated as a pooling of interests. See "-- Conditions to Consummation of the Merger."

     We have prepared the unaudited pro forma financial information contained in this document using the pooling-of-interests accounting method to account for the merger. See "Summary--Unaudited Comparative Per Share Data" and "Unaudited Pro Forma Condensed Financial Information."

Termination of the Merger Agreement

     The merger agreement may be terminated at any time before the effective date of the merger, whether before or after approval by Virginia Financial shareholders and Virginia Commonwealth shareholders, in the following manner:

     . Mutual Consent -- by our mutual consent, if each of our boards of directors so determines by a vote of a majority of the members of the entire board;

     . Delay -- by either of our boards if the merger is not completed on or before March 31, 2002, unless the delay is caused by the failure of the party seeking to terminate the merger agreement to perform its obligations in the merger agreement; or

     . Breach -- by either of our boards, if the other party breached the merger agreement or has failed to fulfill conditions to the merger.

     Whether or not we complete the merger, all fees and expenses we incur in connection with the merger will be paid by the party incurring the expenses. However, the costs and expenses of printing and mailing this document, and all filing and other fees paid to the SEC in connection with the merger, will be borne equally by each of us.

Extension, Waiver and Amendment of the Merger Agreement

     Extension and Waiver. At any time before the effective date of the merger, either of us, by action taken or authorized by our board, may, to the extent legally allowed:

     . extend the time for the other to perform any of its obligations or other acts;

     . waive any inaccuracies in the representations and warranties of the other contained in the merger agreement or in any document delivered under the merger agreement; and

     . waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

     However, after Virginia Financial or Virginia Commonwealth shareholders approve the merger agreement, there may not be, without further approval of those shareholders, any extension or waiver of the merger agreement that reduces the amount or changes the form of the consideration to be delivered to the Virginia Commonwealth shareholders, other than as described in the merger agreement.

     Amendment. Subject to compliance with applicable law, we may amend the merger agreement by action taken or authorized by both of our boards at any time before or after Virginia Financial shareholders or Virginia Commonwealth shareholders approve the merger agreement, except that after the Virginia Financial shareholders or Virginia Commonwealth shareholders have given their approval, there may not be, without further approval of these shareholders, any amendment of the merger agreement that changes the amount or the form of the consideration to be delivered to the Virginia Commonwealth shareholders, other than as described in by the merger agreement.

Market Listing

     Virginia Financial common stock is qualified for quotation on the OTC Bulletin Board under the symbol "VFNL." Virginia Commonwealth common stock is listed on the Nasdaq SmallCap Market under the symbol "VCFC." Following the merger, we expect that shares of Virginia Financial Group's common stock will trade on the Nasdaq National Market under the symbol "[VFGI]." Virginia Financial and Virginia Commonwealth will use all reasonable best efforts to cause the shares of Virginia Financial common stock, including the Virginia Financial Group shares to be issued in the merger to the shareholders of Virginia Commonwealth, to be listed on the Nasdaq National Market, as promptly as practicable, and in any event before the effective date of the merger.

Coordination of Dividends

     We will coordinate the declaration and payment of regular quarterly cash dividends on Virginia Financial common stock and Virginia Commonwealth common stock with the intent that Virginia Financial shareholders and Virginia Commonwealth shareholders each will receive one dividend per quarter. It is the intent of both parties that the combined company, Virginia Financial Group, increase the dividend after the merger is completed to achieve parity in dividends received for Virginia Commonwealth shareholders. However, all dividends on Virginia Financial Group common stock after the merger are subject to determination by the combined Virginia Financial Group board in its discretion.

Interests of Certain Persons in the Merger

     Some members of Virginia Financial's and Virginia Commonwealth's management have interests in the merger that are in addition to the interests as Virginia Financial or Virginia Commonwealth shareholders they share with you. The Virginia Financial and Virginia

Commonwealth boards were aware of these different interests and considered them, among other matters, in approving the merger agreement and the transactions it contemplates.

     Employment Agreements. In connection with the execution of the merger agreement, Virginia Financial Group expects to enter into employment agreements that will become effective upon completion of the merger with each of Harry V. Boney, Jr., O.R. Barham, Jr., and Jeffrey W. Farrar. Mr. Boney will serve as the Chairman of the combined company's board and as Chairman of the Executive Committee of the board, Mr. Barham will serve as Chief Executive Officer and President of the surviving company, and Mr. Farrar will serve as Executive Vice President and Chief Financial Officer of the surviving company. The contracts were drafted by a team of two representatives from each of Virginia Financial and Virginia Commonwealth. The contracts are for three year terms and automatically renew for one year at the end of the term, except for Mr. Boney's agreement, which expires in 2004. The contracts provide base pay, opportunity to earn incentive bonuses based on standards set by the board, incentive stock options, health insurance and other benefits, such as car or vehicle allowance, country club dues, reimbursement for costs of attending professional meetings, and health insurance. Mr. Boney's package is based on the assumption that, as Chairman, he will work no more than 20 hours per week on average.

     Assuming the merger is completed, under the employment agreements, the following executive officers will receive the following compensation: (i) Mr. Boney, Chairman of the Board of the combined company, will receive an annual salary of $90,000, stock options equal to base salary based on standard Black Scholes valuation methodology, and other compensation including pension and car allowance of approximately $17,500. Mr. Boney's agreement provides that he will serve as Chairman until the 2004 annual meeting of shareholders. (ii) Mr. Barham, President and Chief Executive Officer of the combined company, will receive an annual salary of $250,000, a bonus of 35% of base salary if he meets expected targets, stock options valued at 30% of base salary, and other compensation of approximately $17,500. Mr. Barham's agreement has a term of three years and renews for an additional year automatically if not cancelled by one of the parties before 90 days prior to the end of the initial term. (iii) Mr. Farrar, Vice President and Chief Financial Officer of the combined company, will receive an annual salary of $130,000, a bonus of 28% of base salary if he meets expected targets, stock options valued at 20% of base salary, and other compensation of approximately $10,000. Mr. Farrar's agreement has a term of three years and renews for an additional year automatically if not cancelled by one of the parties before 90 days prior to the end of the initial term. In addition, these employment agreements provide three year's continued employment in the event of a change in control in the company.

     In addition, Christopher J. Honenberger and Edward V. Allison, Jr., bank presidents at Virginia Commonwealth, currently have employment agreements, and Richard G. Frank, J. Quintin Mullins and George Pulliam have agreements that provide one year of salary in the event of a change in control. All of these individuals have consented that this merger will not constitute a change in control under those agreements. Virginia Financial Group will adopt these existing agreements, and will likely provide comparable agreements to senior employees at Virginia Financial who currently do not have employment agreements or change in control protection.

     Effect of the Merger on Existing Virginia Commonwealth Employment Agreements. The surviving company will, as of and after the effective date of the merger, assume and honor all employment agreements, severance agreements and deferred compensation agreements that Virginia Commonwealth and their respective subsidiaries have with their current and former officers and directors, except to the extent any such agreements shall be superseded on or after the effective date of the merger. Virginia Financial and Planters Bank & Trust Company have no such agreements with current or former officers.

     Virginia Commonwealth Stock-Based Rights. The merger agreement provides that, on completion of the merger, each outstanding and unexercised stock option to purchase shares of Virginia Commonwealth common stock granted under Virginia Commonwealth's stock-based plans will no longer represent the right to acquire shares of Virginia Commonwealth common stock and will become a right to acquire Virginia Financial Group common stock. That is why, in order for this merger to be completed, Virginia Financial shareholders must adopt the 2001 stock incentive plan, so Virginia Financial Group will have options available according to the terms already provided to Virginia Commonwealth senior executives. If Virginia Financial shareholders approve the stock incentive plan but not the merger, the board of Virginia Financial will still treat the stock incentive plan as approved and will decide going forward whether to retain the plan and whether such options are warranted for future management.

     Indemnification and Insurance. The merger agreement provides that, after the merger, Virginia Financial Group will indemnify any person who is a current or former director, officer or employee of Virginia Commonwealth or its subsidiaries at the completion of the merger. This indemnity covers any actual or threatened claim or proceeding to which such a person has been made, or has been threatened to be made, a party and that relates to the person's service as a director, officer or employee of Virginia Commonwealth or its subsidiaries or to the merger agreement, the option agreements or any of the transactions contemplated by those agreements. Virginia Financial has agreed that, if this type of indemnity is required by the merger agreement, it will indemnify a covered person to the fullest extent permitted by law against any liability or expense the person incurs related to a covered claim or proceeding.

     The merger agreement also provides that Virginia Financial will use its reasonable best effort to cause the persons serving as officers and directors of Virginia Commonwealth or its subsidiaries immediately before completion of the merger to be covered by Virginia Commonwealth's directors' and officers' liability insurance policy, or any equivalent substitute for that policy, for at least six years after completion of the merger. The policy will cover acts or omissions taking place prior to completion of the merger committed by these officers and directors.

Stock Option Agreements

     Immediately after the execution of the merger agreement, Virginia Financial and Virginia Commonwealth entered into a stock option agreement, dated June 12, 2001, under which Virginia Financial granted Virginia Commonwealth an option to purchase Virginia Financial common stock from Virginia Financial under the conditions we describe below. At the same time, Virginia Commonwealth and Virginia Financial entered into a stock option agreement, dated June 12, 2001, under which Virginia Commonwealth granted to Virginia Financial an option to purchase Virginia Commonwealth common stock from Virginia Commonwealth under the conditions we describe below. Virginia Financial and Virginia Commonwealth each granted these options to induce the other to enter into the merger agreement.

     The terms and conditions of the stock option agreements are identical in all material respects, except that the Virginia Financial option agreement grants Virginia Commonwealth an option on 19.9% of Virginia Financial's outstanding common stock, while the Virginia Commonwealth option agreement grants Virginia Financial an option on 19.9% of Virginia Commonwealth's outstanding common stock. The option agreements are intended to increase the likelihood that the merger will be completed in accordance with the terms of the merger agreement and to compensate the optionee if the merger is not consummated. Consequently, aspects of the option agreements may discourage persons who might be interested in acquiring all of or a significant interest in Virginia Financial or Virginia Commonwealth from considering or proposing an acquisition, even if these persons were prepared to offer to pay consideration to the company's shareholders that had a higher current market price than the shares of Virginia Financial common stock to be received or retained under the merger agreement. An agreement with a third party to (a) acquire Virginia Financial or Virginia Commonwealth or (b) the accumulation by a third party of 20% or more of their common stock could cause the Virginia Financial option or the Virginia Commonwealth option, as the case may be, to become exercisable. The existence of the options could significantly increase the cost to a potential acquiror of acquiring either of our companies. This increased cost might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire either of these companies than it might otherwise have proposed to pay.

     The Virginia Financial option agreement provides for the purchase by Virginia Commonwealth of up to 791,950 shares of Virginia Financial common stock at an exercise price of $26.00 per share. The Virginia Financial option shares will in no event exceed 19.9% of the Virginia Financial common stock issued and outstanding without giving effect to the exercise of the Virginia Financial option.

     The Virginia Commonwealth option agreement provides for the purchase by Virginia Financial of up to 459,656 shares of Virginia Commonwealth common stock at an exercise price of $29.45 per share. The Virginia Commonwealth option shares will in no event exceed 19.9% of the Virginia Commonwealth common stock issued and outstanding without giving effect to the issuance of any Virginia Commonwealth common stock subject to the Virginia Commonwealth option.

Restrictions on Sales of Shares by Affiliates

     The shares of Virginia Financial Group common stock to be issued in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for shares issued to any person who is deemed to be an "affiliate" of Virginia Financial or Virginia Commonwealth at the time of its special meeting. An "affiliate" of Virginia Financial, Virginia Commonwealth or the combined company, as defined by the rules under the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Virginia Commonwealth, Virginia Financial or the combined company.

     Each affiliate of Virginia Financial and Virginia Commonwealth has agreed that he or she will not transfer any shares of stock received in the merger except in compliance with the Securities Act. In addition, each affiliate of Virginia Financial and Virginia Commonwealth has agreed not to dispose of any stock of Virginia Financial, Virginia Commonwealth or Virginia Financial Group during the period beginning 30 days before the effective date of the merger and ending on the date on which financial results covering at least 30 days of combined operations after the merger have been published. This joint proxy statement/prospectus does not cover any resale of Virginia Financial Group common stock received in the merger by any person who may be deemed to be affiliates of Virginia Financial, Virginia Commonwealth or the combined company.

                  MANAGEMENT AND OPERATIONS AFTER THE MERGER

Board of Directors

     The number of directors on Virginia Financial Group's board will be set initially at 16, with eight directors from each of Virginia Commonwealth and Virginia Financial.

     According to the combined company's amended and restated articles of incorporation, directors of Virginia Financial Group will be divided into three classes. The Class I directors have an initial term of less than one year and, if nominated, will be subject to shareholder election at Virginia Financial Group's 2002 annual meeting of shareholders. The Class II directors have an initial term of less than two years. If nominated, the Class II directors will be subject to shareholder election at Virginia Financial Group's 2003 annual meeting of shareholders. The Class III directors have an initial term of less than three years and, if nominated, will be subject to shareholder election at Virginia Financial Group's 2004 annual meeting of shareholders. Additionally, the combined company's bylaws require that a director must resign or not stand for re-election on or before the date of the next annual meeting of shareholders after he turns 70.

     The initial directors of Virginia Financial Group, and the class and initial term of each director, are set forth in the amended and restated articles of incorporation of the company, which is included in this joint proxy statement/prospectus as Annex I to the plan of merger. Approval of the merger agreement by Virginia Financial and Virginia Commonwealth shareholders will be deemed to be approval of the following individuals as directors of Virginia Financial Group in the classes and for the terms indicated in the table below. The table also provides information about each proposed member of the board of directors of Virginia Financial Group.


                          Served as                                                                 Number and
                          Director of                                                               Percentage of
                          Virginia                                                                  Shares
                          Financial or                                                              Beneficially
                          Virginia                                                                  Owned if
                          Commonwealth         Principal Occupation                                 Merger
Name/Age                  Since (**)           Last 5 Years                                         Completed (1)
--------                  ----------           ------------                                         -------------
                                               Class A - Serving until 2002

E. Page Butler / 53      1996 - Virginia       Owner, Page Butler, Inc., a commercial               15,817 (*) (2)
                         Commonwealth          construction company located in Lake
                                               Anna, Virginia.

Gregory L. Fisher / 51   1992 - Virginia       President, Eddins Ford, Inc., an                      1,050 (*)
                         Commonwealth          automobile dealership in Madison,
                                               Virginia

Christopher M.           1988 - Virginia       President, Hallberg Financial Group,                  8,412 (*)
Hallberg / 51            Commonwealth **       Inc., a financial services advisory firm
                                               located in Fredericksburg, Virginia

Martin F. Lightsey / 59  1995 - Virginia       President and CEO of Specialty Blades,                1,050 (*)
                         Financial             Inc., a specialty blades manufacturer in
                                               Staunton, Virginia
James S. Quarforth / 47  1995 - Virginia       Chairman of the Board and CEO of nTelos,                800 (*)
                         Financial             Inc., a wireless services provider and a
                                               publicly traded company

                                               Class B - Serving until 2003

Harry V. Boney, Jr. /    1975 - Virginia       Chairman of the Board, President and CEO             18,640 (*) (3)
68                       Financial  **         of Virginia Financial, President of
                                               Planters Bank & Trust Company of
                                               Virginia, Inc. since February, 2001;
                                               Served as President and CEO of Virginia
                                               Financial and President of Planters Bank
                                               & Trust Company from January 1976 to
                                               December 1996

Fred D. Bowers / 65      2001 - Virginia       Secretary and Treasurer of Virginia                   9,100 (*) (4)
                         Financial             Financial; Retired in 2001 as Executive
                                               Vice President and CFO of Planters Bank
                                               & Trust Company

Taylor E. Gore / 62      1975 - Virginia       Executive Vice President and General                  6,564 (*)
                         Commonwealth **       Manager of Culpeper Farmers'
                                               Co-op, Inc., Culpeper, Virginia

Jan S. Hoover / 45       1995 - Virginia       Vice President and Treasurer of Arehart               1,100 (*) (5)
                         Financial             Associates, Ltd., an accounting services
                                               and financial consulting company

W. Robert Jebson / 67    1990 - Virginia       President, Environmental Systems                      5,431 (*)
                         Commonwealth **       Service, Ltd., an environmental services
                                               company located in Culpeper, Virginia

H. Wayne Parrish /       1988 - Virginia       President and General Manager, Allmans                7,623 (*)
                         Commonwealth **       BBQ, a restaurant holding company
                                               located in Fredericksburg, Virginia;
                                               Real Estate appraiser

                                               Class C - Serving until 2004

Lee S. Baker / 51        1984 - Virginia.      Vice-Chairman of the Board of Planters               22,156 (*) (7)
                         Financial**           Bank & Trust; Owner and Manager of
                                               Staunton Tractor, Inc.

O.R. Barham, Jr. / 50    1996 - Virginia       President and Chief Executive of                     15,972 (*) (6)
                         Commonwealth          Virginia Commonwealth Financial
                                               Corporation, a financial services company

Benham M. Black / 66     1969 - Virginia       Attorney-at-Law, Black, Noland & Read,               19,572 (*) (8)
                         Financial**           P.L.C.

Presley W. Moore, Jr.    2001 - Virginia       Chairman, Moore Brothers Co., Inc., a                 4,412 (*)
/ 59                     Financial             commercial construction company

Thomas F. Williams,      1988 - Virginia       Partner in the law firm of Franklin,                 12,855 (*)
Jr. / 62                 Commonwealth**        Williams and Cowan, , Fredericksburg,
                                               Virginia
Non-Director  -  Executive Officer

Jeffrey W. Farrar /      Not applicable        Executive Vice President and Chief                    5,314 (*) (6)
                                               Financial Officer of Virginia
                                               Commonwealth

_________________
*    Less than 1.0% of the outstanding common stock.
**   Includes term as director of Planters Bank & Trust Company of Virginia,
Inc. before it formed Virginia Financial Corporation in 1997 as a one-bank holding company, or of Second Bank & Trust Company before it formed Virginia Commonwealth Financial Corporation in 1990.

(1) For purposes of this table, beneficial ownership has been determined in accordance with the provision of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within 60 days.

(2) Includes 879 shares for Mr. Butler in exercisable stock options converted to VCFC options in connection with the acquisition of Caroline Savings Bank on February 14, 2000.

(3) 300 shares are registered in spouse's name and 15,500 shares are registered in the name of trustees; the reporting of such shares is not to be construed as an admission of beneficial ownership.

(4) 8,100 shares are registered in spouse's name. The reporting of such shares is not to be construed as an admission of beneficial ownership.

(5) 300 shares are registered in child's name; the reporting of such shares is not to be construed as an admission of beneficial ownership.

(6) Includes 11,106 shares and 4,530 shares for Mr. Barham and Mr. Farrar, respectively, in incentive stock options.

(7) 17,192 shares are registered in the name of corporations; 1000 shares are registered in spouse's name; the reporting of such shares is not to be construed as an admission of beneficial ownership.

(8) Of the 19,472 shares reported, 18,358 shares are registered in the name of a trustee and Mr. Black claims beneficial ownership of such shares. Two hundred shares are registered in his spouse's name and the report of such shares is not to be construed as an admission of beneficial ownership. In addition, Mr. Black is a trustee of P.W. Moore Trust U/A which owns stock in Mocomp, Inc., which, in turn, owns 279,672 shares of Virginia Financial's common stock. The reporting of such shares is not to be construed as an admission of beneficial ownership by the listed trustees, and none of these shares are reflected in this table.

     It is the intent of the parties that the board of directors of Virginia Financial Group be gradually reduced in size over the course of the next few years, with the objective that the board will be comprised of 12 directors by the annual shareholders meeting in 2003, unless business opportunities warrant additional directors. In addition, there will be an executive committee of the board of directors comprised of Messrs. Boney and Barham, Taylor E. Gore, Virginia Commonwealth's current Chairman, and one additional director to be designated by Virginia Financial.

Management

     The following tables provide information on the senior management of Virginia Financial Group and its subsidiaries after the merger.

         Name                 Position with Virginia Financial Group
         ----                 --------------------------------------

Harry V. Boney, Jr.      Chairman of Virginia Financial Group, Inc;
                         Chairman of the Board's Executive Committee

Taylor E. Gore           Vice Chairman of the Board's Executive Committee

O. R. Barham, Jr.        President and Chief Executive Officer; Director;
                         Member of the board's Executive Committee

Jeffrey W. Farrar        Executive Vice President and Chief Financial Officer

         Name            Position with Virginia Financial Group Subsidiary
         ----            -------------------------------------------------

Edward V. Allison, Jr.   President of Virginia Heartland Bank

Thomas A. Davis          President of the ________________ Trust Company

Christopher J.           President of Second Bank & Trust
Honenberger

J. Quintin Mullins       Vice President and Chief Operating Officer of the
                         ___________ Trust Company

Georgia M. Willis        President of Caroline Savings Bank

The President of Planters Bank & Trust Company has not yet been named at this time.

Operations

     Virginia Financial Group's corporate offices will be split between Culpeper, Virginia and Staunton, Virginia. Initially, the operations headquarters likewise will be split between those two locations. The names, corporate structures and banking offices of the banking subsidiaries of Virginia Commonwealth and Virginia Financial, along with their respective directors, officers and employees, will not change as a result of the merger. The combined organization will have a network of 29 banking offices serving a contiguous market through the Shenandoah Valley and central and north central Virginia.

     The trust operations of Virginia Financial will be combined with Virginia Commonwealth's subsidiary trust company, Virginia Commonwealth Trust Company, which will be renamed ____________ Trust Company. The combined trust company will have fee based assets under management of $445.5 million and $65.9 million in commission based assets under management, based on June 30, 2001 financial information.

     There likely will be some consolidation of data processing, retail branch and alternative delivery channels for bank products and services, and some improvements in technology in management of mortgage, credit card and asset management businesses. We cannot at this time estimate the specific integration costs or what if any savings will result from integration.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     Virginia Financial. Virginia Financial common stock is quoted on the OTC Bulletin Board under the symbol "VFNL." The following table sets forth, for the periods indicated, the high and low closing sale prices per share of Virginia Financial common stock and cash dividends declared per share of Virginia Financial common stock. Virginia Financial has paid regular dividends on its common stock without interruption since 1997. Planters Bank & Trust, the bank and predecessor of Virginia Financial, has paid dividends consistently for over 50 years.


                                                      Price Range of
                                                      Common Stock
                                                      ------------
                                                                   Dividends
Fiscal Year/Quarter                            High        Low     Declared
-------------------                            ----        ---     --------

1999
 First Quarter.............................    $30.00     $27.00     $0.16
 Second Quarter............................     32.50      25.00      0.16
 Third Quarter.............................     34.00      25.00      0.16
 Fourth Quarter............................     35.00      31.50      0.16

2000
 First Quarter.............................    $35.00     $30.00     $0.17
 Second Quarter............................     33.00      29.00      0.17
 Third Quarter.............................     30.00      26.00      0.17

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

 Fourth Quarter............................     30.25      27.00      0.17

2001
 First Quarter.............................    $29.50     $22.00     $0.17
 Second Quarter............................     26.50      22.00      0.17
 Third Quarter through

     Virginia Commonwealth. Virginia Commonwealth common stock is listed on the Nasdaq SmallCap Market and trades under the symbol "VCFC." The following table sets forth the high and low closing sales prices per share of Virginia Commonwealth common stock for the periods indicated, and the quarterly cash dividends declared per share for the periods indicated.


                                                      Price Range of
                                                      Common Stock
                                                      ------------
                                                                   Dividends
Fiscal Year/Quarter                            High        Low     Declared
-------------------                            ----        ---     --------

1999
 First Quarter.............................    $34.00     $29.00     $0.25
 Second Quarter............................     31.00      26.00      0.25
 Third Quarter.............................     31.00      26.50      0.25
 Fourth Quarter............................     28.75      22.75      0.25

2000
 First Quarter.............................    $25.00     $20.00     $0.25
 Second Quarter............................     22.50      19.00      0.25
 Third Quarter.............................     24.00      18.00      0.25
 Fourth Quarter............................     24.00      20.63      0.26

2001
 First Quarter.............................    $26.13     $22.00     $0.26
 Second Quarter............................     33.00      25.57      0.26
 Third Quarter through

     The timing and amount of future dividends declared and paid by Virginia Financial, Virginia Commonwealth and the combined company will depend upon earnings, cash requirements, the financial condition of Virginia Financial, Virginia Commonwealth and the combined company and their subsidiaries, applicable government regulations and other factors deemed relevant by their boards of directors. As described under "Regulation and Supervision - Dividend Restrictions," various state and federal laws limit the ability of affiliate banks to pay dividends to their parent holding companies.

                        INFORMATION ABOUT THE COMPANIES

     Virginia Commonwealth and Virginia Financial have each filed with the SEC an annual report on Form 10-K for the year ended December 31, 2000 and a quarterly report on Form 10-Q for the period ended June 30, 2001 that incorporate by reference or set forth information about executive compensation, various benefit plans including stock option plans, voting securities and their principal holders, various relationships and related transactions and other related matters pertaining to our companies. We incorporate the annual and quarterly report on Forms 10-K and 10-Q for Virginia Financial into this joint proxy statement/prospectus by reference. The Virginia Commonwealth annual and quarterly reports are included herein as Appendices H and I. If you would like a copy of the Form 10-Ks or Form 10-Qs filed by us, you may contact us at the address or telephone number indicated under "Where You Can Find More Information" on page ___.

Information about Virginia Commonwealth

     Virginia Commonwealth Financial Corporation, a registered bank holding company incorporated under the laws of the Commonwealth of Virginia on July 2, 1990, is the parent holding company for four financial institutions in Virginia:

     . Second Bank & Trust -- headquartered in Culpeper; chartered in 1900 and formed the holding company, Virginia Commonwealth Financial Corporation on July 2, 1990;
     . Caroline Savings Bank -- headquartered in Bowling Green; acquired by Virginia Commonwealth on February 14, 2000;
     . Virginia Heartland Bank -- headquartered in Fredericksburg; acquired by Virginia Commonwealth on October 8, 1998; and
     . Virginia Commonwealth Trust Company -- headquartered in Culpeper; organized in May 1999 when Virginia Commonwealth Trust Company purchased the existing trust division of Second Bank and Trust.

     Virginia Commonwealth is headquartered in Culpeper, Virginia, and, through its affiliates, offers a full array of banking, trust and investment services through 14 retail offices serving the counties of Caroline, Culpeper, Madison, Orange, Spotsylvania, Stafford and the cities of Fredericksburg and Harrisonburg. The primary business of Virginia Commonwealth's banking affiliates is the granting of residential real estate loans, commercial real estate loans, and, to a lesser extent, commercial business and consumer loans, funded primarily through deposits. Virginia Commonwealth's trust subsidiary provides investment management, trust, estate administration and financial planning services. Virginia Commonwealth's affiliates are community-oriented organizations servicing the financial service needs of their respective markets.

     As of June 30, 2001, Virginia Commonwealth had total consolidated assets of approximately $478.2 million, total consolidated deposits of approximately $406.4 million, and consolidated stockholders' equity of approximately $52.3 million, and it had consolidated net income of approximately $4.9 million, or $2.08 per diluted share, for the year ended December 31, 2000.

     Virginia Commonwealth is a legal entity separate and distinct from its banking and non- banking subsidiaries. Accordingly, the right of Virginia Commonwealth, and thus the right of Virginia Commonwealth's creditors, to participate in any distribution of the assets or earnings of any subsidiary, other than in its capacity as a creditor of the subsidiary, is subject to the prior payment of claims of creditors of the subsidiary. The principal sources of Virginia Commonwealth's revenues are dividends and fees from its subsidiaries. See "Regulation and Supervision--Dividend Restrictions" for a discussion of the restrictions on the subsidiary banks' ability to pay dividends to Virginia Commonwealth.

     Virginia Commonwealth's executive offices are located at 102 South Main Street, Culpeper, Virginia 22701, and its telephone number is (540) 825-4800.


Information about Virginia Financial

     Virginia Financial Corporation is a registered bank holding company incorporated under the laws of the Commonwealth of Virginia and headquartered in Staunton, Virginia. Virginia Financial was organized to serve as the holding company for Planters Bank & Trust Company of Virginia pursuant to an agreement and plan of reorganization dated July 30, 1996. This reorganization became effective January 2, 1997.

     Planters Bank & Trust Company of Virginia, a registered state bank with its main office and executive offices located at 24 South Augusta Street, Staunton, Virginia, was formed in 1977 by the merger of Planters Bank & Trust Company, Staunton, Virginia, organized in 1911, and Augusta Bank & Trust Company, organized in 1972. Planters Bank has 15 offices located throughout the Augusta County, Rockingham County and Rockbridge County areas of Virginia. Commercial banking and trust activities account for 100% of Planters Bank's business. Planters Bank provides a full range of banking services, including of residential and commercial real estate loans, commercial business and consumer loans, investment management, trust and estate administration, and financial planning services.

     As of June 30, 2001, Virginia Financial had total consolidated assets of approximately $507.3 million, total consolidated deposits of approximately $434.9 million, and consolidated stockholders' equity of approximately $53.0 million, and it had consolidated net income of approximately $6.2 million, or $1.56 per diluted share, for the year ended December 31, 2000.

     Virginia Financial is a legal entity separate and distinct from its subsidiary, Planters Bank & Trust. Accordingly, the right of Virginia Financial, and thus the right of Virginia Financial's creditors, to participate in any distribution of the assets or earnings of its subsidiary, other than in its capacity as a creditor of the subsidiary, is subject to the prior payment of claims of creditors of the subsidiary. The principal sources of Virginia Financial's revenues are dividends and fees from Planters Bank and Trust. See "Regulation and Supervision--Dividend Restrictions" for a

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discussion of the restrictions on the subsidiary banks' ability to pay dividends to Virginia Financial.

     Virginia Financial's executive offices are located at 24 South Augusta Street, Staunton, Virginia 24401, and its telephone number is (540) 885-1232.

             DESCRIPTION OF VIRGINIA FINANCIAL GROUP CAPITAL STOCK

     This section of the joint proxy statement/prospectus describes the material terms of the capital stock of Virginia Financial Group under the articles of incorporation and bylaws that will be in effect for the combined company immediately after the merger is completed. This is only a summary of the terms of the Virginia Financial Group articles and bylaws, as well as the terms of applicable law, which are more detailed than the general information provided below.

     The rights of shareholders of both Virginia Financial and Virginia Commonwealth will change somewhat after the merger, as better described starting at page ___ under "Effect of the Merger on the Rights of Shareholders." Shareholders of both companies will be expected to exchange their stock certificates for certificates of Virginia Financial Group, Inc. after the merger is completed.

Virginia Financial Group Common Stock

     Virginia Financial Group will be authorized to issue 25,000,000 shares of common stock and 5,000,000 shares of preferred stock. All of the issued and outstanding shares of Virginia Financial common stock are, and all Virginia Financial Group shares of common stock issued in connection with this merger will be, validly issued, fully paid and non-assessable. Currently, Planters Bank & Trust Company acts as the registrar and transfer agent for Virginia Financial, but the intent is for an independent registrar and transfer agent to be selected by the parties before completing the merger.

     Voting and Other Rights. The holders of Virginia Financial Group common stock will be entitled to one vote per share, and in general, a majority of votes cast with respect to a matter will be sufficient to authorize action upon routine matters. Directors will be elected by plurality of the votes cast, and shareholders will not have the right to accumulate their votes in the election of directors. For that reason, holders of a majority of the shares of Virginia Financial Group common stock entitled to vote in any election of directors may elect all of the directors standing for election.

     No Preemptive or Conversion Rights. Virginia Financial Group common stock will not entitle its holders to any preemptive rights, redemption privileges, sinking fund privileges, or conversion rights.

     Distributions to Shareholders. Virginia Financial Group shareholders will be entitled to receive the dividends or distributions that the Virginia Financial Group board may declare out of funds legally available for those payments. The payment of distributions by Virginia Financial Group is subject to the restrictions of Virginia law applicable to the declaration of distributions

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by a corporation. A corporation generally may not authorize and make distributions if, after giving affect to the distribution, it would be unable to meet the debts as they become due in the usual course of business or if the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed if it were dissolved at that time to satisfy the preferential rights of shareholders whose rights are superior to the rights of those receiving the distribution. In addition, the payment of distributions to shareholders is subject to any prior rights of outstanding preferred stock. Virginia Financial has no preferred stock at this time authorized or outstanding.

     As a bank holding company, the ability of Virginia Financial Group to pay distributions will be effected by the ability of its banking and other subsidiaries to pay dividends to the holding company. The ability of these banking subsidiaries, as well as Virginia Financial Group, to pay dividends in the future currently is and could be further influenced by bank regulatory requirements and capital guidelines. See "Regulation and Supervision" on page __ for a more detailed description.

     Regulatory Restrictions. The Bank Holding Company Act requires any bank holding company to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of Virginia Financial Group common stock. Any person, other than the bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of Virginia Financial Group common stock under the Change in Bank Control Act. Any holder of 25% or more of Virginia Financial Group common stock, or a 5% or more holder that otherwise is exercising a controlling influence over the company, is subject to regulation as a bank holding company under the Bank Holding Company Act.

Virginia Financial Group Preferred Stock

     Virginia Financial Group will have authorized 5,000,000 shares of preferred stock, no par value per share, if the merger is completed. The Virginia Financial Group board will be authorized to issue preferred stock in one or more series, to fix the number of shares in each such series, and to determine the designations and preferences, limitations and relative rights, of each series. The Virginia Financial Group board may determine the number of shares constituting such series and the designation of any such series, dividend rates, terms of redemption, liquidation preferences, sinking fund requirements, conversion rights, voting rights and whether the preferred stock can be issued as a shared dividend with respect to another class or series of shares, all without any vote or action on the part of the holders of common stock. The expected management of Virginia Financial Group has no current intention to issue preferred stock, but preferred stock could be used in the future for such purposes as opposing a change of control not believed by management to be in the best interest of shareholders. Accordingly, preferred stock could be used by management to oppose a transaction that you believe is in your best interests.


                          REGULATION AND SUPERVISION

     The following discussion describes the material elements of the regulatory framework governing bank holding companies and their subsidiaries, and provides information relevant to

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the merging companies. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to such provisions. A change in the law, regulations, or regulatory policies may have a material effect on our businesses.

Regulation of Bank Holding Companies

     As bank holding companies, our companies are each subject to regulation under the Bank Holding Company Act, and to inspection, examination and supervision by the Federal Reserve Board. Under the Bank Holding Company Act, bank holding companies generally may not acquire the ownership or control of more than 5% of the voting shares, or substantially all the assets, of any company, without the prior approval of the Federal Reserve Board. Also, bank holding companies generally may engage only in banking and other activities that are determined by the Federal Reserve Board to be closely related or incidental to banking. In the event a bank holding company has elected to become a "financial holding company" (an "FHC"), it would no longer be subject to the general requirements that it obtain approval prior to acquiring more than 5% of the voting shares, or substantially all of the assets, of a company that is not a bank or bank holding company. Moreover, as an FHC, it would be permitted to engage in activities that are jointly determined by the Federal Reserve Board and the Treasury Department to be "financial in nature or incidental to such financial activity." FHCs may also engage in activities that are determined by the Federal Reserve Board to be "complementary to financial activities."

     In general, bank holding companies from any state may now acquire banks and bank holding companies located in any other state, subject to certain conditions, including nationwide and state-imposed concentration limits. Banks may branch across state lines by acquisition, merger or de novo branching, providing certain conditions are met, including that applicable state law must expressly permit de novo interstate branching.

Regulation of Subsidiaries

     Virginia Financial's subsidiary, Planters Bank & Trust Company of Virginia, is a Virginia-chartered bank subject to supervision and regulation by the Virginia State Corporation Commission Bureau of Financial Institutions. The Virginia Bureau regulates all areas of a state bank's commercial banking and trust operations including reserves, loans, mergers, payment of dividends, establishment of branches and other aspects of operations.

     Additionally, Planters Bank & Trust is and will be insured by and continue to be subject to the regulations of the Federal Deposit Insurance Corporation. A major function of the FDIC with respect to insured member banks is to pay depositors to the extent provided by law in the event an insured bank is closed without adequately providing for the claims of depositors.

     Virginia Commonwealth's banking subsidiaries, Virginia Heartland Bank and Second Bank & Trust, are Virginia-chartered banks subject to supervision and regulation by the Virginia Bureau and the Federal Reserve Board. Virginia Commonwealth's Caroline Savings Bank is a Virginia state-chartered savings bank. As such, it is regulated and supervised by the FDIC and

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the Virginia Bureau. The Virginia Bureau regulates all areas of a state bank's commercial banking and trust operations including reserves, loans, mergers, payment of dividends, establishment of branches and other aspects of operations of Virginia Heartland, Second Bank & Trust, and Caroline Savings Bank are and will be insured by and continue to be subject to the regulations of the FDIC as the primary insurer.

     The Virginia Bureau of Financial Institutions, the Federal Reserve Board, and the FDIC conduct regular examinations of the banks that they supervise, reviewing such matters as the adequacy of loan loss reserves, quality of loans and investments, management practices, compliance with laws, and other aspects of their operations. In addition to these regular examinations, supervised banks must furnish the Virginia Bureau, the Federal Reserve Board, and the FDIC with periodic reports containing a full, accurate statement of their affairs.

     Virginia Commonwealth Trust Company is a Virginia subsidiary trust company, wholly owned by Virginia Commonwealth and regulated and supervised primarily by the Virginia State Corporation Commission. Virginia Commonwealth Trust Company provides trust services and investment advice primarily to customers of Virginia Commonwealth's subsidiary banks. Virginia Commonwealth Trust Company also is subject to regulation in its handling of securities by the SEC, the National Association of Securities Dealers, Inc., and the Virginia State Corporation Commission Bureau of Securities and Retail Franchising. In addition, as a subsidiary of a bank holding company, Virginia Commonwealth Trust Company is subject to review and supervision by the Federal Reserve Board.

     Virginia Financial, Virginia Commonwealth and our subsidiaries also are affected by the fiscal and monetary policies of the federal government and the Federal Reserve Board, and by various other governmental requirements and regulations.

Liability for Bank Subsidiaries

     Under current Federal Reserve Board policy, a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to maintain resources adequate to support each subsidiary bank. This support may be required at times when the bank holding company may not have the resources to provide it. Virginia law provides for pro rata assessment of shareholders, such as Virginia Financial and Virginia Commonwealth, of a state commercial bank whose capital has become impaired. If a shareholder fails to pay that assessment, the Virginia State Corporation Commission can order the sale of the shareholder's stock to cover the deficiency. All of Virginia Financial's and Virginia Commonwealth's subsidiary banks are more than sufficiently capitalized.

     All of Virginia Financial's and Virginia Commonwealth's subsidiary banks are FDIC-insured depository institutions. Any such institution can be held liable for any loss incurred, or reasonably expected to be incurred by the FDIC due to the default of an FDIC-insured depository institution controlled by the same bank holding company, or for any assistance provided by the FDIC to an FDIC-insured depository institution controlled by the same bank holding company that is in danger of default.

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Capital Requirements

     Each of our companies is subject to risk-based capital requirements and guidelines imposed by the Federal Reserve Board. These are substantially similar to the capital requirements and guidelines imposed by the Federal Reserve Board, the Office of the Comptroller of the Currency, the FDIC and the Office of Thrift Supervision (OTS) on the depository institutions under their jurisdictions. For this purpose, a depository institution's or holding company's assets, and some of its specified off-balance sheet commitments and obligations, are assigned to various risk categories. A depository institution's or holding company's capital, in turn, is classified in one of three tiers, depending on type: (i) Core or "Tier 1" capital includes common equity, retained earnings, qualifying noncumulative perpetual preferred stock, a limited amount of qualifying cumulative perpetual preferred stock at the holding company level, minority interests in equity accounts of consolidated subsidiaries, less goodwill and less most intangible assets; (ii) Supplementary or "Tier 2" capital includes perpetual preferred stock not qualifying for Tier 1 treatment, qualifying mandatory convertible subordinated debt, and allowances for loan and lease losses, subject to some limitations, among other items; and (iii) Market risk or "Tier 3" capital includes qualifying unsecured subordinated debt and other capital that does not qualify for Tier 1 or Tier 2 treatment.

     Each of the companies, as bank holding companies, are required to maintain Tier 1 capital and "total capital" (the sum of Tier 1, Tier 2 and Tier 3 capital) equal to at least 4% and 8%, respectively, of its total risk-weighted assets, including various off-balance-sheet items, such as standby letters of credit. For a holding company to be considered "well capitalized" for regulatory purposes, its Tier 1 ratio must be 6% and total capital ratio must be 10%, both on a risk-adjusted basis. As of December 31, 2000, each of our companies met both requirements, with Tier 1 and total capital equal to 14.4% and 15.5% in the case of Virginia Financial, and 16.08% and 17.20% in the case of Virginia Commonwealth, of its respective total risk-weighted assets.

     Federal Reserve Board, FDIC, OCC and OTS rules require the banks and the savings bank to incorporate market and interest rate risk components into their risk-based capital standards. Under these market risk requirements, capital is allocated to support the amount of market risk related to a financial institution's ongoing trading activities.

     The Federal Reserve Board also requires bank holding companies to maintain a minimum "leverage ratio" (Tier 1 capital to adjusted total assets) of 3% if the holding company has the highest regulatory rating and meets other requirements, or of 3% plus an additional "cushion" if the holding company does not meet these requirements. At December 31, 2000, Virginia Financial's leverage ratio was 9.9% and Virginia Commonwealth's leverage ratio was 10.9%, both well in excess of the minimum.

     The Federal Reserve Board may set capital requirements higher than the minimums we have described for holding companies that warrant it. For example, holding companies experiencing or anticipating significant growth may be expected to maintain capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The Federal Reserve Board has also indicated that it will consider a "tangible Tier 1

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capital leverage ratio," deducting all intangibles, and other indications of capital strength in evaluating proposals for expansion or new activities.

     Each of our banking subsidiaries is subject to similar risk-based and leverage capital requirements adopted by its applicable federal banking agency. Each was in compliance with the applicable capital requirements as of December 31, 2000. Failure to meet capital requirements could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to restrictions on its business.

     The Federal Deposit Insurance Corporation Improvement Act of 1991, among other things, identifies five capital categories for insured depository institutions: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. It requires federal bank regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements based on these categories. That Act imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Unless a bank or thrift is well capitalized, it is subject to restrictions on its ability to offer brokered deposits and on other aspects of its operations. An undercapitalized bank or thrift must develop a capital restoration plan and its parent holding company must guarantee the bank's or thrift's compliance with the plan up to the lesser of 5% of the bank's or thrift's assets at the time it became undercapitalized and the amount needed to comply with the plan.

     As of December 31, 2000, each bank and saving bank subsidiary of Virginia Financial and Virginia Commonwealth was well capitalized, based on the prompt corrective action ratios and guidelines described above. You should note, however, that a bank's capital category is determined solely for the purpose of applying the prompt corrective action regulations and that the capital category may not constitute an accurate representation of the bank's overall financial condition or prospects for other purposes.


Dividend Restrictions

     Federal and state laws limit the amount of dividends our affiliate banks can pay to our companies without regulatory approval. Virginia Financial's and Virginia Commonwealth's bank subsidiaries are restricted in the amount of dividends they may pay without prior approval of their respective state regulatory authorities. At June 30, 2001, $5,915,229 of the total stockholders' equity of Virginia Financial's affiliate bank was available for payment of dividends to Virginia Financial without approval by the applicable regulatory authority, and $5,263,500 of the total stockholders' equity of Virginia Commonwealth's affiliate banks was available for payment of dividends to Virginia Commonwealth without regulatory approval.

     In addition, federal and state bank regulatory authorities have authority to prohibit our affiliate banks from engaging in unsafe or unsound practices in conducting their businesses. The payment of dividends, depending upon the financial condition of the bank in question, could be deemed an unsafe or unsound practice. The ability of our affiliate banks to pay dividends in the

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future is currently, and could be further, influenced by bank regulatory policies and capital guidelines.

Deposit Insurance Assessments

     The deposits of each of our subsidiary banks are insured up to regulatory limits by the FDIC, and, accordingly, are subject to deposit insurance assessments to maintain the Bank Insurance Fund and/or the Savings Association Insurance Fund administered by the FDIC. Virginia Financial's subsidiary, Planters Bank & Trust Company, and Virginia Commonwealth's subsidiaries, Virginia Heartland Bank and Second Bank & Trust, are insured under the Bank Insurance Fund or BIF. Virginia Commonwealth's subsidiary, Caroline Savings Bank, is insured under the Savings Association Insurance Fund or SAIF. The FDIC has adopted regulations establishing a permanent risk-related deposit insurance assessment system. Under this system, the FDIC places each insured bank in one of nine risk categories based on the bank's capitalization and supervisory evaluations provided to the FDIC by the institution's primary federal regulator. Each insured bank's insurance assessment rate is then determined by the risk category in which it is classified by the FDIC.

     The annual insurance premiums on bank deposits insured by the BIF and the SAIF vary between $0.00 per $100 of deposits for banks classified in the highest capital and supervisory evaluation categories to $0.27 per $100 of deposits for banks classified in the lowest capital and supervisory evaluation categories.

     The Deposit Insurance Funds Act of 1996 provides for assessments to be imposed on insured depository institutions with respect to deposits insured by the BIF and the SAIF (in addition to assessments currently imposed on depository institutions with respect to BIF and SAIF-insured deposits) to pay for the cost of Financing Corporation funding. The FDIC established the Financing Corporation assessment rates effective January 1, 1999 at $0.012 per $100 annually for BIF-assessable deposits and $0.061 per $100 annually for SAIF-assessable deposits. The assessments do not vary depending upon a depository institution's capitalization or supervisory evaluations. Virginia Financial's subsidiary bank held approximately $411.4 million and Virginia Commonwealth's subsidiary banks held approximately $____ as SAIF-assessable deposits as of December 31, 2000. Remaining deposits of both companies are BIF-assessed.

Financial Modernization Legislation

     On November 12, 1999, the Gramm-Leach-Bliley Act was signed into law. That act permits bank holding companies to become financial holding companies and, by doing so, affiliate with securities firms and insurance companies and engage in other activities that are financial in nature or complementary thereto. A bank holding company may become a financial holding company if each of its subsidiary banks is well capitalized under the FDICIA prompt corrective action provisions, well managed and has at least a satisfactory rating under the Community Reinvestment Act. A bank holding company must file a declaration that it wishes to become a FHC and meets all applicable requirements.

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     No prior regulatory approval is required for a FHC to acquire a company, other than a bank or savings association, engaged in activities permitted under the Gramm-Leach-Bliley Act. Activities cited by the Gramm-Leach-Bliley Act as being "financial in nature" include:

     .    securities underwriting, dealing and market making;
     .    sponsoring mutual funds and investment companies;
     .    insurance underwriting and agency;
     .    merchant banking activities; and
     . activities that the Federal Reserve Board has determined to be closely related to banking.

     Subsidiary banks of a FHC must continue to be well capitalized and well managed in order to continue to engage in activities that are financial in nature. In addition, a FHC may not acquire a company that is engaged in activities that are financial in nature unless each of the subsidiary banks of the FHC or the bank has at least a satisfactory Community Reinvestment Act rating.

     The Gramm-Leach-Bliley Act has changed and will continue to change the operating environment of Virginia Financial, Virginia Commonwealth and the combined company, as well as their subsidiaries in ways difficult to predict. Many regulations implementing the act have only recently been promulgated, and others have yet to take effect. We do not know the ultimate effect that this legislation or its implementing regulations will have upon the financial condition or results of operations of Virginia Financial, Virginia Commonwealth, the combined company or any of their subsidiaries.


                  EFFECT OF MERGER ON RIGHTS OF SHAREHOLDERS

     The articles of incorporation and bylaws of the combined company at the effective date of the merger will be similar to those of Virginia Financial and Virginia Commonwealth currently in effect except for the differences discussed below. The rights of Virginia Commonwealth and Virginia Financial shareholders are currently governed by the Virginia Stock Corporation Act and by each company's articles of incorporation and bylaws.

     The following is a summary of the material differences between the articles and bylaws of the combined company and the current articles and bylaws of Virginia Commonwealth and Virginia Financial. This summary does not purport to be a complete discussion of, and is qualified by references to the Virginia Stock Corporation Act, the combined company's articles (attached as Annex 1 to the plan of merger attached to the merger agreement, which is Appendix A herein) and bylaws, and the current articles and bylaws of Virginia Commonwealth and Virginia Financial.

Authorized Capital Stock

     Virginia Commonwealth is currently authorized to issue 5,000,000 shares of common stock and 1,000,000 shares of serial preferred stock. Virginia Commonwealth's articles

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authorize the designation of 100,000 shares of preferred stock as Series A junior participating preferred stock. Virginia Financial is currently authorized to issue 10,000,000 shares of common stock. Virginia Financial is not authorized to issue preferred stock.

     The combined company after the merger will be authorized to issue 25,000,000 shares of common stock and 5,000,000 shares of preferred stock. The rights of shareholders of common stock to dividends and in the event of liquidation will be subject to the rights of the holders of preferred stock.

Size of Board of Directors

     Virginia Commonwealth's articles provide for Virginia Commonwealth's board to consist of not less than four nor more than 25 directors, with the actual number of directors to be determined by Virginia Commonwealth's board from time to time. The number of directors is currently fixed at 10.

     Virginia Financial's articles and bylaws provide for Virginia Financial's board to consist of at least five and no more than 15 directors. The exact number is fixed by resolution of Virginia Financial's board. The number of directors is currently fixed at six.

     The combined company's bylaws provide for a minimum of five and a maximum of 25 directors. After the effective date of the merger, it is intended that the combined company's board of directors shall be comprised of 16 directors, to consist of eight current members of Virginia Commonwealth's board designated by Virginia Commonwealth and eight persons designated by Virginia Financial, including the six current members of Virginia Financial's board.

Classes of Directors

     Virginia Commonwealth's articles currently provide that Virginia Commonwealth's board is divided into three classes of directors as nearly equal in number as possible with each class being elected to a staggered three-year term. Virginia Financial's articles and bylaws currently provide for only one class of directors. Virginia Financial's entire slate of directors is elected at each annual meeting of its shareholders.

     The combined company's articles and bylaws will provide for three classes of directors as nearly equal in number as possible. Each class of directors is to be elected to a staggered three-year term, although the initial directors will be separated into three terms, initially of one, two, and three years. After a class is reelected, the directors will serve for three years.

Qualifications of Directors

     Virginia Commonwealth's and Virginia Financial's bylaws currently provide, and the combined company's bylaws will provide, that directors need not be residents of the Commonwealth of Virginia or shareholders of each company. The combined company's bylaws will require that a director must retire at the next regularly scheduled meeting of shareholders

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following the director's 70th birthday, which neither Virginia Financial's nor
Virginia Commonwealth's bylaws currently require.

Shareholder Rights Plan

     In September 1998, Virginia Commonwealth implemented a shareholder rights plan that provides for the attachment to shares of Virginia Commonwealth common stock of junior participating preferred stock rights. The rights under the plan are not currently exercisable, but may become so in the future on a date which is the earlier of (i) the tenth business day following a public announcement that any person or group of affiliated persons have acquired beneficial ownership of 15% or more of the outstanding Virginia Commonwealth common stock or (ii) the tenth business day following the date of commencement or the announcement of an intention to commence, a tender or exchange offer which would result in a person becoming the beneficial owner of 15% or more of Virginia Commonwealth's outstanding common stock. At the time any person or group satisfied the criteria in the items above, all plan rights held by or transferred to such person or their affiliates become void and of no effect.

     If and only if the distribution date should occur, separate certificates evidencing each plan right would be distributed to the record holders of Virginia Commonwealth common stock to which such plan rights are attached. Each such plan right could then be exercised to purchase one one-thousandth of a share of Series A junior participating preferred stock for a price of $120, as adjusted from time to time as described in the shareholder rights plan.
Virginia Commonwealth's board of directors, at its option, may at any time exchange all or part of the then outstanding and exercisable rights at an exchange ratio of one share of Virginia Commonwealth common stock per right (subject to adjustment). The plan rights will expire on September 9, 2008 unless extended, and may be redeemed by Virginia Commonwealth at any time before the acquisition by a person or group of beneficial ownership of 15% or more of the outstanding Virginia Commonwealth common stock, at a price of $0.01 per right.

     Virginia Commonwealth's shareholder rights plan is not in effect with respect to any proposed transaction. At the effective date of the merger, Virginia Commonwealth's shareholder rights plan will terminate. Virginia Financial does not have a shareholder rights plan, and management does not currently plan for the combined company to have a shareholder rights plan.

Calling Special Meetings of Shareholders

     Virginia Commonwealth's bylaws provide that special meetings of the shareholders may be called by the Chairman of the board of directors, the President or only two members of the board of directors. Virginia Financial's bylaws allow special meetings of the shareholders to be called by the Chairman of the Board, the President, a majority of the board of directors, or by the holders of 20% of Virginia Financial's outstanding shares.

     The combined company's bylaws provide that special meetings of the shareholders may be called by the Chairman of the Board, the President, or a majority of the board of directors.

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Accordingly, shareholders of the combined company will not have the right to demand that a special meeting be called.

Notice of Shareholder Meetings

     Virginia Commonwealth's and Virginia Financial's bylaws require, and the combined company's bylaws will require, that notice of an annual or special meeting be delivered to shareholders of record not less than 10 days nor more than 60 days before an annual or special meeting.

Shareholder Approval of Certain Transactions

     Virginia Commonwealth's articles provides that an amendment of its articles of incorporation, a plan or merger or share exchange, a transaction involving the sale of all or substantially all of its assets other than in the regular course of business, and a plan of distribution must be approved by the vote of more than two-thirds of all votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction, provided that the transaction has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. If the transaction has not been approved by at least two-thirds of the directors then in office, then the transaction must be approved by the vote of more than 80% of votes entitled to be cast. The 80% limitation is not applicable to the merger of Virginia Commonwealth and Virginia Financial because the merger was unanimously approved by the board of directors of Virginia Commonwealth.

     Virginia Financial's articles provides that any amendment of its articles of incorporation, a plan of merger or share exchange, a transaction involving the sale of all or substantially all of its assets other than in the regular course of business and a plan of dissolution must be approved by the vote of a majority of all the votes entitled to be cast by each voting group entitled to vote on the transaction, provided that the transaction has been approved and recommended by at least 80% of the directors in office at the time. If the transaction is not so approved and recommended, then the transaction must be approved by the vote of two-thirds or more of all votes entitled to be cast. The two-thirds limitation is not applicable to the merger of Virginia Financial and Virginia Commonwealth because the merger was unanimously approved by the board of directors of Virginia Financial.

     The combined company's articles will provide that any amendment of its articles of incorporation, a plan of merger or share exchange, a transaction involving the sale of all or substantially all of its assets other than in the regular course of business and a plan of dissolution must be approved by the vote of a majority of all the votes entitled to be cast by each voting group entitled to vote on the transaction, provided that the transaction has been approved and recommended by at least two-thirds of the directors in office at the time. If the transaction is not so approved and recommended, then the transaction must be approved by the vote of at least two-thirds or more of all votes entitled to be cast.

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Dividends

     The holders of Virginia Commonwealth common stock and Virginia Financial common stock are entitled to share ratably in dividends when and if declared by their respective boards of Directors out of legally available funds. Virginia Commonwealth's articles of incorporation permit Virginia Commonwealth's board of directors to issue preferred stock with terms set by the board, which terms may include the right to receive dividends ahead of the holders of Virginia Commonwealth common stock.

     Pursuant to the Virginia Stock Corporation Act, a Virginia corporation may declare and pay dividends to its shareholders, unless, after giving effect to the dividends: (i) the corporation would not be able to pay its debts as they become due in the usual course of business; or (ii) the corporation's total assets would be less than liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the dividend payment, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving distribution. Neither Virginia Commonwealth nor Virginia Financial are subject to any other express regulatory restrictions on payments on dividends or distributions.

     A major portion of Virginia Commonwealth's and Virginia Financial's revenues come from dividends distributed by its subsidiary banks. Those subsidiary banks are subject to certain restrictions on the amount of dividends they may pay. Additionally, other regulatory policies and requirements impact their subsidiary bank's ability to pay dividends, including the requirement that they maintain adequate levels of capital above regulatory minimums. Banking regulatory authorities may also restrict payments if the payment of dividends would be unsafe or unsound business practice.

     The combined company's articles provide that shareholders have the right to receive dividends if and when declared by its board of directors out of funds legally available. The combined company's articles of incorporation permit its board of directors to issue preferred stock with terms set by the board, which terms may include the right to receive dividends ahead of the holders of common stock.

Dissenters' Appraisal Rights

     The Virginia Stock Corporation Act provides that appraisal rights are not available to holders of common stock of a constituent corporation in a merger in certain cases. Virginia Commonwealth's shareholders do not have dissenters' rights in connection with this merger. Virginia Financial's shareholders do have dissenters' appraisal rights in connection with this merger. For more details on dissenters' appraisal rights, see "Dissenters' Rights" on page ___.

Shareholders Preemptive Rights

     The Virginia Stock Corporation Act provides that, unless otherwise provided in a corporation's articles of incorporation, shareholders do not have preemptive rights. The articles of incorporation of Virginia Commonwealth and Virginia Financial do not, and the articles of incorporation of the combined company will not, provide for preemptive rights.

Indemnification

     The Virginia Stock Corporation Act requires that a director of a Virginia corporation discharge his or her duties as a director, including his or her duties as a member of a committee, in accordance with his or her good faith business judgment of the best interest of the corporation. Under the Virginia Stock Corporation Act, a Virginia corporation may indemnify a director or officer against liability if the director or officer conducted himself in good faith and believed that his official conduct was in the best interest of the corporation and all other non-official conduct was not opposed to the corporation's best interest, or in the base of a criminal proceeding, had no reasonable case to believe his conduct was unlawful. A corporation may not indemnify a director or officer in connection with a proceeding in which the director or officer is adjudged liable on the basis that he received an improper personal benefit. A director or officer also cannot be indemnified in connection with a proceeding by or in the right of the corporation in which the director or officer was adjudged liable to the corporation. In addition, under the Virginia Stock Corporation Act, any corporation may indemnify, including an indemnity with respect to a proceeding by or in the right of the corporation, and may provide for advances or reimbursement of expenses, to any director, officer, employee, or agent that is authorized by the articles of incorporation or any bylaw approved by the stockholders or any resolution adopted before or after the subject event, by the stockholders except an indemnity against (i) willful misconduct or (ii) a knowing violation of criminal law.

     Both Virginia Commonwealth's and Virginia Financial's articles of incorporation require indemnification of all directors and officers, permit indemnification of employees, agents and others, and eliminate the liability of any director or officer in connection with a proceeding by or in the right of the corporation or by or on behalf of its shareholders. The combined company's articles will contain substantially identical provisions.

                              DISSENTERS' RIGHTS

     Virginia Financial shareholders have the right to dissent from this merger and demand their fair value for shares. Virginia Commonwealth shareholders do not have a right to dissent from this merger under the Virginia Stock Corporation Act, because that act does not provide dissenters' rights if a Virginia Corporation has more than 2,000 shareholders of record, which Virginia Commonwealth does.

     The following summarizes the Virginia law of dissenters' rights. Chapter 9,
Article 15 of the Virginia Stock Corporation Act governs dissenters' rights and applies to this merger only with regard to Virginia Financial shareholders. A copy of Article 15 is attached as Appendix G to this joint proxy statement/prospectus.

     A Virginia Financial shareholder will have the right to receive in cash the fair value of his or her Virginia Financial shares immediately prior to the completion of the merger if the shareholder properly exercises his or her dissenter's rights. A shareholder who desires to exercise dissenter's rights must satisfy all of the following conditions:

     (1) Deliver a written notice of intent to demand payment for the shareholder's Virginia Financial shares to Virginia Financial's board of directors before the vote on the merger. Merely voting against, abstaining or failing to vote on the merger will not relieve you of giving this notice.

     (2) Do not vote for approval of the merger. Voting for approval or delivering a proxy for the shareholders' meeting (unless the proxy specifies a vote against or abstaining from voting on approval of the merger) will nullify a notice of intent to demand cash payment. If a shareholder has shares registered in his or her name, some of which are beneficially owned by another person, the shareholder may assert dissenter's rights as to less than all of the shares registered in his or her name, only if the shareholder (i) dissents with respect to all shares registered in the shareholder's name which are beneficially owned by any one person; and (ii) notifies Virginia Financial's board of directors in writing of the name and address of each person. The rights of a partial dissenter are determined as if the shares as to which the shareholder dissents and the shareholder's other shares are registered in the names of different people. The beneficial owner of shares registered in another name may assert dissenter's rights if: (i) the beneficial owner gives the written consent of the shareholder of record to Virginia Financial to the dissent not later than the time the beneficial asserts dissenter's rights; and (ii) the beneficial owner dissents with respect to all shares beneficially owned or over which he or she has the power to vote.

     (3) If the merger is completed, the combined company would be required, within 10 days after completion, to deliver a notice to all shareholders who properly exercised dissenter's rights. This notice will provide information to the shareholder in order to complete the process of demanding cash payment for his or her shares. A shareholder who is sent a dissenter's notice must send a payment demand to the combined company's board of directors and take certain other actions within the time period provided in the notice. Failure to do so on time will forfeit dissenter's rights.

     Generally, within 30 days after receipt of a payment demand from a dissenting shareholder, the surviving company is required to pay the dissenting shareholder the amount it estimates to be the fair value of the dissenter's shares, plus accrued interest. The surviving company may choose to withhold payment, however, to dissenters who were not the beneficial owners of the dissenting shares at the earlier of the first publication by the news media or the first announcement to shareholders generally of the merger terms. In this case, the combined company will estimate the fair value of the after acquired shares based on then current market trades, plus accrued interest; and will offer to pay that amount to each dissenter who agrees to accept it in full satisfaction of the demand. The combined company will explain to the dissenter how it computed the fair value of the after acquired shares and how it calculated interest.

     Within 30 days after the combined company makes the payment to dissenters or offers payment for after acquired shares, a dissenter may notify the combined company in writing of the dissenter's own estimate of the fair value of his or her shares and the amount of interest due and demand payment of that amount (less what the combined company has already paid) or reject the combined company's offer to pay and demand payment of the estimate. If any demand remains unsettled, within 60 days after receiving payment demand from the dissenter, the combined company will either (i) pay the amount demanded or (ii) ask the court to determine the fair value of the dissenting shares and the interest owed and make all dissenters whose demands remain unsettled parties to the lawsuit.

PROPOSAL 2: APPROVAL AND ADOPTION OF THE VIRGINIA FINANCIAL GROUP, INC. STOCK INCENTIVE PLAN

     We are asking you to approve the Virginia Financial Group Stock Incentive Plan that will make available up to 750,000 shares of common stock for granting stock options in the form of incentive stock options and non-statutory stock options, restricted stock awards and stock appreciation rights to employees and directors of Virginia Financial Group and its subsidiaries. A copy of the plan is attached as Appendix F.

     The plan is substantially similar to the existing stock incentive plan of Virginia Commonwealth, except for the increase in the number of shares reserved thereunder (from ________ to 750,000) to accommodate the larger number of employees and the authority to grant stock awards to the directors of Virginia Financial Group and its subsidiaries.

     The more significant features of the plan are described below. If you would like a copy of the plan, please make a written request to the Secretary of either Virginia Financial or Virginia Commonwealth. In addition, we have filed the plan as an exhibit to the registration statement of which this joint proxy statement/prospectus is a part, and you may obtain a copy online from the Securities and Exchange Commission's website at www.sec.gov.

Purpose

     The purpose of the plan is to promote the success of Virginia Financial Group by providing greater incentive to employees and directors of Virginia Financial Group and its subsidiaries to associate their personal interests with the long-term financial success of Virginia Financial Group and with growth in stockholder value. The plan is designed to provide flexibility to us in our ability to motivate, attract, and retain the services of employees and directors upon whose judgment, interest, and special effort the successful conduct of our operations largely depends. The plan will terminate on the tenth anniversary of the effective date of the plan, unless sooner terminated by Virginia Financial Group's board of directors.

Administration

     The plan will be administered by the compensation committee of the board of directors of Virginia Financial Group. The committee has the power to select plan participants and to grant stock options and stock awards on terms the committee considers appropriate. In addition, the committee has the authority to interpret the plan, to adopt, amend or waive rules or regulations for the plan's administration, and to make all other determinations for administration of the plan.

Stock Options

     Stock options granted under the plan may be incentive stock options or non-statutory stock options. A stock option entitles the recipient to purchase shares of common stock at the option price. The committee will fix the option price at the time the stock option is granted, but in the case of an incentive stock option the exercise price cannot be less than 100% of the shares' fair market value on the date of grant (or, in the case of an incentive stock option granted to a 10% shareholder of the company, 110% of the shares fair market value on the date of grant). The value in incentive stock options, based on the exercise price, that can be exercisable for the first time in any calendar year under the plan or any other similar plan maintained by Virginia Financial Group is limited to $100,000. The option price may be paid in cash or with shares of common stock, or a combination of cash and common stock. Stock options may be exercised at such times and subject to such conditions as may be prescribed by the committee, including the requirement that they will not be exercisable after 10 years from the grant date.

Restricted Stock Awards

     The plan permits the grant of restricted stock awards (shares of common stock) to plan participants. A restricted stock award may be, but is not required to be, forfeitable or otherwise restricted until certain conditions are satisfied. These conditions may include, for example, a requirement that the plan participant complete a specified period of service or that certain objectives be achieved. Any restriction imposed on a restricted stock award will be determined by the committee.

Stock Appreciation Rights

     The plan also permits the grant of stock appreciation rights to recipients of stock options (a "related option") with respect to all or a portion of the shares of common stock subject to the related option (a "tandem SAR"). The exercise of a tandem SAR will reduce the number of shares subject to the related option equal to the number of shares with respect to which the tandem SAR is exercised. Conversely, the exercise, in whole or in part, of a related option will reduce the number of shares subject to the tandem SAR. The consideration to be received by the holder of a tandem SAR may be paid in cash, shares of common stock (valued at fair market value on the date of the tandem SAR exercise), or a combination of cash and shares of common stock, as elected by the recipient and subject to the discretion of the committee and the terms of the plan. A tandem SAR will expire no later than the expiration of the related option, will be transferable only when and under the same conditions as the related option and will be exercisable only when the related option is eligible to be exercised.

Transferability

     In general, stock options, tandem SARS and restricted stock awards may not be assigned, transferred, pledged or otherwise encumbered by a participant, other than by will or the laws of descent and distribution.

Shares Subject to the Plan

     Up to 750,000 shares of common stock may be issued to plan participants under the plan. No stock options, tandem SARS or restricted stock awards have been granted under the plan. The maximum number of shares with respect to which stock options or restricted stock may be granted under the plan in any calendar year to an employee is 150,000 shares.

     In general, if any stock option, tandem SAR or restricted stock award terminates, expires or lapses for any reason other than as a result of being exercised, or if shares issued pursuant to the plan are forfeited, the common stock subject to the stock option, tandem SAR or restricted stock award will be available for further awards.

Certain Federal Income Tax Consequences

     Generally, no federal income tax liability is incurred by a plan participant at the time a stock option or tandem SAR is granted. If the stock option is an incentive stock option, no income will be recognized upon the participant's exercise of the stock option. Income is recognized by participant when he or she disposes of shares acquired under an incentive stock option. The exercise of a non-statutory stock option generally is a taxable event that requires the participant to recognize, as ordinary income, the difference between the shares' fair market value and the option exercise price. Similarly, at the time of exercise of a tandem SAR, the amount of cash and fair market value of shares received by the participant is taxed to the participant as ordinary income.

     For restricted stock awards, income is recognized by a participant when the shares first become transferable or are no longer subject to a substantial risk of forfeiture. At that time, the participant recognizes income equal to the fair market of the common stock.

     Virginia Financial Group will be entitled to claim a federal business expense tax deduction on account of the exercise of a non-statutory stock option or tandem SAR or the vesting of a restricted stock award. The amount of the deduction is equal to the ordinary income recognized by the participant. Virginia Financial Group generally will not be entitled to a federal income tax deduction on account of the grant or exercise of an incentive stock option, but may claim a federal income tax deduction on account of certain disqualifying dispositions of stock acquired upon the exercise of an incentive stock option.

Changes in Capitalization and Similar Changes

     In the event of any change in the outstanding shares of common stock by reason of any stock dividend, stock split, recapitalization or otherwise, the aggregate number of shares of common stock reserved under the plan, and the terms, exercise price and number of shares of any outstanding stock options, tandem SARS or restricted stock awards will be equitably adjusted by the committee in its discretion to preserve the benefits of the stock options and stock awards for plan participants. For instance, a two-for-one stock split would double the number of shares reserved under the plan. Similarly, for outstanding stock options it would double the number of shares covered by each stock option and reduce its exercise price by one-half.

Shareholder Approval

     Approval of the plan requires the affirmative vote of a majority of the shares actually voting, in person or by proxy, at both the Virginia Financial and Virginia Commonwealth special meetings.

     The boards of Directors of Virginia Financial and Virginia Commonwealth recommend the approval of the Virginia Financial Group Stock Incentive Plan.

                                 LEGAL MATTERS

     The validity of the shares of Virginia Financial Group common stock to be issued upon consummation of the merger has been passed upon by Flippin, Densmore, Morse & Jessee, P.C. of Roanoke, Virginia. In addition, the material tax consequences of the merger are being passed upon for Virginia Financial by Flippin, Densmore, Morse & Jessee, P.C. and for Virginia Commonwealth by LeClair Ryan, P.C. of Richmond, Virginia.

                                    EXPERTS

     Yount, Hyde & Barbour, P.C., independent auditors, have audited Virginia Financial's consolidated financial statements included in Virginia Financial's Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this joint proxy statement/prospectus and elsewhere in the registration statement. Virginia Financial's financial statements are incorporated by reference in reliance on Yount, Hyde & Barbour, P.C.'s report, given on their authority as experts in accounting and auditing.

     The consolidated financial statements of Virginia Commonwealth as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of Yount, Hyde & Barbour, P.C., independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                             SHAREHOLDER PROPOSALS

     Virginia Financial or Virginia Financial Group (if the merger is consummated) shareholders may submit proposals to be considered for shareholder action at the 2002 annual meeting of shareholders if they do so in accordance with the applicable regulations of the SEC. Any of these proposals must be received by the Secretary of Virginia Financial or Virginia Financial Group (if the merger is consummated) no later than ________ __, 2001 in order to be considered for inclusion in Virginia Financial's or Virginia Financial Group's, as the case may be, 2002 annual meeting proxy materials.

     Virginia Commonwealth will hold a 2002 annual meeting of shareholders only if the merger is not consummated before the time of the meeting. In the event that this meeting occurs, any proposals of shareholders intended to be presented at the 2002 annual meeting of shareholders must be received by the Secretary of Virginia Commonwealth no later than November 1, 2001 in order to be considered for inclusion in the Virginia Commonwealth proxy materials relating to that meeting.

                                 OTHER MATTERS

     As of the date of this document, the Virginia Commonwealth board and the Virginia Financial board know of no matters that will be presented for consideration at either of the special shareholders' meetings other than those described in this document. If any other matters properly come before the Virginia Financial special meeting, or any adjournments or postponements thereof, or before the Virginia Commonwealth special meeting, or any adjournment thereof, of these meetings, and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals that they name as proxies to vote the shares represented by these proxies as to any of these matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of the respective managements of Virginia Commonwealth and Virginia Financial. However, any proxies voted against the merger will not be voted in favor of a postponement of the special meeting, if the purpose of the postponement is to allow time to receive additional votes to approve the merger.

                      WHERE YOU CAN FIND MORE INFORMATION

     Virginia Financial has filed a registration statement with the SEC under the Securities Act that registers the distribution to Virginia Commonwealth shareholders of the shares of Virginia Financial Group common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Virginia Financial and Virginia Commonwealth common stock. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this document.

     Both Virginia Financial and Virginia Commonwealth file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any document that Virginia Financial or Virginia Commonwealth files with the SEC at the SEC's following public reference facilities:

Public Reference Room   New York Regional Office  Chicago Regional Office
450 Fifth Street, N.W.  7 World Trade Center      Citicorp Center
Room 1024               Suite 1300                500 W. Madison St., Ste. 1400
Washington, D.C. 20549  New York, New York 10048  Chicago, Illinois 60611-2511

     You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities.

     The SEC also maintains a world wide web site that contains reports, proxy statements and other information about issuers, like Virginia Financial and Virginia Commonwealth, who file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect Virginia Financial filings at the offices of The OTC Bulletin Board at 9801 Washingtonian Blvd., Gaithersburg, MD 20878-5356. You can also inspect Virginia Commonwealth filings at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20005.

     The SEC allows Virginia Financial and Virginia Commonwealth to "incorporate by reference" in this document the information each company files with the SEC, which means:

     .    incorporated documents are considered part of this document;
     . we can disclose important information to you by referring you to those documents; and
     . information that we file with the SEC will automatically update and supersede the information in this document and information that was previously incorporated.

     Virginia Financial incorporates by reference the documents listed below which were filed with the SEC under the Exchange Act:

     . Virginia Financial's Annual Report on Form 10-K for the year ended December 31, 2000, filed on March 28, 2001;
     . Virginia Financial's Quarterly Report on Form 10-Q for the three months ended (a) March 31, 2001, filed on May 15, 2001 and (b) June 30,2001, filed on August 13, 2001; and
     .    Virginia Financial's Current Report on Form 8-K filed on June 13,
          2001.

     Virginia Commonwealth incorporates by reference the documents listed below which were filed with the SEC under the Exchange Act:

     . Virginia Commonwealth's Annual Report on Form 10-K for the year ended December 31, 2000, filed on March 16, 2001;
     . Virginia Commonwealth's Quarterly Report on Form 10-Q for the three months ended (a) March 31, 2001, filed on May 15, 2001 and (b) June 30,2001, filed on August 14, 2001; and
     .    Virginia Commonwealth's Current Report on Form 8-K filed on June 13,
          2001.

     We also incorporate by reference any documents that we file between the date of this joint proxy statement/prospectus and the date of the special meetings.

     This joint proxy statement/prospectus incorporates certain Virginia Financial and Virginia Commonwealth documents by reference that are not presented herein or delivered herewith. Copies of the documents (other than exhibits to the documents, unless the exhibits are specifically incorporated by reference into such documents) are available without charge to any person, including any beneficial owner, to whom this joint proxy statement/prospectus is delivered, upon written or oral request from:

with respect to Virginia Financial     with respect to Virginia Commonwealth
documents:                             Documents:

    Virginia Financial Corporation        Virginia Commonwealth Financial Corp.
             Fred Bowers                            Jeffrey W. Farrar
       Secretary and Treasurer              Executive Vice President and CFO
    Virginia Financial Corporation        Virginia Commonwealth Financial Corp.
            P.O. Box 1309                              P.O. Box 71
       Staunton, Virginia 24401               Culpeper, Virginia 22701-0071
     Telephone No. (540) 885-1232             Telephone No. (540) 825-4800

     In order to ensure timely delivery of such documents, any request should be made by [insert date 5 days before meeting date], 2001.

              UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

     The following unaudited pro forma condensed balance sheet as of June 30, 2001, combines the historical consolidated balance sheets of Virginia Financial and Virginia Commonwealth as if the merger of Virginia Commonwealth into Virginia Financial had been effective on June 30, 2001, after giving effect to certain estimated adjustments. The unaudited pro forma condensed statements of income for the six month period ended June 30, 2001 and for the years ended December 31, 2000, 1999 and 1998 present the results of operations of Virginia Financial and Virginia Commonwealth as if the merger of Virginia Commonwealth into Virginia Financial had been effective at the beginning of the earliest period presented. The unaudited pro forma combined condensed financial information has been prepared from, and should be read in conjunction with, the historical consolidated financial statements of Virginia Financial and Virginia Commonwealth.

     The unaudited pro forma condensed financial information reflects the application of the pooling-of-interests method of accounting for the merger. Under this method of accounting, the recorded assets, liabilities, stockholders' equity, income and expenses of Virginia Financial and Virginia Commonwealth are combined and reflected as historical amounts. You should not assume that Virginia Financial and Virginia Commonwealth would have achieved the pro forma combined results if they had actually been combined during the periods presented.

     The combined company expects to incur merger and other non-recurring expenses as a result of the merger and to achieve merger benefits in the form of operating cost savings. The pro forma earnings, which do not reflect any direct costs or potential savings that are expected to result from the consolidation of the operations of Virginia Financial and Virginia Commonwealth, are not necessarily indicative of the results of future operations. No assurances can be given with respect to the ultimate level of expense savings.

                         VIRGINIA FINANCIAL GROUP, INC.
                        PRO FORMA COMBINED BALANCE SHEET
                                  June 30, 2001

                                                       Virginia          Virginia
                                                       Financial       Commonwealth       Adjustments      Consolidated
                                                       ---------       ------------       -----------      ------------
Assets
Cash and due from banks                              $ 24,576,502      $ 14,535,515      $        -        $ 39,112,017
Federal funds sold                                     10,800,000        15,555,137               -          26,355,137
Interest-bearing deposits other banks                      71,198         2,252,014                           2,323,212
Securities                                            113,142,663       108,806,539               -         221,949,202
Loans held for resale                                   8,519,417         7,487,610               -          16,007,027
Loans, net of unearned income and
  allowance for loan losses                           332,375,573       311,082,833               -         643,458,406
Bank premises and equipment, net                        8,684,096        11,705,128               -          20,389,224
Accrued interest receivable                             3,407,654         3,121,127               -           6,528,781
Intangibles                                             1,944,003               -                 -           1,944,003
Other real estate                                         225,000           376,686               -             601,686
Other assets                                            3,559,126         3,326,570               -           6,885,696
                                                     ------------      ------------      ----------        ------------

Total assets                                         $507,305,232      $478,249,159      $        -        $985,554,391
                                                     ============      ============      ==========        ============

Liabilities and Stockholders' Equity
Liabilities:
Deposits
Non-interest-bearing                                 $ 73,776,682      $ 62,632,024      $        -        $136,408,706
Interest bearing                                      361,135,278       343,792,880               -         704,928,158
Other short-term borrowings                                   -           1,017,140               -           1,017,140
Securities sold under agreements to repurchase         17,297,500               -                 -          17,297,500
Federal Home Loan Bank advances                               -          14,340,000               -          14,340,000
Other liabilities                                       2,134,826         4,127,261               -           6,262,087
                                                     ------------      ------------      ----------        ------------
Total liabilities                                    $454,344,286      $425,909,305      $        -        $880,253,591
                                                     ------------      ------------      ----------        ------------

Commitments                                                   -                 -                 -                 -

Stockholders' Equity:
Preferred stock                                      $        -       $         -        $        -        $        -
Common stock, par value $5.00 per share                19,897,415               -          16,620,382        36,517,797
Common stock, par value $2.50 per share                       -           5,774,576        (5,774,576)              -
Capital surplus                                        12,994,292         9,478,984       (10,845,806)       11,627,470
Retained earnings                                      19,403,232        35,743,505               -          55,146,737
Accumulated other comprehensive income                    666,007         1,342,789               -           2,008,796
                                                     ------------      ------------      ----------        ------------
Total stockholders' equity                           $ 52,960,946      $ 52,339,854      $        -        $105,300,800
                                                     ------------      ------------      ----------        ------------
Total liabilities and stockholders' equity           $507,305,232      $478,249,159      $        -        $985,554,391
                                                     ============      ============      ==========        ============

    The accompanying notes are an integral part of the unaudited pro forma condensed financial information.

                        VIRGINIA FINANCIAL GROUP, INC.
                      PRO FORMA COMBINED INCOME STATEMENT
                    FOR THE SIX MONTHS ENDED JUNE 30, 2001

                                                                   Virginia      Virginia
                                                                   Financial   Commonwealth    Combined
                                                                   ---------   ------------   -----------
Interest and dividend income:
Interest and fees on loans                                        $14,339,851   $13,854,463   $28,194,314
Interest and dividends on securities:
  Taxable                                                           2,271,913     2,261,313     4,533,226
  Nontaxable                                                          823,298       581,865     1,405,163
  Dividends                                                           144,742        67,335       212,077
Interest on deposits in other banks                                     1,874        48,761        50,635
Interest on Federal funds sold and securities purchased
  under agreements to resell                                          285,448       346,590       632,038
                                                                  -----------   -----------   -----------
            Total interest and dividend income                    $17,867,126   $17,160,327   $35,027,453
                                                                  -----------   -----------   -----------

Interest expense:
  Interest on deposits                                            $ 8,153,578   $ 7,750,770   $15,904,348
  Interest on federal funds purchased and securities
    sold under agreement to repurchase                                367,128            --       367,128
  Interest on short-term borrowings                                    32,261        14,635        46,896
  Interest on Federal Home Loan Bank advances                              --       483,426       483,426
                                                                  -----------   -----------   -----------
            Total interest expense                                $ 8,552,967   $ 8,248,831   $16,801,798
                                                                  -----------   -----------   -----------
            Net interest income                                   $ 9,314,159   $ 8,911,496   $18,225,655
Provision for loan losses                                             407,908       408,000       815,908
                                                                  -----------   -----------   -----------
            Net interest income after provision for loan losses   $ 8,906,251   $ 8,503,496   $17,409,747
                                                                  -----------   -----------   -----------

Non Interest Income:
  Service charges on deposit accounts                             $   814,220   $   907,569   $ 1,721,789
  Fees for trust services                                             663,580       657,604     1,321,184
  Investment fee income                                                  --         124,689       124,689
  Other operating income                                            1,087,768       175,411     1,263,179
  Gain on sales of securities available for sale                      102,239        71,192       173,431
  Fees on loans sold                                                     --         446,778       446,778
                                                                  -----------   -----------   -----------
            Total Non Interest Income                             $ 2,667,807   $ 2,383,243   $ 5,051,050
                                                                  -----------   -----------   -----------

Non Interest Expense:
  Compensation and employee benefits                              $ 4,425,975   $ 4,308,107   $ 8,734,082
  Net occupancy expense of premises                                   347,725     1,065,406     1,413,131
  Supplies and equipment expense                                    1,216,125       250,082     1,466,207
            Other operating expense                                 1,640,708     1,756,738     3,397,446
                                                                  -----------   -----------   -----------
            Total Non Interest Expense                            $ 7,630,533   $ 7,380,333   $15,010,866
                                                                  -----------   -----------   -----------

            Income before income taxes                            $ 3,943,525   $ 3,506,406   $ 7,449,931
            Income taxes                                            1,069,004       964,655     2,033,659
                                                                  -----------   -----------   -----------

            Net income                                            $ 2,874,521   $ 2,541,751   $ 5,416,272
                                                                  ===========   ===========   ===========

Earnings per common share:
Basic                                                             $      0.72   $      1.10   $      0.74
                                                                  ===========   ===========   ===========
Diluted                                                           $      0.72   $      1.09   $      0.74
                                                                  ===========   ===========   ===========

The accompanying notes are an integral part of the unaudited pro forma condensed financial information.

                        VIRGINIA FINANCIAL GROUP, INC.
                UNAUDITED PRO FORMA CONDENSED INCOME STATEMENT
                         YEAR ENDED DECEMBER 31, 2000

                                                                               Virginia               Virginia
                                                                               Financial            Commonwealth       Combined
                                                                               ---------            ------------       --------
Interest and dividend income:
Interest and fees on loans                                                   $ 27,557,932          $ 26,168,787      $ 53,726,719
Interest on deposits in other banks                                                36,192               222,124           258,316
Interest and dividends on securities held to maturity:
  Taxable                                                                       2,917,336               133,228         3,050,564
  Nontaxable                                                                      505,238             1,022,257         1,527,495
Interest and dividends on securities available for sale:
  Taxable                                                                       2,855,239             4,565,904         7,421,143
  Nontaxable                                                                    1,212,797               139,494         1,352,291
  Dividends                                                                       212,162               135,973           348,135
Interest on federal funds sold and securities purchased
  under agreements to resell                                                       85,012               634,514           719,526
                                                                             ------------          ------------      ------------
           Total interest and dividend income                                $ 35,381,908          $ 33,022,281      $ 68,404,189
                                                                             ------------          ------------      ------------
Interest expense:
  Interest on deposits                                                       $ 15,279,565          $ 14,618,309      $ 29,897,874
  Interest on federal funds purchased and securities
    sold under agreement to repurchase                                            841,851                48,570           890,421
  Interest on short-term borrowings                                                     -                31,024            31,024
  Interest on Federal Home Loan Bank advances                                     607,617               682,954         1,290,571
                                                                             ------------          ------------      ------------
           Total interest expense                                            $ 16,729,033          $ 15,380,857      $ 32,109,890
                                                                             ------------          ------------      ------------

           Net interest income                                               $ 18,652,875          $ 17,641,424      $ 36,294,299
Provision for loan losses                                                         696,167               670,000         1,366,167
                                                                             ------------          ------------      ------------
           Net interest income after provision for loan losses               $ 17,956,708          $ 16,971,424      $ 34,928,132
                                                                             ------------          ------------      ------------
Non Interest Income:
  Service charges on deposit accounts                                        $  1,527,968          $  1,677,500      $  3,205,468
  Fees for trust services                                                       1,488,305               754,271         2,242,576
  Investment fee income                                                                 -               228,922           228,922
  Other operating income                                                        1,732,760               289,238         2,021,998
  Gain on sales of securities available for sale                                   46,649               103,884           150,533
  Fees on loans sold                                                                    -               408,124           408,124
                                                                             ------------          ------------      ------------
           Total Non Interest Income                                         $  4,795,682          $  3,461,939      $  8,257,621
                                                                             ------------          ------------      ------------
Non Interest Expense:
  Compensation and employee benefits                                         $  7,917,685          $  7,677,362      $ 15,595,047
  Net occupancy expense of premises                                               657,401               879,470         1,536,871
  Supplies and equipment expense                                                2,335,323             2,042,373         4,377,696
  Other operating expense                                                       3,248,055             3,027,580         6,275,635
                                                                             ------------          ------------      ------------
           Total Non Interest Expense                                        $ 14,158,464          $ 13,626,785      $ 27,785,249
                                                                             ------------          ------------      ------------

           Income before income taxes                                        $  8,593,926          $  6,806,578      $ 15,400,504
           Income taxes                                                         2,390,758             1,895,828         4,286,586
                                                                             ------------          ------------      ------------

           Net income                                                        $  6,203,168          $  4,910,750      $ 11,113,918
                                                                             ============          ============       ===========

Earnings per common share:
Basic                                                                        $       1.56          $       2.09      $       1.51
                                                                             ============          ============      ============
Diluted                                                                      $       1.56          $       2.08      $       1.51
                                                                             ============          ============      ============

The accompanying notes are an integral part of the unaudited pro forma condensed financial information.

                        VIRGINIA FINANCIAL GROUP, INC.
                UNAUDITED PRO FORMA CONDENSED INCOME STATEMENT
                         YEAR ENDED DECEMBER 31, 1999

                                                                               Virginia              Virginia
                                                                               Financial           Commonwealth        Combined
                                                                               ---------           ------------        --------
Interest and dividend income:
Interest and fees on loans                                                   $ 23,472,717          $ 23,256,237      $ 46,728,954
Interest on deposits in other banks                                               239,295                54,394           293,689
Interest and dividends on securities held to maturity:
  Taxable                                                                       2,686,891               144,715         2,831,606
  Nontaxable                                                                      688,291             1,077,680         1,765,971
Interest and dividends on securities available for sale:
  Taxable                                                                       2,986,011             4,662,223         7,648,234
  Nontaxable                                                                      767,491               123,728           891,219
  Dividends                                                                       316,450               123,547           439,997
Interest on federal funds sold and securities purchased
  under agreements to resell                                                      215,474               463,397           678,871
                                                                             ------------          ------------      ------------
           Total interest and dividend income                                $ 31,372,620          $ 29,905,921      $ 61,278,541
                                                                             ------------          ------------      ------------
Interest expense:
  Interest on deposits                                                       $ 13,303,709          $ 13,061,608      $ 26,365,317
  Interest on federal funds purchased and securities
    sold under agreement to repurchase                                            566,533                39,580           606,113
  Interest on short-term borrowings                                                     -                24,234            24,234
  Interest on Federal Home Loan Bank advances                                      99,137               184,848           283,985
  Interest on note payable                                                              -                 3,000             3,000
                                                                             ------------          ------------      ------------
           Total interest expense                                            $ 13,969,379          $ 13,313,270      $ 27,282,649
                                                                             ------------          ------------      ------------

           Net interest income                                               $ 17,403,241          $ 16,592,651      $ 33,995,892
Provision for loan losses                                                       1,100,222               836,734         1,936,956
                                                                             ------------          ------------      ------------
           Net interest income after provision for loan losses               $ 16,303,019          $ 15,755,917      $ 32,058,936
                                                                             ------------          ------------      ------------
Non Interest Income:
  Service charges on deposit accounts                                        $  1,235,594          $  1,394,669      $  2,630,263
  Fees for trust services                                                       1,397,857               663,650         2,061,507
  Investment fee income                                                                 -               102,461           102,461
  Other operating income                                                        2,045,262               451,691         2,496,953
  Gain on sales of securities available for sale                                   62,407                 3,695            66,102
  Fees on loans sold                                                                    -               710,992           710,992
                                                                             ------------          ------------      ------------
           Total Non Interest Income                                         $  4,741,120          $  3,327,158      $  8,068,278
                                                                             ------------          ------------      ------------
Non Interest Expense:
  Compensation and employee benefits                                         $  7,443,650          $  7,041,473      $ 14,485,123
  Net occupancy expense of premises                                               558,887               806,455         1,365,342
  Supplies and equipment expense                                                1,905,623             1,758,058         3,663,681
  Other operating expense                                                       3,331,263             3,043,524         6,374,787
                                                                             ------------          ------------      ------------
           Total Non Interest Expense                                        $ 13,239,423          $ 12,649,510      $ 25,888,933
                                                                             ------------          ------------      ------------

           Income before income taxes                                        $  7,804,716          $  6,433,565      $ 14,238,281
           Income taxes                                                         2,251,184             1,810,539         4,061,723
                                                                             ------------          ------------      ------------

           Net income                                                        $  5,553,532          $  4,623,026      $ 10,176,558
                                                                             ============          ============      ============

Earnings per common share:
Basic                                                                        $       1.39          $       1.96      $       1.38
                                                                             ============          ============      ============
Diluted                                                                      $       1.39          $       1.96      $       1.38
                                                                             ============          ============      ============

The accompanying notes are an integral part of the unaudited pro forma condensed financial information.

                         VIRGINIA FINANCIAL GROUP, INC.
                 UNAUDITED PRO FORMA CONDENSED INCOME STATEMENT
                          YEAR ENDED DECEMBER 31, 1998


                                                                          Virginia               Virginia
                                                                          Financial            Commonwealth           Combined
                                                                          ---------            ------------           --------
Interest and dividend income:
Interest and fees on loans                                               $24,023,699           $22,056,242           $46,079,941
Interest on deposits in other banks                                              -                  35,965                35,965
Interest and dividends on securities held to maturity:
  Taxable                                                                  1,613,868             1,035,189             2,649,057
  Nontaxable                                                                 738,034               866,066             1,604,100
Interest and dividends on securities available for sale:
Taxable                                                                    4,216,842             4,122,362             8,339,204
  Nontaxable                                                                 153,801               113,330               267,131
Dividends                                                                        -                 114,309               114,309
Interest on federal funds sold and securities purchased
  under agreements to resell                                                 314,226               690,528             1,004,754
                                                                         -----------           -----------           -----------
           Total interest and dividend income                            $31,060,470           $29,033,991           $60,094,461
                                                                         -----------           -----------           -----------
Interest expense:
  Interest on deposits                                                   $13,768,939           $12,741,690           $26,510,629
  Interest on federal funds purchased and securities
  sold under agreement to repurchase                                         419,445                73,077               492,522
  Interest on short-term borrowings                                              -                 130,062               130,062
  Interest on Federal Home Loan Bank advances                                    -                 200,150               200,150
  Interest on note payable                                                       -                   2,088                 2,088
                                                                         -----------           -----------           -----------
           Total interest expense                                        $14,188,384           $13,147,067           $27,335,451
                                                                         -----------           -----------           -----------

           Net interest income                                           $16,872,086           $15,886,924           $32,759,010
Provision for loan losses                                                  1,327,459               915,107             2,242,566
                                                                         -----------           -----------           -----------
           Net interest income after provision for loan losses           $15,544,627           $14,971,817           $30,516,444
                                                                         -----------           -----------           -----------
Non Interest Income:
  Service charges on deposit accounts                                    $ 1,067,746           $ 1,226,149           $ 2,293,895
  Fees for trust services                                                  1,187,305               519,818             1,707,123
  Investment fee income                                                          -                 148,019               148,019
  Other operating income                                                   1,700,203               176,777             1,876,980
  Gain on sales of securities available for sale                                 -                 309,210               309,210
  Fees on loans sold                                                             -                 553,697               553,697
                                                                         -----------           -----------           -----------
           Total Non Interest Income                                     $ 3,955,254           $ 2,933,670           $ 6,888,924
                                                                         -----------           -----------           -----------
Non Interest Expense:
  Compensation and employee benefits                                     $ 6,053,792           $ 6,082,430           $12,136,222
  Net occupancy expense of premises                                          465,028               784,911             1,249,939
  Supplies and equipment expense                                           1,517,828             1,533,553             3,051,381
  Other operating expense                                                  2,393,619             3,000,121             5,393,740
                                                                         -----------           -----------           -----------
           Total Non Interest Expense                                    $10,430,267           $11,401,015           $21,831,282
                                                                         -----------           -----------           -----------

           Income before income taxes                                    $ 9,069,614           $ 6,504,472           $15,574,086
           Income taxes                                                    2,821,384             1,957,448             4,778,832
                                                                         -----------           -----------           -----------

           Net income                                                    $ 6,248,230           $ 4,547,024           $10,795,254
                                                                         ===========           ===========           ===========

Earnings per common share:
Basic                                                                    $      1.56           $      1.94           $      1.46
                                                                         ===========           ===========           ===========
Diluted                                                                  $      1.56           $      1.93           $      1.46
                                                                         ===========           ===========           ===========


     The accompanying notes are an integral part of the unaudited pro forma condensed financial information.

           Notes to Unaudited Pro Forma Combined Financial Information

(1) The pro forma combined financial information presented is not necessarily indicative of the results of operations or the financial position that would have resulted had the merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities.

(2) It is assumed that the merger will be accounted for on a pooling of interests accounting basis and, accordingly, the related pro forma adjustments have been calculated using the exchange ratio, whereby Virginia Financial Corporation, renamed as Virginia Financial Group, Inc. will issue
     1.4391 shares of stock for each share of Virginia Commonwealth Financial Corporation common stock and Virginia Financial Corporation common stock will continue to be outstanding on a one-for-one basis.

(3) Per share data has been computed based on the combined historical income applicable to common shareholders of Virginia Financial and Virginia Commonwealth using the historical weighted average shares outstanding, adjusted to equivalent shares of the combined company's stock, of Virginia Financial stock and the weighted average shares, adjusted to equivalent shares of Virginia Financial Group stock, of Virginia Commonwealth, as of the earliest period presented.

(4) The pro forma combined financial information presented does not include the estimated costs associated with the transaction. Such costs will include, but are not limited to, legal and accounting fees, regulatory filing fees, financial advisor fees, and fees associated with fairness opinions.

                                                                      APPENDIX A





                     AGREEMENT AND PLAN OF REORGANIZATION

                                    between

                        VIRGINIA FINANCIAL CORPORATION

                                      and

                  VIRGINIA COMMONWEALTH FINANCIAL CORPORATION


                         ____________________________

                                 June 12, 2001
                         ____________________________

                                TABLE OF CONTENTS

                                                                                                          Page
                                                                                                          ----
ARTICLE 1.        THE MERGER AND RELATED MATTERS...................................................        A-2
   1.1            The Merger.......................................................................        A-2
   1.2            Closing; Effective Date..........................................................        A-2
   1.3            Articles of Incorporation and Bylaws of the Continuing Corporation...............        A-2
   1.4            Name; Corporate Governance.......................................................        A-2
   1.5            Continuing Operations of the Bank Subsidiaries and Trust Company.................        A-3
   1.6            Definitions......................................................................        A-4

ARTICLE 2.        MERGER CONSIDERATION; EXCHANGE PROCEDURES........................................        A-4
   2.1            Conversion of Shares; Exchange of Shares.........................................        A-4
   2.2            Exchange Procedures..............................................................        A-5
   2.3            No Fractional Shares.............................................................        A-6
   2.4            Dividends........................................................................        A-6
   2.5            VCFC Stock Options; Adoption of Stock Incentive Plan.............................        A-6
   2.6            Dissenters' Rights...............................................................        A-7

ARTICLE 3.        REPRESENTATIONS AND WARRANTIES...................................................        A-8
   3.1            Disclosure Schedules.............................................................        A-8
   3.2            Standard.........................................................................        A-8
   3.3            Representations and Warranties...................................................        A-8

ARTICLE 4.        COVENANTS RELATING TO CONDUCT OF BUSINESS........................................       A-16
   4.1            Conduct of Business Pending Merger...............................................       A-16
   4.2            Coordination of Dividends........................................................       A-18
   4.3            Transition.......................................................................       A-19
   4.4            Control of Other Party's Business................................................       A-19

ARTICLE 5.        ADDITIONAL AGREEMENTS............................................................       A-19
   5.1            Reasonable Best Efforts..........................................................       A-19
   5.2            Access to Information; Notice of Certain Matters; Confidentiality................       A-20
   5.3            Shareholder Approvals............................................................       A-20
   5.4            Registration Statement; Joint Proxy Statement; SEC Filings.......................       A-21
   5.5            No Other Acquisition Proposals...................................................       A-22
   5.6            Regulatory Filings...............................................................       A-23
   5.7            Public Announcements.............................................................       A-23
   5.8            Accounting Treatment.............................................................       A-23
   5.9            Affiliate Agreements.............................................................       A-24
   5.10           Employee Benefit Plans...........................................................       A-24
   5.11           Nasdaq Listing...................................................................       A-24
   5.12           Indemnification..................................................................       A-24
   5.13           Employment Arrangements..........................................................       A-25
   5.14           Takeover Laws and Provisions.....................................................       A-25

   5.15           Rights Agreements................................................................       A-25
   5.16           Dividend Reinvestment Plan.......................................................       A-26

ARTICLE 6.        CONDITIONS TO THE MERGER.........................................................       A-26
   6.1            General Conditions...............................................................       A-26
   6.2            Conditions to Obligations of VFNL................................................       A-27
   6.3            Conditions to Obligations of VCFC................................................       A-27

ARTICLE 7.        TERMINATION......................................................................       A-28
   7.1            Termination......................................................................       A-28
   7.2            Effect of Termination............................................................       A-28
   7.3            Survival of Representations, Warranties and Covenants............................       A-29
   7.4            Fees and Expenses................................................................       A-29

ARTICLE 8.        GENERAL PROVISIONS
   8.1            Entire Agreement.................................................................       A-29
   8.2            Binding Effect; No Third Party Rights............................................       A-30
   8.3            Waiver and Amendment.............................................................       A-30
   8.4            Governing Law....................................................................       A-30
   8.5            Notices..........................................................................       A-30
   8.6            Counterparts.....................................................................       A-31
   8.7            Severability.....................................................................       A-31

                               LIST OF EXHIBITS
                               ----------------

EXHIBIT A -- Plan of Merger (attached)
EXHIBIT B -- Stock Option Agreement for VFNL (attached as Appendix B to the joint proxy statement/prospectus)
EXHIBIT C -- Stock Option Agreement for VCFC (attached as Appendix C to the joint proxy statement/prospectus)
EXHIBIT D -- Form of Articles of Incorporation of the Continuing Corporation
     (attached as Annex 1 to the Plan of Merger attached as Exhibit A) EXHIBIT E -- Form of Bylaws of the Continuing Corporation (not included) EXHIBIT F -- Form of Affiliate Agreement (not incuded)

                            INDEX OF DEFINED TERMS
                            ----------------------

Agreement.....................................................      Introduction
Average Closing Price.........................................       Section 2.3
Bank Subsidiaries.............................................    Section 1.5(a)
Benefit Plans................................................. Section 3.3(m)(i)
Closing Date..................................................       Section 1.2
Code..........................................................    Section 2.5(a)

Continuing Corporation......................................         Section 1.1
Continuing Corporation Common Stock.........................      Section 2.1(a)
GAAP........................................................      Section 3.3(f)
Effective Date..............................................         Section 1.2
Employment Agreement........................................      Section 1.5(f)
ERISA.......................................................  Section 3.3(m)(ii)
Exchange Act................................................      Section 3.3(f)
Exchange Agent..............................................      Section 2.2(a)
Exchange Ratio..............................................      Section 2.1(a)
Joint Proxy Statement.......................................      Section 5.4(a)
Merger......................................................         Section 1.1
New Certificates............................................      Section 2.4(a)
Old Certificates............................................      Section 2.4(a)
OREO........................................................ Section 3.3(o)(iii)
Plan of Merger..............................................            Recitals
Registration Statement......................................      Section 5.4(a)
Regulatory Filings..........................................      Section 3.3(f)
Requisite Regulatory Approvals..............................      Section 5.6(a)
Rights......................................................      Section 3.3(d)
SEC.........................................................      Section 3.3(f)
Securities Act..............................................      Section 3.3(f)
Stock Option Agreements.....................................            Recitals
Tax Returns.................................................      Section 3.3(k)
Taxes.......................................................      Section 3.3(k)
Trust Company...............................................      Section 1.5(b)
VCFC........................................................        Introduction
VCFC Affiliates.............................................         Section 5.9
VCFC Common Stock...........................................      Section 2.1(a)
VCFC Directors..............................................         Section 1.4
VCFC Rights.................................................        Section 5.15
VCFC Rights Agreement.......................................      Section 3.3(u)
VCFC Stock Option...........................................      Section 2.5(a)
VCFC Stock Plan.............................................      Section 2.5(a)
VCFC Stock Option Agreement.................................            Recitals
VCFC Stock Unit.............................................      Section 2.5(a)
VFNL........................................................        Introduction
VFNL Affiliates.............................................         Section 5.9
VFNL Common Stock...........................................      Section 2.1(b)
VFNL Directors..............................................      Section 1.4(b)
VFNL Stock Option Agreement.................................            Recitals
VSCA........................................................         Section 1.1
Virginia Financial Group, Inc...............................            Recitals

                     AGREEMENT AND PLAN OF REORGANIZATION


         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of June 12, 2001, between VIRGINIA FINANCIAL CORPORATION, a Virginia corporation ("VFNL"), and VIRGINIA COMMONWEALTH FINANCIAL CORPORATION, a Virginia corporation ("VCFC").

                                  WITNESSETH:

         WHEREAS, the Boards of Directors of VFNL and VCFC deem it advisable and in the best interests of each corporation and its respective shareholders that VFNL and VCFC affiliate in a merger of equals transaction as provided herein, and not in a transaction structured as an acquisition of one by the other, in order to advance their long-term strategic business interests;

         WHEREAS, the Boards of Directors of VFNL and VCFC believe that the larger banking enterprise that will result from this affiliation will be more diversified; more competitive than either company alone; able to offer a wider and improved array of financial services; and better positioned to meet the competitive challenges arising from recent and expected changes in the financial services industry;

         WHEREAS, the Boards of Directors of VFNL and VCFC further believe that this affiliation is in the best interests of the communities they serve and their respective employees;

         WHEREAS, the Boards of Directors of VFNL and VCFC have unanimously approved the strategic business affiliation of their companies through the merger of VCFC and VFNL and the continued operation of the combined company under the name "Virginia Financial Group, Inc." pursuant to and subject to the terms and conditions of this Agreement and the Plan of Merger in the form attached hereto as Exhibit A (the "Plan of Merger");

         WHEREAS, as a condition and inducement to VCFC's willingness to enter into this Agreement and the VCFC Stock Option Agreement (as defined in the following sentence), VFNL will grant to VCFC an option pursuant to a stock option agreement (the "VFNL Stock Option Agreement"), and as a condition and inducement to VFNL's willingness to enter into this Agreement and the VFNL Stock Option Agreement, VCFC will grant to VFNL an option pursuant to a stock option agreement (the "VCFC Stock Option Agreement" and, together with the VFNL Stock Option Agreement, the "Stock Option Agreements"), the forms of which are attached hereto as Exhibit B and Exhibit C, and the Stock Option Agreements will be entered into immediately following the execution and delivery of this Agreement; and

         WHEREAS, the parties desire to provide for certain conditions, representations, warranties and other agreements in connection with the transactions contemplated hereby.

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE 1
                        The Merger and Related Matters

         1.1  The Merger.

         At the Effective Date, VCFC and VFNL will merge pursuant to the Plan of Merger attached hereto as Exhibit A and made a part hereof (the "Merger"). As provided in Section 1.4 below, the name of the company resulting from the Merger will be "Virginia Financial Group Inc." (referred to herein as the "Continuing Corporation" whenever reference is made to it as of the Effective Date or thereafter). The Merger will have the effect set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the "VSCA").

         1.2  Closing; Effective Date.

         The Merger will become effective on the date and at the time shown on the Certificate of Merger issued by the Virginia State Corporation Commission effecting the Merger (the "Effective Date"). Subject to the satisfaction or waiver of the conditions set forth in Article 6, the parties will use their reasonable best efforts to cause the Effective Date to occur on or before November 1, 2001 or on such other date as the parties may agree in writing. All documents required by this Agreement to be delivered at or before the Effective Date will be exchanged by the parties at the closing date of the Merger (the "Closing Date"), which shall be held on or before the Effective Date. At or after the Closing Date, VFNL and VCFC will execute and deliver to the Virginia State Corporation Commission Articles of Merger containing the Plan of Merger.

         1.3  Articles of Incorporation and Bylaws of the Continuing
              Corporation.

         The Articles of Incorporation and Bylaws of the Continuing Corporation will be in the form attached hereto as Exhibits D and E, respectively.

         1.4  Name; Corporate Governance.

         (a) The name of the Continuing Corporation will be "Virginia Financial Group, Inc." or such other name as may be selected by the mutual agreement of VCFC and VFNL, which will require the affirmative vote of at least two-thirds of the members of each of their respective Boards of Directors.

         (b) At the Effective Date, the Continuing Corporation's Board of Directors will be comprised of 16 directors, to consist of eight current members of the VCFC Board designated by VCFC before the Effective Date (and shall include O.R. Barham, Jr., as the current President and Chief Executive Officer of VCFC) (the "VCFC Directors"), and eight current members of the VFNL Board designated by VFNL before the Effective Date

(and shall include Harry V. Boney, Jr., as the current President and Chief Executive Officer of VFNL) (the "VFNL Directors"). The VCFC Directors and VFNL Directors will be split as equally as possible among the three classes of directors to serve staggered terms with the initial terms of office as shown in Exhibit D. The members of the Continuing Corporation's Board of Directors as of the Effective Date will serve as directors until their respective successors are duly elected and qualified in accordance with the Continuing Corporation's Articles of Incorporation, Bylaws and applicable law.

         (c) It is the intent of the parties that the Board of Directors of the Continuing Corporation be gradually reduced in size over the course of the next few years, with the stated objective that, by the annual meeting of shareholders in 2003, the Board of Directors of the Continuing Corporation will be comprised of 12 directors.

         (d) At the Effective Date, the Executive Committee of the Board of Directors of the Continuing Corporation will be comprised of four directors, consisting of Harry V. Boney, Jr. (Chairman), O. R. Barham, Jr., and two additional directors who will be separately designated by each of VCFC and VFNL. The initial Vice Chairman of the Executive Committee will be a current member of the VCFC Board of Directors and designated by VCFC before the Effective Date. Thereafter, and in accordance with the Bylaws of the Continuing Corporation, appointment to the Executive Committee and to the positions of Chairman and Vice Chairman will require the affirmative vote of at least two-thirds of the Board of Directors of the Continuing Corporation.

         (e) The Board of Directors of the Continuing Corporation will take such actions as are necessary to cause the following persons to be elected or appointed to the following offices of the Continuing Corporation as of the Effective Date: (i) Harry V. Boney, Jr., as Chairman of the Board of Directors;
(ii) O. R. Barham, Jr., as President and Chief Executive Officer; and (iii) Jeffrey W. Farrar, as Executive Vice President and Chief Financial Officer.

         (f) The Continuing Corporation will have dual headquarters located in Staunton and Culpeper, Virginia.

         1.5  Continuing Operations of the Bank Subsidiaries and Trust Company.

         (a) The respective names, corporate structures and banking offices of the banking subsidiaries of VCFC and VFNL (the "Bank Subsidiaries") as of the date hereof, and the directors, officers and employees of the Bank Subsidiaries immediately before the Effective Date, will not change as a result of the Merger.

         (b) As soon as practicable after the Effective Date, the Continuing Corporation will take all appropriate action necessary to: (i) change the name of Virginia Commonwealth Trust Company, a Virginia corporation and wholly-owned trust subsidiary of VCFC, to a new name approved by at least a two-thirds vote of the Continuing Corporation's Board of Directors (the "Trust Company"); (ii) elect six members to the Board of Directors of the Trust Company, three of whom will be designated by the VCFC Directors and three of whom will be designated by the VFNL Directors; (iii) appoint Thomas A. Davis as President of the Trust Company and J. Quintin Mullins as Executive Vice President and Chief Operating Officer of the Trust Company; and (iv) consolidate the trust operations of Planters Bank & Trust Company of Virginia, a Virginia corporation and wholly-owned banking subsidiary of VFNL, with and into the Trust Company.

         1.6  Definitions.

         Any term defined in this Agreement and the Plan of Merger shall have the meaning ascribed to it for purposes of this Agreement. In addition:

         (a) The term "Knowledge" means, with respect to any party, the knowledge of such party's executive officers after reasonable inquiry.

         (b) The term "Material Adverse Effect" on VCFC or VFNL means an event, change, or occurrence which, individually or together with any other event, change, or occurrence, (i) has or is reasonably likely to have a material adverse effect on the financial condition, results of operations or business of VCFC or VFNL and their respective Subsidiaries taken as a whole, or (ii) materially impairs the ability of VCFC or VFNL to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; provided that Material Adverse Effect shall not be deemed to include the impact of (x) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (y) changes in generally accepted accounting principles or regulatory requirements applicable to financial institutions, and (z) actions and omissions of VCFC or VFNL taken with the prior written consent of the other in contemplation of the transactions contemplated hereby.

         (c) The term "Subsidiaries" means all those corporations, associations, or other business entities of which the entity in question either owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (in determining whether one entity owns or controls 50% or more of the outstanding equity securities of another, equity securities owned or controlled in a fiduciary capacity shall be deemed owned and controlled by the beneficial owner).

                                   ARTICLE 2
                   Merger Consideration; Exchange Procedures

         2.1  Conversion of Shares; Exchange of Shares.

         At the Effective Date, by virtue of the Merger and without any action on the part of the shareholders of VCFC and VFNL, as the case may be, such shareholders will be entitled to the following:

         (a) Each share of common stock, par value $2.50 per share, of VCFC ("VCFC Common Stock") issued and outstanding immediately before the Effective Date (other than dissenting shares as provided for in Section 2.6) will cease to be outstanding and will be converted into and exchanged for 1.4391 shares of common stock, par value $5.00 per share, of the Continuing Corporation ("Continuing Corporation Common Stock") pursuant to the terms and conditions set forth in this Agreement and Plan of Merger (the "Exchange Ratio"). Each holder of a certificate representing shares of VCFC Common Stock, upon the surrender of such certificates to the Continuing Corporation, duly endorsed for transfer in accordance with Section 2.2, will be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of the Continuing Corporation Common Stock that such VCFC shares will be converted into pursuant to the Exchange Ratio. Each such holder of VCFC Common Stock will have the right to receive any dividends previously declared but unpaid as to such stock and the consideration described in Sections 2.1 and 2.3 upon the surrender of such certificate in accordance with Section 2.2.

         (b) Each share of common stock, par value $5.00 per share, of VFNL ("VFNL Common Stock") issued and outstanding immediately before the Effective Date (other than dissenting shares as provided for in Section 2.6) will remain an issued and outstanding share of the Continuing Corporation. Each holder of a certificate representing shares of VFNL Common Stock, upon the surrender of such certificates to the Continuing Corporation, duly endorsed for transfer in accordance with Section 2.2, will be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of the Continuing Corporation Common Stock equal to the number of shares of VFNL Common Stock that were outstanding in such holders name immediately before the Effective Date. Each such holder of VFNL Common Stock will have the right to receive any dividends previously declared but unpaid as to such stock and the consideration described in Sections 2.1 upon the surrender of such certificate in accordance with Section 2.2.

         (c) In the event VFNL or VCFC changes (or establishes a record date for changing) the number of shares of its common stock issued and outstanding before the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to its outstanding common stock, and the record date therefor shall be before the Effective Date, appropriate and proportional adjustments will be made to the Exchange Ratio.

         2.2  Exchange Procedures.

         (a) Promptly after the Effective Date, the Continuing Corporation will cause its transfer agent, or such other transfer agent or depository or trust institution of recognized standing approved by VFNL and VCFC (in such capacity, the "Exchange Agent"), to send to each former shareholder of record of VCFC immediately before the Effective Date transmittal materials for use in exchanging such shareholder's certificates of VCFC Common Stock based upon the Exchange Ratio.

         (b) Promptly after the Effective Date, the Continuing Corporation will cause the Exchange Agent to send to each shareholder of record of VFNL immediately before the Effective Date transmittal materials for use in exchanging such shareholder's certificates of

VFNL Common Stock for certificates representing an equal number of shares of the Continuing Corporation Common Stock.

         (c) After the Effective Date, there will be no transfers of shares of VCFC Common Stock or VFNL Common Stock on the stock transfer books of VCFC, VFNL or the Continuing Corporation, and shares of VCFC Common Stock and VFNL Common Stock presented to the Continuing Corporation for any reason will be canceled and exchanged in accordance with this Article 2.

         (d) VFNL, VCFC, the Continuing Corporation or the Exchange Agent will not be liable to any former holder of VCFC Common Stock or VFNL Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         2.3  No Fractional Shares.

         The Continuing Corporation will issue cash in lieu of fractional shares to the holders of VCFC Common Stock on the basis of the Average Closing Price of VFNL Common Stock. As used herein, "Average Closing Price" shall mean the average of the closing price of VFNL Common Stock as reported on the OTC Bulletin Board for each of the five trading days during which VFNL Common Stock actually traded immediately preceding the Effective Date.

         2.4  Dividends.

         No dividend or other distribution payable to the holders of record of VCFC Common Stock or VFNL Common Stock at or as of any time after the Effective Date will be paid to the holder of any certificate representing shares of such common stock issued and outstanding at the Effective Date until such holder physically surrenders such certificate (or customary indemnity if any of such certificate is lost, stolen or destroyed) for exchange as provided in Section
2.2 of this Agreement, promptly after which time all such dividends or distributions will be paid (without interest).

         2.5  VCFC Stock Options; Adoption of Stock Incentive Plan.

         (a) At the Effective Date, each outstanding stock option to purchase shares of VCFC Common Stock (a "VCFC Stock Option"), and each outstanding restricted stock unit (a "VCFC Stock Unit") issued pursuant to the Virginia Commonwealth Financial Corporation 1998 Incentive Stock Plan (the "VCFC Stock Plan"), whether vested or unvested, will be assumed by the Continuing Corporation. Each VCFC Stock Option that is then outstanding and unexercised shall be converted into and become an option to purchase shares of the Continuing Corporation Common Stock, and the Continuing Corporation shall assume each such VCFC Stock Option in accordance with the terms of the VCFC Stock Plan and agreement by which it is evidenced; provided, however, that from and after the Effective Date (i) each such VCFC Stock Option assumed by the Continuing Corporation may be exercised solely to purchase shares of the Continuing Corporation Common Stock, (ii) the number of shares of the Continuing Corporation Common Stock purchasable upon exercise of such VCFC Stock Option shall be equal to the number of shares of VCFC Common Stock that were purchasable under such VCFC Stock Option immediately before the Effective Date multiplied by the Exchange Ratio and rounding down to the nearest whole share, and (iii) the per share exercise price under each such VCFC Stock Option shall be adjusted by dividing the per share exercise price of each such VCFC Stock Option by the Exchange Ratio, and rounding up to the nearest cent. The terms of each VCFC Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to the Continuing Corporation Common Stock on or subsequent to the Effective Date. Notwithstanding the foregoing, each VCFC Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be adjusted in accordance with the requirements of Section 424 of the Code.

         (b) Each holder of a VCFC Stock Unit will be entitled to that number of restricted stock units of the Continuing Corporation determined by multiplying the number of VCFC Stock Units held by such holder immediately prior to the Effective Date by the Exchange Ratio.

         (c) As soon as practicable after the Effective Date, the Continuing Corporation will deliver to the holders of VCFC Stock Options and VCFC Stock Units an appropriate notice setting forth such holders' rights pursuant to the VCFC Stock Plan and the agreements evidencing the grants of VCFC Stock Options and VCFC Stock Units, as the case may be.

         (d) As of the Effective Date, the Continuing Corporation will adopt an incentive stock plan substantially in the form of the VCFC Stock Plan providing for the granting of stock options and other stock benefits.

         (e) The Continuing Corporation shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Continuing Corporation Common Stock for delivery upon exercise of the VCFC Stock Options assumed by it in accordance with this Section 2.5. As soon as practicable after the Effective Date, the Continuing Corporation will file a registration statement on Form S-8 (or other appropriate form) with respect to the shares of VCFC Common Stock subject to such options and shall maintain the effectiveness of such registration statement (and the current status of the prospectus contained therein) for so long as such options remain outstanding.

         2.6  Dissenters' Rights.

         Shareholders of VFNL who object to the Merger will be entitled to the rights and remedies set forth in Sections 13.1-729 through 13.1-741 of the VSCA.

                                   ARTICLE 3
                        Representations and Warranties

         3.1  Disclosure Schedules.

         Before entering into this Agreement, VCFC delivered to VFNL a schedule, and VFNL delivered to VCFC a schedule (respectively, each schedule a "Disclosure Schedule"), setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 3.3 or to one or more of its covenants contained in Article 4; provided, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty will not be deemed an admission by a party that such item is material or was required to be disclosed therein. For the purposes of this Agreement, the term "Previously Disclosed" shall mean information set forth in a Disclosure Schedule.

         3.2  Standard.

         For all purposes of this Agreement, no representation or warranty of VCFC or VFNL contained in Section 3.3 (other than the representations and warranties contained in Section 3.3(d) and 3.3(e), which shall be true in all material respects) will be deemed untrue, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 3.3 (applied for this purpose without regard to any individual reference to "materiality" or "material adverse effect") has had or is reasonably likely to have a Material Adverse Effect with respect to VCFC or VFNL, as the case may be.

         3.3  Representations and Warranties.

         VCFC hereby represents and warrants to VFNL, and VFNL hereby represents and warrants to VCFC, to the extent applicable, as follows:

         (a) Organization, Standing and Power. It is a Virginia corporation duly organized, validly existing and in good standing under the laws of Virginia. It has the corporate power and authority to carry on its business in Virginia as now conducted and to own and operate its assets, properties and business; and it has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreements, and to consummate the transactions contemplated hereby and thereby. It is duly registered as a bank holding company under the Bank Holding Company Act of 1956.

         (b) Subsidiaries. Each of its Subsidiaries (i) is a duly organized corporation, validly existing and in good standing under applicable laws, (ii) has full corporate power and authority to carry on its business as now conducted and (iii) is duly qualified to do business in the states where its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on it on a consolidated basis. The outstanding shares of capital stock of each of its Subsidiaries are validly issued and outstanding, fully paid and nonassessable and all such shares are directly or indirectly owned by it free and clear of all liens, claims and encumbrances or preemptive rights of any person.

         (c)  Authorized and Effective Agreements.

              (i) Subject only to receipt of the requisite stockholder vote of this Agreement and the Plan of Merger, this Agreement, the Plan of Merger and the Stock Option Agreements and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action on the part of it on or before the date hereof. This Agreement, the Plan of Merger and the Stock Option Agreements are its valid and legally binding obligations, enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity).

              (ii) Neither the execution and delivery of this Agreement, the Plan of Merger and the Stock Option Agreements, nor the consummation of the transactions contemplated herein or therein, nor compliance by it with any of the provisions hereof or thereof will: (A) conflict with or result in a breach of any provision of its articles of incorporation or bylaws; (B) except as Previously Disclosed in its Disclosure Schedule, constitute or result in the
--------------------
breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of it or any of its Subsidiaries pursuant to any (1) note, bond, mortgage, indenture, or (2) any material license, agreement or other instrument or obligation, to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their properties or assets may be bound, or (3) subject to the receipt of all required regulatory and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or any of its Subsidiaries.

              (iii) As of the date hereof, it is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger.

         (d) VCFC Stock. The authorized capital stock of VCFC consists of: (i) 1,000,000 shares of preferred stock, no par value per share, of which none are issued and outstanding; and (ii) 5,000,000 shares of common stock, par value $2.50 per share, of which 2,309,830 shares are issued and outstanding as of this date. All outstanding shares of VCFC Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person. As of the date hereof, there are stock options and restricted stock grants held by employees of VCFC that represent rights to purchase a total of 52,998 shares of VCFC Common Stock. As of the date of this Agreement, there are not any shares of capital stock of VCFC reserved for issuance, or any outstanding or authorized options, warrants, rights, agreements, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to its capital stock pursuant to which VCFC is or may become obligated to issue shares of capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock (collectively, "Rights"), except as contemplated by the VCFC Stock Plan and as Previously Disclosed in its Disclosure Schedule (which includes copies of the stock option
                 -------------------
plans and individual stock option agreements pursuant to which employees of VCFC may exercise stock options).

         (e) VFNL Stock. The authorized capital stock of VFNL consists of 10,000,000 shares of common stock, par value $5.00 per share, of which 3,979,843 shares are issued and outstanding as of this date. All outstanding shares of VFNL Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person. As of the date of this Agreement, there are not any shares of capital stock of VFNL reserved for issuance, or any outstanding or authorized Rights, except as Previously Disclosed in its Disclosure Schedule.
                  --------------------

         (f) Financial Reports and Regulatory Documents. Its Annual Reports on Form 10-K for the fiscal years ended December 31, 1999 and 2000, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its Subsidiaries subsequent to December 31, 1998 under the Securities Act of 1933, as amended (the "Securities Act"), or under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in the form filed (collectively, its "Regulatory Filings") with the Securities and Exchange Commission (the "SEC") as of the date filed, (i) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the statements of financial position contained in or incorporated by reference into any such Regulatory Filing (including the related notes and schedules) fairly presented in all material respects its financial position and that of its Subsidiaries as of the date of such statement, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such Regulatory Filings (including any related notes and schedules thereto) fairly presented in all material respects, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of it and its Subsidiaries for the periods to which those statements relate, in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.

         (g) Absence of Material Changes and Events. Since December 31, 2000, and except as Previously Disclosed in its Disclosure Schedule, there has been no
              --------------------
change in the financial condition or results of operations of it or its Subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

         (h) Absence of Undisclosed Liabilities. Since December 31, 2000, it has not incurred any liability (contingent or otherwise) that is material to it on a consolidated basis or that, when combined with all similar liabilities, would be material to it on a consolidated basis, except as Previously Disclosed in its Disclosure Schedule or as disclosed
                 --------------------
in its Regulatory Filings and except for liabilities incurred in the ordinary course of business consistent with past practice.

         (i) Material Contracts; Defaults. Except for those agreements and other documents filed as exhibits to its Regulatory Filings, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K, (B) that restricts the conduct of business by it or any of its Subsidiaries or its or their ability to compete in any line of business or (C) with respect to employment of an officer, director or consultant. Neither it nor any of its Subsidiaries is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

         (j)  Legal Proceedings; Compliance with Laws. Except as Previously
                                                                 ----------
Disclosed in its Disclosure Schedule, there are no actions, suits or proceedings
---------
instituted or pending or, to its Knowledge, threatened against it or any of its Subsidiaries or against any of its or its Subsidiaries' properties, assets, interests or rights, or against any of its or its Subsidiaries' officers, directors or employees that would, if determined adversely to it or any Subsidiary, have a Material Adverse Effect on it on a consolidated basis. To its Knowledge, it and each of its Subsidiaries have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders).

         (k) Tax Matters. It and each of its Subsidiaries have filed all federal, state and local tax returns and reports ("Tax Returns") required to be filed, and all such Tax Returns were correct and complete in all material respects. All Taxes (as defined below) owed by it or any of its Subsidiaries have been paid, are reflected as a liability in its Regulatory Filings, or are being contested in good faith and have been Previously Disclosed in its
                                            --------------------
Disclosure Schedule. Except as Previously Disclosed in its Disclosure Schedule,
                               --------------------
no tax return or report filed by it or any of its Subsidiaries is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against it or any of its Subsidiaries by any taxing authority. As used herein, "Taxes" mean all taxes, charges, fees, levies or other assessments, including, without limitation, all income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or chargers of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

         (l)  Property. Except as Previously Disclosed in its Disclosure
                                  --------------------
Schedule or reserved against as disclosed in its Regulatory Filings, it and each of its Subsidiaries have good and marketable title free and clear of all material liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected in the balance sheet included in its Regulatory Filings as of December 31, 2000 or acquired after such date. To its Knowledge, all buildings, and all fixtures, equipment, and other property and assets that are material to its or any of its Subsidiaries business, held under leases or subleases, are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. To its Knowledge, the buildings, structures, and appurtenances owned, leased, or occupied by it and each of its Subsidiaries are in good operating condition and in a state of good maintenance and repair and comply with applicable zoning and other municipal laws and regulations, and there are no latent defects therein.

         (m)  Employee Benefit Plans.

              (i)   It has Previously Disclosed in its Disclosure Schedule all
                           --------------------
employee benefit plans and programs, including without limitation: (A) all retirement, savings and other pension plans; (B) all health, severance, insurance, disability and other employee welfare plans; and (C) all employment, vacation and other similar plans, all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other employee benefit plans, programs or arrangements, and all employment or compensation arrangements, in each case for the benefit of or relating to its current and former employees (collectively, the "Benefit Plans").

              (ii) None of its Benefit Plans is a "multi-employer plan" as defined in section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

              (iii) Except as Previously Disclosed in its Disclosure Schedule,
                              --------------------
all of its Benefit Plans are in compliance in all material respects with applicable laws and regulations, and it has administered its Benefit Plans in accordance with applicable laws and regulations in all material respects.

              (iv)  Each Benefit Plan that is intended to be qualified under
Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, as reflected in a current favorable determination letter, or a filing has been made with the Internal Revenue Service seeking such a determination letter and that request is still awaiting decision by the Internal Revenue Service.

              (v) VCFC has made available to VFNL, and VFNL has made available to VCFC, copies of all of its Benefit Plans and, where applicable, summary plan descriptions, and annual reports required to be filed within the last three years pursuant to ERISA or the Code with respect to its Benefit Plans.

              (vi) To its Knowledge, it has not engaged in any prohibited transactions, as defined in Code section 4975 or ERISA section 406, with respect to any Benefit Plan that is a pension plan as defined in Section 3(2) of ERISA.

     (vii) There are no actions, suits, investigations or claims pending, threatened or anticipated (other than routine claims for benefits) with respect to any of its Benefit Plans.

     (viii) No compensation or benefit that is or will be payable in connection with the transactions contemplated by this Agreement will be characterized as an "excess parachute payment" within the meaning of Code section 280G. Except as Previously Disclosed in its Disclosure Schedule, no
                        --------------------
Benefit Plan contains any provision that would give rise to any severance, termination or other payments or liabilities as a result of the transactions contemplated by this Agreement.

     (ix) It has not established and does not maintain a welfare plan, as defined in ERISA section 3(1), that provides benefits to an employee at its expense after a termination of employment, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985.

     (n) Insurance. It and each of its Subsidiaries currently maintains insurance in amounts reasonably necessary for its operations and, to its Knowledge, similar in scope and coverage to that maintained by other entities similarly situated. Since January 1, 2001, neither it nor any of its Subsidiaries has received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond and, within the last three fiscal years, has been refused any insurance coverage sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of it or its Subsidiaries.

     (o)      Loans; Allowance for Loan Losses.

              (i)    Except as Previously Disclosed in its Disclosure Schedule,
                               --------------------
to its Knowledge each loan reflected as an asset in its Regulatory Filings (A) is evidenced by notes, agreements or evidences of indebtedness which are true, genuine and what they purport to be, (B) to the extent secured, has been secured by valid liens and security interests which have been perfected, (C) is the legal, valid and binding obligation of the obligor and any guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, and no defense, offset or counterclaim has been asserted with respect to any such loan which if successful could have a Material Adverse Effect, and (D) in all material respects was made in accordance with it's standard loan policies.

              (ii)   It has Previously Disclosed in its Disclosure Schedule the
                            --------------------
aggregate amounts as of a recent date of all loans, losses, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of it and each of its Subsidiaries that have been classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified" or words of similar import. VCFC and VFNL shall promptly, on a periodic basis, inform the other party hereto of any such classification arrived at any time after the date hereof.

              (iii) The real property classified as other real estate owned ("OREO") included in non-performing assets in its Regulatory Filings is carried net of reserve at the lower of cost or market value based on independent appraisals.

              (iv) The allowance for loan losses reflected on the statements of financial condition included in its Regulatory Filings, as of their respective dates, is adequate in all material respects under the requirements of GAAP and regulatory accounting principles to provide for reasonably anticipated losses on outstanding loans.

     (p)      Environmental Matters.

              (i)    Except as Previously Disclosed in its Disclosure Schedule,
                               --------------------
it and each of its Subsidiaries are in substantial compliance with all Environmental Laws (as defined below). Neither it nor any of its Subsidiaries has received any communication alleging that it or such Subsidiary is not in such compliance and there are no present circumstances that would prevent or interfere with the continuation of such compliance.

              (ii) Neither it nor any of its Subsidiaries has received notice of pending, and are not aware of any threatened, legal, administrative, arbitral or other proceedings, asserting Environmental Claims (as defined below) or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition of, any material liability arising under any Environmental Laws upon (A) it or such Subsidiary, (B) any person or entity whose liability for any Environmental Claim it or any Subsidiary has or may have retained either contractually or by operation of law,
(C) any real or personal property owned or leased by it or any Subsidiary, or any real or personal property which it or any Subsidiary has been, or is, judged to have managed or to have supervised or to have participated in the management of, or (D) any real or personal property in which it or a Subsidiary holds a security interest securing a loan recorded on the books of it or such Subsidiary. Neither it nor any of its Subsidiaries is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

              (iii) With respect to all real and personal property owned or leased by it or any of its Subsidiaries, or all real and personal property which it or any of its Subsidiaries has been, or is, judged to have managed or to have supervised or to have participated in the management of, it will promptly provide the other party hereto with access to copies of any environmental audits, analyses and surveys that have been prepared relating to such properties (a list of which will be Previously Disclosed in its Disclosure Schedule). It
                         --------------------
and all of its Subsidiaries are in compliance in all material respects with all recommendations contained in any such environmental audits, analyses and surveys.

              (iv) There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws against it or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim it or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

              (v) For purposes of this Agreement, the following terms shall have the following meanings:

                     (A) "Environmental Claim" means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, clean-up, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

                     (B) "Environmental Laws" means all applicable federal, state and local laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, that relate to pollution or protection of human health or the environment.

                     (C) "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

     (q) Books and Records. Its books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

     (r) Takeover Laws and Provisions. It has taken all action necessary to exempt this Agreement, the Plan of Merger, the Stock Option Agreements and the transactions contemplated hereby and thereby from the requirements of any "control share," "fair price," "affiliate transaction," "business combination" or other anti-takeover laws and regulations of any state (collectively, "Takeover Laws"), including without limitation Sections 13.1-725 through 13.1-728 of the VSCA (because a majority of its disinterested directors approved such transactions for such purposes before any "determination date" with respect to it) and Sections 13.1-728.1 through 13.1-728.9 of the VSCA. It has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby (and the Stock Option Agreements and the transactions contemplated thereby) comply with, and this Agreement and the transactions contemplated hereby (and the Stock Option Agreements and the transactions contemplated thereby) do comply with, the requirements of any articles, sections or provisions of its articles of incorporation and bylaws concerning "business combination," "fair price," "voting requirement,"

"constituency requirement" or other related provisions (collectively, "Takeover Provisions").

     (s) Financial Advisors. None of it, its Subsidiaries or any of their officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with transactions contemplated herein, except that, in connection with this Agreement and the Stock Option Agreements, VCFC has retained Scott & Stringfellow, Inc. as its financial advisor and VFNL has retained Baxter Fentriss & Company as its financial advisor, the arrangements with which have been disclosed to the other party before the date of this Agreement. As of the date hereof: (i) VCFC has received a written opinion of Scott & Stringfellow, Inc. to the effect that the Exchange Ratio is fair from a financial point of view to holders of VCFC Common Stock, and (ii) VFNL has received a written opinion of Baxter Fentriss & Company to the effect that the Exchange Ratio is fair from a financial point of view to holders of VFNL Common Stock.

     (t) Tax Treatment; Accounting Treatment. As of the date hereof, it is not aware of any reason why the Merger will fail to qualify as a tax-free reorganization under Section 368(a) of the Code or may not be accounted for as "pooling of interests" under GAAP.

     (u) VCFC Stockholder Rights Plan. The Board of Directors of VCFC has amended the Rights Agreement, dated as of September 10, 1998, between Second National Financial Corporation (the predecessor of VCFC) and Registrar and Transfer Company, as rights agent (the "VCFC Rights Agreement"), in accordance with its terms to render it inapplicable to the transactions contemplated by this Agreement and the VCFC Stock Option Agreement.

                                   ARTICLE 4
                   Covenants Relating to Conduct of Business

     4.1      Conduct of Business Pending Merger.

     VCFC and VFNL each agrees that from the date hereof until the Effective Date, except as expressly contemplated by this Agreement or the Stock Option Agreements or as Previously Disclosed in a Disclosure Schedule, without the
                 --------------------
prior written consent of the other party (which consent will not be unreasonably withheld or delayed) it will not, and will cause each of its Subsidiaries not to:

     (a) Conduct its business and the business of its Subsidiaries other than in the ordinary and usual course or fail to use reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to materially impair its ability to perform its obligations under this Agreement or the Stock Option Agreements or to consummate the transactions contemplated hereby.

     (b) Take any action, engage in any transactions or enter into any agreement which would adversely affect or delay in any material respect the ability of VFNL or VCFC to obtain any necessary approvals, consents or waivers of any Governmental Authority or third party required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement.

     (c)      Other than pursuant to stock options Previously Disclosed in its
                                                   --------------------
Disclosure Schedule and currently outstanding as of the date hereof, or pursuant to the Stock Option Agreements: (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock, any stock appreciation rights or any Rights; (ii) enter into any agreement with respect to the foregoing; or (iii) permit any additional shares of capital stock to become subject to new grants of employee stock options, stock appreciation rights, or similar stock-based employee rights.

     (d) Enter into or amend any written employment agreement, severance or similar agreements or arrangements with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice; provided, however, that notwithstanding the above, each party will use its reasonable best efforts to obtain waivers of any contractual change of control rights triggered by this transaction from any employee having such rights.

     (e) Enter into or amend (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive, welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any directors, officers or employees, including without limitation taking any action that accelerates the vesting or exercise of any benefits payable thereunder, except in the ordinary course of its business or as otherwise specifically permitted or required in this Agreement.

     (f) Incur any obligation or liability (whether absolute or contingent, excluding suits instituted against it), make any pledge, or encumber any of its assets, nor dispose of any of its assets in any other manner, except in the ordinary course of its business and for adequate value, or as otherwise specifically permitted in this Agreement.

     (g) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than (i) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries and (ii) regular quarterly dividends on its common stock at a rate equal to the rate paid by it during the fiscal quarter immediately preceding the date hereof) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock (other than repurchases of common shares in the ordinary course of business to satisfy obligations under dividend reinvestment or employee benefit plans).

     (h) Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole, and does not present a material risk that the Closing Date will be materially delayed or that the Requisite Regulatory Approvals (as such term is defined in Section 5.6 hereof) will be more difficult to obtain.

     (i) Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements.

     (j) Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied, except as may be required by applicable law or regulation; provided, that nothing in this Section 4.1(j) shall preclude either party from exercising its respective rights under the Stock Option Agreements.

     (k) Change its lending, investment, asset/liability management or other material banking policies in any material respect, except as may be required by applicable law.

     (l)      Alter, amend or repeal its bylaws or articles of incorporation.

     (m) Take any other action that would make any representation or warranty in Article 3 hereof untrue.

     (n)      Agree or commit to do anything prohibited by this Section 4.1.

     4.2      Coordination of Dividends.

     (a) Until the Effective Date, VCFC and VFNL will coordinate on the declaration of any dividends or other distributions with respect to VCFC Common Stock and VFNL Common Stock and the related record dates and payment dates, it being intended that VCFC and VFNL shareholders will not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter on their shares of VCFC Common Stock or VFNL Common Stock (including any shares of the Continuing Corporation Common Stock received in exchange therefor in the Merger), as the case may be; provided that each party shall in all events be permitted to set a record date for the payment of its regular third quarter dividend (in such amount permitted by Section 4.1(g)(ii)) before the Closing Date.

     (b) It is the intent of VCFC and VFNL that the Continuing Corporation will pay an initial annual dividend of $0.72 a share, or $0.18 a share per quarter subject to, among other things: (i) applicable federal and state law and regulations; (ii) the earnings and financial condition of the Continuing Corporation; (iii) the ongoing approval thereof by the Continuing Corporation's Board of Directors; and (iv) general economic conditions.

     4.3      Transition.

     In order to facilitate the integration of the operations of VCFC and VFNL and their Subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Date the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the Merger, each of VCFC and VFNL shall, and shall cause its Subsidiaries to, consult with the other on all strategic and operational matters to the extent such consultation is not in violation of applicable laws, including laws regarding the exchange of information and other laws regarding competition.

     4.4      Control of Other Party's Business.

     Nothing contained in this Agreement (including, without limitation, Section 4.3) shall give VFNL directly or indirectly, the right to control or direct the operations of VCFC and nothing contained in this Agreement shall give VCFC, directly or indirectly, the right to control or direct the operations of VFNL prior to the Effective Date. Prior to the Effective Date, each of VCFC and VFNF shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

                                   ARTICLE 5
                             Additional Agreements

     5.1      Reasonable Best Efforts.

     Subject to the terms and conditions of this Agreement, VFNL and VCFC agree to use their reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and shall cooperate fully with the other party hereto to that end.

         5.2      Access to Information; Notice of Certain Matters;
Confidentiality.

         (a) VFNL and VCFC each will keep the other advised of all material developments relevant to its business and to consummation of the transactions contemplated herein. VFNL and VCFC each may make or cause to be made such further investigation of the operational, financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the Merger, provided, however, that such investigation shall not interfere unnecessarily with normal operations. VFNL and VCFC agree to furnish the other and the other's advisors with such financial data and other information with respect to its business and properties as such other party shall from time to time reasonably request (other than reports, documents or other information that such party is not permitted to disclose under applicable law). No investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, such party hereto.

         (b) VFNL and VCFC shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

         (c) Each party shall, and shall cause each of its directors, officers, attorneys and advisors, to maintain the confidentiality of all information obtained in such investigation which is not otherwise publicly disclosed by the other party to the extent required by, and in accordance with, the provisions of the letters, dated May 2, 2001, between VCFC and VFNL (the "Confidentiality Agreements"), which Confidentiality Agreements will remain in full force and effect and are hereby incorporated herein. In the event of the termination of this Agreement, each party shall return to the furnishing party or, at the request of the furnishing party, destroy and certify the destruction of all confidential information previously furnished in connection with the transactions contemplated by this Agreement.

         5.3      Shareholder Approvals.

         (a) The VCFC Board and the VFNL Board each will submit to their shareholders this Agreement and the Plan of Merger and any other matters required to be approved or adopted by shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, VCFC and VFNL each will take, in accordance with applicable law and their respective articles of incorporation and bylaws, all action necessary to convene a special meeting of its shareholders (including any adjournment or postponement, the "VCFC Meeting" and the "VFNL Meeting", respectively), as promptly as practicable, to consider and vote upon approval of this Agreement and the Plan of Merger as well as any other such related matters. The VCFC Board and the VFNL Board each will support and recommend such approval. However, if either the VCFC Board or the VFNL Board, after consultation with (and based on the advice of) counsel, determines in good faith that, because of a conflict of interest or other special circumstance, it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to support or recommend the Merger, then such board shall not be obligated to recommend the approval of this Agreement and Plan of Merger.

         (b) VCFC and VFNL will each use their reasonable best efforts to cause the VCFC Meeting and the VFNL Meeting to be held on the same date.

         5.4      Registration Statement; Joint Proxy Statement; SEC Filings.

         (a) VCFC and VFNL will cooperate in ensuring that all filings required under SEC Rules 165, 425 and 14a-12 are timely and properly made. VFNL also will prepare a registration statement on Form S-4 or other applicable form (the "Registration Statement") to be filed by VFNL with the SEC in connection with the issuance of VFNL Common Stock in the Merger, and the parties will jointly prepare the joint proxy statement and prospectus and other proxy solicitation materials of VCFC and VFNL constituting a part thereof (the "Joint Proxy Statement") and all related documents. The parties agree to cooperate, and to cause their Subsidiaries to cooperate, with the other party, its counsel and its accountants, in the preparation of the Registration Statement and the Joint Proxy Statement; and provided that both parties and their respective Subsidiaries have cooperated as required above, VCFC and VFNL agree to file the Registration Statement, including the Joint Proxy Statement in preliminary form, with the SEC as promptly as reasonably practicable. Each of VCFC and VFNL will use all reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. VFNL also agrees to use all reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carryout the transactions contemplated by this Agreement. VCFC agrees to furnish to VFNL all information concerning VCFC, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

         (b) VCFC and VFNL each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the VCFC Meeting or the VFNL Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. VCFC and VFNL each further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Joint Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Joint Proxy Statement or the Registration Statement.

         (c) VFNL will advise VCFC, promptly after VFNL receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of VFNL Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

         5.5      No Other Acquisition Proposals.

         (a) Without limitation on any of such party's other obligations under this Agreement, each of VCFC and VFNL agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, an Acquisition Transaction (as defined below); provided, however, that nothing contained in this Section 5.5 shall prohibit VCFC or VFNL from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, written bona fide proposal regarding an Acquisition Transaction if, and only to the extent that (i) such party's board of directors concludes in good faith, after consultation with and based upon the written advice of outside counsel, that the failure to furnish such information or enter into such discussions or negotiations would more likely than not constitute a breach of its fiduciary duties to shareholders under applicable law, (ii) before taking such action, such party receives from such person or entity an executed confidentiality agreement, and (iii) such party's board of directors concludes in good faith that the proposal regarding the Acquisition Transaction constitutes or is reasonably likely to result in a Superior Proposal (as defined below). Each party shall immediately notify the other party orally and in writing of its receipt of any such proposal or inquiry, of the material terms and conditions thereof, and of the identity of the person making such proposal or inquiry.

         (b) For purposes of this Agreement, (i) an "Acquisition Transaction" means any of the following transactions involving VCFC or VFNL, as the case may be, other than as contemplated by this Agreement: a merger, consolidation, share exchange, joint venture, business combination or similar transaction or any purchase of all or any material portion of its assets, and
(ii) a "Superior Proposal" means a bona fide written proposal for an Acquisition Transaction that the Board of Directors of VCFC or VFNL, as the case may be, concludes in good faith, after consultation with its financial and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (A) is more favorable to the shareholders of VCFC or VFNL, as the case may be, from a financial point of view, than the Merger and (B) is fully financed or reasonably capable of being fully financed and otherwise reasonably capable of being completed on the terms proposed.

         5.6      Regulatory Filings.

         (a) VCFC and VFNL and their respective Subsidiaries will cooperate and use all reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of each Governmental Authority (as defined below) and all third parties necessary to consummate the transactions contemplated by this Agreement (the "Requisite Regulatory Approvals") and will make all necessary filings in respect of those Requisite Regulatory Approvals as soon as practicable. Each of VCFC and VFNL will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby. For the purposes of this Agreement, a "Governmental Authority" means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any industry self-regulatory authority.

         (b) VCFC and VFNL will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any third party or Governmental Authority in connection with the transaction contemplated by this Agreement.

         5.7      Public Announcements.

         VCFC and VFNL will consult with each other before issuing any press release, written employee communication or other written shareholder communication with respect to the Merger or this Agreement and will not issue such communication or make any such public statement without the prior consent of the other party, which will not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances), issue such communication or make such public statement as may be required by applicable law or rules established by the Nasdaq Stock Market.

         5.8      Accounting Treatment.

         VFNL and VCFC shall each use their best efforts to ensure that the Merger qualifies for pooling-of-interests accounting treatment.

         5.9      Affiliate Agreements.

         VCFC has identified to VFNL all persons who are, as of the date hereof, directors or executive officers of VCFC (the "VCFC Affiliates"), and VFNL has identified to VCFC all persons who are, as of the date hereof, directors or executive officers of VFNL (the "VFNL Affiliates"). A written agreement in the form of Exhibit F hereto has been delivered to VFNL from each VCFC Affiliate and to VCFC from each VFNL Affiliate.

         5.10     Employee Benefit Plans.

         VCFC and VFNL agree that, unless otherwise mutually determined, the VCFC Benefit Plans and the VFNL Benefit Plans in effect at the date of this Agreement will remain in effect after the Effective Date with respect to employees covered by such plans at the Effective Date, and the parties agree to negotiate in good faith to formulate common Benefit Plans for the Continuing Corporation and its Subsidiaries that provide retirement, health and related benefits for services after the Effective Date on a basis that does not discriminate between employees who were covered by the VCFC Benefit Plans and employees who were covered by the VFNL Benefit Plans, and giving effect to years of service for purposes of eligibility to participate, eligibility for benefits and vesting and limiting preexisting condition exclusions in accordance with the Health Insurance Portability and Accountability Act of 1996.

         5.11     Nasdaq Listing.

         VFNL and VCFC will use all reasonable best efforts to cause the shares of VFNL Common Stock, including those shares to be issued to the shareholders of VCFC in the Merger (subject to official notice of issuance), to be approved for listing on the Nasdaq National Market, as promptly as practicable, and in any event before the Effective Date.

         5.12     Indemnification.

         Following the Effective Date, the Continuing Corporation shall indemnify, defend and hold harmless any person who has rights to indemnification from VCFC, to the same extent and on the same conditions as such person is entitled to indemnification pursuant to applicable law and VCFC's Articles of Incorporation or Bylaws, as in effect on the date of this Agreement, to the extent legally permitted to do so with respect to matters occurring on or before the Effective Date. Without limiting the foregoing, in any case in which corporate approval may be required to effectuate any indemnification, the Continuing Corporation shall direct, if the party to be indemnified elects, that the determination of permissibility of indemnification shall be made by independent counsel mutually agreed upon between the Continuing Corporation and the indemnified party. The Continuing Corporation shall use its reasonable best efforts to maintain VCFC's existing directors' and officers' liability policy, or some other policy, including VFNL's existing policy, providing at least comparable coverage, covering persons who are currently covered by such insurance of VCFC for a period of six years after the Effective Date on terms no less favorable than those in effect on the date hereof.

         5.13     Employment Arrangements.

         (a) The Continuing Corporation will, as of and after the Effective Date, assume and honor all employment agreements, severance agreements and deferred compensation agreements that VCFC and VFNL and their respective Subsidiaries have with their current and former officers and directors and which have been Previously Disclosed in a Disclosure Schedule, except to the extent
          --------------------
any such agreements shall be superseded on or after the Effective Date.

         (b) The Continuing Corporation will enter into mutually acceptable employment agreements, which will become effective as of the Effective Date, with Harry V. Boney, Jr., O. R. Barham, Jr. and Jeffrey W. Farrar, and VCFC and VFNL agree to use their reasonable best efforts to finalize the employment agreements no later than July 15, 2001.

         (c) VCFC will use its reasonable best efforts to obtain appropriate agreements and waivers from certain of its officers and its Subsidiaries' officers that the Merger will not constitute a change in control within the meaning of their respective employment or change in control agreements.

         5.14     Takeover Laws and Provisions.

         No party will take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. No party will take any action that would cause the transactions contemplated by this Agreement not to comply with any Takeover Provisions and each of them will take all necessary steps within its control to make those transactions comply with (or continue to comply with) the Takeover Provisions.

         5.15     Rights Agreement.

         The Board of Directors of VCFC will take all necessary action (including amending the VCFC Rights Agreement) in order to render the rights distributed to the holders of VCFC Common Stock pursuant to the VCFC Rights Agreement (the "VCFC Rights") inapplicable to the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreements. Except in connection with the foregoing sentence, the Board of Directors of VCFC shall not, without the prior written consent of VFNL, (i) amend the VCFC Rights Agreement or (ii) take any action with respect to, or make any determination under, the VCFC Rights Agreement, including a redemption of the VCFC Rights, in each case in order to facilitate any Acquisition Transaction with respect to VCFC.

         5.16     Dividend Reinvestment Plan.

         The Continuing Corporation will, as of and after the Effective Date, assume and continue the VCFC Dividend Reinvestment Plan, and VFNL and VCFC shall take all necessary action, in accordance with applicable law and regulation, in order for such plan to remain in effect after the Effective Date in the Continuing Corporation.

                                   ARTICLE 6
                           Conditions to the Merger

         6.1      General Conditions.

         The respective obligations of each of VCFC and VFNL to effect the Merger shall be subject to the fulfillment or waiver on or before the Effective Date of the following conditions:

         (a) Corporate Action. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby shall have been duly and validly taken, including without limitation the approval of this Agreement by the requisite vote of the shareholders of VCFC and VFNL.

         (b) Regulatory Approvals. VFNL and VCFC shall have received all regulatory approvals required in connection with the transactions contemplated by this Agreement by the Governmental Authorities, all notice periods and waiting periods required after the granting of any such approvals shall have passed, and all such approvals shall be in effect; provided, however, that no such approvals shall have imposed any condition or requirement which, in the reasonable opinion of the Boards of Directors of VCFC or VFNL, would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render consummation of the Merger inadvisable or unduly burdensome.

         (c) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

         (d) Tax Opinions. VCFC shall have received an opinion of LeClair Ryan, A Professional Corporation, counsel to VCFC, and VFNL shall have received an opinion of Flippin, Densmore, Morse & Jessee, P.C., counsel to VFNL, each dated as of the Effective Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and that no gain or loss will be recognized by the shareholders of VCFC to the extent they receive VFNL Common Stock solely in exchange for their VCFC Common Stock in the Merger, except with respect to cash received in lieu of a fractional share interest in VFNL Common Stock. In rendering its opinions, such counsel may rely upon representations contained in certificates of officers of VFNL, VCFC and others.

         (e) Accountants' Letter. Each of VCFC and VFNL shall have received a letter, dated as of the Effective Date, from Yount, Hyde & Barbour, P.C., satisfactory in form and substance to each of them, that the Merger will qualify for pooling-of-interests accounting treatment.

         (f) Fairness Opinions. Each of VCFC and VFNL shall have received updated fairness opinions from their financial advisors, dated on or about the date the Joint Proxy Statement is mailed to shareholders of VCFC and VFNL, to the effect that the terms of the Merger are fair to the shareholders of each of VCFC and VFNL from a financial point of view.

         (g) Legal Proceedings. Neither VFNL nor VCFC shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger.

         (h) Employment Arrangements. Employment agreements shall have been entered into with Harry V. Boney, Jr., O. R. Barham, Jr. and Jeffrey W. Farrar.

         6.2      Conditions to Obligations of VFNL.

         The obligations of VFNL to effect the Merger shall be subject to the fulfillment or waiver at or before the Effective Date of the following additional conditions:

         (a) Representations and Warranties. The representations and warranties of VCFC set forth in Article 3 shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Date as though made on and as of the Effective Date.

         (b) Performance of Obligations. VCFC shall have performed in all material respects all obligations required to be performed by it under this Agreement before the Effective Date.

         (c) Officers' Certificate. VCFC shall have delivered to VFNL a certificate, dated the Effective Date and signed by its Chairman or President, to the effect that the conditions set forth in Sections 6.1(a), 6.1(b), 6.1(f), 6.1(g), 6.2(a) and 6.2(b) have been satisfied.

         6.3      Conditions to Obligations of VCFC.

         The obligations of VCFC to effect the Merger shall be subject to the fulfillment or waiver at or before the Effective Date of the following additional conditions:

         (a) Representations and Warranties. The representations and warranties of VFNL set forth in Article 3 shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Date as though made on the Effective Date.

         (b) Performance of Obligations. VFNL shall have performed in all material respects all obligations required to be performed by it under this Agreement before the Effective Date.

         (c) Officers' Certificate. VFNL shall have delivered to VCFC a certificate, dated the Effective Date and signed by its Chairman or President, to the effect that the conditions set forth in Sections 6.1(a), 6.1(b), 6.1(c), 6.1(f), 6.1(g), 6.3(a) and 6.3(b) have been satisfied.

                                   ARTICLE 7
                                  Termination

         7.1      Termination.

         This Agreement and the Plan of Merger may be terminated at any time before the Effective Date, by action taken or authorized by the board of directors of the terminating party, whether before or after the approval of the matters presented in connection with the Merger by the shareholders of VCFC or VFNL, as provided below:

         (a) Mutual Consent. By the mutual consent in writing of VFNL and VCFC.

         (b) Closing Delay. At the election of either party, evidenced by written notice, if the Effective Date shall not have occurred on or before March 31, 2002, or such later date as shall have been agreed to in writing by the parties; provided, however, that the right to terminate under this Section 7.1(b) shall not be available to either party whose failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Effective Date to occur on or before such date.

         (c) Conditions to VFNL Performance Not Met. By VFNL upon delivery of written notice of termination to VCFC if any event occurs which renders impossible the satisfaction in any material respect of one or more of the conditions to the obligations of VFNL to effect the Merger set forth in Sections
6.1 and 6.2, and such noncompliance is not waived by VFNL.

         (d) Conditions to VCFC Performance Not Met. By VCFC upon delivery of written notice of termination to VFNL if any event occurs which renders impossible the satisfaction in any material respect of one or more of the conditions to the obligations of VCFC to effect the Merger set forth in Sections
6.1 and 6.3, and such noncompliance is not waived by VCFC.

         7.2      Effect of Termination.

         In the event this Agreement is terminated pursuant to Section 7.1 hereof, both this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions hereof relating to confidentiality, press releases and expenses set forth in Sections 5.2(c), 5.7 and 7.4, respectively, shall survive any such termination, (ii) a termination pursuant to 7.1(c) or 7.1(d) hereof shall not relieve the breaching party from liability for an uncured intentional breach of any provision of this Agreement giving rise to such termination, and (iii) the terms of the Confidentiality Agreements shall survive any such termination in accordance with their terms.

         7.3      Survival of Representations, Warranties and Covenants.

         All representations, warranties and covenants in this Agreement and the Plan of Merger shall not survive the Effective Date and shall be terminated and extinguished at the Effective Date. From and after the Effective Date, the parties hereto shall have no liability to the other on account of any breach of any of those representations, warranties and covenants; provided, however, that the foregoing clause shall not (i) apply to agreements of the parties which by their terms are intended to be performed after the Effective Date or (ii) relieve any person for liability for fraud, deception or intentional misrepresentation.

         7.4      Fees and Expenses.

         (a) Except as otherwise provided in this Agreement, each party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that VCFC and VFNL will each bear and pay one-half of the following expenses: (i) the costs (excluding the fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the preparation (including copying and printing and distributing) of the Registration Statement, the Joint Proxy Statement and applications to Governmental Authorities for the approval of the Merger and (ii) all listing, filing or registration fees, including, without limitation, fees paid for filing the Registration Statement with the SEC, and any other fees paid for filings with Governmental Authorities.

         (b) If this Agreement is terminated by VFNL or VCFC because of a willful and material breach by the other of any representation, warranty, covenant, undertaking or restriction set forth herein, and provided that the terminating party shall not have been in breach (in any material respect) of any representation and warranty, covenant, undertaking or restriction contained herein, then the breaching party shall reimburse the other party for all reasonable out-of-pocket expenses incurred by it in connection with the transactions contemplated by this Agreement and the enforcement of its rights hereunder.

         (c) Final settlement with respect to the reimbursement of such fees and expenses by the parties shall be made within 30 days after the termination of this Agreement.

                                   ARTICLE 8
                              General Provisions

         8.1      Entire Agreement.

         This Agreement, the schedules and exhibits attached hereto, and the Confidentiality Agreements contain the entire agreement between VFNL and VCFC with respect to the

Merger and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

         8.2      Binding Effect; No Third Party Rights.

         This Agreement shall bind VFNL and VCFC and their respective successors and assigns. Other than Section 5.12, nothing in this Agreement is intended to confer upon any person, other than the parties hereto or their respective successors, any rights or remedies under or by reason of this Agreement.

         8.3      Waiver and Amendment.

         Any term or provision of this Agreement may be waived in writing at any time by the party that is, or whose shareholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented by a written instrument duly executed by the parties hereto at any time, whether before or after the later of the date of the VCFC Meeting or the VFNL Meeting, except statutory requirements and requisite approvals of shareholders and regulatory authorities.

         8.4      Governing Law.

         This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof.

         8.5      Notices.

         All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given (i) when personally delivered or facsimile transmitted (with confirmation), or (ii) on the third business day after being mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.

                  If to VCFC:

                           Mr. O. R. Barham, Jr.
                           President and Chief Executive Officer
                           Virginia Commonwealth Financial Corporation
                           102 South Main Street
                           P.O. Box 71
                           Culpeper, Virginia  22701-0071
                           Tele:    (540) 825-4809
                           Fax:     (540) 825-7568
                  with a copy to:

                          George P. Whitley, Esquire
                          LeClair Ryan, A Professional Corporation
                          707 East Main Street; 11th Floor
                          Richmond, Virginia 23219
                          Tele: (804) 783-2003
                          Fax:  (804) 783-2294

                  If to VFNL:

                          Harry V. Boney, Jr.
                          President and Chief Executive Officer
                          Virginia Financial Corporation
                          24 South Augusta Street
                          P.O. Box 1309
                          Staunton, Virginia 24401
                          Tele: (540) 885-1232
                          Fax:  (540) 885-8530

                  with a copy to:

                          Hugh B. Wellons, Esquire
                          Flippin, Densmore, Morse & Jessee, P.C.
                          1800 First Union Tower
                          Drawer 1200
                          Roanoke, Virginia  24006
                          Tele: (540) 510-3057
                          Fax:  (540) 510-3050

         8.6      Counterparts.

         This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement.

         8.7      Severability.

         In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the date first written above.


                        VIRGINIA FINANCIAL CORPORATION



                        By: /s/ Harry V. Boney, Jr.
                            ----------------------------------------
                        Harry V. Boney, Jr.
                        Chairman of the Board and President



                        VIRGINIA COMMONWEALTH FINANCIAL CORPORATION


                        By: /s/ O.R. Barham, Jr.
                            ----------------------------------------
                        O. R. Barham, Jr.
                        President and Chief Executive Officer

                                                                       EXHIBIT A
                                                            To the Agreement and
                                                          Plan of Reorganization

                                PLAN OF MERGER
                                    BETWEEN
                        VIRGINIA FINANCIAL CORPORATION
                                      AND
                  VIRGINIA COMMONWEALTH FINANCIAL CORPORATION

         Pursuant to this Plan of Merger ("Plan of Merger"), Virginia Commonwealth Financial Corporation, a Virginia corporation ("VCFC"), shall merge with and into Virginia Financial Corporation, a Virginia corporation ("VFNL").

                                   ARTICLE 1
                              Terms of the Merger

         1.1   The Merger.

         Subject to the terms and conditions of the Agreement and Plan of Reorganization, dated as of June 12, 2001, between VFNL and VCFC (the "Agreement"), at the Effective Date VCFC shall be merged with and into VFNL (the "Merger") in accordance with the provisions of Virginia law and with the effect specified in Section 13.1-721 of the Virginia Stock Corporation Act (the "Act"). VFNL shall be the surviving corporation of the Merger, and its name shall be Virginia Financial Group, Inc. (VFNL as existing on and after the Effective Date is sometimes referred to herein as the "Continuing Corporation"). The Merger shall become effective on such date and time as may be determined in accordance with Section 1.2 of the Agreement (the "Effective Date").

                                   ARTICLE 2
                  Manner of Converting and Exchanging Shares

         2.1   Conversion of Shares; Exchange of Shares.

         At the Effective Date, by virtue of the Merger and without any action on the part of the shareholders of VCFC and VFNL, as the case may be, such shareholders will be entitled to the following:

         (a) Each share of common stock, par value $2.50 per share, of VCFC ("VCFC Common Stock") issued and outstanding immediately before the Effective Date (other than dissenting shares as provided for in Section 2.6) will cease to be outstanding and will be converted into and exchanged for 1.4391 shares of common stock, par value $5.00 per share, of the Continuing Corporation ("Continuing Corporation Common Stock") pursuant to the terms and conditions set forth in this Agreement and Plan of Merger (the "Exchange Ratio"). Each holder of a certificate representing shares of

VCFC Common Stock, upon the surrender of such certificates to the Continuing Corporation, duly endorsed for transfer in accordance with Section 2.2, will be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of the Continuing Corporation Common Stock that such VCFC shares will be converted into pursuant to the Exchange Ratio. Each such holder of VCFC Common Stock will have the right to receive any dividends previously declared but unpaid as to such stock and the consideration described in Sections 2.1 and 2.3 upon the surrender of such certificate in accordance with Section 2.2.

         (b) Each share of common stock, par value $5.00 per share, of VFNL ("VFNL Common Stock") issued and outstanding immediately before the Effective Date (other than dissenting shares as provided for in Section 2.6) will remain an issued and outstanding share of the Continuing Corporation. Each holder of a certificate representing shares of VFNL Common Stock, upon the surrender of such certificates to the Continuing Corporation, duly endorsed for transfer in accordance with Section 2.2, will be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of the Continuing Corporation Common Stock equal to the number of shares of VFNL Common Stock that were outstanding in such holders name immediately before the Effective Date. Each such holder of VFNL Common Stock will have the right to receive any dividends previously declared but unpaid as to such stock and the consideration described in Sections 2.1 upon the surrender of such certificate in accordance with Section 2.2.

         (c) At the Effective Date, each outstanding stock option to purchase shares of VCFC Common Stock (a "VCFC Stock Option"), and each outstanding restricted stock unit (a "VCFC Stock Unit") issued pursuant to the Virginia Commonwealth Financial Corporation 1998 Incentive Stock Plan (the "VCFC Stock Plan"), whether vested or unvested, will be assumed by the Continuing Corporation. Each VCFC Stock Option that is then outstanding and unexercised shall be converted into and become an option to purchase shares of the Continuing Corporation Common Stock, and the Continuing Corporation shall assume each such VCFC Stock Option in accordance with the terms of the VCFC Stock Plan and agreement by which it is evidenced; provided, however, that from and after the Effective Date (i) each such VCFC Stock Option assumed by the Continuing Corporation may be exercised solely to purchase shares of the Continuing Corporation Common Stock, (ii) the number of shares of the Continuing Corporation Common Stock purchasable upon exercise of such VCFC Stock Option shall be equal to the number of shares of VCFC Common Stock that were purchasable under such VCFC Stock Option immediately before the Effective Date multiplied by the Exchange Ratio and rounding down to the nearest whole share, and (iii) the per share exercise price under each such VCFC Stock Option shall be adjusted by dividing the per share exercise price of each such VCFC Stock Option by the Exchange Ratio, and rounding up to the nearest cent. The terms of each VCFC Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to the Continuing Corporation Common Stock on or subsequent to the Effective Date. It is intended that the foregoing assumption shall be effected in a manner that is consistent with the requirements of Section 424 of the Internal

Revenue Code of 1986, as amended (the "Code"), as to any VCFC Stock Option that is an "incentive stock option" (as defined in Section 424 of the Code).

         (d) Each holder of a VCFC Stock Unit will be entitled to that number of restricted stock units of the Continuing Corporation determined by multiplying the number of VCFC Stock Units held by such holder immediately prior to the Effective Date by the Exchange Ratio.

         (e) In the event VFNL or VCFC changes (or establishes a record date for changing) the number of shares of its common stock issued and outstanding before the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to its outstanding common stock, and the record date therefor shall be before the Effective Date, appropriate and proportional adjustments will be made to the Exchange Ratio.

         2.2    Exchange Procedures.

         (a) Promptly after the Effective Date, the Continuing Corporation will cause its transfer agent, or such other transfer agent or depository or trust institution of recognized standing approved by VFNL and VCFC (in such capacity, the "Exchange Agent"), to send to each former shareholder of record of VCFC immediately before the Effective Date transmittal materials for use in exchanging such shareholder's certificates of VCFC Common Stock based upon the Exchange Ratio.

         (b) Promptly after the Effective Date, the Continuing Corporation will cause the Exchange Agent to send to each shareholder of record of VFNL immediately before the Effective Date transmittal materials for use in exchanging such shareholder's certificates of VFNL Common Stock for certificates representing an equal number of shares of the Continuing Corporation Common Stock.

         (c) After the Effective Date, there will be no transfers of shares of VCFC Common Stock or VFNL Common Stock on the stock transfer books of VCFC, VFNL or the Continuing Corporation, and shares of VCFC Common Stock and VFNL Common Stock presented to the Continuing Corporation for any reason will be canceled and exchanged in accordance with this Article 2.

         2.3    No Fractional Shares.

         The Continuing Corporation will issue cash in lieu of fractional shares to the holders of VCFC Common Stock on the basis of the Average Closing Price of VFNL Common Stock. As used herein, "Average Closing Price" shall mean the average of the closing price of VFNL Common Stock as reported on the OTC Bulletin Board for each of the five trading days during which VFNL Common Stock actually traded immediately preceding the Effective Date.

         2.4    Dividends.

         No dividend or other distribution payable to the holders of record of VCFC Common Stock or VFNL Common Stock at or as of any time after the Effective Date will be paid to the holder of any certificate representing shares of such common stock issued and outstanding at the Effective Date until such holder physically surrenders such certificate (or customary indemnity if any of such certificate is lost, stolen or destroyed) for exchange as provided in Section
2.2 of this Agreement, promptly after which time all such dividends or distributions will be paid (without interest).

         2.5    Dissenters' Rights.

         Shareholders of VFNL who object to the Merger will be entitled to the rights and remedies set forth in Sections 13.1-729 through 13.1-741 of the Act.

                                   ARTICLE 3
                     Articles of Incorporation and Bylaws

         As of the Effective Date, the Articles of Incorporation attached hereto as Annex 1 (which are identical to the form of the Articles of Incorporation attached to the Agreement as Exhibit D) shall become the Articles of Incorporation of the Continuing Corporation and shall remain in effect following the Effective Date until otherwise amended. The Board of Directors of the Continuing Corporation shall, as of the Effective Date, be divided into three classes to serve for the respective initial terms as shown in Annex I. As of the Effective Date, the form of bylaws attached to the Agreement as Exhibit E thereto shall become the Bylaws of the Continuing Corporation and shall remain in effect following the Effective Date until otherwise amended or repealed.

                                   ARTICLE 4
                             Conditions Precedent

         The obligations of VFNL and VCFC to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Agreement.

                                   ARTICLE 5
                                  Termination

         This Plan of Merger may be terminated at any time before the Effective Date by the parties hereto as provided in Article 7 of the Agreement.

                                                                         ANNEX 1
                                                           To the Plan of Merger



                           ARTICLES OF INCORPORATION

                                      OF

                        VIRGINIA FINANCIAL GROUP, INC.



                                   I.  NAME

     The name of the Corporation is Virginia Financial Group, Inc.


                                 II.  PURPOSE

     The purpose for which the Corporation is organized is to act as a bank holding company and to transact any and all lawful business, not required to be specifically stated in the Articles of Incorporation, for which corporations may be incorporated under the Virginia Stock Corporation Act.


                              III.  CAPITAL STOCK

     Section 1.   The total number of shares of capital  stock that the
     ---------
Corporation shall have authority to issue is 30,000,000, of which 25,000,000 shares shall be shares of common stock, par value $5.00 per share ("Common Stock"), and 5,000,000 shares shall be shares of preferred stock, no par value per share ("Preferred Stock").

     Section 2.   Shares of Preferred Stock may be issued in one or more series.
     ---------
Subject to applicable laws, the Board of Directors of the Corporation may determine the preferences, limitations and relative rights of any series of Preferred Stock before the issuance of any shares of that series. Such determination may include, without limitation, provisions with respect to voting rights (including rights with respect to any transaction of a specified nature), redemption, exchangeability, convertibility, distribution and preference on dissolution or otherwise. Each series shall be appropriately designated by a distinguishing designation prior to the issuance of any shares thereof. The Preferred Stock of all series shall have preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those of shares of other series of the same class.

     Section 3.   Subject to the rights of holders of Preferred Stock and
     ---------
subject to any other provisions of these Articles of Incorporation or any amendment hereto, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared by the Board of Directors from time to time.

     Section 4.   Subject to the rights of holders of Preferred Stock, in the
     ---------
event of any liquidation, dissolution or winding up (whether voluntary or involuntary) of the Corporation, after the payment or provision for payment in full for all debts and other liabilities of the Corporation, the remaining net assets of the Corporation shall be distributed ratably among the holders of the shares at the time outstanding of Common Stock.

     Section 5. The holders of Common Stock shall be entitled to one vote per
     ---------
share on all matters as to which a shareholder vote is taken.


                           IV.  NO PREEMPTIVE RIGHTS

     No holder of capital stock of the Corporation of any class shall have any preemptive right to subscribe to or purchase (i) any shares of capital stock of the Corporation, (ii) any securities convertible into such shares or (iii) any options, warrants or rights to purchase such shares or securities convertible into any such shares.


                                 V.  DIRECTORS

     Section 1.   The Board of Directors shall consist of such number of
     ---------
individuals as may be fixed or provided for in the Bylaws of the Corporation.

     Section  2.   The Board of Directors shall be divided into three classes,
     ---------
Class I, Class II and Class III as nearly equal in number as possible. The classification of directors of this Corporation shall be implemented as follows: directors of the first class (Class I) shall be elected to hold office for a term expiring at the 2002 annual meeting of the shareholders; directors of the second class (Class II) shall be elected for a term expiring at the 2003 annual meeting of the shareholders, and directors of the third class (Class III) shall be elected to hold office for a term expiring at the 2004 annual meeting of shareholders. The successors to the class of directors whose terms expires shall be identified as being of the same class as the directors they succeed and elected to hold office for a term expiring at the third succeeding annual meeting of shareholders when directors are elected and qualified. When the number of directors is changed, any newly created directorship shall be apportioned among the classes by the Board of Directors as to make all classes as nearly equal as possible.

     Section 3.   Directors of the Corporation may be removed with or without
     ---------
cause upon the affirmative vote of at least two-thirds of the outstanding shares entitled to vote.

     Section 4.   If the office of any director shall become vacant, the
     ---------
directors at the time in office, whether or not a quorum, may, by majority vote of the directors then in office, choose a successor who shall hold office until the next annual meeting of shareholders. Vacancies resulting from the increase in the number of directors shall be filled in the same manner and any successor director filling such vacancy shall hold office until the next annual meeting of shareholders.


               VI.  SHAREHOLDER APPROVAL OF CERTAIN TRANSACTIONS

     Any amendment of the Corporation's Articles of Incorporation, a plan of merger or share exchange, a transaction involving the sale of all or substantially all the Corporation's assets other than in the regular course of business and a plan of dissolution shall be approved by the vote of a majority of all the votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction at a meeting at which a quorum of the voting group is present on person or by proxy, provided that the transaction has been approved and recommended by at least two thirds of the directors in office at the time of such approval and recommendation. If the transaction is not so approved and recommended, then the transaction shall be approved by the vote of more than two-thirds of all votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction.


                 VII.  LIMIT ON LIABILITY AND INDEMNIFICATION

     Section 1.   To the full extent that the Virginia Stock Corporation Act, as
     ---------
it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors or officers, a director or officer of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages.

     Section 2.   To the full extent permitted and in the manner prescribed by
     ---------
the Virginia Stock Corporation Act, the Corporation shall indemnify each director or officer of the Corporation against liabilities, fines, penalties and claims imposed upon or asserted against him (including amounts paid in settlement) by reason of having been such director or officer, whether or not then continuing so to be, and against all expenses (including counsel fees) reasonably incurred by him in connection therewith, except in relation to matters as to which he shall have been finally adjudged liable by reason of his willful misconduct or a knowing violation of criminal law in the performance of his duty as such director or officer. The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer.

     Section 3.   The Board of Directors is hereby empowered, by majority vote
     ---------
of a quorum of disinterested directors, to cause the Corporation to indemnify or contract in advance to indemnify any person not specified in Section 2 of this Article against liabilities, fines, penalties and claims imposed upon or asserted against him (including amounts paid in settlement) by reason of having been an employee, agent or consultant of the Corporation, whether or not then continuing so to be, and against all expenses (including counsel fees) reasonably incurred by him in connection therewith, to the same extent as if such person were specified as one to whom indemnification is granted in Section 2 of this Article.

     Section 4.   The Corporation may purchase and maintain insurance to
     ---------
indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee, agent or consultant of the Corporation against any liability asserted against or incurred by any such person in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article.

     Section 5.   In the event there has been a change in the composition of a
     ---------
majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to Sections 2 or 3 of this Article VII shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee. If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominees shall select such special legal counsel.

     Section 6.   No amendment, modification or repeal or this Article shall
     ---------
diminish the rights provided hereby or diminish the right to indemnification with respect to any claim, issue or matter in any then pending or subsequent proceeding that is based in any material respect on any alleged action or failure to act occurring before the adoption of such amendment, modification or repeal.

     Section 7.   Every reference herein to director, officer, employee, agent
     ---------
or consultant shall include (i) every director, officer, employee, agent, or consultant of the Corporation or any corporation the majority of the voting stock of which is owned directly or indirectly by the Corporation, (ii) every former director, officer, employee, agent, or consultant of the Corporation,
(iii) every person who may have served at the request of or on behalf of the Corporation as a director, officer, employee, agent, consultant or trustee of another corporation, partnership, joint venture, trust or other entity, and (iv) in all of such cases, his executors and administrators.

                                                             APPENDIX B



                             STOCK OPTION AGREEMENT

         THIS STOCK OPTION AGREEMENT, dated as of June 12, 2001 (the "Option Agreement"), between VIRGINIA COMMONWEALTH FINANCIAL CORPORATION, a Virginia corporation ("VCFC"), and VIRGINIA FINANCIAL CORPORATION, a Virginia corporation ("VFNL").

                                   WITNESSETH

         WHEREAS, the Boards of Directors of VFNL and VCFC have unanimously approved the strategic business affiliation of their companies through the merger of VCFC and VFNL (the "Merger") and the continued operation of the combined company under the name "Virginia Financial Group, Inc.", pursuant to the terms and conditions of an Agreement and Plan of Reorganization, dated June 12, 2001, and a related Plan of Merger (together referred to herein as the "Merger Agreement"), which agreement was executed and delivered immediately before the execution and delivery of this Option Agreement; and

         WHEREAS, as a condition to and as consideration for VFNL's entry into the Merger Agreement and to induce such entry, VCFC has agreed to grant to VFNL the option set forth herein to acquire authorized but unissued shares of VCFC Common Stock.

         NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

                                    ARTICLE 1
                            Option to Purchase Shares

         1.1      Grant of Option.

         Subject to the terms and conditions set forth herein, VCFC hereby grants to VFNL an irrevocable option (the "Option") to acquire up to 459,656 shares of VCFC Common Stock at a price of $29.45 per share (the "Exercise Price") in exchange for the consideration provided in Section 1.3 hereof; provided, however, that in the event VCFC issues or agrees to issue any shares of VCFC Common Stock (other than as permitted under this Option Agreement and the Merger Agreement) at a price less than $29.45 per share (as adjusted pursuant to Section 3.1 hereof), the Exercise Price shall be equal to such lesser price. Notwithstanding anything else in this Option Agreement to the contrary, the number of shares of VCFC Common Stock subject to the Option shall be reduced if and to the extent necessary so that the number of shares for which this Option is exercisable shall not exceed 19.9% of the issued and outstanding shares of VCFC

Common Stock, before giving effect to the exercise of the Option. The number of shares of VCFC Common Stock that may be received upon the exercise of the Option is subject to adjustment as set forth herein. VCFC shall make proper provision so that each share of VCFC Common Stock issued upon exercise of the Option shall be accompanied by the applicable number of rights under the Rights Agreement, dated September 10, 1998, between Second National Financial Corporation (predecessor to VCFC) and Registrar and Transfer Company.

         1.2        Exercise of Option.

         (a) Subject to compliance with applicable law and regulation, VFNL may exercise the Option, in whole or part, at any time or from time to time if a Purchase Event (as defined below) shall have occurred and be continuing.

         (b) VCFC shall notify VFNL promptly in writing of the occurrence of any transaction, offer or event giving rise to a Purchase Event. If more than one of the transactions, offers or events giving rise to a Purchase Event is undertaken or effected by the same person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Exchange Act or occurs at the same time, then all such transactions, offers and events shall give rise only to one Purchase Event, which Purchase Event shall be deemed continuing for all purposes hereof until all such transactions are terminated or abandoned by such person and all such events have ceased or ended.

         (c) In the event that VFNL wishes to exercise the Option, it shall send VCFC a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will acquire pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such transaction (the "Closing Date"); provided that if prior notification to or approval of any federal or state regulatory agency is required in connection with such acquisition, VFNL shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed.

         (d) The Option shall expire and terminate, to the extent not previously exercised, upon the earlier of: (i) the Effective Date of the Merger;
(ii) upon termination of the Merger Agreement in accordance with the provisions thereof, other than a termination based upon, following or in connection with either (A) a material breach by VCFC of a Specified Covenant (as defined below) or (B) the failure of VCFC to obtain shareholder approval of the Merger Agreement by the vote required under applicable law, in the case that either (A) or (B) follow the occurrence of a Purchase Event; or (iii) 12 months after termination of the Merger Agreement based upon a material breach by VCFC of a Specified Covenant or the failure of VCFC to obtain shareholder approval of the Merger Agreement by the vote required under applicable law, in either case following the occurrence of a Purchase Event.

         (e) As used herein, a "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

               (i) VCFC or any of its Subsidiaries, without having received VFNL's prior written consent, shall have entered into an agreement with any person to (A) acquire, merge or consolidate, or enter into any similar transaction, with VCFC or any Subsidiary thereof, (B) purchase, lease or otherwise acquire all or substantially all of the business, assets or deposits of VCFC or any Subsidiary thereof, or (C) purchase or otherwise acquire directly from VCFC or any Subsidiary thereof securities representing 10% or more of the voting power of VCFC or such Subsidiary;

               (ii) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding shares of VCFC Common Stock after the date hereof (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the regulations promulgated thereunder); or

               (iii) any person shall have made a bona fide proposal to VCFC by public announcement or written communication that is or becomes the subject of public disclosure to acquire VCFC by merger, share exchange, consolidation, purchase of all or substantially all of its assets or any other similar transaction, and following such bona fide proposal the Board of Directors of VCFC shall have recommended that the shareholders of VCFC approve or accept such proposal and not the Merger Agreement.

         (f) As used herein, "Specified Covenant" means any covenant or agreement contained in the Merger Agreement.

         1.3   Payment and Delivery of Certificates.

         (a) At the Closing Date, VFNL shall tender certified funds in an amount equal to the aggregate purchase price based on the Exercise Price for the number of shares with respect to which VFNL is exercising the Option.

         (b) At such closing, VCFC shall deliver to VFNL a certificate or certificates representing the number of shares of VCFC Common Stock exchanged for the Exercise Price and VFNL shall deliver to VCFC a letter agreeing that VFNL will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.

         (c) Certificates for VCFC Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend which shall read substantially as follows:

                           "The transfer of the shares represented by this
                  Certificate is subject to certain provisions of an agreement between the registered holder hereof and Virginia Commonwealth Financial Corporation and to resale restrictions arising under the Securities Act of 1933, as amended, a copy of which agreement is on file at the principal office of Virginia Commonwealth Financial Corporation. A copy of such agreement will be provided to the holder thereof without charge upon receipt by Virginia Commonwealth Financial Corporation of a written request."

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if VFNL shall have delivered to VCFC a copy of a letter from the staff of the Securities and Exchange Commission (the "SEC"), or an opinion of counsel, in form and substance satisfactory to VCFC, to the effect that such legend is not required for purposes of the Securities Act.

                                    ARTICLE 2
                         Representations and Warranties

         2.1   Representations and Warranties of VCFC.

         VCFC hereby represents and warrants to VFNL as follows:

         (a) VCFC shall at all times maintain sufficient authorized but unissued shares of VCFC Common Stock so that the Option may be exercised without authorization of additional shares of VCFC Common Stock.

         (b) The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable.

         2.2   Representations and Warranties of VFNL.

         VFNL hereby represents and warrants to VCFC that any shares acquired by VFNL upon exercise of the Option will not be acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

                                    ARTICLE 3
                   Adjustments Upon Changes In Capitalization

          3.1.     Adjustment Upon Changes in Capitalization.

          In the event of any change in VCFC Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. In the event that any additional shares of VCFC Common Stock are issued or otherwise become outstanding after the date of this Option Agreement (other than pursuant to this Option Agreement or pursuant to the exercise of warrants or options to acquire shares of VCFC Common Stock outstanding as of the date of the Merger Agreement or that may be issued after the date of the Merger Agreement without constituting a breach thereof), the number of shares of VCFC Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.9% of the number of shares of VCFC Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option or any shares issued pursuant to the exercise of options to acquire shares of VCFC Common Stock outstanding as of the date of the Merger Agreement or that may be issued after the date of the Merger Agreement without constituting a breach thereof. Nothing contained in this Section 6 shall be deemed to authorize VCFC to breach any provision of the Merger Agreement.

                                    ARTICLE 4
                               Registration Rights

          4.1      Registration Rights.

          VCFC shall, if requested by VFNL, as expeditiously as possible file a registration statement on a form of general use under the Securities Act if necessary in order to permit the sale or other disposition of the shares of VCFC Common Stock that are acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by VFNL. VFNL, at its own expense, shall provide all information reasonably requested by VCFC for inclusion in any registration statement to be filed hereunder. VCFC will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the date on which such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The first registration effected under this Section 4.1 shall be at VCFC's expense except for underwriting commissions and the fees and disbursements of VFNL's counsel attributable to the registration of such VCFC Common Stock. A second registration statement may be requested hereunder at VFNL's expense. In no event shall VCFC be required to effect more than two registrations hereunder. The filing of any registration statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by VCFC of VCFC Common Stock. If requested by VFNL, in connection with any such registration, VCFC will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements. Upon receiving any request from VFNL or an assignee of VFNL under this Section 4.1, VCFC agrees to send a copy thereof to VFNL and to any assignee of VFNL known to VCFC, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.


                                   ARTICLE 5
                                 Miscellaneous


          If any term, provision, covenant or restriction contained in this Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option Agreement will not permit the holder to acquire the full number of shares of VCFC Common Stock provided in Section 1.1 hereof (as adjusted pursuant to Section 3.1 hereof), it is the express intention of VCFC to allow the holder to acquire, or to require VCFC to repurchase, to the extent permitted under applicable law and without having to borrow funds or otherwise raise capital to the extent that VCFC would thereafter not be considered a "well-capitalized" institution under federal banking laws, such number of shares as may be necessary to comply with such court or regulatory agency's determination of the permissible number of shares, without any amendment or modification hereof.

          5.2  Expenses.

          Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

          5.3  Entire Agreement.

          Except as otherwise expressly provided herein, this Option Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

         5.4    Assignment.

         Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that VFNL may assign in whole or in part the Option and other benefits and obligations hereunder without limitation to any of its wholly-owned subsidiaries, and VFNL may assign in whole or in part the Option and other benefits and obligations hereunder without limitation in the event a Purchase Event shall have occurred and VFNL shall have delivered to VCFC a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to VCFC, to the effect that such assignment will not violate the requirements of the Securities Act; provided that prior to any such assignment, VFNL shall give written notice of the proposed assignment to VCFC, and within 48 hours of such notice of a bona fide proposed assignment, VCFC may purchase the Option within 30 days of such notice at a price and on other terms at least as favorable to VFNL as that set forth in the notice of assignment.

         5.5    Notices.

         All notices or other communications that are required or permitted hereunder shall be in writing and sufficient if delivered in the manner and to the address provided for in or pursuant to Section 8.5 of the Merger Agreement.

         5.6    Counterparts.

         This Option Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         5.7    Specific Performance.

         The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Option Agreement by either party hereto and that this Option Agreement may be enforced by either party hereto through injunctive or other equitable relief.

         5.8    Governing Law.

         This Option Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to the conflicts of laws principles thereof.

         5.9    Definitions.

         Capitalized terms used but not defined herein and defined in the Merger Agreement shall have the same meanings as in the Merger Agreement.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the day and year first written above.


                           VIRGINIA COMMONWEALTH FINANCIAL CORPORATION



                           By: /s/ O.R. Barham, Jr.
                               -------------------------------------
                                    O. R. Barham, Jr.
                                    President and Chief Executive Officer



                           VIRGINIA FINANCIAL CORPORATION



                           By: /s/ Harry V. Boney, Jr.
                               --------------------------------------
                                    Harry V. Boney, Jr.
                                    Chairman of the Board and President

                                                                      APPENDIX C


                            STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT, dated as of June 12, 2001 (the "Option Agreement"), between VIRGINIA FINANCIAL CORPORATION, a Virginia corporation ("VFNL"), and VIRGINIA COMMONWEALTH FINANCIAL CORPORATION, a Virginia corporation ("VCFC").

                                  WITNESSETH

     WHEREAS, the Boards of Directors of VFNL and VCFC have unanimously approved the strategic business affiliation of their companies through the merger of VCFC and VFNL (the "Merger") and the continued operation of the combined company under the name "Virginia Financial Group, Inc." pursuant to the terms and conditions of an Agreement and Plan of Reorganization, dated June 12, 2001, and a related Plan of Merger (together referred to herein as the "Merger Agreement"), which agreement was executed and delivered immediately before the execution and delivery of this Option Agreement; and

     WHEREAS, as a condition to and as consideration for VCFC's entry into the Merger Agreement and to induce such entry, VFNL has agreed to grant to VCFC the option set forth herein to acquire authorized but unissued shares of VFNL Common Stock.

     NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

                                   ARTICLE 1
                           Option to Purchase Shares

     1.1    Grant of Option.

     Subject to the terms and conditions set forth herein, VFNL hereby grants to VCFC an irrevocable option (the "Option") to acquire up to 791,950 shares of VFNL Common Stock at a price of $26.00 per share (the "Exercise Price") in exchange for the consideration provided in Section 1.3 hereof; provided, however, that in the event VFNL issues or agrees to issue any shares of VFNL Common Stock (other than as permitted under this Agreement and the Merger Agreement) at a price less than $26.00 per share (as adjusted pursuant to
Section 3.1 hereof), the Exercise Price shall be equal to such lesser price. Notwithstanding anything else in this Option Agreement to the contrary, the number of shares of VFNL Common Stock subject to the Option shall be reduced if and to the extent necessary so that the number of shares for which this Option is exercisable shall not exceed 19.9% of the issued and outstanding shares of VFNL Common Stock, before giving effect to the exercise of the Option. The number of shares of VFNL Common Stock that may be received upon the exercise of the Option is subject to adjustment as set forth herein.

     1.2    Exercise of Option.

     (a) Subject to compliance with applicable law and regulation, VCFC may exercise the Option, in whole or part, at any time or from time to time if a Purchase Event (as defined below) shall have occurred and be continuing.

     (b) VFNL shall notify VCFC promptly in writing of the occurrence of any transaction, offer or event giving rise to a Purchase Event. If more than one of the transactions, offers or events giving rise to a Purchase Event is undertaken or effected by the same person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Exchange Act or occurs at the same time, then all such transactions, offers and events shall give rise only to one Purchase Event, which Purchase Event shall be deemed continuing for all purposes hereof until all such transactions are terminated or abandoned by such person and all such events have ceased or ended.

     (c) In the event that VCFC wishes to exercise the Option, it shall send VFNL a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will acquire pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such transaction (the "Closing Date"); provided that if prior notification to or approval of any federal or state regulatory agency is required in connection with such acquisition, VCFC shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed.

     (d) The Option shall expire and terminate, to the extent not previously exercised, upon the earlier of: (i) the Effective Date of the Merger; (ii) upon termination of the Merger Agreement in accordance with the provisions thereof, other than a termination based upon, following or in connection with either (A) a material breach by VFNL of a Specified Covenant (as defined below) or (B) the failure of VFNL to obtain shareholder approval of the Merger Agreement by the vote required under applicable law, in the case that either (A) or (B) follow the occurrence of a Purchase Event; or (iii) 12 months after termination of the Merger Agreement based upon a material breach by VFNL of a Specified Covenant or the failure of VFNL to obtain shareholder approval of the Merger Agreement by the vote required under applicable law, in either case following the occurrence of a Purchase Event.

     (e) As used herein, a "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

            (i) VFNL or any of its Subsidiaries, without having received VCFC's prior written consent, shall have entered into an agreement with any person to (A) acquire, merge or consolidate, or enter into any similar transaction, with VFNL or any Subsidiary thereof, (B) purchase, lease or otherwise acquire all or substantially all of the business, assets or deposits of VFNL or any Subsidiary thereof, or (C) purchase or otherwise acquire directly from VFNL or any Subsidiary thereof securities representing 10% or more of the voting power of VFNL or such Subsidiary;

            (ii) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding shares of VFNL Common Stock after the date hereof (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the regulations promulgated thereunder); or

            (iii) any person shall have made a bona fide proposal to VFNL by public announcement or written communication that is or becomes the subject of public disclosure to acquire VFNL by merger, share exchange, consolidation, purchase of all or substantially all of its assets or any other similar transaction, and following such bona fide proposal the Board of Directors of VFNL shall have recommended that the shareholders of VFNL approve or accept such proposal and not the Merger Agreement.

     (f) As used herein, "Specified Covenant" means any covenant or agreement contained in the Merger Agreement.

     1.3    Payment and Delivery of Certificates.

     (a) At the Closing Date, VCFC shall tender certified funds in an amount equal to the aggregate purchase price based on the Exercise Price for the number of shares with respect to which VCFC is exercising the Option.

     (b) At such closing, VFNL shall deliver to VCFC a certificate or certificates representing the number of shares of VFNL Common Stock exchanged for the Exercise Price and VCFC shall deliver to VFNL a letter agreeing that VCFC will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.

     (c) Certificates for VFNL Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend which shall read substantially as follows:

                  "The transfer of the shares represented by this Certificate is subject to certain provisions of an agreement between the registered holder hereof and

           Virginia Financial Corporation and to resale restrictions arising under the Securities Act of 1933, as amended, a copy of which agreement is on file at the principal office of Virginia Financial
           Corporation. A copy of such agreement will be provided to the holder thereof without charge upon receipt by Virginia Financial Corporation of a written request."

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if VCFC shall have delivered to VFNL a copy of a letter from the staff of the Securities and Exchange Commission (the "SEC"), or an opinion of counsel, in form and substance satisfactory to VFNL, to the effect that such legend is not required for purposes of the Securities Act.

                                   ARTICLE 2
                        Representations and Warranties

     2.1    Representations and Warranties of VFNL.

     VFNL hereby represents and warrants to VCFC as follows:

     (a) VFNL shall at all times maintain sufficient authorized but unissued shares of VFNL Common Stock so that the Option may be exercised without authorization of additional shares of VFNL Common Stock.

     (b) The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable.

     2.2    Representations and Warranties of VCFC.

     VCFC hereby represents and warrants to VFNL that any shares acquired by VCFC upon exercise of the Option will not be acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

                                   ARTICLE 3
                  Adjustments Upon Changes In Capitalization

     3.1.   Adjustment Upon Changes in Capitalization.

     In the event of any change in VFNL Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. In the event that any additional shares of VFNL Common Stock are issued or otherwise become outstanding after the date of this Option Agreement (other than pursuant to this Option Agreement or pursuant to the exercise of warrants or options to acquire shares of VFNL Common Stock outstanding as of the date of the Merger Agreement or that may be issued after the date of the Merger Agreement without constituting a breach thereof), the number of shares of VFNL Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.9% of the number of shares of VFNL Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option or any shares issued pursuant to the exercise of options to acquire shares of VFNL Common Stock outstanding as of the date of the Merger Agreement or that may be issued after the date of the Merger Agreement without constituting a breach thereof. Nothing contained in this Section 6 shall be deemed to authorize VFNL to breach any provision of the Merger Agreement.

                                   ARTICLE 4
                              Registration Rights

     4.1    Registration Rights.

     VFNL shall, if requested by VCFC, as expeditiously as possible file a registration statement on a form of general use under the Securities Act if necessary in order to permit the sale or other disposition of the shares of VFNL Common Stock that are acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by VCFC. VCFC, at its own expense, shall provide all information reasonably requested by VFNL for inclusion in any registration statement to be filed hereunder. VFNL will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the date on which such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The first registration effected under this Section 4.1 shall be at VFNL's expense except for underwriting commissions and the fees and disbursements of VCFC's counsel attributable to the registration of such VFNL Common Stock. A second registration statement may be requested hereunder at VCFC's expense. In no event shall VFNL be required to effect more than two registrations hereunder. The filing of any registration statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by VFNL of VFNL Common Stock. If requested by VCFC, in connection with any such registration, VFNL will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements. Upon receiving any request from VCFC or an assignee of VCFC under this Section 4.1, VFNL agrees to send a copy thereof to VCFC and to any assignee of VCFC known to VFNL, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

                                   ARTICLE 5
                                 Miscellaneous

     5.1    Severability.

     If any term, provision, covenant or restriction contained in this Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option Agreement will not permit the holder to acquire the full number of shares of VFNL Common Stock provided in Section 1.1 hereof (as adjusted pursuant to Section 3.1 hereof), it is the express intention of VFNL to allow the holder to acquire, or to require VFNL to repurchase, to the extent permitted under applicable law and without having to borrow funds or otherwise raise capital to the extent that VFNL would thereafter not be considered a "well-capitalized" institution under federal banking laws, such number of shares as may be necessary to comply with such court or regulatory agency's determination of the permissible number of shares, without any amendment or modification hereof.

     5.2    Expenses.

     Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     5.3    Entire Agreement.

     Except as otherwise expressly provided herein, this Option Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

     5.4    Assignment.

     Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that VCFC may assign in whole or in part the Option and other benefits and obligations hereunder without limitation to any of its wholly-owned subsidiaries, and VCFC may assign in whole or in part the Option and other benefits and obligations hereunder without limitation in the event a Purchase Event shall have occurred and VCFC shall have delivered to VFNL a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to VFNL, to the effect that such assignment will not violate the requirements of the Securities Act; provided that prior to any such assignment, VCFC shall give written notice of the proposed assignment to VFNL, and within 48 hours of such notice of a bona fide proposed assignment, VFNL may purchase the Option within 30 days of such notice at a price and on other terms at least as favorable to VCFC as that set forth in the notice of assignment.

     5.5    Notices.

     All notices or other communications that are required or permitted hereunder shall be in writing and sufficient if delivered in the manner and to the address provided for in or pursuant to Section 8.5 of the Merger Agreement.

     5.6    Counterparts.

     This Option Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     5.7    Specific Performance.

     The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Option Agreement by either party hereto and that this Option Agreement may be enforced by either party hereto through injunctive or other equitable relief.

     5.8    Governing Law.

     This Option Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to the conflicts of laws principles thereof.

     5.9    Definitions.

     Capitalized terms used but not defined herein and defined in the Merger Agreement shall have the same meanings as in the Merger Agreement.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the day and year first written above.



                           VIRGINIA FINANCIAL CORPORATION



                           By: /s/ Harry V. Boney, Jr.
                               --------------------------------------------
                                    Harry V. Boney, Jr.
                                    Chairman of the Board and President



                           VIRGINIA COMMONWEALTH FINANCIAL CORPORATION



                           By: /s/ O. R. Barham, Jr.
                               --------------------------------------------
                                    O. R. Barham, Jr.
                                    President and Chief Executive Officer

                                                                      Appendix D

                              September 7, 2001


The Board of Directors
Virginia Financial Corporation
24 South Augusta Street
Staunton, Virginia 24401

Members of the Board:

Virginia Financial Corporation, Staunton, Virginia ("VFNL") and Virginia Commonwealth Financial Corporation, Culpeper, Virginia ("VCFC") have entered into an Agreement and Plan of Reorganization and related Plan of Merger dated June 12, 2001 (collectively the "Agreement"). The Agreement provides for the merger of VCFC with and into VFNL (the "Merger"), with the surviving corporation to be renamed Virginia Financial Group, Inc. The terms of the Merger provide that, with the possible exception of those shares as to which dissenter's rights may be perfected, each issued and outstanding share of VCFC common stock, par value $2.50 per share, will be converted into and exchanged for 1.4391 shares of VFNL common stock, par value $5.00 per share (the "Exchange Ratio").

You have asked our opinion as to whether the Exchange Ratio is fair to the respective shareholders of VFNL from a financial point of view.

In rendering our opinion, we have evaluated the consolidated financial statements of VFNL and VCFC available to us from published sources. In addition, we have, among other things: (a) to the extent deemed relevant, analyzed selected public information of certain other financial institutions and compared VFNL and VCFC from a financial point of view to other financial institutions; (b) compared the terms of the Agreement with the terms of certain other comparable transactions to the extent information concerning such transactions was publicly available; (c) reviewed the Agreement and related documents; (d) reviewed the historical market price of VFNL and VCFC common stock; and (e) made such other analyses and examinations as we deemed necessary. We also met with various senior officers of VFNL and VCFC to discuss the foregoing as well as other matters that may be relevant.

We have not independently verified the financial and other information concerning VFNL and VCFC, or other data that we have considered in our review. We have assumed the accuracy and completeness of all such information; however, we have no reason to believe that such information is not accurate and complete. Our conclusion is rendered on the basis of securities market conditions prevailing as of the date hereof and on the conditions and prospects, financial and otherwise, of VFNL and VCFC as they exist and are known to us as of June 30, 2001.

We have acted as financial advisor to VFNL in connection with the Merger and will receive from VFNL a fee for our services, a significant portion of which is contingent upon the consummation of the Merger.

It is understood that this opinion may be included in its entirety in any communication by VFNL or the Board of Directors to the stockholders of VFNL. The opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent.

Based on the foregoing, and subject to the limitations described above, we are of the opinion that the Exchange Ratio is fair to the shareholders of VFNL from a financial point of view.

Very truly yours,

/s/ Baxter Fentriss and Company

Baxter Fentriss and Company

                                                                      APPENDIX E

                               September 7, 2001


Board of Directors
Virginia Commonwealth Financial Corporation
102 South Main Street
P. O. Box 71
Culpeper, Virginia 22701

Gentlemen:

     You have asked us to render our opinion relating to the fairness, from a financial point of view, to the shareholders of Virginia Commonwealth Financial Corporation ("VCFC") of the terms of an Agreement and Plan of Reorganization, dated June 12, 2001, and a related Plan of Merger (collectively the "Merger Agreements") between VCFC and Virginia Financial Corporation ("VFNL") pursuant to which VCFC will merger with VFNL (the "Merger") and each issued and outstanding share of common stock of VCFC will be exchanged for 1.4391 shares of common stock of VFNL.

     Scott & Stringfellow, as a customary part of its investment banking business, is engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, and valuations for estate, corporate and other purposes. We are familiar with VCFC, having had a relationship with management for a number of years.

     In developing our opinion, we have, among other things, reviewed and analyzed: (1) the Merger Agreements; (2) VCFC's audited financial statements for the three years ended December 31, 2000; (3) VCFC's unaudited financial statements for the three months ended June 30, 2001 and 2000, and other internal information relating to VCFC prepared by VCFC's management; (4) information regarding the trading market for the common stocks of VCFC and VFNL and the price ranges within which the respective stocks have traded; (5) the relationship of ownership consideration exchanged relative to financial contribution data such as earnings, net worth, assets and deposits in certain commercial bank "merger of equals" transactions in recent years; (6) VFNL's annual reports to shareholders and its financial statements for the three year ended December 31, 2000; (7) VFNL's unaudited financial statements for the three months ended June 30, 2001 and 2000, and certain other internal information relating to VFNL prepared by VFNL's management. We have discussed with members of management of VCFC the background of the Merger, the reasons and basis for the Merger and the business and future prospects of VCFC and VFNL individually and as a combined entity. Finally, we have conducted such other studies, analyses and investigations, particularly of the banking industry, and considered such other information, as we have deemed appropriate.

     In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the information furnished to us by or on behalf of VCFC and VFNL. We have not attempted independently to verify such information, nor have we made any independent appraisal of the assets of VCFC and VFNL. With respect to the information relating to the prospects of VCFC and VFNL, we have assumed that such information reflects the best currently available judgments and estimates of management of VCFC and VFNL as to the likely future financial performance of their respective companies and of the combined entity. We have taken into account our assessment of general economic, financial market and industry conditions as they exist and can be evaluated as of the date hereof, as well as our experience in business valuation in general. We have also assumed that, in the course of obtaining regulatory and third party consents for the Merger and the transactions contemplated by the Merger Agreements, no restriction will be imposed that will have a material adverse effect on the future results of operations or financial condition of VCFC or VFNL.

     Our advisory services opinion expressed herein were prepared solely for the use by the Board of Directors of VCFC in connection with the Merger and do not constitute a recommendation to the VCFC shareholders as to how they should vote at the shareholders' meeting in connection with the Merger. We hereby consent, however, to the inclusion of this opinion as an exhibit to the proxy statement distributed in connection with the Merger.

     On the basis of our analyses and review and in reliance on the accuracy and completeness of the information furnished to us and subject to the conditions and assumptions noted above, it is our opinion that, as of the date hereof, the terms of the Merger Agreements are fair from a financial point of view to the shareholders of VCFC common stock.

                                        Very truly yours,



                                        SCOTT & STRINGFELLOW, INC.

                                        By:  /s/ G. Jacob Savage III
                                             -----------------------
                                             G. Jacob Savage III, CFA
                                             Senior Managing Director
                                             Financial Institutions Group

                                                                      APPENDIX F

                        VIRGINIA FINANCIAL GROUP, INC.
                             STOCK INCENTIVE PLAN

     1.   Purpose and Effective Date.
          --------------------------

          (a) The purpose of the Virginia Financial Group Stock Incentive Plan (the "Plan") is to further the long term stability and financial success of Virginia Financial Group, Inc. (the "Company") by attracting and retaining personnel, including employees and directors, through the use of stock incentives. The Company believes that ownership of Company Stock will stimulate the efforts of those persons upon whose judgment, interest and efforts the Company is and will be largely dependent for the successful conduct of its business and will further the identification of those persons' interests with the interests of the Company's shareholders.

          (b) The Plan was adopted by the respective Boards of Directors of Virginia Financial Corporation ("VFNL") and Virginia Commonwealth Financial Corporation ("VCFC") in connection with their adoption and approval of the Agreement and Plan of Reorganization, dated June 12, 2001, providing for the merger of VFNL and VCFC and the creation of the Company (the "Merger"). The Plan will become effective (the "Effective Date") on the effective date of the Merger, subject to the approval of the Merger and the Plan by the shareholders of VFNL and VCFC at their respective special shareholders' meetings called to consider and vote upon the Merger and the Plan.

     2.   Definitions.
          -----------

          Except as otherwise defined in the Plan, the following terms shall be defined as set forth below:

          (a)  Act.  The Securities Exchange Act of 1934, as amended.
               ---

          (b)  Applicable Withholding Taxes. The aggregate amount of federal,
               ----------------------------
state and local income and payroll taxes that the Company is required to withhold (based on the minimum applicable statutory withholding rates) in connection with any exercise of an Option or Stock Appreciation Right or the award, lapse of restrictions or payment with respect to Restricted Stock.

          (c)  Award. The award of an Option, Restricted Stock or Stock
               -----
Appreciation Right under the Plan.

          (d)  Board.  The Board of Directors of the Company.
               -----

          (e)  Change of Control.
               -----------------

          (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) and 14(d)(2) of the Act of beneficial ownership (within the meaning of Rule 13d-3 under the Act), of securities of the Company representing 20% or more of the combined voting power of the then outstanding securities; provided, however, that the following acquisitions shall not constitute a Change of Control:

                (1) acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege);

                (2) any acquisition by the Company;

                (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

                (4) any acquisition pursuant to a reorganization, merger or consolidation by any corporation owned or proposed to be owned, directly or indirectly, by shareholders of the Company if the shareholders' ownership of securities of the corporation resulting from such transaction constitutes a majority of the ownership of securities of the resulting entity and at least a majority of the members of the board of directors of the corporation resulting from such transaction were members of the Incumbent Board as defined below at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

          (ii) where individuals who constitute the Board on the Effective Date of this Plan (the "Incumbent Board") cease for any reason to constitute at least a majority of such board of directors; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than a member of the Board; or

          (iii) the shareholders of the Company approve, or the Company otherwise consummates,

                (1) a merger, statutory share exchange, or consolidation of the Company with any other corporation, except as provided in subparagraph
          (i)(4) of this sub-section, or

                    (2) the sale or other disposition of all or substantially all of the assets of the Company.

          (f)  Code. The Internal Revenue Code of 1986, as amended.
               ----

          (g)  Committee. The Committee appointed to administer the Plan
               ---------
pursuant to Plan Section 15, or if no such Committee has been appointed, the Board.

          (h)  Company. Virginia Financial Group, Inc., a Virginia corporation.
               -------

          (i)  Company Stock. Common stock of the Company. If the par value of
               -------------
the Company Stock is changed, or in the event of a change in the capital structure of the Company (as provided in Section 13 below), the shares resulting from such a change shall be deemed to be Company Stock within the meaning of the Plan.

          (j)  Date of Grant. The effective date of an Award granted by the
               -------------
Committee.

          (k)  Disability or Disabled. As to an Incentive Stock Option a
               ----------------------
Disability within the meaning of Code Section 22(e)(3). As to all other Incentive Awards, the Committee shall determine whether a Disability exists and such determination shall be conclusive.

          (l)  Fair Market Value.
               -----------------

               (i) If the Company Stock is listed on any established stock exchange or quoted on the NASDAQ stock market system, its Fair Market Value shall be the closing price for such Stock on the Date of Grant as reported by such exchange or the NASDAQ stock market system, or, if there are no trades on such date, the value shall be determined as of the last preceding day on which the Company Stock was traded.

               (ii) If the Company Stock is not publicly traded, the Fair Market Value shall be determined by the Committee using any reasonable method in good faith.

               (iii) Fair Market Value shall be determined as of the Date of Grant specified in the Award.

          (m)  Incentive Stock Option. An Option intended to meet the
               ----------------------
requirements of, and qualify for favorable federal income tax treatment under, Code Section 422.

          (n)  Nonstatutory Stock Option. An Option that does not meet the
               -------------------------
requirements of Code Section 422, or that is otherwise not intended to be an Incentive Stock Option and is so designated.

          (o)  Option. A right to purchase Company Stock granted under the Plan,
               ------
at a price determined in accordance with the Plan.

          (p)  Participant. Any individual who is granted an Award under the
               -----------
Plan.

          (q)  Related Option. An Option with respect to which a Stock
               --------------
Appreciation has been granted.

          (r)  Restricted Stock. Company Stock awarded upon the terms and
               ----------------
subject to the restrictions set forth in Section 8 below.

          (s)  Rule 16b-3. Rule 16b-3 promulgated under the Act, including any
               ----------
corresponding subsequent rule or any amendments to Rule 16b-3 enacted after the effective date of the Plan.

          (t)  Stock Appreciation Right or SAR. An Award, designated as a stock
               -------------------------------
appreciation right, granted to a Participant under the Plan.

          (u)  Subsidiary. A corporation at least 50% of the total combined
               ----------
voting power of all classes of stock of which is owned by the Company, either directly or through one or more of its Subsidiaries.

          (v)  10% Shareholder. A person who owns, directly or indirectly, stock
               ---------------
possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company. Indirect ownership of stock shall be determined in accordance with Code Section 424(d).

     (3)  General. Awards of Options, Restricted Stock or Stock Appreciation
          -------
Rights may be granted under the Plan. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options.

     (4)  Stock. Subject to Section 13 of the Plan, there shall be reserved for
          -----
issuance under the Plan an aggregate of 750,000 shares of Company Stock, which may include authorized, but unissued, shares. Shares allocable to Options or Stock Appreciation Rights granted under the Plan that expire or otherwise terminate unexercised and shares that are forfeited pursuant to restrictions on Restricted Stock awarded under the Plan may again be subjected to an Award under this Plan. For purposes of determining the number of shares that are available for Awards under the Plan, such number shall include the number of shares surrendered by a Participant or retained by the Company (a) in connection with the exercise of an Option or (b) in payment of Applicable Withholding Taxes.

     (5)  Eligibility.
          -----------

          (a) Any employee or director of the Company or a Subsidiary who, in the judgment of the Committee, has contributed or can be expected to contribute to the profits or growth of the Company is eligible to become a Participant. The Committee shall have the power and complete discretion, as provided in Section 15, to select eligible Participants and to determine for each Participant the terms, conditions and nature of the Award and the number of shares to be allocated as part of the Award; provided, however, that any Award made to a member of the Committee must be approved by the Board. The Committee is expressly authorized to make an Award to a Participant conditioned on the surrender for cancellation of an existing Award.

          (b) The grant of an Award shall not obligate the Company to pay an employee any particular amount of remuneration, to continue the employment of the employee after the grant or to make further grants to the employee at any time thereafter.

          (c) Non-employee directors shall not be eligible to receive the Award of an Incentive Stock Option.

          (d) The maximum number of shares with respect to which an Award may be granted in any calendar year to any employee during such calendar year shall be 150,000 shares.

     6.   Stock Options.
          -------------

          (a) Whenever the Committee deems it appropriate to grant Options, notice shall be given to the Participant stating the number of shares for which Options are granted, the exercise price per share, whether the options are Incentive Stock Options or Nonstatutory Stock Options, and the conditions to which the grant and exercise of the Options are subject. This notice, when duly accepted in writing by the Participant, shall become a stock option agreement between the Company and the Participant.

          (b) The Committee shall establish the exercise price of Options. The exercise price of an Incentive Stock Option shall be not less than 100% of the Fair Market Value of such shares on the Date of Grant, provided that if the Participant is a 10% Shareholder, the exercise price of an Incentive Stock Option shall not be less than 110% of the Fair Market Value of such shares on the Date of Grant. The exercise price of Nonstatutory Stock Option Awards intended to be performance-based for purposes of Code Section 162(m) shall not be less than 100% of the Fair Market Value of such shares on the Date of Grant.

          (c) Subject to subsection (d) below, Options may be exercised in whole or in part at such times as may be specified by the Committee in the Participant's stock option agreement. The Committee may impose such vesting conditions and other requirements as the Committee deems appropriate, and the Committee may include such provisions regarding a Change of Control as the Committee deems appropriate.

          (d) The Committee shall establish the term of each Option in the Participant's stock option agreement. The term of an Incentive Stock Option shall not be longer than ten years from the Date of Grant, except that an Incentive Stock Option granted to a 10% Shareholder shall not have a term in excess of five years. No Option may be exercised after the expiration of its term or, except as set forth in the Participant's stock option agreement, after the termination of the Participant's employment. The Committee shall set forth in the Participant's stock option agreement when, and under what circumstances, an Option may be exercised after termination of the Participant's employment or period of service; provided that no Incentive Stock Option may be exercised after (i) three months from the Participant's termination of employment with the Company for reasons other than Disability or death, or (ii) one year from the Participant's termination of employment on account of Disability or death. The Committee may, in its sole discretion, amend a previously granted Incentive Stock Option to provide for more liberal exercise provisions, provided however that if the Incentive Stock Option as amended no longer meets the requirements of Code Section 422, and, as a result the Option no longer qualifies for favorable federal income tax treatment under Code Section 422, the amendment shall not become effective without the written consent of the Participant.

          (e) An Incentive Stock Option, by its terms, shall be exercisable in any calendar year only to the extent that the aggregate Fair Market Value (determined at the Date of Grant) of the Company Stock with respect to which Incentive Stock Options are exercisable by the Participant for the first time during the calendar year does not exceed $100,000 (the "Limitation Amount"). Incentive Stock Options granted under the Plan and all other plans of the Company and any parent or subsidiary of the Company shall be aggregated for purposes of determining whether the Limitation Amount has been exceeded. The Board may impose such conditions as it deems appropriate on an Incentive Stock Option to ensure that the foregoing requirement is met. If Incentive Stock Options that first become exercisable in a calendar year exceed the Limitation Amount, the excess Options will be treated as Nonstatutory Stock Options to the extent permitted by law.

          (f) If a Participant dies and if the Participant's stock option agreement provides that part or all of the Option may be exercised after the Participant's death, then such portion may be exercised by the personal representative of the Participant's estate during the time period specified in the stock option agreement.

     7.   Method of Exercise of Options.
          -----------------------------

          (a) Options may be exercised by giving written notice of the exercise to the Company, stating the number of shares the Participant has elected to purchase under the Option. Such notice shall be effective only if accompanied by the exercise price in full in cash; provided that, if the terms of an Option so permit, the Participant may (i) deliver Company Stock that the Participant has previously acquired and owned (valued at Fair Market Value on the date of exercise), or (ii) deliver a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company, from the sale or loan proceeds with respect to the sale of Company Stock or a loan secured by Company Stock, the amount necessary to pay the exercise price and, if required by the Committee, Applicable Withholding Taxes. Unless otherwise specifically provided in the Option, any payment of the exercise price paid by delivery of Company Stock acquired directly or indirectly from the Company shall be paid only with shares of Company Stock that have been held by the Participant for more than six months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes).

          (b) The Company may place on any certificate representing Company Stock issued upon the exercise of an Option any legend deemed desirable by the Company's counsel to comply with federal or state securities laws. The Company may require of the Participant a customary indication of his or her investment intent. A Participant shall not possess shareholder rights with respect to shares acquired upon the exercise of an Option until the Participant has made any required payment, including payment of Applicable Withholding Taxes, and the Company has issued a certificate for the shares of Company Stock acquired.

          (c) Notwithstanding anything herein to the contrary, Awards shall always be granted and exercised in such a manner as to conform to the provisions of Rule 16b-3.

     8.   Restricted Stock Awards.
          -----------------------

          (a) Whenever the Committee deems it appropriate to grant a Restricted Stock Award, notice shall be given to the Participant stating the number of shares of Restricted Stock for which the Award is granted, the Date of Grant, and the terms and conditions to which the Award is subject. Certificates representing the shares shall be issued in the name of the Participant, subject to the restrictions imposed by the Plan and the Committee. A Restricted Stock Award may be made by the Committee in its discretion without cash consideration.

          (b) The Committee may place such restrictions on the transferability and vesting of Restricted Stock as the Committee deems appropriate, including restrictions relating to continued employment and financial performance goals. Without limiting the foregoing, the Committee may provide performance or Change of Control acceleration parameters under which all, or a portion, of the Restricted Stock will vest on the Company's achievement of established performance objectives. Restricted Stock may not be sold, assigned, transferred, disposed of, pledged, hypothecated or otherwise encumbered until the restrictions on such shares shall have lapsed or shall have been removed pursuant to subsection (c) below.

          (c) The Committee shall establish as to each Restricted Stock Award the terms and conditions upon which the restrictions on transferability set forth in paragraph (b) above shall lapse. Such terms and conditions may include, without limitation, the passage of time, the meeting of performance goals, the lapsing of such restrictions as a result of the Disability, death or retirement of the Participant, or the occurrence of a Change of Control.

          (d) A Participant shall hold shares of Restricted Stock subject to the restrictions set forth in the Award agreement and in the Plan. In other respects, the Participant shall have all the rights of a shareholder with respect to the shares of Restricted Stock, including, but not limited to, the right to vote such shares and the right to receive all cash dividends and other distributions paid thereon. Certificates representing Restricted Stock shall bear a legend referring to the restrictions set forth in the Plan and the Participant's Award agreement. If stock dividends are declared on Restricted Stock, such stock dividends or other distributions shall be subject to the same restrictions as the underlying shares of Restricted Stock.

     9.   Stock Appreciation Rights.
          -------------------------

          (a) Whenever the Committee deems it appropriate to grant Stock Appreciation Rights, notice shall be given to the Participant stating the number of shares for which SARs are granted, which shall be exercisable only in lieu of the Related Option ("Tandem SARs").

          (b) Tandem SARs may be exercised with respect to all or part of the shares of Company Stock subject to the Related Option. The exercise of Tandem SARs will reduce the number of shares of Company Stock subject to the Related Option equal to the number of shares with respect to which the Tandem SAR is exercised. Conversely, the exercise, in whole or in part, of a Related Option, will reduce the number of shares subject to the Tandem SAR equal to the number of shares with respect to which the Related Option is exercised. Shares with respect to which the Tandem SAR shall have been exercised may not be subject again to an Award under the Plan.

          (c) A Tandem SAR will expire no later than the expiration of the Related Option, will be transferable only when and under the same conditions as the Related Option and will be exercisable only when the Related Option is eligible to be exercised. In addition, if the Related Option is an Incentive Stock Option, a Tandem SAR may be exercised for no more than 100% of the difference between the exercise price of the Related Option and the Fair Market Value of the shares subject to the Related Option at the time the Tandem SAR is exercised.

          (d) No Tandem SAR granted under the Plan will be exercisable until the expiration of at least six months after the Grant Date, except that such limitation shall not apply in the case of the death or Disability of the Participant. In no event shall the term of any Tandem SAR granted under the Plan exceed ten years from the Grant Date. A Tandem SAR may be exercised only when the Fair Market Value of the Company Stock exceeds the exercise price of the Related Option. A Tandem SAR shall be exercised by delivery to the Committee of a notice of exercise in the form prescribed by the Committee.

          (e) Subject to the provisions of the agreement with the Participant, upon the exercise of a Tandem SAR, the Participant is entitled to receive, without any payment to the Company (other than required tax withholding amounts), an amount equal to the product of multiplying (i) the number of shares with respect to which the Tandem SAR is exercised by (ii) an amount equal to the excess of (A) the Fair Market Value per share on the date of exercise of the Tandem SAR over (B) the exercise price of the Related Option.

          (f) Payment to the Participant shall be made in shares of Company Stock, valued at the Fair Market Value as of the date of exercise, or in cash if the Participant has so elected in his written notice of exercise and Committee has consented thereto, or a combination thereof. To the extent required to satisfy the conditions of Rule 16b-3(e) under the Act, or any successor or similar rule, or as otherwise provided in the agreement with Participant, the Committee shall have the sole discretion to consent to or disapprove the election of any Participant to receive cash in full or partial settlement of a Tandem SAR. In cases where an election of settlement in cash must be consented to by the Committee, the Committee may consent to, or disapprove, such election at any time after such election, or within such period for taking action as is specified in the election, and failure to give consent shall be disapproval. Consent may be given in whole or as to a portion of the Tandem SAR surrendered by the Participant. If the election to receive cash is disapproved in whole or in part, the Tandem SAR shall be deemed to have been exercised for shares of Company Stock, or, if so specified in the notice of exercise and election, not to have been exercised to the extent the election to receive cash is disapproved.

     10.  Applicable Withholding Taxes. Each Participant shall agree, as a
          ----------------------------
condition of receiving an Award, to pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all Applicable Withholding Taxes with respect to the Award. Until the Applicable Withholding Taxes have been paid or arrangements satisfactory to the Company have been made, no stock certificates (or, in the case of Restricted Stock, no stock certificates free of a restrictive legend) shall be issued to the Participant. As an alternative to making a cash payment to the Company to satisfy Applicable Withholding Tax obligations, the Committee may establish procedures permitting the Participant to elect to (a) deliver shares of already owned Company Stock or (b) have the Company retain that number of shares of Company Stock that would satisfy all or a specified portion of the Applicable Withholding Taxes. Any such election shall be made only in accordance with procedures established by the Committee to avoid a charge to earnings for financial accounting purposes and in accordance with Rule 16b-3.

     11.  Nontransferability of Awards.
          ----------------------------

          (a) In general, Awards, by their terms, shall not be transferable by the Participant except by will or by the laws of descent and distribution or except as described below. Options shall be exercisable, during the Participant's lifetime, only by the Participant or by his guardian or legal representative.

          (b) Notwithstanding the provisions of (a) and subject to federal and state securities laws, the Committee may grant or amend Nonstatutory Stock Options that permit a Participant to transfer the Options to one or more immediate family members, to a trust for the benefit of immediate family members, or to a partnership, limited liability company, or other entity the only partners, members, or interest-holders of which are among the Participant's immediate family members. Consideration may not be paid for the transfer of Options. The transferee of an Option shall be subject to all conditions applicable to the Option prior to its transfer. The agreement granting the Option shall set forth the transfer conditions and restrictions. The Committee may impose on any transferable Option and on stock issued upon the exercise of an Option such limitations and conditions as the Committee deems appropriate.

     12.  Termination, Modification, Change. If not sooner terminated by the
          ---------------------------------
Board, this Plan shall terminate at the close of business on the tenth anniversary of the Effective Date. No Awards shall be made under the Plan after its termination. The Board may terminate the Plan or may amend the Plan in such respects as it shall deem advisable; provided, that, unless authorized by the Company's shareholders, no change shall be made that (a) increases the total number of shares of Company Stock reserved for issuance pursuant to Awards granted under the Plan (except pursuant to Section 13), (b) expands the class of persons eligible to receive Awards, (c) materially increases the benefits accruing to Participants under the Plan, or (d) otherwise requires shareholder approval under the Code, Rule 16b-3, or the rules of a domestic exchange on which Company Stock is traded. Notwithstanding the foregoing, the Board may unilaterally amend the Plan and Awards as it deems appropriate to ensure compliance with Rule 16b-3 and to cause Incentive Stock Options to meet the requirements of the Code and regulations thereunder. Except as provided in the preceding sentence, a termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect a Participant's rights under an Award previously granted to him.

     13.  Change in Capital Structure.
          ---------------------------

          (a) In the event of a stock dividend, stock split or combination of shares, spin-off, recapitalization or merger in which the Company is the surviving corporation, or other change in the Company's capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be issued under the Plan (under outstanding Awards and Awards to be granted in the future), the exercise price of options, and other relevant provisions shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons. If the adjustment would produce fractional shares with respect to any Award, the Committee may adjust appropriately the number of shares covered by the Award so as to eliminate the fractional shares.

          (b) In the event the Company distributes to its shareholders a dividend, or sells or causes to be sold to a person other than the Company or a subsidiary shares of stock in any corporation (a "Spinoff Company") which, immediately before the distribution or sale, was a majority owned Subsidiary of the Company, the Committee shall have the power, in its sole discretion, to make such adjustments as the Committee deems appropriate. The Committee may make adjustments in the number and kind of shares or other securities to be issued under the Plan (under outstanding Awards and Awards to be granted in the future), the exercise price of Options, and other relevant provisions, and, without limiting the foregoing, may substitute securities of a Spinoff Company for securities of the Company. The Committee shall make such adjustments as it determines to be appropriate, considering the economic effect of the distribution or sale on the interests of the Company's shareholders and the Participants in the businesses operated by the Spinoff Company. The Committee's determination shall be binding on all persons. If the adjustment would produce fractional shares with respect to any Award, the Committee may adjust appropriately the number of shares covered by the Award so as to eliminate the fractional shares.

          (c) Notwithstanding anything in the Plan to the contrary, the Committee may take the foregoing actions without the consent of any Participant, and the Committee's determination shall be conclusive and binding on all persons for all purposes. The Committee shall make its determinations consistent with Rule 16b-3 and the applicable provisions of the Code.

          (d) To the extent required to avoid a charge to earnings for financial accounting purposes, adjustments made by the Committee pursuant to this Section 13 to outstanding Awards shall be made so that both (i) the aggregate intrinsic value of an Award immediately after the adjustment is not less than or greater than the Award's aggregate intrinsic value before the Award and (ii) the ratio of the exercise price per share to the market value per share is not reduced.

     14.  Change of Control. In the event of a Change of Control of the Company,
          -----------------
the Committee may take such actions with respect to Awards as the Committee deems appropriate. These actions may include, but shall not be limited to the following:

          (a) At the time the Award is made, provide for the acceleration of the vesting schedule relating to the exercise or realization of the Award so that the Award may be exercised or realized in full on or before a date initially fixed by the Committee;

          (b) Provide for the purchase or settlement of any such Award by the Company for any amount of cash equal to the amount which could have been obtained upon the exercise of such Award or realization of a Participant's rights had such Award been currently exercisable or payable;

          (c) Make adjustments to Awards then outstanding as the Committee deems appropriate to reflect such Change of Control provided, however, that to the extent required to avoid a charge to earnings for financial accounting purposes, such adjustments shall be made so that both (i) the aggregate intrinsic value of an Award immediately after the adjustment is not less than or greater than the Award's aggregate intrinsic value before the Award and (ii) the ratio of the exercise price per share to the market value per share is not reduced; or

          (d) Cause any such Award then outstanding to be assumed, or new rights substituted therefore by the acquiring or surviving corporation in such Change of Control.

     15.  Administration of the Plan.
          --------------------------

          (a) The Plan shall be administered by the Committee, who shall be appointed by the Board. If no Committee is appointed, the Plan shall be administered by the Board. To the extent required by Rule 16b-3, all Awards shall be made by members of the Committee who are "Non-Employee Directors" as that term is defined in Rule 16b-3, or by the Board. Awards that are intended to be performance-based for purposes of Code section 162(m) shall be made by a Committee, or subcommittee of the Committee, comprised solely of two or more "outside directors" as that term is defined for purposes of Code section 162(m).

          (b) The Committee shall have the authority to impose such limitations or conditions upon an Award as the Committee deems appropriate to achieve the objectives of the Award and the Plan. Without limiting the foregoing and in addition to the powers set forth elsewhere in the Plan, the Committee shall have the power and complete discretion to determine (i) which eligible persons shall receive an Award and the nature of the Award, (ii) the number of shares of Company Stock to be covered by each Award, (iii) whether Options shall be Incentive Stock Options or Nonstatutory Stock Options, (iv) the Fair Market Value of Company Stock, (v) the time or times when an Award shall be granted,
(vi) whether an Award shall become vested over a period of time, according to a performance-based vesting schedule or otherwise, and when it shall be fully vested, (vii) the terms and conditions under which restrictions imposed upon an Award shall lapse, (viii) whether a Change of Control exists, (ix) factors relevant to the lapse of restrictions on Restricted Stock or Options, (x) when Options may be exercised, (xi) whether to approve a Participant's election with respect to Applicable Withholding Taxes, (xii) conditions relating to the length of time before disposition of Company Stock received in connection with an Award is permitted, (xiii) notice provisions relating to the sale of Company Stock acquired under the Plan, and (xiv) any additional requirements relating to Awards that the Committee deems appropriate. Notwithstanding the foregoing, no "tandem stock options" (where two stock options are issued together and the exercise of one option affects the right to exercise the other option) may be issued in connection with Incentive Stock Options.

          (c) The Committee shall have the power to amend the terms of previously granted Awards so long as the terms as amended are consistent with the terms of the Plan and, where applicable, consistent with the qualification of an Option as an Incentive Stock Option. The consent of the Participant must be obtained with respect to any amendment that would adversely affect the Participant's rights under the Award, except that such consent shall not be required if such amendment is for the purpose of complying with Rule 16b-3 or any requirement of the Code applicable to the Award.

          (d) The Committee may adopt rules and regulations for carrying out the Plan. The Committee shall have the express discretionary authority to construe and interpret the Plan and the Award agreements, to resolve any ambiguities, to define any terms, and to make any other determinations required by the Plan or an Award agreement. The interpretation and construction of any provisions of the Plan or an Award agreement by the Committee shall be final and conclusive. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

          (e) A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members, and any action so taken shall be fully effective as if it had been taken at a meeting.

     16.  Notice. All notices and other communications required or permitted to
          ------
be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally, electronically, or mailed first class, postage prepaid, as follows: (a) if to the Company - at its principal business address to the attention of the Secretary; (b) if to any Participant - at the last address of the Participant known to the sender at the time the notice or other communication is sent.

     17.  Interpretation and Governing Law. The terms of this Plan and Awards
          --------------------------------
granted pursuant to the Plan shall be governed, construed and administered in accordance with the laws of the Commonwealth of Virginia. The Plan and Awards are subject to all present and future applicable provisions of the Code and, to the extent applicable, they are subject to all present and future rulings of the Securities and Exchange Commission with respect to Rule 16b-3. If any provision of the Plan or an Award conflicts with any such Code provision or ruling, the Committee shall cause the Plan to be amended, and shall modify the Award, so as to comply, or if for any reason amendments cannot be made, that provision of the Plan or the Award shall be void and of no effect.

     IN WITNESS WHEREOF, our Company has caused this Plan to be adopted and to become effective this ______ day of ________________, 2001.


                                            VIRGINIA FINANCIAL GROUP, INC.



                                            By__________________________________
                                                 Harry V. Boney, Jr.
                                                 Chairman of the Board

                                                                      APPENDIX G

               ARTICLE 15 OF THE VIRGINIA STOCK CORPORATION ACT


                              DISSENTERS' RIGHTS

(S) 13.1-729. Definitions.

In this article:

"Corporation" means the issuer of the shares held by a dissenter before the corporate action, except that (i) with respect to a merger, "corporation" means the surviving domestic or foreign corporation or limited liability company by merger of that issuer, and (ii) with respect to a share exchange, "corporation" means the acquiring corporation by share exchange, rather than the issuer, if the plan of share exchange places the responsibility for dissenters' rights on the acquiring corporation.

"Dissenter" means a shareholder who is entitled to dissent from corporate action under (S) 13.1-730 and who exercises that right when and in the manner required
          --------
by (S)(S) 13.1-732 through 13.1-739.
          --------         --------

"Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

"Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

"Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

"Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

"Shareholder" means the record shareholder or the beneficial shareholder.



(S) 13.1-730. Right to dissent.

A. A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

1. Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by (S) 13.1-718 or the articles
                                                       --------
of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under (S) 13.1-719;
--------

2. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

3. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the shareholder was entitled to vote on the sale or exchange or if the sale or exchange was in furtherance of a dissolution on which the shareholder was entitled to vote, provided that such dissenter's rights shall not apply in the case of (i) a sale or exchange pursuant to court order, or (ii) a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

4. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

B. A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

C. Notwithstanding any other provision of this article, with respect to a plan of merger or share exchange or a sale or exchange of property there shall be no right of dissent in favor of holders of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or on the National Association of Securities Dealers Automated Quotation System (NASDAQ) or (ii) held by at least 2,000 record shareholders, unless in either case:

1. The articles of incorporation of the corporation issuing such shares provide otherwise;

2. In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for such shares anything except: a. Cash;

b. Shares or membership interests, or shares or membership interests and cash in lieu of fractional shares (i) of the surviving or acquiring corporation or limited liability company or (ii) of any other corporation or limited liability company which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or held of record by at least 2,000 record shareholders or members; or

c. A combination of cash and shares or membership interests as set forth in subdivisions 2 a and 2 b of this subsection; or

3. The transaction to be voted on is an "affiliated transaction" and is not approved by a majority of "disinterested directors" as such terms are defined in
(S) 13.1-725.
    --------

D. The right of a dissenting shareholder to obtain payment of the fair value of his shares shall terminate upon the occurrence of any one of the following events:

1. The proposed corporate action is abandoned or rescinded;

2. A court having jurisdiction permanently enjoins or sets aside the corporate action; or

3. His demand for payment is withdrawn with the written consent of the corporation.

E. Notwithstanding any other provision of this article, no shareholder of a corporation located in a county having a county manager form of government and which is exempt from income taxation under (S) 501 (c) or (S) 528 of the Internal Revenue Code and no part of whose income inures or may inure to the benefit of any private share holder or individual shall be entitled to dissent and obtain payment for his shares under this article.


(S) 13.1-731. Dissent by nominees and beneficial owners.

A. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

B. A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if: 1. He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

2. He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.


(S) 13.1-732. Notice of dissenters' rights.

A. If proposed corporate action creating dissenters' rights under (S) 13.1-730
                                                                      --------
is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

B. If corporate action creating dissenters' rights under (S) 13.1-730 is taken
                                                             --------
without a vote of shareholders, the corporation, during the ten-day period after the effectuation of such corporate action, shall notify in writing all record shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in (S) 13.1-734.


(S) 13.1-733. Notice of intent to demand payment.

A. If proposed corporate action creating dissenters' rights under (S) 13.1-730
                                                                      --------
is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (i) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (ii) shall not vote such shares in favor of the proposed action.

B. A shareholder who does not satisfy the requirements of subsection A of this section is not entitled to payment for his shares under this article.


(S) 13.1-734. Dissenters' notice.

A. If proposed corporate action creating dissenters' rights under (S) 13.1-730
                                                                      --------
is authorized at a shareholders' meeting, the corporation, during the ten-day period after the effectuation of such corporate action, shall deliver a dissenters' notice in writing to all shareholders who satisfied the requirements of (S) 13.1-733.
       --------

B. The dissenters' notice shall:

1. State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

2. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

3. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before or after that date;

4. Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date of delivery of the dissenters' notice; and

5. Be accompanied by a copy of this article.


(S) 13.1-735. Duty to demand payment.

A. A shareholder sent a dissenters' notice described in (S) 13.1-734 shall
                                                            --------
demand payment, certify that he acquired beneficial ownership of the shares before or aft er the date required to be set forth in the dissenters' notice pursuant to subdivision 3 of subsection B of (S) 13.1-734, and, in the case of
                                                 --------
certificated shares, deposit his certificates in accordance with the terms of the notice.

B. The shareholder who deposits his shares pursuant to subsection A of this section retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

C. A shareholder who does not demand payment and deposits his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.


(S) 13.1-736. Share restrictions.

A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received.

B. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.


(S) 13.1-737. Payment.

A. Except as provided in (S) 13.1-738, within thirty days after receipt of a
                             --------
payment demand made pursuant to (S) 13.1-735, the corporation shall pay the
                                    --------
dissenter the amount the corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the corporation under this paragraph may be enforced (i) by the circuit court in the city or county where the corporation's principal office is located, or, if none in this Commonwealth, where its registered office is located or (ii) at the election of any dissenter residing or having its principal office in the Commonwealth, by the circuit court in the city or county where the dissenter resides or has its principal office. The court shall dispose of the complaint on an expedited basis.

B. The payment shall be accompanied by:

1. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the effective date of the corporate action creating dissenters' rights, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

2. An explanation of how the corporation estimated the fair value of the shares and of how the interest was calculated;

3. A statement of the dissenters' right to demand payment under (S) 13.1-739;
                                                                    --------
and

4. A copy of this article.


(S) 13.1-738. After-acquired shares.

A. A corporation may elect to withhold payment required by (S) 13.1-737 from a
                                                               --------
dissenter unless he was the beneficial owner of the shares on the date of the first publication by news media or the first announcement to shareholders generally, whichever is earlier, of the terms of the proposed corporate action, as set forth in the dissenters' notice.

B. To the extent the corporation elects to withhold payment under subsection A of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares and of how the interest was calculated, and a statement of the dissenter's right to demand payment under (S) 13.1-739.


(S) 13.1-739. Procedure if shareholder dissatisfied with payment or offer.

A. A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under (S) 13.1-737), or reject the corporation's
                                     --------
offer under (S) 13.1-738 and demand payment of the fair value of his shares and
                --------
interest due, if the dissenter believes that the amount paid under (S) 13.1-737
                                                                       --------
or offered under (S) 13.1-738 is less than the fair value of his shares or that
                     --------
the interest due is incorrectly calculated.

B. A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection A of this section within thirty days after the corporation made or offered payment for his shares.


(S) 13.1-740. Court action.

A. If a demand for payment under (S) 13.1-739 remains unsettled, the
                                      --------
corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the circuit court in the city or county described in subsection B of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

B. The corporation shall commence the proceeding in the city or county where its principal office is located, or, if none in this Commonwealth, where its registered office is located. If the corporation is a foreign corporation without a registered office in this Commonwealth, it shall commence the proceeding in the city or county in this Commonwealth where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

C. The corporation shall make all dissenters, whether or not residents of this Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

D. The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that such shareholder has not complied with the provisions of this article, he shall be dismissed as a party.

E. The jurisdiction of the court in which the proceeding is commenced under subsection B of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

F. Each dissenter made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation or (ii) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under (S) 13.1-738.
                                      --------


(S) 13.1-741. Court costs and counsel fees.

A. The court in an appraisal proceeding commenced under (S) 13.1-740 shall
                                                            --------
determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters did not act in good faith in demanding payment under
(S) 13.1-739.
    --------

B. The court may also assess the reasonable fees and expenses of experts, excluding those of counsel, for the respective parties, in amounts the court finds equitable:

1. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of
(S)(S) 13.1-732 through 13.1-739; or
       --------         --------

2. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed did not act in good faith with respect to the rights provided by this article.

C. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

D. In a proceeding commenced under subsection A of (S) 13.1-737 the court shall
                                                       --------
assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

                                                                      APPENDIX H







                  VIRGINIA COMMONWEALTH FINANCIAL CORPORATION
                 Form 10-Q for the period ended June 30, 2001

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 10-Q


(Mark One)

[XX] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended        June 30, 2001
                               -----------------------------------

                                     OR

[  ]  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
      EXCHANGE ACT OF 1934


For the transition period from _____________________ to

Commission File Number       000-22747
                            ----------

                   Virginia Commonwealth Financial Corporation
           ----------------------------------------------------------
             (Exact name of registrant as specified in its charter)

               Virginia                                         54-1542438
    ------------------------------                          -------------------
   (State or other jurisdiction of                          (I.R.S. Employer
    Incorporation or organization)                          Identification No.)

 102 South Main Street, Culpeper, Virginia                             22701
----------------------------------------------------------          ----------
  (Address of principal executive offices)                          (Zip Code)

(Registrant's telephone number, including area code) 540-825-4800
                                                     ------------

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such report(s), and (2) has been subject to such
filing requirements for the past 90 days.  Yes   X    No      .
                                               -----     -----

Indicate the number of shares outstanding of each of the issuer's classes of common stock as of July 31, 2001:

Common Stock, $2.50 par value            2,309,830
-----------------------------        -----------------------
          Class                        Number of Shares

                   VIRGINIA COMMONWEALTH FINANCIAL CORPORATION

                                      INDEX

                         PART I - FINANCIAL INFORMATION

        Page No.

ITEM 1  Consolidated Financial Statements:

        Consolidated Balance Sheets                                       3

        Consolidated Statements of Income                               4-5

        Consolidated Statements of Changes in Stockholders'
         Equity                                                           6

        Consolidated Statements of Cash Flows                           7-8

        Notes to Financial Statements                                  9-12

ITEM 2  Management's Discussion and Analysis of Financial Condition
        and Results of Operations                                     13-15

ITEM 3  Quantitative and Qualitative Disclosures About Market Risk       15

                           PART II - OTHER INFORMATION

ITEM 1  Legal Proceedings                                                16

ITEM 2  Change in Securities and Use of Proceeds                         16

ITEM 3  Defaults Upon Senior Securities                                  16

ITEM 4  Submission of Matters to a Vote of Security Holders              16

ITEM 5  Other Information                                                17

ITEM 6  Exhibits and Reports on Form 8-K                                 17

                                   SIGNATURES                            18

          VIRGINIA COMMONWEALTH FINANCIAL CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (000 OMITTED)

                                                                  JUNE 30,      DECEMBER 31,
                                                                    2001           2000
                                                                  --------       --------
                                                                (unaudited)
ASSETS

Cash and due from depository institutions                         $ 14,535       $ 14,558
Federal funds sold                                                  15,555          8,251
Interest-bearing deposits in banks                                   2,252          2,702
Securities (market value: 2001, $108,806; 2000, $109,784)          108,806        109,502
Loans held for sale                                                  7,488          8,097
Loans receivable, net                                              311,083        296,820
Bank premises and equipment                                         11,705         11,235
Interest receivable                                                  3,121          3,317
Other real estate owned                                                377            782
Other assets                                                         3,327          3,957
                                                                  --------       --------

Total Assets                                                      $478,249       $459,221
                                                                  ========       ========


LIABILITIES
Deposits:
 Noninterest-bearing demand deposits                              $ 62,632       $ 55,341
 Savings and interest-bearing demand deposits                      135,969        129,369
 Time deposits                                                     207,824        205,185
                                                                  --------       --------
    Total deposits                                                 406,425        389,895

Federal funds purchased                                                  -              -
Federal Home Loan Bank advances                                     14,340         14,380
Short-term borrowings                                                1,017            769
Interest payable                                                     1,732          1,980
Other liabilities                                                    2,395          2,237
                                                                  --------       --------
 Total Liabilities                                                 425,909        409,261
                                                                  --------       --------

STOCKHOLDERS' EQUITY
Preferred stock, no par value; (Authorized 1,000,000 shares,
 no shares outstanding)                                                  -              -
Common stock, par value $2.50 per share; (Authorized
 5,000,000 shares; issued and outstanding 2,309,830 shares
 in 2001 and 2,314,800 in 2000)                                      5,775          5,787
Capital surplus                                                      9,479          9,680
Retained earnings                                                   35,743         34,404
Accumulated other comprehensive income                               1,343             89
                                                                  --------       --------
 Total Stockholders' Equity                                         52,340         49,960
                                                                  --------       --------

Total Liabilities and Stockholders' Equity                        $478,249       $459,221
                                                                  ========       ========

See accompanying notes to consolidated financial statements.

          VIRGINIA COMMONWEALTH FINANCIAL CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
                                 (000 OMITTED)

                                                                THREE MONTHS ENDED
                                                                     JUNE 30,
                                                                  2001        2000
                                                                 ------      ------
                                                             (unaudited)  (unaudited)
Interest Income
 Interest and fees on loans                                      $6,962       $6,388
 Interest on deposits in other banks                                 26
 Interest on investment securities:
  Taxable                                                             -           33
  Nontaxable                                                          -          247
 Interest and dividends on securities available for sale:
  Taxable                                                         1,085        1,142
  Nontaxable                                                        293           50
  Dividends                                                          35           42
 Interest income on federal funds sold                              212           92
                                                                 ------       ------
   Total Interest Income                                          8,613        7,994
                                                                 ------       ------
Interest Expense
 Interest on deposits                                             3,862        3,474
 Interest on Federal Home Loan Bank advances                        242          140
 Interest on short-term borrowings                                    5           18
                                                                 ------       ------
   Total Interest Expense                                         4,109        3,632
                                                                 ------       ------
 Net Interest Income                                              4,504        4,362
Less: Provision for loan losses                                     204          155
                                                                 ------       ------
 Net Interest Income after Provision for Loan Losses              4,300        4,207
Other Income
 Service charges on deposit accounts                                487          426
 Commissions and fees from fiduciary activities                     356          190
 Investment fee income                                               67           39
 Other operating income                                              86           83
 Gains (losses) on securities available for sale                      -           52
 Fees on mortgage loans sold                                        260          102
                                                                 ------       ------
   Total Other Income                                             1,256          892
                                                                 ------       ------
Other Expense
 Compensation and employee benefits                               2,185        1,898
 Net occupancy expense                                              522          479
 Computer services                                                  129          259
 Professional fees                                                   89          103
 Other operating expenses                                           808          716
                                                                 ------       ------
   Total Other Expense                                            3,733        3,455
                                                                 ------       ------
 Income Before Income Tax Expense                                 1,823        1,644
Income tax expense                                                  509          453
                                                                 ------       ------
 Net Income                                                      $1,314       $1,191
                                                                 ======       ======

Earnings per Share, basic and diluted                            $  .57       $  .51
                                                                 ======       ======
Dividends per Share                                              $  .26       $  .25
                                                                 ======       ======

See accompanying notes to consolidated financial statements.

          VIRGINIA COMMONWEALTH FINANCIAL CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                                 (000 OMITTED)

                                                                       SIX MONTHS ENDED
                                                                           JUNE 30,
                                                                        2001        2000
                                                                      -------     -------
                                                                   (unaudited)  (unaudited)
Interest Income
 Interest and fees on loans                                           $13,854      $12,605
 Interest on deposits in other banks                                       49
 Interest on investment securities:
  Taxable                                                                   -           71
  Nontaxable                                                                -          496
 Interest and dividends on securities available for sale:
  Taxable                                                               2,261        2,277
  Nontaxable                                                              582          100
  Dividends                                                                67           71
 Interest income on federal funds sold                                    347          128
                                                                      -------      -------
   Total Interest Income                                               17,160       15,748
                                                                      -------      -------
Interest Expense
 Interest on deposits                                                   7,751        6,814
 Interest on Federal Home Loan Bank advances                              483          187
 Interest on short-term borrowings                                         15           62
                                                                      -------      -------
   Total Interest Expense                                               8,249        7,063
                                                                      -------      -------
 Net Interest Income                                                    8,911        8,685
Less: Provision for loan losses                                           408          309
                                                                      -------      -------
 Net Interest Income after Provision for Loan Losses                    8,503        8,376
Other Income
 Service charges on deposit accounts                                      908          807
 Commissions and fees from fiduciary activities                           658          365
 Investment fee income                                                    125           79
 Other operating income                                                   174          160
 Gains (losses) on securities available for sale                           71           52
 Fees on mortgage loans sold                                              447          185
                                                                      -------      -------
   Total Other Income                                                   2,383        1,648
                                                                      -------      -------
Other Expense
 Compensation and employee benefits                                     4,308        3,708
 Net occupancy expense                                                  1,065          941
 Computer services                                                        250          405
 Professional fees                                                        151          186
 Other operating expenses                                               1,605        1,457
                                                                      -------      -------
   Total Other Expense                                                  7,379        6,697
                                                                      -------      -------
 Income Before Income Tax Expense                                       3,507        3,327
Income tax expense                                                        965          914
                                                                      -------      -------
 Net Income                                                           $ 2,542      $ 2,413
                                                                      =======      =======

Earnings per Share, basic                                             $  1.10      $  1.02
                                                                      =======      =======
Earnings per Share, diluted                                           $  1.09      $  1.02
                                                                      =======      =======
Dividends per Share                                                   $   .52      $   .50
                                                                      =======      =======

See accompanying notes to consolidated financial statements.

          VIRGINIA COMMONWEALTH FINANCIAL CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000
                                 (000 OMITTED)


                                                         Accumulated
                                                            Other
                                     Common   Capital   Comprehensive   Retained   Comprehensive
                                      Stock   Surplus    Income(Loss)   Earnings       Income       Total
                                     -------  --------  --------------  ---------  --------------  --------

Balance, January 1, 2000             $5,891   $10,541         $(1,113)   $31,868   $           -   $47,187
Net income                                -         -               -      2,413           2,413     2,413
Other Comprehensive Income,
 net of tax:
  Unrealized losses on securities
   available for sale during the
   period, net of tax
   of  ($144,000)                         -         -               -          -            (241)        -
  Less: reclassification
   adjustment, net of tax of
   ($18,000)                                                                                 (34)
                                                                                   -------------
  Other comprehensive income              -         -            (275)                      (275)     (275)
                                                                                   -------------
  Comprehensive income                    -         -               -          -   $       2,138
                                                                                   =============
Cash dividends                            -         -               -     (1,178)              -    (1,178)
Cash paid in lieu of shares               -       (19)              -          -               -       (19)
                                     ------   -------   -------------    -------   -------------   -------
Balance, June 30, 2000               $5,891   $10,522         $(1,388)   $33,103   $           -   $48,128
                                     ======   =======   =============    =======   =============   =======


Balance, January 1, 2001             $5,787   $ 9,680         $    89    $34,404   $           -   $49,960
Net income                                -         -               -      2,542           2,542     2,542
Other Comprehensive Income,
 net of tax:
  Unrealized gains on securities
   available for sale during the
   period, net of tax
   of  $646,000                           -         -               -          -           1,301
  Less reclassification
   adjustment, net of tax
   of  $24,000                            -         -               -          -             (47)        -
                                                                                   -------------
  Other comprehensive income              -         -           1,254                      1,254     1,254
                                                                                   -------------
  Comprehensive income                    -         -               -          -   $       3,796
                                                                                   =============
Cash dividends                            -         -               -     (1,203)                   (1,203)
Stock options issued                     22       118               -          -               -       140
Repurchase of common stock              (34)     (319)              -          -               -      (353)
                                     ------   -------   -------------    -------   -------------   -------
Balance, June 30, 2001               $5,775   $ 9,479         $ 1,343    $35,743   $           -   $52,340
                                     ======   =======   =============    =======   =============   =======

See accompanying notes to consolidated financial statements.

          VIRGINIA COMMONWEALTH FINANCIAL CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (000 OMITTED)


                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                                   2001         2000
                                                               --------     --------
                                                             (unaudited)  (unaudited)
OPERATING ACTIVITIES
 Net income                                                    $  2,542     $  2,413
 Adjustments to reconcile net income to net cash
   provided by operating activities:
     Provision for loan losses                                      408          309
     Deferred tax benefit                                          (120)         (50)
     Depreciation and amortization                                  574          500
     Pension expense (income)                                        37            -
     (Gain) loss on sale of securities available for sale           (71)         (52)
     Loss on sale of other real estate                               12           28
     (Gain) loss on sale of fixed assets                             (3)           -
     Amortization of premiums and discounts on securities             5           58
     Fees on mortgage loans sold                                   (447)        (185)
     Proceeds from sale of mortgage loans                        32,727       11,950
     Purchase of loans for sale                                 (32,280)     (11,765)
     Changes in assets and liabilities:
      (Increase) decrease in interest receivable                    196           51
      Decrease (increase) in other assets                           140         (376)
      (Decrease) increase in interest payable                      (248)         105
      Increase (decrease) in other liabilities                       84         (404)
                                                               --------     --------
         Net cash provided by operating activities                3,556        2,582
                                                               --------     --------

INVESTING ACTIVITIES
 Proceeds from sale of securities available for sale              1,429        3,306
 Proceeds from maturities of investment securities                    -        1,275
 Proceeds from maturities and principal payments
   of securities available for sale                              20,664        6,451
 Purchase of investment securities                                    -         (215)
 Purchase of securities available for sale                      (19,431)      (1,211)
 Purchase of premises and equipment                              (1,069)        (466)
 Proceeds from sale of premises and equipment                        28            -
 Additions to other real estate                                     (54)         (24)
 Proceeds from sale of other real estate                            448          210
 Net (increase) in loans                                        (14,061)     (14,716)
                                                               --------     --------
         Net cash used in investing activities                  (12,046)      (5,390)
                                                               --------     --------

          VIRGINIA COMMONWEALTH FINANCIAL CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (000 OMITTED)


                                                                       SIX MONTHS ENDED
                                                                            JUNE 30,
                                                                         2001         2000
                                                                       -------      -------
                                                                    (unaudited)   (unaudited)
FINANCING ACTIVITIES
 Net increase in demand, money market and
   savings deposits                                                     13,890        5,367
 Net increase in time deposits                                           2,639       11,663
 Proceeds from Federal Home Loan Bank advances                               -       12,000
 Payments of Federal Home Loan Bank advances                               (40)           -
 Net decrease in repurchase agreements                                       -         (396)
 Net (decrease) increase in short-term borrowings                          248           49
 Fractional shares paid                                                      -          (19)
 Stock options issued                                                      140            -
 Repurchase of common stock                                               (353)           -
 Cash dividends paid on common stock                                    (1,203)      (1,178)
                                                                       -------      -------
         Net cash provided by financing activities                      15,321       27,486
                                                                       -------      -------

         Increase in cash and cash equivalents                           6,831       24,678

CASH AND CASH EQUIVALENTS
 Beginning of the period                                                25,511       16,548
                                                                       -------      -------

 End of the period                                                     $32,342      $41,226
                                                                       =======      =======

Supplemental Schedule of Noncash Investing Activities
 Unrealized gain (loss) on securities available for sale               $ 1,905      $  (401)
                                                                       =======      =======

 Transfer of securities from held to maturity to available
   for sale                                                            $22,040      $     -
                                                                       =======      =======

See accompanying notes to consolidated financial statements.

          VIRGINIA COMMONWEALTH FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      JUNE 30, 2001 AND DECEMBER 31, 2000


1. In the opinion of management, the accompanying financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position as of June 30, 2001 and December 31, 2000, and the results of operations and cash flows for the six months ended June 30, 2001 and 2000. The statements should be read in conjunction with the Notes to Financial Statements included in the Company's Annual Report for the year ended December 31, 2000.

2. The results of operations for the six month period ended June 30, 2001 and 2000 are not necessarily indicative of the results to be expected for the full year.

3. The Company's securities portfolio is composed of the following (000 omitted):

                                                                 Amortized     Fair
                                                                    Cost       Value
                                                                 ---------     -----
    Securities Held to Maturity:
    ----------------------------
                                                                     June 30, 2001
                                                                   -------------------
                                                                      (unaudited)

      Obligations of States and Political Subdivisions             $      -   $      -
                                                                   ========   ========

                                                                   December 31, 2000
                                                                   -----------------
      Obligations of States and Political Subdivisions             $ 22,040   $ 22,321
                                                                   ========   ========

    Securities Available for Sale:
    ------------------------------

                                                                     June 30, 2001
                                                                   -----------------
                                                                       (unaudited)
      U.S. Treasury Securities                                     $  5,506   $  5,591
      U.S. Government Securities                                     38,460     39,129
      Obligations of States and Political Subdivisions               31,035     31,672
      Corporate Bonds                                                12,020     12,089
      Mortgage-backed securities                                     17,248     17,480
      Other Equity Securities                                         2,482      2,845
                                                                   --------   --------
                                                                   $106,751   $108,806
                                                                   ========   ========

                                                                   December 31, 2000
                                                                   -------------------
      U.S. Treasury Securities                                     $  6,518   $  6,552
      U.S. Government agencies                                       43,046     43,039
      Obligations of States and Political Subdivisions                5,549      5,587
      Corporate Bonds                                                11,482     11,145
      Mortgage-backed securities                                     18,245     18,305
      Other Equity Securities                                         2,473      2,834
                                                                   --------   --------
                                                                   $ 87,313   $ 87,462
                                                                   ========   ========

           VIRGINIA COMMONWEALTH FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      JUNE 30, 2001 AND DECEMBER 31, 2000

4.  The Company's loan portfolio is composed of the following (000 omitted):

                                                          June 30,    December 31,
                                                            2001           2000
                                                        -----------   -----------
                                                        (unaudited)
    Real estate loans:
       Construction                                       $ 25,533       $ 28,021
       Secured by farmland                                   1,871          1,516
       Secured by 1 - 4 family residential                 107,409        119,163
       Other real estate loans                             110,861         85,438
    Loans to farmers (except secured by real estate)           774            163
    Commercial and industrial loans (except those
       secured by real estate)                              26,159         22,176
    Loans to individuals for personal expenditures          38,867         40,212
    All other loans                                          4,033          4,226
                                                          --------       --------
                                                           315,507        300,915
    Less:
       Deferred loan fees                                     (610)          (606)
       Allowance for loan losses                            (3,814)        (3,489)
                                                          --------       --------
                                                          $311,083       $296,820
                                                          ========       ========


5.  Activity in the allowance for loan losses is as follows (000 omitted):



                                              June 30,      December 31,
                                               2001             2000
                                            -----------     -----------
                                            (unaudited)
    Balance at January 1                        $3,489         $3,080

    Recoveries added to the allowance               70             88
    Loan losses charged to the allowance          (153)          (349)
    Provision recorded to expense                  408            670
                                                ------         ------

    Balance at end of period                    $3,814         $3,489
                                                ======         ======

           VIRGINIA COMMONWEALTH FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      JUNE 30, 2001 AND DECEMBER 31, 2000

6. Short-term Borrowings:

   Outstanding short-term borrowings consisted of (000's omitted):

                                                    June 30,      December 31,
                                                      2001            2000
                                                      ----            ----
                                                   (unaudited)
   Federal Reserve borrowings                        $1,017           $769
                                                     ======           ====

   Second Bank & Trust has an agreement with the Federal Reserve where it can borrow funds deposited by its customers. This agreement calls for variable interest and is payable on demand. U. S. Government securities and U. S. Treasury notes are pledged as collateral. The maximum amount available under this agreement is $1,000,000.

   The average balance of short-term borrowings outstanding did not exceed 30 percent of stockholders' equity for the six months ended June 30, 2001 or the year ended December 31, 2000.

7. Federal Home Loan Bank Advances:

   The Corporation's fixed-rate, long-term debt of $14,340 at June 30, 2001 matures through 2010. At June 30, 2001, the interest rates on fixed-rate, long-term debt ranged from 6.33% to 7.07%. One advance totaling $340 thousand at June 30, 2001 requires quarterly principal payments totaling $80 thousand annually plus interest. The remainder of the advances requires quarterly interest payments with principal due upon maturity.

   The contractural maturities of long-term debt are as follows:


                   2001    $ 2,040
                   2002         80
                   2003      3,080
                   2004         80
                   2005      4,060
                   2010      5,000
                           -------
                           $14,340
                           =======

   The advances are collateralized by a blanket lien on first mortgage loans.

8. Earnings Per Share:

   The following shows the weighted average number of shares used in computing earnings per share and the effect on weighted average number of shares of diluted potential common stock for the three month periods ended June 30, 2001 and 2000.

                                             2001                      2000
                                    -----------------------  -----------------------
                                       Per                      Per
                                    Shares     Share Amount   Shares    Share Amount
                                    ---------  ------------  ---------  ------------
  Basic earnings per share          2,310,431    $      .57  2,356,500     $     .51
                                               ============             ============

  Effect of dilutive securities:
     Stock options                     13,885                        -
                                    ---------                ---------

  Diluted earnings per share        2,324,316    $      .57  2,356,500     $     .51
                                    =========  ============  =========  ============


   The following shows the weighted average number of shares used in computing earnings per share and the effect on weighted average number of shares of diluted potential common stock for the six month periods ended June 30, 2001 and 2000.

                                             2001                     2000
                                    -----------------------  -----------------------
                                       Per                      Per
                                      Shares   Share Amount   Shares    Share Amount
                                    ---------  ------------  ---------  ------------
  Basic earnings per share          2,311,520    $     1.10  2,356,500         $1.02
                                                 ==========             ============

  Effect of dilutive securities:
     Stock options                     10,715                    2,197
                                    ---------                ---------

  Diluted earnings per share        2,322,235    $     1.09  2,358,697         $1.02
                                    =========    ==========  =========  ============

9. Pending Mergers and Acquisitions

   On June 12, 2001, VCFC announced plans to merge with Virginia Financial Corporation ("VFNL") of Staunton, Virginia in a merger of equals transaction. VFNL has $495 million in assets and operates 15 banking offices in central Virginia. Shareholders of VCFC will receive 1.4391 shares of VFNL's common stock (to be renamed Virginia Financial Group, Inc.) in exchange for each share of VCFC common stock held. The transaction, which is to be accounted for as a pooling of interests, is planned for completion in the fourth quarter of 2001.

                  VIRGINIA COMMONWEALTH FINANCIAL CORPORATION
   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

The following discussion provides information about the major components of the results of operations, financial condition, liquidity and capital resources of Virginia Commonwealth Financial Corporation ("VCFC" or "the Company"). This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and supplemental financial data.

In addition to historical information, statements contained in this report that are not historical facts may be construed as forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from historical results, or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date thereof.

Overview

Virginia Commonwealth Financial Corporation's consolidated net income for the quarter ended June 30, 2001 amounted to $1.31 million or $.57 per diluted share, compared to earnings of $1.19 million or $.51 per diluted share for the quarter ended June 30, 2000. Improvements in non-interest income were offset by relatively flat net interest income growth due to net interest margin pressure and an increase in non-interest expenses. VCFC's earnings for the second quarter produced a return on average assets of 1.12% and a return on average equity of 10.20%, compared to prior year ratios of 1.11% and 9.71%, respectively.

For the six months ended June 30, 2001, VCFC's earnings was $2.54 million, or $1.09 per diluted share, compared to $2.41 million or $1.02 per diluted share in 2000. This earnings growth represents an increase of 5.3% in net income and a 6.9% increase in earnings per share.

Excluding nonrecurring charges in 2000 associated with system conversions and merger related expenses, recurring earnings for the second quarter of 2001 were $1.31 million or $.57 per diluted share, compared to second quarter 2000 recurring earnings of $1.24 million and $.53 per share. For the six-month period, earnings were $2.54 million, essentially flat compared to earnings of $2.55 million in 2000.

Net Interest Income

Tax equivalent net interest income totaled $4.69 million for the three months ended June 30, 2001, an increase of $140 thousand or 3.1% compared to $4.55 million for the second quarter of 2000. The net interest margin for the quarter was 4.32%, essentially the same as the first quarter of 2001, but down from the 4.52% in the comparable quarter of 2000. The margin compression resulted from interest sensitive assets repricing on a quicker pace than interest sensitive liabilities in a rapidly changing short term interest rate environment.

                  VIRGINIA COMMONWEALTH FINANCIAL CORPORATION
   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS


Noninterest Income

Noninterest income increased $364 thousand to $1.3 million for the three months ended June 30, 2001, an increase of 40.7% over the comparative period in 2000. VCFC's trust and investment advisory affiliate, Virginia Commonwealth Trust Company, reported an increase in fee income of $194 thousand or 84.7% for the quarter, with gross fees of $423 thousand compared to $229 thousand in 2000. Assets under management were valued at $165.1 million at June 30, 2001, an increase of $39.2 million or 31.1% from $125.9 million at December 31, 2000. Mortgage operations also showed growth on the strength of refinance activity, with fee income of $260 thousand for the second quarter of 2001, an increase of $158 thousand or 155% compared to $102 thousand in 2000. For the six month period ended June 30, Trust Company fees, including investment fee income, amounted to $783 thousand, an increase of $339 thousand or 76% over the $444 thousand recorded in 2000.

Noninterest Expense

Operating expenses increased $278 thousand, or 8% to $3.7 million for the three months ended June 30, 2001, compared to $3.5 million for the same period in 2000. VCFC's efficiency ratio (noninterest expenses, excluding the nonrecurring expenses referred to above and costs related to foreclosed assets, as a percentage of FTE net interest income plus noninterest income excluding securities gains and losses) improved to 62.53% for the quarter, compared to 63.22% in the second quarter of 2000. For the six months ended June 30, 2001, operating expenses increased $682 thousand to $7.4 million, an increase of 10.2% compared to $6.7 million in 2000. Increases in compensation and benefits associated with a new branch and normal annual salary adjustments, higher social security taxes, staff relocation expenses, fringe benefits and 401(k) plan contributions account for much of this increase. Occupancy expense increased $43 thousand or 9% to $522 thousand for the three months ended June 30, 2001. The increase was attributable to increases in rent associated with a new branch and depreciation associated with increased information technology investment.

Asset Quality

Non-performing assets amounted to $1.4 million or .30% of total assets at June 30, 2001, compared to $1.4 million or .31% of total assets at June 30, 2000. The Company recorded a provision for loan losses of $204 thousand for the three month period ended June 30, 2001, compared to a provision of $155 thousand for the three month period ended June 30, 2000. For the six months ended June 30, 2001, the provision for loan losses totaled $408 thousand, an increase of $99 thousand or 32% compared to the same period in 2000. The increased provision was not the result of increased charge-offs, but considered necessary to provide an adequate allowance for inherent estimated losses in an increasing loan portfolio. The allowance for loan losses at June 30, 2001 amounted to $3.8 million, compared to $3.5 million at December 31, 2000. The allowance for loan losses represents 218% of non-performing loans and 1.21% of gross loans receivable at June 30, 2001.

Liquidity and Capital Resources

The Company's capital base provides the resource and ability to support the assets of the Company and provide capital for future expansion. Stockholders' equity as of June 30, 2001 of $52.3 million increased $2.4 million or approximately 4.8% from $49.9 million at December 31, 2000. This increase is primarily attributable to rising values in the Company's available for sale security portfolio and earnings net of dividends paid. The Company's Tier I capital consists primarily of common stockholder's equity. Risk weighted assets are determined by assigning various risk levels to each asset type. The Company's Tier 1 risk based capital ratio was 16.53% at June 30, 2001, compared to 16.08% at December 31, 2000, placing the Company in a well capitalized position as defined by regulators.

Liquidity is identified as the ability to generate or acquire sufficient amounts of cash when needed and at reasonable cost to accommodate withdrawals, payments of debt, and increased loan demand. These events may occur daily or at other short-term intervals in the normal operation of the business. Experience helps management predict time cycles in the amount of cash required. In assessing liquidity, management gives consideration to relevant factors including stability of deposits, quality of assets, economy of market served, concentrations of business and industry, competition, and the Company's overall financial condition.

The Company's primary sources of liquidity are cash, due from banks, fed funds sold and securities in our available for sale portfolio. In addition, the affiliate banks have substantial lines of credit from their correspondent banks and access to the Federal Reserve discount window and Federal Home Loan Bank to support liquidity. The Corporation does not solicit brokered deposits, and is of the belief that predominantly all deposits are from established core depositors.

In the judgment of management, the Company maintains the ability to generate sufficient amounts of cash to cover normal requirements and any additional funds as needs may arise.

Effects of Inflation

The effect of changing prices on financial institutions is typically different from other industries as the Company's assets and liabilities are monetary in nature. Interest rates and thus the Company's asset liability management is impacted by changes in inflation, but there is not a direct correlation between the two measures. Management monitors the impact of inflation on the financial markets.


ITEM 3 - QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

There have been no significant changes to the quantitative and qualitative market risk disclosures in the Company's Form 10-K for the year ended December 31, 2000.

                  VIRGINIA COMMONWEALTH FINANCIAL CORPORATION
                           PART II - OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS.

         There are no material legal proceedings to which the Registrant or any of its subsidiaries, directors, or officers is a party or by which they, or any of them, are threatened. Any legal proceeding presently pending or threatened against Virginia Commonwealth Financial Corporation and its subsidiaries are either not material in respect to the amount in controversy or fully covered by insurance.

ITEM 2.  CHANGES IN SECURITIES AND USE OF PROCEEDS.

         None.

ITEM 3.  DEFAULTS UPON SENIOR SECURITIES.

         None.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITIES HOLDERS.

     (a) The annual meeting of stockholders of Virginia Commonwealth Financial Corporation was held on May 16, 2001.

     (b) The following directors were elected for terms expiring in 2004:

                                          FOR         AGAINST    ABSTAIN
                                          ---         -------    -------
               Taylor E. Gore         1,724,634       15,464
               Christopher Hallberg   1,724,198       15,900
               W. Robert Jebson       1,724,519       15,787

         The following directors' terms of office continued after the meeting:

                O. R. Barham, Jr.
                E. Page Butler
                Gregory L. Fisher
                Marshall D. Gayheart, Jr.
                H. Wayne Parrish
                Thomas F. Williams, Jr.
                W.R. Southworth


         Votes were cast in the ratification of the selection of Yount, Hyde & Barbour, P.C., as external auditors of the Company for fiscal 2001.

ITEM 5.  OTHER INFORMATION.

         Not applicable.

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K.

         (a) Exhibits

         The following exhibits either are filed as part of this Report or are incorporated herein by reference:


          Exhibit No. 2     Agreement and Plan of Reorganization between
                            Virginia Financial Corporation and Virginia
                            Commonwealth Financial Corporation, dated as of June
                            12, 2001.

          Exhibit No. 3.1   Articles of Incorporation incorporated by
                            reference to Exhibit 3 to the Company's 10-K dated
                            March 30, 1999.

          Exhibit No. 3.2   Bylaws incorporated by reference to Exhibit 3 to
                            the Company's 10-K, dated March 30, 1999.

          Exhibit No. 4     Rights Agreement dated September 10, 1998 is
                            incorporated by reference to Exhibits 1 and 2 to the Form 8A Registration Statement filed on September
                            22, 1998 (File No. 000-22747).

          Exhibit No. 4.1   Amendment No. 1 to the Rights Agreement dated
                            June 12, 2001.

          Exhibit No. 10    Employment contracts of certain officers are
                            incorporated by reference to Exhibits 10.1-10.3 and
                            10.6 of the Company's Agreement and Plan of Reorganization on Form S-4 filed on June 23, 1998
                            (File No. 333-57479).

         b) Current Reports on Form 8-K during and following the quarter ended June 30, 2001.

            On June 12, 2001, VCFC filed a Current Report on Form 8-K under Item 5 to announce that VCFC had entered into a definitive agreement to merge with Virginia Financial Corporation of Staunton, Virginia, and to file certain presentation material related to this transaction.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                           VIRGINIA COMMONWEALTH FINANCIAL CORPORATION


                                         /s/ O.R. Barham, Jr.
                                         ---------------------------------------
                                         O.R. Barham, Jr.
                                         President and Chief Executive Officer
                                         August 10, 2001



                                         /s/ Jeffrey W. Farrar
                                         ---------------------------------------
                                         Jeffrey W. Farrar, CPA
                                         Executive Vice President -
                                         Chief Financial Officer
                                         August 10, 2001

                                                                      APPENDIX I









                  VIRGINIA COMMONWEALTH FINANCIAL CORPORATION
               Form 10-K for the period ended December 31, 2000

================================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D. C. 20549

                             -----------------

                                 FORM 10-K

            [X]    ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)
                          OF THE SECURITIES EXCHANGE ACT OF 1934

                  For the Fiscal Year Ended December 31, 2000

            [_]    TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
                          OF THE SECURITIES EXCHANGE ACT OF 1934

                 For the Transition Period From ______________ to ______________

                      Commission file number   000-22747
                                            ------------

                  VIRGINIA COMMONWEALTH FINANCIAL CORPORATION

            (Exact name of registrant as specified in its charter)

            Virginia                                         54-1542438
(State or other jurisdiction of                                (I.R.S. Employer
 incorporation or organization)                                 Identification No.)


                102 S. Main Street, Culpeper, Virginia       22701
                (Address of principal executive offices)    (Zip Code)

      Registrant's telephone number, including area code:  (540) 825-4800

   Securities registered pursuant to Section 12(b) of the Act:  None

         Securities registered pursuant to Section 12(g) of the Act:
                         Common Stock, par value $2.50

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing
requirements for the past 90 days.  YES  [X]     NO  [_]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

     The aggregate market value of common stock held by non-affiliates of the registrant as of March 1, 2001 was $55,507,200
    The number of shares outstanding of the registrant's common stock as of
                         March 1, 2001 were 2,312,800.

                      DOCUMENTS INCORPORATED BY REFERENCE

         Portions of the definitive Proxy Statement dated March 1, 2001 to be delivered to stockholders in connection with the Annual Meeting of Stockholders to be held May 16, 2001 are incorporated by reference into
         Part III.

================================================================================

                                    PART I

ITEM 1.  BUSINESS


General

     Virginia Commonwealth Financial Corporation ("VCFC" or "the Company") is a bank holding company incorporated under the laws of the Commonwealth of Virginia on July 2, 1990. VCFC holds 100% ownership in four affiliate companies: Second Bank & Trust (SB&T) which was chartered in 1900 and acquired by VCFC on July 2, 1990, pursuant to the formation of the holding company; Caroline Savings Bank
(CSB), which was acquired by the Company on February 14, 2000, Virginia Heartland Bank (VHB), which was acquired by the Company on October 8, 1998; and Virginia Commonwealth Trust Company, which was organized in May, 1999. The Trust Company purchased the existing trust division of Second Bank & Trust.

     The Company's primary asset is its stock investment in the affiliates, with cash and short-term investments accounting for the remainder of assets. SB&T owns one subsidiary, Second Service Company, which owns a 12% partnership interest in Bankers Title of Fredericksburg, a title insurance company. VHB also owns a subsidiary, Virginia Heartland Service Corporation, which owns a 6% partnership interest in Banker's Title of Fredericksburg. CSB owns one subsidiary, Caroline Financial Services Corporation, which owns its 1.5% partnership interest in Bankers Title of Fredericksburg.

     The Company is headquartered in Culpeper, Virginia, and, through its affiliates, offers a full array of banking, trust and investment services through fourteen retail offices serving the counties of Caroline, Culpeper, Madison, Orange, Rockingham, Spotsylvania, Stafford and the City of Fredericksburg. The Banks' primary business is the granting of residential real estate loans, commercial real estate loans, and, to a lesser extent, commercial business and consumer loans, funded through solicitation of deposits. The trust subsidiary provides investment management, trust, estate administration and financial planning services. The Company's affiliates are community-oriented organizations servicing the financial service needs of their respective markets.

     The principal sources of funds for the Company's lending and investment activities include deposits, repayments on loans and mortgage-backed securities, repayments on maturing securities and advances from the Federal Home Loan Bank of Atlanta . Principal sources of revenue include interest and fees on loans and investment securities, fee income derived from deposit and investment account relationships. Principal expenses include interest paid on deposits and advances as well as operating expenses.

     For more information on the Company's business, see "Message to Stockholders" on pages 2 through 3 of the 2000 Annual Report to Shareholders.

Competition

     The banking business in Virginia, and in the Bank's market area specifically, is highly competitive with respect to both loans and deposits. The subsidiary banks principle competition in its market area consists of the major statewide and community banks. The Banks also compete with savings associations, credit unions, brokerage houses and mortgage brokers. The primary factors in competing for savings deposits include convenience of locations and rates being offered. Primary factors in competing for loans include rate and fee structures as well as compliment of product offerings.

Employees

     At December 31, 2000, VCFC had 5 employees. The affiliate banks and trust company employ another 184 full-time employees. The Company's success is highly dependent on its ability to attract and retain qualified employees. To date, the Company believes it has been successful in its efforts to recruit qualified employees, but there can be no assurance that it will continue to be as successful in the future. None of the Company's employees are subject to collective bargaining agreements. The Company believes relations with its employees are excellent.

Regulation, Supervision and Governmental Policy

VCFC is registered as a bank holding company under the Federal Bank Holding Company Act of 1956, as amended, and is subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and State Corporation Commission ("SCC"). As a bank holding company, VCFC is required to furnish to the Federal Reserve Board an annual report of its operations at the end of each fiscal year and to furnish such additional information as the Federal Reserve Board may require pursuant to the Bank Holding Company Act. The Federal Reserve Board and SCC also may conduct examinations of VCFC.

     The Gramm-Leach-Bliley Act of 1999 (the Act) was enacted on November 12, 1999. The Act draws new lines between the types of activities that are financial in nature and permitted for banking organizations, and those activities that are commercial in nature and not permitted. The Act imposes Community Reinvestment requirements on financial service organizations that seek to qualify for the expanded powers to engage in broader financial activities and affiliations with financial companies that are permitted.

     The Act creates a new form of financial organization called a financial holding company that may own banks, insurance companies and securities firms. A financial holding company is authorized to engage in any activity that is financial in nature, incidental to an activity that is financial in nature, or is a complimentary activity. These activities may include insurance, securities transactions, and traditional banking related activities. The Act establishes a consultative and cooperative procedure between the Federal Reserve and the Secretary of the Treasury for purposes of determination as to the scope of activities permitted by the Act.

       A bank holding company must satisfy special criteria to qualify for the expanded powers authorized by the Act, including the maintenance of a well-capitalized and well-managed status for all affiliate banks and a satisfactory community reinvestment rating,

       The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory or possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

       Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2000, that the Company meets all capital adequacy requirements to which it is subject.

       As of December 31, 2000, the most recent notification from the Federal Reserve Bank categorized the Company as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized," the Company must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios. There are no conditions or events since notification that management believes have changed the institution's category. See Note 21 to the consolidated financial statements on pages 39 and 40 of the 2000 Audited Financial Statements herein for further discussion.

New Accounting Pronouncements

       See "New Accounting Pronouncements" under Note 1 of the 2000 Audited Financial Statements herein for discussion.


ITEM 2.   PROPERTIES

          The Company owns its headquarters consisting of approximately 35,000 square feet located at its Main Office location in Culpeper, Virginia. The Company's subsidiary banks own ten branch locations and lease four other locations in Virginia. Additional information regarding lease commitments can be found on pages 46 and 47 of the 2000 Audited Financial Statements herein.

          All of the Company's properties are in good operating condition and are adequate for the Company's present needs.

ITEM 3.   LEGAL PROCEEDINGS

          Management currently is unaware of any material legal proceedings to which VCFC or the Bank is a party or of which any of their properties is the subject.

ITEM 4.   SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

          No matters have been submitted during the fourth quarter of the fiscal year covered by this report to a vote of security holders of the Company through a solicitation of proxies or otherwise.




                                    PART II

ITEM 5.   MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER

          MATTERS

          The information under the heading "Stockholder Information" on page 5 of the 2000 Annual Report to Shareholders incorporated by reference herein.


ITEM 6.   SELECTED FINANCIAL DATA

          The following is selected financial data for the five-year period ending December 31, 2000.

FINANCIAL HIGHLIGHTS                                                          Years Ended December 31,
(Dollars in Thousands, except per share data)                2000           1999           1998          1997              1996
-------------------------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA:

Total Interest Income and Fees on Loans                  $ 33,022       $ 29,906       $ 29,034      $ 26,819          $ 24,863
Total Interest Expense                                     15,381         13,313         13,147        12,260            11,914
Net Interest Income                                        17,641         16,593         15,887        14,559            12,949
Provision for Loan Losses                                     670            837            915           551               538
Total Noninterest Income                                    3,462          3,327          2,934         2,027             1,611
Total Noninterest Expense                                  13,627         12,650         11,401         9,660             8,826
Net Income                                                  4,911          4,623          4,547         4,449             3,742
PERFORMANCE RATIOS:
Return on Average Assets                                     1.12%          1.14%          1.22%         1.30%             1.15%
Return on Average Equity                                     9.99%          9.87%         10.18%        10.90%             9.83%
Net Interest Margin                                          4.47%          4.58%          4.68%         4.68%             4.39%
Efficiency Ratio (1)                                        61.40%         60.52%         56.16%        56.79%            58.98%
PER SHARE DATA:
Net Income - Primary                                     $   2.09       $   1.96       $   1.94      $   1.90          $   1.60
Net Income - Diluted                                         2.08           1.96           1.93          1.90              1.60
Cash Dividends                                               1.03           0.87           0.68          0.66              0.60
Book Value                                                  21.58          20.02          19.73         18.22             16.80
Market Price Per Share                                      22.88          24.50          33.50         33.00             20.00
Cash Dividend Payout Ratio                                  48.36%         44.24%         35.01%        34.89%            37.25%
PERFORMANCE HIGHLIGHTS BASED ON RECURRING EARNINGS (2):
Net Income                                               $  5,141       $  4,785       $  4,881      $  4,449          $  3,742
Earnings per share                                           2.18           2.03           2.07          1.90              1.60
Return on Average Assets                                     1.18%          1.18%          1.30%         1.30%             1.15%
Return on Average Equity                                    10.44%         10.20%         10.91%        10.90%             9.83%
BALANCE SHEET DATA:
Assets                                                   $459,221       $415,579       $396,553      $357,664          $334,762
Deposits                                                  389,896        361,337        341,771       301,714           285,783
Loans                                                     304,917        274,604        251,548       222,809           194,398
Stockholders' Equity                                       49,960         47,188         46,405        42,720            39,281
ASSET QUALITY RATIOS:
Total allowance for loan losses to
  total loans outstanding                                    1.13%          1.11%          1.00%         0.98%             1.03%
Non-performing assets to year-end
  loans and other property owned                             0.50%          0.47%          0.65%         0.52%             0.87%
-------------------------------------------------------------------------------------------------------------------------------

1) Efficiency ratio is computed by dividing non-interest expense, net of nonrecurring merger costs, by the sum of net interest income on a tax-equivalent basis and non-interest income.
2) Excludes the effects of nonrecurring items principally related to completing mergers and acquisitions totalling $230,000 net of tax in 2000, $162,000 net of tax in 1999 and $334,000, net of tax, in 1998.




ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       The following discussion provides information about the major components of the results of operations, financial condition, liquidity and capital resources of Virginia Commonwealth Financial Corporation (VCFC). This discussion and analysis should be read in conjunction with "Selected Financial Data" and the Consolidated Financial Statements and notes thereon presented elsewhere in this report.

     In addition to historical information, statements contained in this report that are not historical facts may be construed as forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from historical results, or those anticipated. The risks and uncertainties that may affect the Company include, but are not limited to: the growth in the economy, interest rate movements, timely development by the Corporation of technology enhancements for its products and operating systems, the impact of competitive products and the internet, services and pricing, customer needs and banking legislation. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date thereof.

Corporate Highlights

     Virginia Commonwealth Financial Corporation ended the year 2000 with assets of $459.2 million. During 2000, VCFC completed its acquisition of Caroline Savings Bank based in Caroline County with one office in Fredericksburg, Virginia, giving VCFC a total of three locally owned community banks and an independent trust company in contiguous markets with a history of being good financial service providers to their respective communities. Furthermore, VCFC became a partner in a multi-bank consortium that acquired four Virginia based insurance agencies during 2000. It is anticipated that the initial offering of a full range of insurance products will occur by mid-2001.

Results of Operations

     VCFC achieved record earnings for the year on a consolidated basis with earnings of $4.911 million, or $2.08 per diluted share, compared to $4.623 million or $1.96 per diluted share. Earnings before after-tax nonrecurring charges of $230 thousand associated primarily with the Caroline acquisition and back-office consolidations were $5.141 million or $2.18 per diluted share, representing a 7.4% increase over $4.785 million or $2.03 per share for 1999.

     The nonrecurring items referred to above, net of related tax benefits, totaled $230 thousand in 2000, $162 thousand in 1999 and $334 thousand in 1998. These charges include the accounting, legal and investment banking fees in connection with acquisitions; and costs associated with conversion of computer systems and related back-office consolidations.

     Two key profitability ratios include return on average assets (ROA) and return on average equity (ROE).

Recurring earnings results for 2000 represent a return on average assets of 1.18% and return on average equity of 10.44%, compared to 1999 ratios of 1.18% and 10.20%, respectively.

                                                                          Three Months Ended
                               --------------------------------------------------------------------------------------------------
                                                       2000                                              1999
                               ------------------------------------------------  ------------------------------------------------
(Dollars in thousands)         Dec. 31     Sept. 30      June 30      Mar. 31      Dec. 31      Sept. 30      June 30     Mar. 31
---------------------------------------------------------------------------------------------------------------------------------
Interest income                 $8,752       $8,522       $7,994       $7,754       $7,808        $7,441       $7,430      $7,227
Interest expense                 4,213        4,106        3,632        3,430        3,412         3,379        3,299       3,223
---------------------------------------------------------------------------------------------------------------------------------
Net interest income              4,539        4,416        4,362        4,324        4,396         4,062        4,131       4,004
Provision for loan losses          194          166          155          155          289           173          184         191
---------------------------------------------------------------------------------------------------------------------------------
Net interest income after
 provision for loan losses       4,345        4,250        4,207        4,169        4,107         3,889        3,947       3,813
Other income                       970          844          892          756          705           897          859         866
Other expense                    3,574        3,355        3,455        3,242        3,363         3,086        3,182       3,019
---------------------------------------------------------------------------------------------------------------------------------
Income before income taxes       1,741        1,739        1,644        1,683        1,449         1,700        1,624       1,660
Applicable income taxes            505          477          453          461          418           476          429         487
---------------------------------------------------------------------------------------------------------------------------------
Net income                      $1,236       $1,262       $1,191       $1,222       $1,031        $1,224       $1,195      $1,173
---------------------------------------------------------------------------------------------------------------------------------
Net income per share, basic     $ 0.53       $ 0.53       $ 0.51       $ 0.52       $ 0.44        $ 0.52       $ 0.51      $ 0.49
---------------------------------------------------------------------------------------------------------------------------------

     The improvement in net income in 2000 was the result of improvements in both net interest income and noninterest income. Net interest income, on a taxable equivalent basis, increased $925 thousand or 5.3% to $18.373 million for the year ended December 31, 2000. Tax equivalent net interest income for 1999 was $17.448 million, an increase of $998 thousand or 6.1% from $16.450 million for 1998. Non-interest income increased 4.1% to $3.462 million for the year ended December 31, 2000 compared to $3.327 million in 1999 and $2.934 million (increase of 13.4%) in 1998.

Net Interest Income and Net Interest Margin

     The improvement in net interest income, as noted in the following tables, is primarily a function of increases in average earning assets, generated by balance sheet growth, which offset decreases in the net interest margin experienced in both 2000 and 1999. The net interest margin, which represents the taxable equivalent net yield on average earning assets, was 4.47% in 2000, 4.58% in 1999 and 4.68% in 1998. The decrease in 2000 as compared to 1999 and 1998 can be attributed to rising costs of funds associated with attracting deposits in what was a rising interest rate environment for most of this period.

     Average earning assets increased $29.485 million to $410.773 million at December 31, 2000, an increase of 7.7% over $381.288 million in 1999. Average earning assets in 1999 increased 8.5% from $351.466 million in 1998.The increase in average earning assets can be attributed to loan and securities growth funded with retail deposit growth and FHLB advances.

     The following table illustrates the average balance sheets of VCFC for each of the three years ended December 31, 2000, 1999 and 1998. In addition, the amounts and rates of tax equivalent interest earned on earning assets, with related yields and interest-bearing liabilities, are illustrated. The tax equivalent adjustment, utilizing a federal statutory rate of 34%, amounted to $732,000, $855,000 and $563,000 in 2000, 1999 and 1998, respectively.

                              Year ended December 31              Year ended December 31           Year ended December 31
                                        2000                               1999                             1998
                             Average  Interest Average           Average  Interest Average        Average  Interest  Average
Dollars in thousands         Balance  Inc/Exp   Rates            Balance  Inc/Exp  Rates          Balance  Inc/Exp   Rates
--------------------------------------------------------------------------------------------------------------------------
Assets

Loans receivable, net        $291,903  $26,285   9.00%          $263,654  $23,475   8.90%          $232,075  $22,113  9.53%
Investment securities
  Taxable                      80,525    4,853   6.03%            82,482    4,949   6.00%            86,723    5,272  6.08%
  Tax exempt                   24,832    1,760   7.09%            25,015    1,820   7.28%            19,471    1,499  7.70%
--------------------------------------------------------------------------------------------------------------------------
Total Investments             105,357    6,613   6.28%           107,497    6,769   6.30%           106,194    6,771  6.38%

Interest bearing deposits       3,389      222   6.55%             1,300       54   4.15%               388       22  5.67%
Federal funds sold             10,124      634   6.26%             8,837      463   5.24%            12,809      691  5.39%
--------------------------------------------------------------------------------------------------------------------------
Total Earning Assets          410,773   33,754   8.22% Tax Eql.  381,288   30,761   8.07% Tax Eql.  351,466   29,597  8.42% Tax Eql.

Allowance for loan losses      (3,277)                            (2,852)                            (2,395)
Cash and due from banks        12,046                             11,221                             10,041
Bank premises and equipment    11,173                             10,927                              9,933
Other assets                    7,794                              6,853                              7,848
--------------------------------------------------------------------------------------------------------------------------
Total Assets                 $438,509                           $407,437                           $376,893
--------------------------------------------------------------------------------------------------------------------------

                                              Year ended December 31         Year ended December 31         Year ended December 31
                                                       2000                        1999                           1998
                                            Average    Interest Average   Average  Interest  Average    Average   Interest   Average
Dollars in thousands                        Balance    Inc/Exp   Rates    Balance  Inc/Exp    Rates     Balance   Inc/Exp     Rates
------------------------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity
Time and savings deposits
  Interest-bearing transaction accounts     $ 42,351   $   900   2.13%   $ 40,243   $   783     1.95%   $ 37,314   $   861     2.31%
  Money market deposit accounts               46,695     1,541   3.30%     46,420     1,500     3.23%     36,564     1,271     3.48%
  Passbook savings accounts                   41,436     1,322   3.19%     40,643     1,296     3.19%     37,867     1,197     3.16%
  Certificates of deposit (> $100,000)        42,370     2,352   5.55%     35,842     1,855     5.18%     31,902     1,884     5.91%
  Other certificates of deposit              153,218     8,503   5.55%    144,718     7,627     5.27%    137,302     7,529     5.48%
------------------------------------------------------------------------------------------------------------------------------------
Total Time and Savings Deposits              326,070    14,618   4.48%    307,866    13,061     4.24%    280,949    12,742     4.54%

Federal funds sold                               758        49   6.46%        860        40     4.65%      1,359        73     5.37%
Note payable                                       -         -                 51         3        -          34         2     5.88%
Other borrowings                                 531        31   5.84%        433        21     4.85%        416        21     5.05%
Federal Home Loan Bank advances                9,855       683   6.93%      2,942       185     6.29%      2,950       200     6.78%
Master notes                                       -         -                 93         3     3.23%      2,798       109     3.90%
------------------------------------------------------------------------------------------------------------------------------------
Total Interest-Bearing Liabilities           337,214    15,381   4.56%    312,245    13,313     4.26%    288,506    13,147     4.56%
Demand deposits                               49,557                       45,330                         40,632
Other liabilities                              2,511                        2,910                          3,025
------------------------------------------------------------------------------------------------------------------------------------
Total Liabilities                            389,282                      360,485                        332,163
Stockholders' equity                          49,227                       46,952                         44,730
------------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and
  Stockholders' Equity                      $438,509                     $407,437                       $376,893
------------------------------------------------------------------------------------------------------------------------------------
Net interest income (tax equivalent)                   $18,373                      $17,448                        $16,450
------------------------------------------------------------------------------------------------------------------------------------
  Average interest rate spread                                   3.66%                          3.80%                          3.86%
  Interest expense as a percentage of
   average earning assets                                        3.74%                          3.49%                          3.74%
  Net interest margin                                            4.47%                          4.58%                          4.68%
------------------------------------------------------------------------------------------------------------------------------------

Net interest is affected by both (1) changes in the interest rate spread (the difference between the weighted average yield on interest earning assets and the weighted average cost of interest-bearing liabilities) and (2) changes in volume (average balances of interest-earning assets and interest- bearing liabilities).

The following table sets forth certain information regarding changes in interest income and interest expense of the Corporation for the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided regarding changes attributable to (1) changes in volume of balances outstanding (changes in volume multiplied by prior period interest rate) (2) changes in the interest earned or paid on the balances (changes in rate multiplied by prior period volume) and (3) and rate/volume variances which are allocated in proportion to the relationship of the absolute dollar amounts of the change in each.

                                                                                  Years ended December 31
                                                                   2000 vs 1999                             1999 vs 1998
                                                                Increase (Decrease)                       Increase (Decrease)
Dollars in thousands                                             Due to changes in:                       Due to changes in:
-----------------------------------------------------------------------------------------------------------------------------------
                                                        Volume         Rate          Total         Volume          Rate      Total
-----------------------------------------------------------------------------------------------------------------------------------
Earning Assets: (1)
   Loans                                                 $2,541         $ 269         $2,810        $2,628        $(1,266)   $1,362
   Securities:
      Taxable                                              (118)           22            (96)         (255)           (68)     (323)
      Tax-exempt                                            (13)          (47)           (60)          398            (77)      321
-----------------------------------------------------------------------------------------------------------------------------------
      Total securities                                     (131)          (25)          (156)          143           (145)       (2)
   Interest-bearing deposits                                168             -            168            32              -        32
   Federal funds sold                                        73            98            171          (209)           (19)     (228)
-----------------------------------------------------------------------------------------------------------------------------------
      Total earning assets                               $2,648         $ 467         $3,115        $2,536        $(1,494)   $1,042
-----------------------------------------------------------------------------------------------------------------------------------

Interest-bearing Liabilities:
   Time and savings deposits:
        Interest-bearing deposits                        $   42         $  75         $  117        $   78        $  (156)   $  (78)
        Money market deposits                                 9            32             41           310            (81)      229
        Savings deposits                                     25             1             26            88             11        99
        Certificates of deposit:
            Certificates of $100,000 or more                355           142            497           (17)           (12)      (29)
            Certificates of less than $100,000              460           416            876           350           (252)       98
-----------------------------------------------------------------------------------------------------------------------------------
        Total time and savings deposits                  $  891         $ 666         $1,557        $  809        $  (490)   $  319
     Federal funds purchased                                 (4)           13              9           (24)            (9)      (33)
     Notes payable                                           (3)            -             (3)            -              1         1
     Federal Home Loan Bank advances                        477            21            498            (1)           (14)      (15)
     Other short term borrowings                              -             7              7          (125)            19      (106)
-----------------------------------------------------------------------------------------------------------------------------------
          Total interest-bearing liabilities             $1,361         $ 707         $2,068        $  659        $  (493)   $  166
-----------------------------------------------------------------------------------------------------------------------------------
     Change in net interest income                       $1,287         $(240)        $  925        $1,877        $(1,001)   $  998
===================================================================================================================================

Note: The combined effect on interest due to changes in both volume and rate, which cannot be separately identified, has been allocated proportionately to the change due to volume and the change due to rate.


Interest Rate Sensitivity

       An important component of both earnings performance and liquidity is management of interest rate sensitivity. Interest rate sensitivity reflects the potential effect on net interest income of a movement in market interest rates. VCFC and its affiliated banks are subject to interest rate sensitivity to the degree that its interest-earning assets mature or re-price at a different time interval from that of its interest-bearing liabilities.

       The Corporation uses a number of tools to manage its interest rate risk, including simulating net interest income under various scenarios, monitoring the present value change in equity under the same scenarios, and monitoring the difference or gap between rate sensitive assets and rate sensitive liabilities over various time periods. Management believes that rate risk is best measured by simulation modeling.

       The earnings simulation model forecasts annual net income under a variety of scenarios that incorporate changes in the absolute level of interest rates, changes in the shape of the yield curve and changes in interest rate relationships. Management evaluates the effects on net interest income and present value equity under varying market rate assumptions.

       The Corporation monitors exposure to gradual change in rates of up to 200 basis points up or down over a rolling 12-month period. The Corporation's policy limit for the maximum negative impact on net interest income, gap analysis and change in equity from a change in interest rates of 200 basis points over 12 months is 15%. Management has maintained a risk position well within these guideline levels during 2000.

       The following table illustrates the Corporation's market risk exposure as represented by the present value change in equity under various rate scenarios as of December 31, 2000.

                                                                               Current
                                       Minus 200 pts.     Minus 100 pts.     Fair Value     Plus 100 pts.     Plus 200 pts.
(Dollars in thousands)
Securities and other investments             $123,500           $121,967       $120,106          $117,853          $115,577
     Market value change                        3,392              1,860              -            (2,253)           (4,529)

Loans receivable                              315,999            310,641        304,652           298,151           291,945
     Market value change                       11,349              5,990              -            (6,503)          (12,708)

Total rate sensitive assets                   439,499            432,608        424,758           416,004           407,522
Other assets                                   31,118             31,118         31,118            31,118            31,118

Total assets                                  470,617            463,726        455,876           447,122           438,640
                                       --------------      -------------   ------------   ---------------    --------------

Deposits
   Rate sensitive                             348,279            342,788        337,471           332,321           327,330
     Market value change                       10,808              5,317              -            (5,150)          (10,142)
   Non rate sensitive                          53,850             52,398         51,012            49,687            48,420
     Market value change                        2,838              1,386              -            (1,325)           (2,592)

Total liabilities                             402,129            395,186        388,483           382,008           375,750
                                       --------------      -------------   ------------   ---------------    --------------

Present Value Equity                         $ 68,488           $ 68,540       $ 67,393          $ 65,114          $ 62,890
                                       ==============      =============   ============   ===============    ==============
     Market Value Change                     $  1,095           $  1,147       $      -          $ (2,279)         $ (4,503)
                                       ==============      =============   ============   ===============    ==============
          Percentage Change                      1.62%              1.70%             0%            -3.38%            -6.68%
                                       ==============      =============   ============   ===============    ==============

Non-interest Income

       Non-interest income consists of earnings generated primarily from service charges on deposit accounts, fiduciary income from trust operations, commissions on investment sales and gains on the sale of mortgage loans in the secondary market. Each major component of non-interest income exhibited growth in 2000 as compared to 1999 with the exception of fees on loans sold through mortgage operations, which decreased $303 thousand or 42.6% due primarily to the higher mortgage interest rate environment in 2000. Overall, the Corporation's non-interest income increased 4.1% to $3.462 million for the year ended December 31, 2000 compared to $3.327 million in 1999 and $2.934 million (13.4%) in 1998.
The increase in 1999 vs. 1998 can be attributed to mortgage operations, which was influenced by an active refinance market in 1999.


Non-interest Expense

       Non-interest expenses include personnel costs, occupancy and equipment costs, advertising and marketing costs, professional fees and other various operating costs. Non-interest expenses for 2000 were $13.627 million, compared to $12.650 million in 1999 and $11.401 million in 1998, respectively. The increase in 2000 compared to 1999 of $977 thousand or 7.7% was attributable to several factors, the most significant of which was $253 thousand in merger and restructuring costs. Excluding such nonrecurring costs for 2000 and 1999, non-interest expenses increased 6.8%, with personnel costs accounting for much of this increase. The increase in 1999 compared to 1998 of $1.249 million or 10.9% was attributable to infrastructure costs including the startup costs associated with one new retail branch and two trust offices, professional fees associated with personnel recruitment and the spin-off of Virginia Commonwealth Trust Company and personnel costs. VCFC's efficiency ratio, calculated as recurring non-interest expenses as a percentage of recurring non-interest income plus tax equivalent net interest income, was 61.40% in 2000, compared to 60.52% in 1999 and 56.16% in 1998.

Asset Quality/Provision for Loan Losses

       The allowance for loan losses provides for potential losses that are inherent in the loan portfolio. Provisions for loan losses are charged to operations to maintain the total allowance for loan losses at a level deemed appropriate by management. Each of VCFC's member banks have a formal loan review program that regularly reviews loans and assigns credit ratings or classifications based on estimated risk. Activities of the loan review program are reviewed with the Board of Directors monthly. Factors considered include historical loss experience, the volume and type of lending conducted, the value of non-performing assets and current and anticipated economic conditions. The allowance for loan losses is an estimation, and many other factors may determine the actual level of losses. The allowance is also subject to regulatory examinations and determination as to adequacy.

       The provision for loan losses for 2000 amounted to $670 thousand, a decrease of $167 thousand or 20.0%
compared to $837 thousand in 1999. The provision for 1999 compared to 1998 represented a decrease of $78 thousand or 8.5%. These decreases are consistent with decreasing charge-off experience, with net charge-offs of $261 thousand in 2000, $295 thousand in 1999 and $589 thousand in 1998. The ratio of net charge-offs to average outstanding loans was .09% in 2000, .11% in 1999 and .25% in1998. The excess of provisions over net charge-offs is consistent with the increase in the loan portfolio from year to year, with a ratio of allowance to gross loans receivable of 1.14% in 2000, 1.11% in 1999 and 1.00% in 1998.

       Management believes the allowance is adequate to absorb losses inherent in the loan portfolio. The Corporation does not anticipate that such provisions will have a material adverse impact on the results of operations in future periods.

                                                                         December 31
(In thousands)                                        2000     1999     1998     1997     1996
------------------------------------------------------------------------------------------------------
Allowance for loan losses, January 1                    $3,080   $2,538   $2,212   $2,029   $2,122
Loans charged off:
  Commercial                                                33      152      286       97      203
  Real estate                                               31       56        7        1       57
  Installment                                              285      168      392      357      458
------------------------------------------------------------------------------------------------------
 Total loans charged off                                   349      376      685      455      718
------------------------------------------------------------------------------------------------------
Recoveries:
  Commercial                                                 -        -        2       18        9
  Real estate                                               24        7        -        -       23
  Installment                                               64       74       94       69       55
------------------------------------------------------------------------------------------------------
 Total recoveries                                           88       81       96       87       87
------------------------------------------------------------------------------------------------------
   Net charge offs                                         261      295      589      368       63
   Provision for loan losses                               670      837      915      551      538
------------------------------------------------------------------------------------------------------
Allowance for loan losses, December 31                  $3,489   $3,080   $2,538   $2,212   $2,029
------------------------------------------------------------------------------------------------------
Ratio of allowance for loan losses to
  total loans outstanding at end of year                  1.14%    1.11%    1.00%    0.98%    1.03%
------------------------------------------------------------------------------------------------------
Ratio of net charge offs (recoveries) to
  average loans outstanding during the year               0.09%    0.11%    0.25%    0.23%    0.33%
------------------------------------------------------------------------------------------------------

                                                                                    December 31
(In thousands)                                                   2000       1999       1998       1997       1996
-----------------------------------------------------------------------------------------------------------------
Allocation of allowance for possible
 loan losses, end of year
  Commercial, financial and agricultural                     $    766   $     87   $    129   $    119   $    238
  Real estate - construction                                      341          5         18         80         14
  Real estate - mortgage                                          672        165        295        261        164
  Installment loans to individuals                                300        120        141        147        113
  Unallocated                                                   1,410      2,703      1,955      1,605      1,500
-----------------------------------------------------------------------------------------------------------------
 Total allowance for loan losses                                3,489      3,080      2,538      2,212      2,029
-----------------------------------------------------------------------------------------------------------------
Percentage of loans in each category
 to total loans, end of year
  Commercial, financial and agricultural                       26,565     26,522     22,330     20,400     21,112
  Real estate - construction                                   28,021     22,911     24,070     24,043     13,343
  Real estate - mortgage                                      206,117    192,679    158,558    139,304    126,505
  Installment loans to individuals                             40,212     34,355     46,590     39,062     33,438
-----------------------------------------------------------------------------------------------------------------
  Total loans outstanding                                     300,915    274,053    251,548    222,809    194,398
                                                           ======================================================
Ratio of loans to total year-end loans
  Commercial, financial and agricultural                         8.83%      9.68%      8.88%      9.16%     10.86%
  Real estate - construction                                     9.31%      7.48%      9.57%     10.79%      6.86%
  Real estate - mortgage                                        68.50%     70.31%     63.03%     62.52%     65.08%
  Installment loans to individuals                              13.36%     12.54%     18.52%     17.53%     17.20%
                                                            ------------------------------------------------------
                                                               100.00%    100.00%    100.00%    100.00%    100.00%

       Non-performing assets consist of the Corporation's non-accrual loans and real estate owned. Loans are generally placed on non-accrual status when the collection of principal or interest is ninety days or more past due, or earlier, if collection is uncertain based on an evaluation of the net realizable value of the collateral and the financial strength of the borrower. For those loans, which are carried on non-accrual status, interest is recognized on a cash basis.

       Real estate acquired by the member banks as a result of foreclosure or in-substance foreclosure is classified as other real estate owned (OREO). Such real estate is initially recorded at the lower of cost or fair value less estimated selling costs. Further losses are recorded as charges to operations if management determines value of the OREO has deteriorated, or expenses associated with maintaining such property have been incurred. VCFC's OREO at December 31, 2000 amounted to $782 thousand, consisting primarily of residential real estate properties and building lots. The following table summarizes non-performing assets for the past five years.

                                                                                       December 31
(Dollars in thousands)                                 2000              1999              1998              1997              1996
-----------------------------------------------------------------------------------------------------------------------------------
Non-accrual loans                                   $   908           $   399           $   673           $   719           $   783
Other property owned                                    782               902               762               463               659
-----------------------------------------------------------------------------------------------------------------------------------
Total non-performimg assets                         $ 1,690           $ 1,301           $ 1,435           $ 1,182           $ 1,442
-----------------------------------------------------------------------------------------------------------------------------------
Loans past due 90 days
  accruing interest                                 $    20           $   257           $   742           $   803           $ 1,376
-----------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses to
  non-accrual loans                                  384.25%           771.93%           377.12%           307.65%           259.26%
-----------------------------------------------------------------------------------------------------------------------------------
Non-performing assets to year-end
  loans and other property owned                       0.54%             0.47%             0.65%             0.52%             0.87%
-----------------------------------------------------------------------------------------------------------------------------------

Analysis of Financial Condition

       The Corporation had total assets of $459.221 million at December 31, 2000, an increase of 10.5% over 1999. Total assets for 1999 represented an increase of 4.8% over 1998. Balance sheet growth for 2000 was influenced by loan growth, which was funded primarily through deposit growth and borrowings from the FHLB of Atlanta. A broader franchise and stable economy for most of 2000 were positive factors.

Loan Portfolio

       At December 31, 2000, loans, net of unearned income and the allowance for loan losses, totaled $304.917 million, an increase of 11.04% from $274.604 million in 1999. The increase in loans was due principally to growth in our commercial real estate lending market, particularly through our Harrisonburg and Fredericksburg markets. The Corporation's member banks' loan portfolios continue to be primarily 1-4 family real estate, with construction and commercial real estate and consumer loans representing an increasing component. At December 31, 2000, off balance sheet unused loan commitments and standby letters of credit amounted to $47.919 million. These commitments may be secured or unsecured. On December 31, 2000, VCFC had no concentration of loans to any one industry in excess of 10% of its loan portfolio.

       Residential real estate loans consist of fixed rate loans that have contractual maturities of one, three, or five years with balloon payments, and are secured by first liens on real estate, and adjustable rate mortgages are also offered. The Banks historically have limited their real estate lending to its market area and has applied conservative loan standards, which have, management believes, insured the quality of the loan portfolio. VCFC also makes real estate construction loans generally for residential and commercial construction purposes and for local construction projects with acceptable take out commitments. Real estate construction loans currently offered by the Banks generally have six month to nine-month terms. Construction loans outstanding total $28.021 million at December 31, 2000. VCFC also offers various types of installment loans including automobile, home improvement, equipment and personal loans.

       The following tables set forth the makeup and certain maturity for the loan portfolio at December 31, 2000.

                                                                          December 31
(Dollars in thousands)                       2000            1999            1998            1997            1996
------------------------------------------------------------------------------------------------------------------------
Real estate loans
 Construction                              $ 28,021        $ 20,497        $ 22,687        $ 22,565      $ 11,668
 Mortgage                                   206,117         192,679         174,324         151,988       140,409
Commercial loans                             22,339          23,152          17,680          17,779        18,202
Installment loans                            40,212          34,355          30,423          26,735        22,816
Other loans                                   4,226           3,370           3,993           3,269         3,699
------------------------------------------------------------------------------------------------------------------------
Total loans before deduction of
 unearned income                            300,915         274,053         249,107         222,336       196,794
Less: unearned income                          (606)           (606)           (420)           (359)         (367)
------------------------------------------------------------------------------------------------------------------------
Total loans before allowance
 for loan losses                            300,309         273,447         248,687         221,977       196,427
Less: allowance for loan losses              (3,489)         (3,080)         (2,538)         (2,212)       (2,029)
------------------------------------------------------------------------------------------------------------------------
Net loans                                   296,820         270,367         246,149         219,765       194,398
Loans held for sale                           8,097           4,237           5,400           3,044             -
------------------------------------------------------------------------------------------------------------------------
Total loans                                $304,917        $274,604        $251,549        $222,809      $194,398
------------------------------------------------------------------------------------------------------------------------

Information regarding the interest rate sensitivity of the loan portfolio is as follows:

                                                          After one but
                                             One year     but less than         After
(Dollars in thousands)                       or less        five years        five years         Total
----------------------------------------------------------------------------------------------------------
Real estate loans                           $55,372          $ 91,716           $86,283          $233,371
Commercial loans                             10,084             5,450             6,803            22,337
Installment loans                             6,032            30,483             3,555            40,070
Other loans                                   1,348             2,127               754             4,229
----------------------------------------------------------------------------------------------------------
Net loans (1)                                72,836           129,776            97,395           300,007
Loans held for sale                           8,097                                                 8,097
----------------------------------------------------------------------------------------------------------
Total loans                                 $80,933          $129,776           $97,395          $308,104
----------------------------------------------------------------------------------------------------------

(1) Excluding nonaccrual loans and before deduction of unearned income or the allowance for loan losses. Includes loans classified as impaired under FASB 114.


       At December 31, 2000, VCFC's aggregate commercial, financial, agricultural and real estate construction loans due after one year with adjustable rates amounted to $1.78 million, respectively, while such loan types due after one year with predetermined interest rates amounted to $25.666 million.

                                                               December 31, 2000
                                                 Commercial, financial           Real estate -
(Dollars in thousands)                             and agricultural              construction
------------------------------------------------------------------------------------------------
Within 1 year                                $    10,053                       $    16,863
Variable rate:
 Over one year through five years            $        76                       $     1,706
 Over five years                             $         -                       $         -
Fixed rate:
 Over one year through five years            $     7,915                       $     5,512
 Over five years                             $     8,661                       $     3,578

Securities

       Investment securities and securities available for sale totaled $109.502 million and comprised 23.85% of total assets at December 31, 2000, as compared with $106.010 million and 25.51% of assets at December 31, 1999. The Corporation's yield on its securities portfolio decreased slightly in 2000, with the portfolio yielding 6.28% in 2000 compared to 6.30% in 1999. The Corporation attempts to maintain diversity in its portfolio, maintain durations that are consistent with its asset/liability management and hold a significant allocation of securities in states and political subdivisions that provide tax benefits.

The following table includes information with respect to the Corporation's securities portfolio at December 31, 2000.

                                                 December 31, 2000 (1)
----------------------------------------------------------------------------------------------------------------------
                                   1 Year             1 - 5             5 - 10           Over 10
(In thousands)                     or Less            Years             Years             Years             Total
----------------------------------------------------------------------------------------------------------------------
U. S. Treasuries:
   Amortized cost               $      4,013       $    2,505        $        -      $          -     $       6,518
   Weighted average yield               5.69%            5.42%             0.00%             0.00%             5.59%
U. S. Govt. Agencies:
   Amortized cost               $      8,574       $   38,684        $   11,180      $        906     $      59,344
   Weighted average yield               5.98%            6.09%             6.10%             6.10%             6.08%
Corporate Bonds:
   Amortized cost               $      1,499       $    9,450        $    1,517      $          -     $      12,466
   Weighted average yield               5.97%            6.52%             5.91%             0.00%             6.38%
Municipal Bonds:
   Amortized cost               $      1,575       $   12,407        $   13,662      $        519     $      28,163
   Weighted average yield               6.64%            6.67%             6.96%             7.42%             6.82%
Other Securities:
   Amortized cost               $          -       $      390        $        -      $      2,472     $       2,862
   Weighted average yield               0.00%            8.59%             0.00%            10.00%             8.59%
Total Securities:
   Amortized cost               $     15,661       $   63,436        $   26,359      $      3,897     $     109,353
   Weighted average yield               5.97%            6.26%             6.53%             8.75%             6.34%


(1) Yields on tax-exempt securities have been computed on a tax-equivalent basis.


       At December 31, 2000 the Corporation had municipal obligations issued by the State of Virginia with an aggregate book value of $13.777 million and market value of $14.016 million.

Deposits

       The Corporation was able to achieve some deposit growth in 2000. Deposits at December 31, 2000 amounted to $389.896 million, an increase of $28.559 million or 7.9% over $361.337 million in 1999. Funds provided by the increase in deposits allowed the Corporation to fund its loan growth with retail deposits, limit the use of short term assets and higher cost borrowings, and better leverage its capital base in 2000. Non-interest bearing deposits increased by $11.048 million or 24.9% in 2000, which helped offset the higher cost associated with an increase of $15.0 million in certificates of deposit. The over all cost of deposit funds increased to 4.56% in 2000, compared to 4.26% in 1999 and 4.56% in 1998.

The following table illustrates average outstanding deposits and rates paid.

                                                           Years Ended December 31,
                                                 2000                1999                1998
---------------------------------------------------------------------------------------------
(Dollars in thousands)                 Amount    Rate      Amount    Rate      Amount    Rate
---------------------------------------------------------------------------------------------
Non-interest-bearing
   demand accounts                   $   49,557     -     $  45,330     -     $  40,632     -
Interest-bearing accounts:
   Interest checking                     42,351  2.13%       40,243  1.95%       37,314  2.31%
   Money market                          46,695  3.30%       46,420  3.23%       36,564  3.48%
   Regular savings                       41,436  3.19%       40,643  3.19%       37,867  3.16%
   Time deposits:
     Less than $100,000                 153,218  5.55%      144,718  5.27%      137,302  5.48%
     $100,000 and over                   42,370  5.55%       35,842  5.18%       31,902  5.91%
---------------------------------------------------------------------------------------------
Total interest-bearing                  326,070  4.48%      307,866  4.24%      280,949  4.54%
---------------------------------------------------------------------------------------------
Total average deposits               $  375,627           $ 353,196           $ 321,581
---------------------------------------------------------------------------------------------

MATURITIES OF TIME DEPOSITS OF $100,000 AND OVER

(Dollars in thousands)
----------------------------------------------------------------------------
At December 31, 2000
  Within three months                                               $  7,462
  Three to six months                                                  6,259
  Six to twelve months                                                17,002
  Over twelve months                                                  17,046
                                                            ----------------
                                                                    $ 48,769
                                                            ================

GENERAL

Capital Adequacy

       Management seeks to maintain a capital structure that will maintain a level of capital that ensures the Corporation will meet regulatory requirements for a "well - capitalized" institution and absorb potential losses. In achieving this goal, management recognizes the need to obtain proper leveraging of its capital base to maximize shareholder value.

       Stockholders' equity as of December 31, 2000 of $49.960 million increased $2.772 million or approximately 5.9% from $47.188 million in 1999. The Corporation had a ratio of risk-weighted assets to total capital of 17.20% and 18.56% at December 31, 2000 and 1999, and a ratio of risk-weighted assets to Tier I capital of 16.08% and 17.44% at December 31, 2000 and 1999, respectively.

Liquidity

       Liquidity is identified as the ability to generate or acquire sufficient amounts of cash when needed and at reasonable cost to accommodate withdrawals, payments of debt, and increased loan demand. These events may occur daily or other short-term intervals in the normal operation of the business. Experience helps management predict time cycles in the amount of cash required. In assessing liquidity, management gives consideration to relevant factors including stability of deposits, quality of assets, economy of market served, concentrations of business and industry, competition, and the Corporation's overall financial condition. The Corporation's primary source of liquidity is cash, due from banks, fed funds sold and securities in our available for sale portfolio. In addition, the Bank has substantial lines of credit from its correspondent banks and access to the Federal Reserve discount window and Federal Home Loan Bank of Atlanta to support liquidity as conditions dictate.

       The Corporation has no brokered deposits. Certificates of deposit in denominations of $100 thousand or more represent 12.3% of total deposits primarily from established core depositors.

       In the judgment of management, the Company maintains the ability to generate sufficient amounts of cash to cover normal requirements and any additional needs, which may arise, within realistic limitations.

New Accounting Pronouncements
Note 1 to the Consolidated Financial Statements is incorporated by reference and included herein.


ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

       See "Interest Rate Sensitivity" under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" for discussion.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


                         INDEPENDENT AUDITOR'S REPORT

To the Stockholders and Directors
Virginia Commonwealth Financial Corporation
Culpeper, Virginia

        We have audited the accompanying consolidated balance sheets of Virginia Commonwealth Financial Corporation and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the three years ended December 31, 2000. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1999 and 1998 financial statements of Caroline Savings Bank, a Company which was pooled with Virginia Commonwealth Financial Corporation in 2000, as explained in Note 2 to the consolidated financial statements, which statements are included in the restated 1999 and 1998 financial statements and reflect total assets and revenues constituting 10.57% and 11.68%, respectively, in 1999 and 11.03% and 12.15%, respectively, in 1998 of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion for 1999 and 1998 insofar as it relates to the amounts included for Caroline Savings Bank, is based solely upon the report of the other auditors.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits and the report of other auditors provide a reasonable basis for our opinion.

        In our opinion, based upon our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Virginia Commonwealth Financial Corporation and Subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the three years ended December 31, 2000, in conformity with generally accepted accounting principles.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia
January 11, 2001

               VIRGINIA COMMONWEALTH FINANCIAL CORPORATION

                                                     Consolidated Balance Sheets
                                                      December 31, 2000 and 1999


        Assets                                                                          2000                      1999
                                                                                   -------------             -------------
Cash and due from banks                                                            $  14,558,451             $  14,398,891
Federal funds sold                                                                     8,250,519                 2,122,638
Interest-bearing deposits in banks                                                     2,702,336                    27,004
Securities (market value: 2000, $109,783,509
 1999, $105,735,041)                                                                 109,502,340               106,009,928
Loans held for sale                                                                    8,096,984                 4,236,949
Loans, net of allowance for loan losses of $3,488,795 in 2000
 and $3,079,889 in 1999                                                              296,820,269               270,367,324
Bank premises and equipment, net                                                      11,234,956                10,989,117
Interest receivable                                                                    3,316,662                 2,979,625
Other real estate owned                                                                  782,105                   902,371
Other assets                                                                           3,956,476                 3,545,548
                                                                                   -------------             -------------

         Total assets                                                              $ 459,221,098             $ 415,579,395
                                                                                   =============             =============

Liabilities and Stockholders' Equity

Liabilities
Deposits:
 Noninterest-bearing                                                               $  55,341,329             $  44,293,241
 Interest-bearing                                                                    334,554,445               317,043,836
                                                                                   -------------             -------------
         Total deposits                                                            $ 389,895,774             $ 361,337,077
Federal funds purchased and securities sold under
 agreement to repurchase                                                                      --                   396,000
Short-term borrowings                                                                    768,590                   907,620
Federal Home Loan Bank Advances                                                       14,380,000                 2,480,000
Interest payable                                                                       1,980,044                 1,321,149
Other liabilities                                                                      2,236,879                 1,949,796
Commitments and contingent liabilities                                                        --                        --
                                                                                   -------------             -------------
         Total liabilities                                                         $ 409,261,287             $ 368,391,642
                                                                                   -------------             -------------

Stockholders' Equity
Preferred stock, no par value, 1,000,000 shares authorized,
 no shares issued and outstanding                                                  $          --             $          --
Common stock, par value $2.50 per share; 5,000,000 shares
 authorized;  2000, 2,314,800 shares issued and outstanding;
 1999, 2,356,784 shares issued and outstanding                                         5,787,001                 5,891,960
Capital surplus                                                                        9,679,716                10,540,842
Retained earnings                                                                     34,404,157                31,868,348
Accumulated other comprehensive income (loss), net                                        88,937                (1,113,397)
                                                                                   -------------             -------------
         Total stockholders' equity                                                $  49,959,811             $  47,187,753
                                                                                   -------------             -------------

         Total liabilities and stockholders' equity                                $ 459,221,098             $ 415,579,395
                                                                                   =============             =============

See Notes to Consolidated Financial Statements.

                  VIRGINIA COMMONWEALTH FINANCIAL CORPORATION

                       Consolidated Statements of Income
                 Years Ended December 31, 2000, 1999 and 1998


                                                                  2000                   1999                    1998
                                                              -----------             -----------             -----------
Interest Income
  Interest and fees on loans                                  $26,168,787             $23,256,237             $22,056,242
  Interest on deposits in other banks                             222,124                  54,394                  35,965
  Interest on investment securities:
    Taxable                                                       133,228                 144,715               1,035,189
    Nontaxable                                                  1,022,257               1,077,680                 866,066
  Interest and dividends on securities available
    for sale:
    Taxable                                                     4,565,904               4,662,223               4,122,362
    Nontaxable                                                    139,494                 123,728                 113,330
    Dividends                                                     135,973                 123,547                 114,309
  Interest on federal funds sold                                  634,514                 463,397                 690,528
                                                              -----------             -----------             -----------
        Total interest income                                 $33,022,281             $29,905,921             $29,033,991
                                                              -----------             -----------             -----------

Interest Expense
  Interest on deposits                                        $14,618,309             $13,061,608             $12,741,690
  Interest on federal funds purchased
    and securities sold under agreement
    to repurchase                                                  48,570                  39,580                  73,077
  Interest on short-term borrowings                                31,024                  24,234                 130,062
  Interest on FHLB advances                                       682,954                 184,848                 200,150
  Interest on note payable                                             --                   3,000                   2,088
                                                              -----------             -----------             -----------
        Total interest expense                                $15,380,857             $13,313,270             $13,147,067
                                                              -----------             -----------             -----------

        Net interest income                                   $17,641,424             $16,592,651             $15,886,924

Provision for loan losses                                         670,000                 836,734                 915,107
                                                              -----------             -----------             -----------

        Net interest income after
          provision for loan losses                           $16,971,424             $15,755,917             $14,971,817
                                                              -----------             -----------             -----------

Noninterest Income
  Service charges on deposit accounts                         $ 1,677,500             $ 1,394,669             $ 1,226,149
  Fees for trust services                                         754,271                 663,650                 519,818
  Investment fee income                                           228,922                 102,461                 148,019
  Other operating income                                          393,690                 496,199                 337,402
  Gain (loss) on sale of fixed assets                                  --                   2,000                 (78,283)
  Gain on sales of securities available
    for sale                                                      103,884                   3,695                 309,210
  (Losses) on other real estate owned                            (104,452)                (46,508)                (82,342)
  Fees on loans sold                                              408,124                 710,992                 553,697
                                                              -----------             -----------             -----------
        Total noninterest income                              $ 3,461,939             $ 3,327,158             $ 2,933,670
                                                              -----------             -----------             -----------

See Notes to Consolidated Financial Statements.

                  VIRGINIA COMMONWEALTH FINANCIAL CORPORATION

                       Consolidated Statements of Income
                                  (Continued)
                 Years Ended December 31, 2000, 1999 and 1998


                                                                        2000                   1999                   1998
                                                                     -----------            -----------            -----------
Noninterest Expenses
  Compensation and employee benefits                                 $ 7,677,362            $ 7,041,473            $ 6,082,430
  Net occupancy expense                                                  879,470                806,455                784,911
  Supplies and equipment expenses                                      2,042,373              1,758,058              1,533,553
  Merger and merger related expenses                                      56,370                 99,106                443,000
  Other operating expenses                                             2,971,210              2,944,418              2,557,121
                                                                     -----------            -----------            -----------
     Total noninterest expenses                                      $13,626,785            $12,649,510            $11,401,015
                                                                     -----------            -----------            -----------

     Income before income taxes                                      $ 6,806,578            $ 6,433,565            $ 6,504,472

Income tax expense                                                     1,895,828              1,810,539              1,957,448
                                                                     -----------            -----------            -----------

     Net income                                                      $ 4,910,750            $ 4,623,026            $ 4,547,024
                                                                     ===========            ===========            ===========

Earnings Per Share, basic                                            $      2.09            $      1.96            $      1.94
                                                                     ===========            ===========            ===========
Earnings Per Share, assuming dilution                                $      2.08            $      1.96            $      1.93
                                                                     ===========            ===========            ===========

See Notes to Consolidated Financial Statements.

                  VIRGINIA COMMONWEALTH FINANCIAL CORPORATION

          Consolidated Statements of Changes in Stockholders' Equity
                 Years Ended December 31, 2000, 1999 and 1998




                                                                          Common           Capital          Retained
                                                                           Stock           Surplus          Earnings
                                                                       -----------      ------------     ------------
Balance, December 31, 1997                                             $ 5,786,902      $  9,455,098     $ 27,077,818
 Net income                                                                     --                --        4,547,024
 Other comprehensive income, net of tax:
   Unrealized holding gains arising during the period,
    net of tax of $330,976                                                      --                --               --
   Less reclassification adjustment, net of tax of $(105,031)                   --                --               --
   Other comprehensive income                                                   --                --               --
   Comprehensive income                                                         --                --               --
 Stock dividend                                                             34,646           313,594         (348,240)
 Stock options exercised                                                       875             5,525               --
 Cash paid in lieu of shares                                                    --                --           (4,541)
 Cash dividends                                                                 --                --       (1,592,011)
 Issuance of common stock under dividend reinvestment plan                  18,798           270,938               --
                                                                       -----------      ------------     ------------
Balance, December 31, 1998                                             $ 5,841,221      $ 10,045,155     $ 29,680,050
 Net income                                                                     --                --        4,623,026
 Other comprehensive (loss), net of tax:
   Unrealized holding losses arising during the period,
    net of tax benefit of $(1,004,352)                                          --                --               --
   Less reclassification adjustment, net of tax of $(1,256)                     --                --               --
   Other comprehensive (loss)                                                   --                --               --
   Comprehensive income                                                         --                --               --
 Cash dividends                                                                 --                --       (2,045,304)
 Cash paid in lieu of shares                                                    --                --           (5,901)
 Stock dividend                                                             36,339           347,184         (383,523)
 Stock options exercised                                                     2,593            14,507               --
 Issuance of common stock under dividend reinvestment plan                  11,807           133,996               --
                                                                       -----------      ------------     ------------
Balance, December 31, 1999                                             $ 5,891,960      $ 10,540,842     $ 31,868,348
 Net income                                                                     --                --        4,910,750
 Other comprehensive (loss), net of tax:
   Unrealized holding gains arising during the period,
    net of tax of $654,705                                                      --                --               --
   Less reclassification adjustment, net of tax of $(35,321)                    --                --               --
   Other comprehensive income                                                   --                --               --
   Comprehensive income                                                         --                --               --
 Cash dividends                                                                 --                --       (2,374,941)
 Cash paid in lieu of shares                                                  (709)          (18,982)              --
 Repurchase of common stock                                               (104,250)         (842,144)              --
                                                                       -----------      ------------     ------------
Balance, December 31, 2000                                             $ 5,787,001      $  9,679,716     $ 34,404,157
                                                                       ===========      ============     ============

                                                                             Accumulated
                                                                                Other
                                                                               Compre-
                                                                               hensive            Compre-
                                                                                Income            hensive
                                                                                (Loss)             Income             Total
                                                                            ------------       ------------       ------------
Balance, December 31, 1997                                                  $    400,264                          $ 42,720,082
 Net income                                                                           --       $  4,547,024          4,547,024
 Other comprehensive income, net of tax:
   Unrealized holding gains arising during the period,
    net of tax of $330,976                                                            --            642,482                 --
   Less reclassification adjustment, net of tax of $(105,031)                         --           (204,079)                --
                                                                                               ------------
   Other comprehensive income                                                    438,403       $    438,403            438,403
                                                                                               ------------
   Comprehensive income                                                               --       $  4,985,427                 --
                                                                                               ============
 Stock dividend                                                                       --                                    --
 Stock options exercised                                                              --                                 6,400
 Cash paid in lieu of shares                                                          --                               (4,541)
 Cash dividends                                                                       --                           (1,592,011)
 Issuance of common stock under dividend reinvestment plan                            --                               289,736
                                                                            ------------                          ------------
Balance, December 31, 1998                                                  $    838,667                          $ 46,405,093
 Net income                                                                           --       $  4,623,026          4,623,026
 Other comprehensive (loss), net of tax:
   Unrealized holding losses arising during the period,
    net of tax benefit of $(1,004,352)                                                --         (1,949,625)                --
   Less reclassification adjustment, net of tax of $(1,256)                           --             (2,439)                --
                                                                                               ------------
   Other comprehensive (loss)                                                 (1,952,064)      $ (1,952,064)        (1,952,064)
                                                                                               ------------
   Comprehensive income                                                               --       $  2,670,962                 --
                                                                                               ============
 Cash dividends                                                                       --                            (2,045,304)
 Cash paid in lieu of shares                                                          --                                (5,901)
 Stock dividend                                                                       --                                    --
 Stock options exercised                                                              --                                17,100
 Issuance of common stock under dividend reinvestment plan                            --                               145,803
                                                                            ------------                          ------------
Balance, December 31, 1999                                                  $ (1,113,397)                         $ 47,187,753
 Net income                                                                           --       $  4,910,750          4,910,750
 Other comprehensive (loss), net of tax:
   Unrealized holding gains arising during the period,
    net of tax  of $654,705                                                           --          1,270,897                 --
   Less reclassification adjustment, net of tax of $(35,321)                          --            (68,563)                --
                                                                                               ------------
   Other comprehensive income                                                  1,202,334       $  1,202,334          1,202,334
                                                                                               ------------
   Comprehensive income                                                               --       $  6,113,084                 --
                                                                                               ============
 Cash dividends                                                                       --                            (2,374,941)
 Cash paid in lieu of shares                                                          --                               (19,691)
 Repurchase of common stock                                                           --                              (946,394)
                                                                            ------------                          ------------
Balance, December 31, 2000                                                  $     88,937                          $ 49,959,811
                                                                            ============                          ============

See Notes to Consolidated Financial Statements.

                  VIRGINIA COMMONWEALTH FINANCIAL CORPORATION

                     Consolidated Statements of Cash Flows
                 Years Ended December 31, 2000, 1999 and 1998

                                                                          2000                1999               1998
                                                                     ------------        ------------       ------------
Cash Flows from Operating Activities
Net income                                                           $  4,910,750        $  4,623,026       $  4,547,024
Adjustments to reconcile net income to net
 cash provided by operating activities:
Depreciation                                                            1,056,966             986,502            881,814
Provision for loan losses                                                 670,000             836,734            915,107
Deferred tax (benefit)                                                   (247,740)           (180,049)          (141,173)
Pension (income) expense                                                   31,950             (15,498)                --
Loss on other real estate owned                                           104,452              46,508             82,342
(Gain) loss on sale of equipment                                               --              (2,000)            78,283
(Gain) on sale of securities available for sale                          (103,884)             (3,695)          (309,210)
Fees on loans sold                                                       (408,124)           (710,992)          (553,697)
Proceeds from sale of loans                                            25,885,687          44,865,136         48,928,802
Purchase of loans for sale                                            (25,477,563)        (44,154,144)       (48,375,105)
Amortization of security premiums and accretion of
 discounts, net                                                            27,657              57,599             72,088
Amortization of organization expenses                                          --                  --             14,400
Changes in assets and liabilities:
(Increase) in interest receivable                                        (337,037)           (135,663)            (9,315)
(Increase) in other assets                                               (603,126)           (176,389)          (669,463)
Increase in interest payable                                              658,895             109,550            103,249
Increase in other liabilities                                             103,680               7,026            411,386
                                                                     ------------        ------------       ------------
     Net cash provided by operating activities                       $  6,272,563        $  6,153,651       $  5,976,532
                                                                     ------------        ------------       ------------

Cash Flows from Investing Activities
Proceeds from sale of securities available for sale                  $  3,357,812        $  7,794,374       $ 12,353,184
Proceeds from maturities and principal payments of
 investment securities                                                  2,928,000           1,051,600          5,157,187
Proceeds from maturities and principal payments of
 securities available for sale                                         11,060,634          21,311,671         40,138,957
Purchase of investment securities                                      (1,463,590)         (2,522,375)       (11,483,544)
Purchase of securities available for sale                             (17,470,364)        (26,251,882)       (51,940,040)
Proceeds from sale of fixed assets                                             --               2,000            305,803
Purchase of premises and equipment                                     (1,313,567)         (1,088,438)        (2,259,689)
Additions to other real estate                                            146,441                  --            (65,001)
(Increase) decrease in cash surrender value of life insurance             (34,953)             21,581            (15,295)
Proceeds from sale of other real estate                                   277,120             751,731            431,777
Net (increase) in loans                                               (31,379,964)        (24,831,329)       (30,402,339)
                                                                     ------------        ------------       ------------
     Net cash used in investing activities                           $(33,892,431)       $(23,761,067)      $(37,779,000)
                                                                     ------------        ------------       ------------

See Notes to Consolidated Financial Statements.

            VIRGINIA COMMONWEALTH FINANCIAL CORPORATION

                     Consolidated Statements of Cash Flows
                                  (Continued)
                 Years Ended December 31, 2000, 1999 and 1998

                                                                               2000             1999                1998
                                                                         ---------------   --------------      --------------
Cash Flows from Financing Activities
 Net increase in demand, money market
   and savings deposits                                                   $    6,727,436   $   10,388,784      $   25,347,903
 Net increase in certificates of deposit                                      21,831,261        9,176,797          14,709,703
 Net (decrease) in federal funds
   purchased and securities sold under
   agreement to repurchase                                                      (396,000)        (909,031)         (1,996,006)
 Net (decrease) in short-term borrowings                                        (139,030)        (173,786)         (2,756,594)
 Principal payments on note payable                                                   --         (100,000)                 --
 Proceeds from Federal Home Loan Bank advances                                12,000,000        4,450,000           4,100,000
 Principal payments on Federal Home Loan Bank advances                          (100,000)      (4,530,000)         (4,880,000)
 Issuance of note payable                                                             --               --             100,000
 Issuance of common stock - dividend
   reinvestment plan                                                                  --          145,803             289,736
 Acquisition of common stock                                                    (946,394)              --                  --
 Proceeds from exercise of stock options                                              --           17,100               6,400

 Cash paid in lieu of fractional shares                                          (19,691)          (5,901)             (4,541)
 Cash dividends paid                                                          (2,374,941)      (2,045,304)         (1,592,011)
                                                                          --------------   --------------      --------------
       Net cash provided by financing activities                          $   36,582,641   $   16,414,462      $   33,324,590
                                                                          --------------   --------------      --------------

       Increase (decrease) in cash and cash equivalents
                                                                          $    8,962,773   $   (1,192,954)     $    1,522,122

Cash and Cash Equivalents
 Beginning                                                                    16,548,533       17,741,487         16,219,365
                                                                          --------------   --------------      --------------
 Ending                                                                   $   25,511,306   $   16,548,533     $   17,741,487
                                                                          ==============   ==============      ==============
Supplemental Disclosures of Cash Flow Information
   Cash payments for:
     Interest                                                             $   14,721,962   $   12,994,119     $   12,843,609
                                                                          ==============   ==============      ==============

     Income taxes                                                         $    2,140,000   $    2,103,145     $    2,267,732
                                                                          ==============   ==============      ==============
Supplemental Schedule of Noncash
 Investing Activities

   Other real estate acquired in settlement of loans                      $      104,102   $      975,600     $      747,942
                                                                          ==============   ==============      ==============
   Unrealized gain (loss) on securities available for sale
                                                                          $    1,828,703   $   (2,971,180)    $      670,784
                                                                          ==============   ==============      ==============

   Transfer of securities from held to maturity to
     available for sale                                                   $           --   $           --      $  19,504,568
                                                                          ==============   ==============       =============


See Notes to Consolidated Financial Statements.

                  VIRGINIA COMMONWEALTH FINANCIAL CORPORATION


                   Notes to Consolidated Financial Statements


Note 1.  Summary of Significant Accounting Policies

          General

               Virginia Commonwealth Financial Corporation (the "Corporation") is a Virginia multi-bank holding company headquartered in Culpeper, Virginia. The Corporation owns Second Bank & Trust and its subsidiary, Second Services Company; Virginia Heartland Bank and its subsidiary, Virginia Heartland Service Corporation; Caroline Savings Bank and its subsidiary, Caroline Financial Services Corporation; and Virginia Commonwealth Trust Company. Caroline Savings Bank and its subsidiary were merged into the Corporation in a pooling of interests transaction consummated on February 14, 2000 and Virginia Heartland Bank and its subsidiary were merged into the Corporation in a pooling of interests transaction consummated on October 9, 1998, both of which are more fully described in Note 2 to the Consolidated Financial Statements. The consolidated statements include the accounts of the Corporation and its wholly-owned subsidiaries. All significant intercompany accounts have been eliminated.

               The Corporation, through its member banks, provides a full array of banking services through fourteen retail offices serving the counties of Culpeper, Orange, Madison, Rockingham, Spotsylvania, Caroline, Stafford and the City of Fredericksburg. Among such services are those traditionally offered by banks including commercial and consumer demand and time deposit accounts, mortgage, commercial and consumer loans. The Corporation also provides a network of automated transaction locations, phone banking and introduced a transactional internet banking product in 2000. Banking services include a full array of trust and investment services. During 2000, the Corporation invested in a multi-bank consortium that has acquired four Virginia based insurance agencies. The Corporation anticipates the public introduction of a full range of insurance products during 2001.

          Basis of Presentation

               The accounting and reporting policies of the Corporation conform to generally accepted accounting principles and to accepted practice within the banking industry. The following is a description of the more significant of those policies and practices.

          Risks and Uncertainties

               In its normal course of business, the Corporation encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Corporation is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice more rapidly or on a different basis than its interest-earning assets. Credit risk is the risk of default on the Corporation's loan portfolio that results from the borrowers' inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable, securities and the valuation of real estate held by the Corporation.

       The determination of the allowance for loan losses and the valuation of real estate are based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that, as of December 31, 2000, the allowance for loan losses and the valuation of real estate are adequate based on information currently available. A worsening or protracted economic decline or substantial increase in interest rates would increase the likelihood of losses due to credit and market risks and could create the need for substantial increases to the allowance for loan losses.

       The Corporation is subject to the regulations of various regulatory agencies, which can change significantly from year to year. In addition, the Corporation undergoes periodic examinations by regulatory agencies, which may subject it to further changes based on the regulators' judgments about information available to them at the time of their examinations.

     Securities

       Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as "available for sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

       Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

     Loans

       The Corporation grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans. The ability of the Corporation's debtors to honor their contracts is dependent upon the real estate and general economic conditions in the Corporation's market area.

       Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

       The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Installment loans and other personal loans are typically charged off no later than 180 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

        All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

       Allowance for Loan Losses

        The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

        The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

        A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

        Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment disclosures.

       Loans Held for Sale

        Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

       Bank Premises and Equipment

        Premises and equipment are stated at cost less accumulated depreciation and amortization. Premises and equipment are depreciated over their estimated useful lives; leasehold improvements are amortized over the lives of the respective leases or the estimated useful life of the leasehold improvement, whichever is less. Depreciation and amortization are recorded on the straight-line method.

        Costs of maintenance and repairs are charged to expense as incurred. Costs of replacing structural parts of major units are considered individually and are expensed or capitalized as the facts dictate.

       Income Taxes

        Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

       Retirement Plans

        The Corporation has a noncontributory, defined benefit pension plan covering employees meeting certain age and service requirements. The Corporation computes the net periodic pension cost of the plan in accordance with FASB No. 87, "Employers' Accounting for Pensions."

       Earnings Per Share

         Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common stock had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Corporation relate solely to outstanding stock options and are determined using the treasury method.

       Cash and Cash Equivalents

         For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold.
         Generally, federal funds are purchased and sold for one-day periods.

       Trust Assets

         Securities and other property held by the Virginia Commonwealth Trust Company in a fiduciary or agency capacity are not assets of the Corporation and are not included in the accompanying consolidated financial statements.

       Other Real Estate

         Real estate acquired through, or in lieu of, foreclosure are held for sale and are initially recorded at the lower of loan balance or fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenues and expenses from operations and changes in the valuation are included in other operating expenses.

       Advertising

         The Corporation follows the policy of charging the costs of advertising to expense as incurred. Advertising expense of $178,964, $177,727 and $231,279 were incurred in 2000, 1999 and 1998, respectively.

       Reclassifications

         Certain reclassifications have been made to prior period balances to conform to the current year provisions.

       Use of Estimates

         In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and deferred tax assets.

       Recent Accounting Pronouncements

         In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted in years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. The Corporation adopted this Statement effective January 1, 2001 and transferred securities with a book value of $22,039,801 and a market value of $22,320,970 to the available for sale category. Since the Corporation does not use derivative instruments and strategies, the adoption of the Statement did not have any effect on earnings or financial position.

  Note 2.  Business Combinations


         On February 14, 2000, the Corporation acquired Caroline Savings Bank
         (CSB), by exchanging 310,246 shares of its common stock for all of the stock of CSB in a transaction accounted for as a pooling-of-interests. All prior financial statements have been restated to include CSB. The results of operations of the separate companies for periods prior to the combination are summarized as follows:


                                                   Total     Total    Net
                                                   Assets   Income   Income
                                                  --------  -------  ------
                                                          (thousands)
          Year ended December 31, 1999:
            VCFC                                  $371,657  $29,351  $4,487
            CSB                                     43,922    3,882     136

          Year ended December 31, 1998:
            VCFC                                  $352,813  $28,089  $4,191
            CSB                                     43,740    3,885     357

         On October 9, 1998, Second National Financial Corporation (SNFC) effected a business combination with Virginia Heartland Bank (VHB) by exchanging 533,716 shares of its common stock for all of the stock of VHB. The principal business of VHB is community banking. On the effective date of the business combination, SNFC changed its name to Virginia Commonwealth Financial Corporation. The combination has been accounted for as a pooling of interests and, accordingly, all prior financial statements have been restated to include VHB. The results of operations of the separate companies for the period prior to the combination are summarized as follows:

                                                    Total     Total    Net
                                                    Assets   Income   Income
                                                   --------  -------  ------
                                                           (thousands)
          Nine months ended September 30, 1998:
            SNFC                                   $239,437  $14,283  $2,586
            VHB                                     104,480    6,353     664

Note 3.  Cash and Due From Banks

         The Corporation is required to maintain reserve balances with the Federal Reserve Bank. For the final weekly reporting period in the years ended December 31, 2000 and 1999, the aggregate amounts of daily average required balances were approximately $2,346,000 and $1,515,000 respectively.

                  Notes to Consolidated Financial Statements


Note 4.    Securities

        The amortized cost and fair value of securities available for sale as of December 31, 2000 and 1999, are as follows:

                                    Gross       Gross
                                  Amortized   Unrealized   Unrealized      Fair
                                    Cost        Gains       (Losses)       Value
                                 -----------  ----------  ------------  -------------
                                                        2000
                                 ----------------------------------------------------

          U.S. Treasury
           securities           $  6,518,347   $  33,841   $        --   $  6,552,188
          U.S. Government
           agencies               43,046,299     148,707      (156,025)    43,038,981
          State and political
           subdivisions            5,549,152      49,451       (11,207)     5,587,396
          Corporate bonds         11,481,939      71,464      (408,275)    11,145,128
          Mortgage-backed
           securities             18,245,127      95,585       (35,786)    18,304,926
          Equity securities          501,585     446,931       (85,000)       863,516
          Other                    1,970,404          --            --      1,970,404
                                ------------   ---------   -----------  -------------
                                $ 87,312,853   $ 845,979   $  (696,293)  $ 87,462,539
                                ============   =========   ===========  =============
                                                        1999
                                 ----------------------------------------------------
          U.S. Treasury
           securities           $ 10,535,666   $   7,571  $    (56,517)  $ 10,486,720
          U.S. Government
           agencies               38,858,209          --    (1,149,294)    37,708,915
          State and political
           subdivisions            4,640,589       2,812      (115,240)     4,528,161
          Corporate bonds          9,566,772          --      (312,753)     9,254,019
          Mortgage-backed
           securities             18,477,307       2,197      (414,734)    18,064,770
          Equity securities          504,814     461,941      (105,000)       861,755
          Other                    1,589,176          --            --      1,589,176
                                ------------   ---------  ------------   ------------
                                $ 84,172,533   $ 474,521  $ (2,153,538)  $ 82,493,516
                                ============   =========  ============   ============

                  Notes to Consolidated Financial Statements

          The amortized cost and fair value of securities available for sale as of December 31, 2000, by contractual maturity are shown below.

                                            Amortized     Fair
                                              Cost       Value
                                         -----------  -----------

          Due in one year or less       $ 13,354,235  $ 13,365,239
          Due after one year
           through five years             48,052,445    47,746,321
          Due after five years
           through ten years               4,774,084     4,796,793
          Due after ten years                414,973       415,340
          Equity securities                  501,585       863,516
          Other                            1,970,404     1,970,404
          Mortgage-backed securities      18,245,127    18,304,926
                                        ------------  ------------
                                        $ 87,312,853  $ 87,462,539
                                        ============  ============

        Proceeds from sales of securities available for sale during 2000, 1999 and 1998 were $3,357,812, $7,794,374 and $12,353,184. Gross realized gains of $151,725, $5,937 and $313,907 and gross realized losses of $47,841, $2,242 and $4,697 were recognized on those sales. The tax provision applicable to these net realized gains amounted to $35,321, $1,256 and $105,031, respectively.

        Securities with amortized cost of $12,401,670 and $14,887,149 at December 31, 2000 and 1999, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

        The amortized cost and fair value of securities being held to maturity as of December 31, 2000 and 1999, are as follows:

                               Gross       Gross
                             Amortized   Unrealized  Unrealized      Fair
                               Cost        Gains      (Losses)       Value
                            -----------  ----------  -----------  --------------
                                                 2000
                            ----------------------------------------------------

          Obligations of
           states and
           political
           subdivisions    $ 22,039,801    $ 328,937    $ (47,768)  $ 22,320,970
                           ============    =========    ==========  ============

                                                 1999
                            ----------------------------------------------------

          Obligations of
           states and
           political
           subdivisions    $ 23,516,412    $ 140,299    $ (415,186) $ 23,241,525
                           ============    =========    ==========  ============

                  Notes to Consolidated Financial Statements

        The amortized cost and market value of securities being held to maturity as of December 31, 2000, by contractual maturity are shown below.


                                            Amortized           Fair
                                              Cost             Value
                                            ---------        --------
             Due in one year or
              less                        $  1,224,796  $  1,225,803
             Due after one year
              through five years             8,907,620     8,977,813
             Due after five years
              through ten years             11,803,344    12,012,922
             Due after ten years               104,041       104,432
                                          ------------  ------------
                                          $ 22,039,801  $ 22,320,970
                                          ============  ============


Note 5.    Loans

 Major classifications of loans are as follows:

                                                                                      December 31,
                                                                               --------------------------
                                                                                 2000           1999
                                                                               -----------   ------------
                                                                                       (thousands)
      Mortgage loans on real estate:
       Construction and land development                                    $    28,021   $    20,497
       Farm land                                                                  1,516         1,600
       1-4 family residential                                                   119,163       104,590
       Multifamily, nonresidential and junior liens                              85,438        86,489
      Loans to farmers (except secured by real estate)                              163           156
      Commercial loans (except secured by real estate)                           22,176        22,996
      Consumer installment loans                                                 40,212        34,355
      All other loans                                                             4,226         3,370
                                                                            -----------   -----------
        Total loans                                                         $   300,915   $   274,053
      Less:  Allowance for loan losses                                            3,489         3,080
        Unearned loan fees                                                          606           606
                                                                            -----------   -----------
        Loans, net                                                          $   296,820   $   270,367
                                                                            ===========   ===========

                       Notes to Consolidated statements


Note 6.   Allowance for Loan Losses

          Changes in the allowance for loan losses were as follows:

                                                   December 31,
                                        ----------------------------------
                                          2000         1999          1998
                                        --------     --------      --------
                                                   (thousands)

         Balance at beginning
          of year                       $  3,080     $  2,538      $  2,212
         Recoveries                           88           81            96
         Provision for loan losses           670          837           915
         Charge-offs                        (349)        (376)         (685)
                                        --------     --------      --------
         Balance at end of year         $  3,489     $  3,080      $  2,538
                                        ========     ========      ========

         Information about impaired loans is as follows:

                                                            December 31,
                                                    ---------------------------
                                                        2000             1999
                                                    -----------       ---------
            Impaired loans for which an
             allowance has been provided             $ 1,517,218      $ 175,964
            Impaired loans for which no
             allowance has been provided                 288,015         37,101
                                                     -----------      ---------
               Total impaired loans                  $ 1,805,233      $ 213,065
                                                     ===========      =========
            Allowance provided for
             impaired loans, included in
             the allowance for loan losses           $   489,384      $  45,136
                                                     ===========      =========

                                                    Years Ended December 31,
                                               ---------------------------------
                                                  2000        1999       1998
                                               -----------  --------   ---------

            Average balance in impaired
             loans                             $1,648,036   $288,953   $530,559
                                               ==========   ========   ========

            Interest income recognized on
               impaired loans                  $  193,166   $ 18,381   $ 41,371
                                               ==========   ========   ========

            Interest income recognized on a
              cash basis on impaired loans     $  187,467   $ 18,154   $ 41,371
                                               ==========   ========   ========

        No additional funds are committed to be advanced in connection with impaired loans.

        Nonaccrual loans excluded from impaired loan disclosure under FASB 114 amounted to $787,080 and $294,647 at December 31, 2000 and 1999. If interest on these loans had been accrued, such income would have approximated $135,384 and $19,913, respectively.

                  Notes to Consolidated Financial Statements

Note 7.   Related Party Transactions

        The Securities and Exchange Commission requires disclosure of loans which exceed $60,000 to Executive Officers and Directors of the Corporation or to their associates. Such loans were made on substantially the same terms as those prevailing for comparable transactions with similar risk. At December 31, 2000 and 1999, these loans totaled $6,940,553 and $6,544,333, respectively. During 2000, total principal additions were $13,503,141 and total principal payments were $13,106,921.


Note 8.   Bank Premises and Equipment, Net

        A summary of the cost and accumulated depreciation of bank premises and equipment follows:


                                                  December 31,
                                           ------------------------
                                               2000         1999
                                           -----------  -----------

          Bank premises                    $ 9,247,557  $ 9,208,535
          Leasehold improvements               970,248      970,248
          Furniture and equipment            7,189,732    6,680,000
          Construction in progress             550,309       17,768
                                           -----------  -----------
                                           $17,957,846  $16,876,551
          Less accumulated depreciation
            and amortization                 6,722,890    5,887,434
                                           -----------  -----------
                                           $11,234,956  $10,989,117
                                           ===========  ===========

        Depreciation and amortization expense amounted to $1,056,966, $986,502 and $881,814 for 2000, 1999 and 1998, respectively.


Note 9. Deposits

        The aggregate amount of time deposits in denominations of $100,000 or more, was $47,769,271 and $36,948,176 at December 31, 2000 and 1999,
        respectively.

        At December 31, 2000, the scheduled maturities of time deposits are as follows:

          2001                   $135,143,638
          2002                     36,873,210
          2003                     13,695,387
          2004                      6,708,432
          2005                     12,716,245
          2006 and thereafter          48,241
                                 ------------
                                 $205,185,153
                                 ============

                  Notes to Consolidated Financial Statements


Note 10.  Short-Term Borrowings

          Second Bank & Trust has an agreement with the Federal Reserve Bank where it can borrow funds deposited by customers. This agreement calls for variable interest and is payable on demand. U. S. Government securities and U. S. Treasury notes are pledged as collateral. The maximum amount available under this agreement is $1,000,000. The balance outstanding as of December 31, 2000 and 1999 was $768,590 and $907,620, respectively.

          Federal funds purchased and securities sold under agreements to repurchase generally mature within one to four days from the transaction date.

Note 11.  Federal Home Loan Bank Advances

          The Corporation's fixed-rate, long-term debt of $14,380,000 at December 31, 2000 matures through 2010. At December 31, 2000, the interest rates on fixed-rate, long-term debt ranged from 6.58% to 7.07%. The interest rate was 6.60% at December 31, 1999. One advance totaling $320,000 at December 31, 2000 requires quarterly principal payments totaling $80,000 annually plus interest. The remainder of the advances requires quarterly interest payments with principal due upon maturity.

          The contractural maturities of long-term debt are as follows:

             2001                                      $ 2,080,000
             2002                                           80,000
             2003                                        3,080,000
             2004                                           80,000
             2005                                        4,060,000
             2010                                        5,000,000
                                                       -----------
                                                       $14,380,000
                                                       ===========

Note 12.  Stock-Based Compensation

          The Corporation has a stock-based compensation plan which is described below. Grants under this plan is accounted for following APB Opinion No. 25 and related interpretations. Accordingly, no compensation cost has been recognized for grants under the stock option plan. Had compensation cost for the stock-based compensation plan been determined based on the grant date fair values of awards (the method described in FASB Statement No. 123), reported net income and earnings per common share would have been reduced to the pro forma amounts shown below:

                                     2000         1999        1998
                                  ----------   ----------  ----------
          Net income:
           As reported            $4,910,750   $4,623,026  $4,547,024
           Pro forma              $4,812,069   $4,621,326  $4,544,724

                  Notes to Consolidated Financial Statements

                                          2000         1999        1998
                                       ----------   ----------  ----------

          Basic earnings per share:
            As reported                  $2.09        $1.96        $1.94
            Pro forma                    $2.05        $1.96        $1.94

          Diluted earnings per share:
            As reported                  $2.08        $1.96        $1.93
            Pro forma                    $2.04        $1.96        $1.93

          In 1998, the Corporation adopted an incentive stock option plan under which options may be granted to key employees for purchase of the Corporation's common stock. The plan reserves for issuance 100,000 shares of the Corporation's common stock with a ten year term. The plan requires that options be granted at an exercise price equal to at least 100% of the fair market value of the common stock on the date of the grant. Such options vest over a three-year period. The options will expire in no more than ten years after the date of grant.

          Options associated with CSB were adjusted to reflect the merger exchange. CSB's plan was terminated through the merger and the options are reflected in the Corporation's plan.

          The fair value of each grant is estimated at the grant date using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 2000, 1999 and 1998, respectively: price volatility of 23.80%, 14% and 24%, risk-free interest rates of 6.49%, 5.75% and 6.375%, dividend rate of 3.52% and expected lives of 10 years.

          A summary of the status of the plan at December 31, 2000, 1999 and 1998 and changes during the years ended on those dates is as follows:

                                                2000                             1999                          1998
                                    -----------------------------    ----------------------------  -------------------------------
                                                      Weighted                        Weighted                         Weighted
                                       Number         Average           Number        Average         Number           Average
                                     of Shares     Exercise Price     of Shares    Exercise Price    of Shares      Exercise Price
                                    ------------  ---------------    ------------  --------------  -------------  ----------------
Outstanding at beginning of year          11,138           $16.34         11,937           $16.30        11,953             $16.26
Granted                                   50,270            20.94            238            20.10           334              19.15
Exercised                                     --                           1,037            16.48           350              18.28
                                         -------                         -------                        -------
Outstanding at end of year                61,408            20.08         11,138            16.34        11,937              16.30
                                         =======                         =======                        =======

Exercisable at end of year                27,895                          11,138                         11,937
                                         =======                         =======                        =======
Weighted-average fair value per
 option of options granted during
 the year                                $  5.89                           $8.54                          $8.13
                                         =======                         =======                        =======

                  Notes to Consolidated Financial Statements

         A further summary about the options outstanding and exercisable at December 31, 2000 is as follows:

                              Options Outstanding                                            Options Exercisable
--------------------------------------------------------------------------    -------------------------------------------------

 Weighted                                                                                          Weighted
  Average                                                       Weighted                           Average          Weighted
 Remaining              Range of                                 Average                          Remaining          Average
Contractual             Exercise               Number           Exercise           Number        Contractual        Exercise
   Life                   Price             Outstanding          Price          Exercisable         Life             Price
-----------         -----------------     --------------     -------------    --------------   --------------     -------------
9.75 years               $      20.21             50,270           $20.94               --             --            $      --
9 years                         20.10                238            20.10              238        9 years                20.10
8 years                         19.14                334            19.14              334        8 years                19.14
7 years                         18.73              1,322            18.73            1,322        7 years                18.73
6 years                   16.61-16.64              1,919            16.61            1,919        6 years                16.61
5 years                   15.54-15.57              7,325            15.57            7,325        5 years                15.57

Note 13.  Employee Benefit Plans

          The Corporation and its banking subsidiaries maintain several tax qualified and non-qualified employee benefit plans for employees, which benefit plans are described below.

          The Corporation has a noncontributory pension plan which conforms to the Employee Retirement Income Security Act of 1974 (ERISA). The amount of benefits payable under the plan is determined by an employee's period of credited service. The amount of normal retirement benefit will be determined based on a Pension Equity Credit formula. The employee receives credits based on their age and years of service. The plan provides for early retirement for participants with five years of service and the attainment of age 55. A participant who terminates employment with 2 or more years of service will be entitled to a benefit. The benefits are payable in single or joint/survivor annuities as well as a lump sum payment upon retirement or separation of service.


                  Notes to Consolidation Financial Statements

     Information about the plan follows:

                                         2000       1999         1998
                                      ---------  ----------   ----------
Change in Benefit Obligation
  Benefit obligation, beginning       $3,198,432   $2,789,715   $2,494,895
  Service cost                           192,112      108,706       64,747
  Interest cost                          208,920      188,812      167,832
  (Gain) due to Plan Amendment          (172,182)          --           --
  Actuarial (gain) loss                 ( 81,864)     295,777      260,261
  Benefits paid                         (198,128)    (184,578)    (198,020)
                                      ----------   ----------   ----------
  Benefit obligation, ending          $3,147,290   $3,198,432   $2,789,715
                                      ----------   ----------   ----------

Change in Plan Assets
  Fair value of plan assets,
   beginning                          $4,109,852   $4,010,985   $3,309,339
  Actual return on plan assets           298,423      283,445      899,666
  Benefits paid                         (198,128)    (184,578)    (198,020)
                                      ----------   ----------   ----------
  Fair value of plan assets,
   ending                             $4,209,967   $4,109,852   $4,010,985
                                      ----------   ----------   ----------

  Funded status                       $1,062,677   $  911,420   $1,221,270
  Unrecognized net actuarial gain       (687,343)    (665,781)    (991,794)
  Unrecognized net obligation at
   transition                           (129,007)    (172,010)    (215,013)
  Unrecognized prior service cost        262,956      471,391      519,123
                                      ----------   ----------   ----------
  Accrued benefit cost included in
   other liabilities                  $  509,283   $  545,020   $  533,586
                                      ==========   ==========   ==========

Components of Net Periodic
 Benefit Cost
  Service cost                        $  192,112   $  108,706   $   64,747
  Interest cost                          208,920      188,812      167,832
  Expected return on plan assets        (341,559)    (274,301)    (224,843)
  Amortization of prior service
   cost                                   36,253       47,732       47,732
  Amortization of net obligation
   at transition                         (43,003)     (43,003)     (43,003)
  Recognized net actuarial gain          (16,986)     (39,380)     (16,420)
                                      ----------   ----------   ----------
  Net periodic benefit cost
   (income)                           $   35,737   $  (11,434)  $   (3,955)
                                      ==========   ==========   ==========

Weighted-Average Assumptions
 as of December 31
  Discount rate                             7.50%        7.00%        7.00%
  Expected return on plan assets            8.50%        7.00%        7.00%
  Rate of compensation increase             5.00%        5.00%        5.00%

                  Notes to Consolidation Financial Statements


        The Corporation established a 401(k) Savings Plan for all affiliates effective January 1, 2000. The plan's primary purpose is to allow employees to save for retirement on a pre-tax basis. The plan provides for matching contributions by the Corporation equal to 50% of the first 6% of salary reduction contributions made by the employee. The plan also provides for discretionary contributions to be made by the Corporation and allocated to participant accounts in proportion to the participant's compensation. Caroline Savings Bank employees will join this plan effective January 1, 2001. The Corporation contributed a matching contribution of $106,421 for the year ended December 31, 2000 and VCFC's affiliates made contributions of $139,188 and $112,158 to their respective plans for the years ended December 31, 1999 and 1998, respectively.

        The Corporation has an Employee Stock Ownership Plan ("ESOP") under section 401(e) of the Internal Revenue Code. Funds contributed by the Corporation to the plan are allocated to participants in the plan in the ratio which the compensation of each participant bears to the total compensation of all the participants. Effective January 1, 2000, the ESOP plan assets were frozen and no future Corporation contributions are anticipated. The Corporation contributed $68,506 and $63,027 to the plan for the years ended December 31, 1999 and 1998, respectively.

        The Corporation has a Non-Qualified Directors Deferred Compensation Plan for Directors. This plan allows for the deferral of pre-tax income associated with payment of director fees. Directors may elect to defer all or a portion of their annual directors fees. Monthly board fees are contributed directly to a trust with various investment options, and are held until such time the director is entitled to receive a distribution.

        Second Bank & Trust has a non-qualified Executive Deferred Compensation Plan for key employees. Pursuant to the plan, the President and any other employees of the Bank selected by the Board of Directors may defer receipt of a certain amount of pre-tax income and cash incentive compensation, plus a Bank percentage matching contribution of the deferred amount, for a period of no less than three years or until retirement, subject to termination of employment or certain other events, including an imminent change in control. The deferred compensation charged to expense totaled $11,529, $10,217 and $7,250 for the three years ended December 31, 2000, respectively.

        Second Bank & Trust has a profit sharing plan under which employees of the Bank receive compensation directly related to the profitability of the Bank. Compensation under the plan is calculated and approved by the Board of Directors of the Bank. Amounts charged to operations were $235,000, $219,000 and $205,000 in 2000, 1999 and 1998, respectively.

        Virginia Heartland Bank has entered into supplemental retirement agreements with the Bank's former Chairman and President which provide benefits payable over fifteen years to begin at age sixty and sixty-five, respectively. The agreement calls for Virginia Heartland Bank to pay each $45,000 for fifteen years upon retirement. The present value of the estimated liability under the agreements is being accrued using a discount rate of 10% and 7.5%, respectively, ratably over the remaining years to the date of eligibility for benefits. The deferred compensation expense charged to expense totaled $38,362, $39,048 and $150,682 for the three years ended December 31, 2000.

                  Notes to Consolidation Financial Statements



        Caroline Savings Bank has a profit sharing plan covering all eligible employees. Contributions are at the discretion of the Board of Directors. No contributions were made for the three-year period ended December 31, 2000. The Bank also maintains a 401(k) plan, which covers substantially all employees. Under the plan, employees may elect to defer a portion of their salary on a pretax basis, and the Bank will match the contribution up to 3% of the employee's salary. The Bank may make voluntary contributions to the Plan at any time. The Bank made matching contributions of $15,925, $13,930 and $12,672 for the three years ended December 31, 2000.



Note 14.    Income Taxes

        Net deferred tax assets consist of the following components as of December 31, 2000 and 1999:


                                     2000          1999
                                  ----------   ----------
Deferred tax assets:
 Reserve for loan losses          $  755,510  $  593,729
 Securities available for sale            --     565,619
 Nonaccrual loan interest             35,733      28,794
 Deferred compensation               383,141     300,610
 Other                                70,252      66,899
                                  ----------  ----------
                                  $1,244,636  $1,555,651
                                  ----------  ----------
Deferred tax liabilities:
 Accrued pension asset            $  174,444  $  185,307
 Premises and equipment              196,701     216,055
 Securities available for sale        50,888          --
 FHLB stock dividends                 57,460      61,482
 Other                                54,741      13,638
                                  ----------  ----------
                                  $  534,234  $  476,482
                                  ----------  ----------

                                  $  710,402  $1,079,169
                                  ==========  ==========

        The income tax expense charged to operations for the years ended December 31, 2000, 1999 and 1998, consists of the following:


                                   2000        1999         1998
                                 ---------  ----------   ----------
   Current tax expense         $2,143,568   $1,990,588   $2,098,621
   Deferred tax (benefit)        (247,740)    (180,049)    (141,173)
                               ----------   ----------   ----------
                               $1,895,828   $1,810,539   $1,957,448
                               ==========   ==========   ==========

                  Notes to Consolidated Financial Statements

        The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the years ended December 31, 2000, 1999 and 1998, due to the following:

                                                 2000                              1999                        1998
                                        ---------------------          --------------------------     ---------------------
                                          Amount       Rate              Amount           Rate          Amount      Rate
                                        ----------   --------          ----------     -----------     ----------  ---------
Computed "expected" tax expense         $2,314,237       34.0%         $2,187,412            34.0%    $2,211,520       34.0%
 Increase (decrease) in income
   taxes resulting from:
     Tax-exempt interest income           (410,836)      (6.0)           (413,377)           (6.4)      (323,852)      (5.0)
     Merger costs                           19,166         .3              33,696              .5        108,970        1.7
     Other, net                            (26,739)       (.4)              2,808             - -        (39,190)       (.6)
                                        ----------   --------          ----------     -----------     ----------  ---------
                                        $1,895,828       27.9%         $1,810,539            28.1%    $1,957,448       30.1%
                                        ==========   ========          ==========     ===========     ==========  =========

Note 15.  Earnings Per Share

          The following shows the weighted average number of shares used in computing earnings per share and the effect on weighted average number of shares of diluted potential common stock. Weighted average number of shares for all years reported have been restated giving effect to the business combinations explained in Note 2. Potential dilutive common stock had no effect on income available to common stockholders.

                                              2000                               1999                           1998
                                  -----------------------------       ---------------------------     -----------------------
                                                     Per Share                          Per Share                   Per Share
                                      Shares          Amount             Shares          Amount         Shares       Amount
                                  -------------    ------------       -----------    ------------     ----------   ----------
Basic earnings per share              2,353,012    $       2.09         2,356,060    $       1.96      2,347,395   $     1.94
                                                   ============                      ============                  ==========

Effect of dilutive securities:
  Stock options                          4,018                              4,839                          6,244
                                  ------------                         ----------                     ----------

Diluted earnings per share           2,357,030     $      2.08          2,360,899    $       1.96      2,353,639   $     1.93
                                  ============     ===========         ==========    ============     ==========   ==========

          In 2000, stock options representing 24,070 shares were not included in the calculation of earnings per share as their effect would have been anti-dilutive.


Note 16.  Commitments and Contingent Liabilities

          Second Bank and Trust has entered into two long-term banking facility leases. The first lease was entered into on September 18, 1985. The lease provides for an original twenty year term with renewal options of four additional periods of five years. Annual rent currently is $31,104 with an adjustment at renewal based on the Consumer Price Index.

                  Notes to Consolidated Financial Statements

          The second lease for a future branch site was entered into on February 1, 1999. The lease provides for an original ten year term with the right to renew for an additional five year period. Annual rent was $21,060 until branch renovations were completed and then increased to an amount not to exceed $42,000. At the time of renewal the rental amount will increase by 5%.

          Virginia Heartland Bank rents its principal location in Fredericksburg from a related party under an operating lease. In 1997, the Bank exercised a renewal option extending the expiration period to March 31, 2008. The annual rent under the renewal option is $60,900 with annual increases of 3% per year for each year of the renewal term commencing April 1, 1999. The Bank has an additional ten-year renewal option that remains unexercised under the terms of the lease.

          Virginia Heartland Bank entered into a long-term lease for a future branch site on November 15, 1999. The term of the lease is twenty-five years commencing on the earlier of 90 days after the signing of the lease or the date the branch opens for business with the general public. Annual rent is $60,000 for the first five years and will increase by 10% each five years thereafter. Construction in progress on this branch at December 31, 2000 totaled $506,269.

          Virginia Heartland Bank also leases a branch site in Spotsylvania County. The lease requires monthly lease payments of $2,892 during the first five years, $3,167 per month during the next five years, and $3,298 per month during the remaining twenty years. The lease expires on January 31, 2026.

          Total rent expense was $216,035, $96,970 and $91,558 for 2000, 1999 and 1998, respectively, and was included in occupancy expense.

          The following is a schedule by year of future minimum lease requirements required under the long-term noncancellable lease agreements:

               2001                  $  174,968
               2002                     177,166
               2003                     179,148
               2004                     181,190
               2005                     183,292
               Thereafter             1,091,327
                                     ----------
                      Total          $1,987,091
                                     ==========

          On November 14, 2000, Second Bank & Trust entered into an agreement to remodel the main office and corporate headquarters located in Culpeper, Virginia. The contract sum is $619,500 subject to additions and deletions as provided in the contract documents. As of December 31, 2000, construction in progress totaled $44,040 for the renovation project. The contract calls for substantial completion within 150 days after the date of the contract.

          In the normal course of business there are outstanding various commitments and contingent liabilities, which are not reflected in the accompanying financial statements. Management does not anticipate any material losses as a result of these transactions.

          See Note 19 with respect to financial instruments with off-balance-sheet risk.

Note 17.  Restrictions on Transfers to Parent

          Federal and state banking regulations place certain restrictions on dividends paid and loans or

                  Notes to Consolidated Financial Statements

          advances made by the Banks to the Corporation. The total amount of dividends which may be paid at any date is generally limited to the retained earnings of the Banks, and loans or advances are limited to 10 percent of the Banks' capital stock and surplus on a secured basis.

          Transfers of funds from the banking subsidiaries to the Parent Corporation in the form of loans, advances and cash dividends, are restricted by federal and state regulatory authorities. During 2000, the banking subsidiaries transferred $3,950,000 to the Parent Corporation as working capital. As of December 31, 2000, the aggregate amount of additional unrestricted funds which could be transferred from the banking subsidiaries to the Parent Corporation without prior regulatory approval totalled $6,399,001 or 12.81% of the consolidated net assets.

          In addition, dividends paid by the Banks to the Corporation would be prohibited if the effect thereof would cause the Banks' capital to be reduced below applicable minimum capital requirements.

Note 18.  Dividend Reinvestment Plan

          The Corporation has in effect a Dividend Reinvestment Plan, which provides an automatic conversion of dividends into common stock for enrolled stockholders. It is based on the stock's fair market value on each dividend record date, and allows for voluntary contributions to purchase stock.


Note 19.  Financial Instruments With Off-Balance-Sheet Risk

          The Corporation is party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments.

          The Corporation's exposure to credit loss is represented by the contractural amount of these commitments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                  Notes to Consolidated Financial Statements

          At December 31, 2000 and 1999, the following financial instruments were outstanding whose contract amounts represent credit risk:


                                                      Contract Amount
                                                 --------------------------
                                                     2000           1999
                                                 -------------  -----------

             Commitments to grant loans and
              unfunded commitments under
              lines of credit                      $44,997,072  $44,465,015
             Standby letters of credit             $ 2,922,195  $ 2,765,993


          Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Corporation, is based on management's credit evaluation of the customer.

          Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are usually uncollateralized and do not always contain a specified maturity date and may not be drawn upon to the total extent to which the Corporation is committed.

          Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation generally holds collateral supporting those commitments if deemed necessary.

          The Corporation maintains cash accounts in other commercial banks. The amount on deposit with correspondent institutions at December 31, 2000 exceeded the insurance limits of the Federal Deposit Insurance Corporation by $8,128,630.

Note 20.  Fair Value of Financial Instruments and Interest Rate Risk

          The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

             Cash and Short-Term Investments

               For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

          Securities

            For securities and marketable equity securities held for investment purposes, fair values are based on quoted market prices or dealer quotes. For other securities held as investments, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

          Loans

            For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans were estimated using discounted cash flow analyses, using interest rates currently being offered.

          Loans Held for Sale

            Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

          Deposit Liabilities

            The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using market rates for deposits of similar remaining maturities.

          Short-Term Borrowings

            The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

          Federal Home Loan Bank Advances

            The fair values of the Corporation's Federal Home Loan Bank advances are estimated using discounted cash flow analyses based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

          Accrued Interest

            The carrying amounts of accrued interest approximate fair value.

                  Notes to Consolidated Financial Statements

          Off-Balance-Sheet Financial Instruments

            The fair value of commitments to extend credit is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

            The fair value of stand-by letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

            At December 31, 2000 and 1999, the carrying amounts of loan commitments and stand-by letters of credit approximate fair values.

            The estimated fair values of the Corporation's financial instruments are as follows:

                                     2000                 1999
                              ------------------  --------------------
                               Carrying    Fair    Carrying     Fair
                                Amount     Value    Amount      Value
                              ---------- -------  ----------  --------
                                             (thousands)
Financial assets:
 Cash and short-term
  investments                   $ 25,511  $ 25,511  $ 16,548  $ 16,548
 Securities                      109,502   109,784   106,010   105,735
 Loans held for sale               8,097     8,097     4,237     4,237
 Loans, net                      296,820   293,820   270,367   270,302
 Accrued interest receivable       3,317     3,317     2,980     2,980

Financial liabilities:
 Deposits                       $389,896  $367,536  $361,337  $338,322
 Other borrowings                    769       769     1,304     1,303
 FHLB advances                    14,380    14,730     2,480     2,480
 Accrued interest payable          1,980     1,980     1,644     1,644

            The Corporation assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, the fair values of the Corporation's financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Corporation. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are less likely to prepay in a rising rate environment and more likely to prepay in a falling rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Corporation's overall interest rate risk.

                  Notes to Consolidated Financial Statements

Note 21.  Regulatory Matters

          The Corporation (on a consolidated basis) and the subsidiary banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's and subsidiary banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the subsidiary banks must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

          Quantitative measures established by regulation to ensure capital adequacy require the Corporation and subsidiary banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000 and 1999, that the Corporation and subsidiary banks met all capital adequacy requirements to which they are subject.

          As of December 31, 2000, the most recent notification from the Federal Reserve Bank and the Federal Deposit Insurance Corporation categorized the subsidiary banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the institutions must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the institution's category.

          The Corporation's actual capital amounts and ratios are also presented in the table.

                  Notes to Consolidated Financial Statements

                                                                                                 To Be Well
                                                                                              Capitalized Under
                                                                    For Capital               Prompt Corrective
                                       Actual                    Adequacy Purposes            Action Provisions
                              -----------------------         -----------------------     -----------------------
                               Amount         Ratio              Amount       Ratio         Amount        Ratio
                              --------       --------         ------------ ----------     ----------    ---------
                                                              (Amount in Thousands)
As of December 31, 2000:
 Total Capital (to Risk
  Weighted Assets):
   Consolidated               $53,360           17.20%            $24,819        8.0%              N/A
   Second Bank & Trust        $32,332           16.19%            $15,976        8.0%          $19,970       10.0%
   Virginia Heartland Bank    $11,558           14.47%            $ 6,390        8.0%          $ 7,988       10.0%
   Caroline Savings Bank      $ 5,740           19.88%            $ 2,310        8.0%          $ 2,887       10.0%
 Tier 1 Capital (to Risk
  Weighted Assets):
   Consolidated               $49,871           16.08%            $15,467        4.0%              N/A
   Second Bank & Trust        $30,113           15.18%            $ 7,935        4.0%          $11,902        6.0%
   Virginia Heartland Bank    $10,558           13.22%            $ 3,195        4.0%          $ 4,792        6.0%
   Caroline Savings Bank      $ 5,204           18.02%            $ 1,155        4.0%          $ 1,733        6.0%
 Tier 1 Capital (to
  Average Assets):
   Consolidated               $49,871           10.91%            $18,285        4.0%              N/A
   Second Bank & Trust        $30,113           11.28%            $10,678        4.0%          $13,348        5.0%
   Virginia Heartland Bank    $10,558            8.44%            $ 5,004        4.0%          $ 6,255        5.0%
   Caroline Savings Bank      $ 5,204           11.60%            $ 1,794        4.0%          $ 2,243        5.0%

As of December 31, 1999:
 Total Capital (to Risk
  Weighted Assets):
   Consolidated               $51,311           18.56%            $22,119        8.0%              N/A
   Second Bank & Trust        $31,117           17.78%            $14,000        8.0%          $17,500       10.0%
   Virginia Heartland Bank    $11,280           14.58%            $ 6,191        8.0%          $ 7,738       10.0%
   Caroline Savings Bank      $ 5,487           21.99%            $ 1,996        8.0%          $ 2,495       10.0%

 Tier 1 Capital (to Risk
  Weighted Assets):
   Consolidated               $48,231           17.44%            $11,060        4.0%              N/A
   Second Bank & Trust        $29,258           16.72%            $ 7,000        4.0%          $ 9,500        6.0%
   Virginia Heartland Bank    $10,399           13.44%            $ 3,095        4.0%          $ 4,643        6.0%
   Caroline Savings Bank      $ 5,146           20.62%            $   998        4.0%          $ 1,497        6.0%

 Tier 1 Capital (to
  Average Assets):
   Consolidated               $48,231           11.47%            $16,823        4.0%              N/A
   Second Bank & Trust        $29,258           11.58%            $10,106        4.0%          $15,160        5.0%
   Virginia Heartland Bank    $10,399            9.19%            $ 4,526        4.0%          $ 5,658        5.0%
   Caroline Savings Bank      $ 5,146           10.53%            $ 1,954        4.0%          $ 2,443        5.0%

                  Notes to Consolidated Financial Statements

Note 22.  Parent Corporation Only Financial Statements

                  VIRGINIA COMMONWEALTH FINANCIAL CORPORATION
                           (Parent Corporation Only)


                            Balance Sheets
                      December 31, 2000 and 1999

                                                                                     2000                  1999
                                                                               ---------------        ---------------
          Assets
Cash and due from banks                                                       $    507,652            $  1,245,099
Securities available for sale                                                    2,245,633               1,789,367
Investment in subsidiaries                                                      47,233,686              44,753,897
Income taxes receivable                                                            160,302                 117,302
Accrued interest receivable                                                         34,259                  34,259
Other assets                                                                       967,612                 361,147
                                                                              ------------            ------------

        Total assets                                                          $ 51,149,144            $ 48,301,071
                                                                              ============            ============


      Liabilities and Stockholders' Equity

Liabilities
  Other liabilities                                                           $  1,189,333            $  1,113,318
                                                                              ------------            ------------

Stockholders' Equity
  Preferred stock                                                             $         --            $         --
  Common stock                                                                   5,787,001               5,891,960
  Capital surplus                                                                9,679,716              10,540,842
  Retained earnings                                                             34,404,157              31,868,348
  Accumulated other comprehensive
    income (loss), net                                                              88,937              (1,113,397)
                                                                              ------------            ------------
        Total stockholders' equity                                            $ 49,959,811            $ 47,187,753
                                                                              ------------            ------------

        Total liabilities and
          stockholders' equity                                                $ 51,149,144            $ 48,301,071
                                                                              ============            ============

                  Notes to Consolidated Financial Statements


                  VIRGINIA COMMONWEALTH FINANCIAL CORPORATION
                           (Parent Corporation Only)

                             Statements of Income
                 Years Ended December 31, 2000, 1999 and 1998


                                                               2000                   1999                1998
                                                          ---------------      ----------------     ----------------
Income
  Dividends from subsidiaries                              $ 3,950,000            $ 2,238,801          $ 2,198,141
  Interest and dividends on securities
      available for sale:
       Taxable                                                      --                     --               12,015
       Nontaxable                                               60,886                 60,382               78,551
       Dividends                                                25,000                 25,006                6,250
  Interest from subsidiaries                                        --                  4,460              148,209
  Gain on sale of securities                                        --                     --               10,924
                                                           -----------            -----------          -----------
                                                           $ 4,035,886            $ 2,328,649          $ 2,454,090
                                                           -----------            -----------          -----------

Expenses
  Interest                                                 $        --            $     5,184          $   109,431
  Merger expenses                                               43,258                 99,106              189,808
  Miscellaneous                                                741,680                320,839              146,309
                                                           -----------             ----------          -----------
                                                           $   784,938             $  425,129          $   445,548
                                                           -----------             ----------          -----------
       Net income before income tax
         benefit and undistributed
         equity in subsidiaries                            $ 3,250,948             $1,903,520          $ 2,008,542

Income tax benefit                                             272,927                181,862               64,000
                                                           -----------             ----------          -----------

       Net income before undistributed
         equity in subsidiaries                            $ 3,523,875             $2,085,382          $ 2,072,542

Undistributed equity in subsidiaries                         1,386,875              2,537,644            2,474,482
                                                           -----------             ----------          -----------

       Net income                                          $ 4,910,750             $4,623,026          $ 4,547,024
                                                           ===========             ==========          ===========

                  Notes to Consolidated Financial Statements


                  VIRGINIA COMMONWEALTH FINANCIAL CORPORATION
                           (Parent Corporation Only)

                           Statements of Cash Flows
                 Years Ended December 31, 2000, 1999 and 1998

                                                                         2000             1999             1998
                                                                     -----------      -----------      -----------
Cash Flows from Operating Activities
 Net income                                                          $ 4,910,750      $ 4,623,026      $ 4,547,024
 Adjustments to reconcile net income to
   net cash provided by operating activities:
    Accretion of discounts on securities purchased, net                      889              861            2,800
    Deferred tax expense (benefit)                                       (45,927)         (52,560)              --
    Gain on sale of securities                                                --               --          (10,924)
    Loss on other real estate                                                 --            5,547                --
    (Undistributed) earnings of subsidiaries                          (1,386,875)      (2,537,644)      (2,474,482)
    (Increase) in income taxes receivable                                (43,000)         (53,302)         (18,465)
    Decrease in due from subsidiaries                                         --          854,000        1,854,222
    (Increase) in interest receivable                                         --           (5,717)          (7,507)
    (Increase) in other assets                                          (460,024)        (249,264)         (10,317)
    Increase in other liabilities                                        156,136          271,477           35,364
                                                                     -----------      -----------      -----------
          Net cash provided by operating activities                  $ 3,131,949      $ 2,856,424      $ 3,917,715
                                                                     -----------      -----------      -----------

Cash Flows from Investing Activities
 Purchase of securities available for sale                           $  (395,195)     $  (433,295)     $(2,266,470)
 Proceeds from sale of securities available for sale                          --               --        1,782,156
 Proceeds from calls of securities available for sale                         --               --        1,000,000
 Capital investment in trust company subsidiary                               --       (1,100,000)              --
 Purchase of other real estate                                          (146,441)        (133,355)              --
 Proceeds from sale of other real estate                                      --          127,809               --
                                                                     -----------      -----------      -----------
          Net cash provided by (used in) investing activities        $  (541,636)     $(1,538,841)     $   515,686
                                                                     -----------      -----------      -----------

Cash Flows from Financing Activities
 Cash dividends paid                                                 $(2,374,941)     $(2,045,304)     $(1,592,011)
 Net increase (decrease) in short-term borrowings                             --         (854,000)      (1,984,000)
 Proceeds from exercise of stock options                                      --           17,100            6,400
 Cash paid in lieu of fractional shares                                   (6,425)          (5,901)          (4,541)
 Issuance of common stock - dividend reinvestment plan                        --          145,803          289,736
 Acquisition of common stock                                            (946,394)              --               --
                                                                     -----------      -----------      -----------
          Net cash used in financing activities                      $(3,327,760)     $(2,742,302)     $(3,284,416)
                                                                     -----------      -----------      -----------

          Increase (decrease) in cash and cash equivalents           $  (737,447)     $(1,424,719)     $ 1,148,985

Cash and Cash Equivalents
 Beginning                                                             1,245,099        2,669,818        1,520,833
                                                                     -----------      -----------      -----------

 Ending                                                              $   507,652      $ 1,245,099      $ 2,669,818
                                                                     ===========      ===========      ===========

Supplemental Schedule of Noncash Investing Activities,
 unrealized gain on securities available for sale                    $    61,960      $  (169,519)     $    25,382
                                                                     ===========      ===========      ===========

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable.


                                   PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

          Information with respect to Directors is incorporated by reference herein from pages 2 through 4 of the Company's 2001 Proxy Statement, which is attached hereto as Exhibit 99, related to "Election of Directors." The executive officers of the Company as of March 1, 2001 are as follows:

     Name                           Age                       Current Position
     ----                           ---                       ----------------
Taylor E. Gore                       62  Chairman of the Board since January 2001, formerly
                                         Chairman of the Board of Second Bank and Trust since 1990.

O. R. Barham, Jr.                    50  President and CEO since January, 2001. President of the
                                         Company since 1998.

Edward V. Allison, Jr.               62  Senior Vice President and Secretary of the Company
                                         since October, 1998; President of Virginia Heartland Bank
                                         since 1988, CEO of Virginia Heartland Bank since January,
                                         2000.

Jeffrey W. Farrar, CPA               40  Executive Vice President and Chief Financial Officer of the
                                         Company since 1996.


ITEM 11.  EXECUTIVE COMPENSATION

          Incorporated by reference herein from pages 7 through 8 of the Company's 2000 Proxy Statement, which is attached hereto as Exhibit 99 under the caption "Executive Compensation."


ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          Incorporated by reference herein from page 4 of the Company's 2000 Proxy Statement, which is attached hereto as Exhibit 99, regarding beneficial ownership of directors.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          Incorporated by reference herein from page 11 of the Company's 2000 Proxy Statement, which is attached hereto as Exhibit 99 under the caption "Transactions with Directors and Officers."


                                    PART IV


ITEM 14. EXHIBITS AND REPORTS OF FORM 8-K

Item 14(a) Exhibits

The following exhibits either are filed as part of this Report or are incorporated herein by reference:

     Exhibit No. 2    Plan of Reorganization incorporated by reference to
                      Agreement and Plan of Reorganization filed as Exhibit A to Form S-4 filed on June 23, 1998 (File No. 333-57479).

     Exhibit No. 2.1  Agreement and Plan of Reorganization between Caroline
                      Savings Bank and Virginia Commonwealth Financial Corporation, dated as of September 15, 1999, incorporated herein by reference to Appendix A to Form S-4 filed on November 26, 1999 (File No. 333-91711).

     Exhibit No. 3.1  Articles of Incorporation incorporated by reference to
                      Exhibit 3 to the Company's 10-K, dated March 30, 1999.

     Exhibit No. 3.2  Bylaws incorporated by reference to Exhibit 3 to the
                      Company's 10-K, dated March 30, 1999.

     Exhibit No. 4    Rights Agreement dated September 10, 1998 is incorporated
                      by reference to Exhibits 1 and 2 to the Form 8A
                      Registration Statement filed on September 22, 1998 (File
                      No. 000-22747).

     Exhibit No. 10   Employment contracts of certain officers are incorporated
                      by reference to Exhibits 10.1-10.3 and 10.6 of the Company's Agreement and Plan of Reorganization on Form S-4 filed on June 23, 1998 (File No. 333-57479).

     Exhibit No. 13   2000 Annual Report to Shareholders

     Exhibit No. 99   Virginia Commonwealth Financial Corporation 2000 Annual
                      Proxy Statement.

Item 14(b) Reports on Form 8-K

          On February 15, 2000, the Company filed a Form 8-K that included a press release announcing the February 14, 2000 completion of the Caroline Savings Bank acquisition.

Item 14(c) Financial Statements and Schedules

       The financial statements as set forth under Item 8 of this report on Form 10-K are incorporated herein by reference. Financial statement schedules have been omitted since they are either not required, not applicable, or the information is otherwise included.

                                  SIGNATURES

       Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

VIRGINIA COMMONWEALTH FINANCIAL CORPORATION (Registrant)

By:    /s/ O. R. Barham, Jr.                                3/1/01
     ---------------------------------                 ----------------
       O. R. Barham, Jr.                                     Date
       President and Director

       /s/ Jeffrey W. Farrar                                3/1/01
     ---------------------------------                 ----------------
       Jeffrey W. Farrar, CPA                                Date
       Executive Vice President/Principal
       Accounting Officer

          Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

DATE                                  SIGNATURE AND TITLE
----                                  -------------------


       3/1/01                           /s/ O. R. Barham, Jr.
----------------------------          ------------------------------------------
                                        O. R. Barham, Jr.,President & Director

       3/1/01                           /s/ E. Page Butler
----------------------------          ------------------------------------------
                                        E. Page Butler, Director

       3/1/01                           /s/ Gregory L. Fisher
----------------------------          ------------------------------------------
                                        Gregory L. Fisher, Director

       3/1/01                           /s/ Marshall D. Gayheart, Jr.
----------------------------          ------------------------------------------
                                        Marshall D. Gayheart, Jr., Director

       3/1/01                           /s/ Taylor E. Gore
----------------------------          ------------------------------------------
                                        Taylor E. Gore, Chairman & Director

       3/1/01                           /s/ W. Robert Jebson, Jr.
----------------------------          ------------------------------------------
                                        W. Robert Jebson, Jr., Director

       3/1/01                           /s/ H. Wayne Parrish
----------------------------          ------------------------------------------
                                        H. Wayne Parrish, Director

       3/1/01                           /s/ W. R. Southworth
----------------------------          ------------------------------------------
                                        W.R. Southworth, Director

       3/1/01                           /s/ Thomas F. Williams, Jr.
----------------------------          ------------------------------------------
                                        Thomas F. Williams, Jr., Director

       3/1/01                           /s/ Christopher M. Hallberg
----------------------------          ------------------------------------------
                                        Christopher M. Hallberg, Director

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 13.1-692.1 of the Code of Virginia, 1950, as amended, places a limitation on the liability of officers and directors of a corporation in any proceeding brought by or in the right of the corporation or brought by or on behalf of shareholders of the corporation. The damages asserted against an officer or director arising out of a single transaction, occurrence, or course of conduct shall not exceed the greater of $100,000 or the amount of cash compensation received by the officer or director from the corporation during the 12 months immediately preceding the act or omission for which liability was imposed. The statute also authorizes the corporation, in its articles of incorporation or, if approved by the shareholders, in its bylaws, to provide for a different specific monetary limit on, or to eliminate entirely, liability. The liability of an officer or director shall not be limited or eliminated if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law. The registrant's articles of incorporation contain a provision which eliminates, to the full extent that the laws of the Commonwealth of Virginia permit, the liability of an officer or director to the registrant or its shareholders for monetary damages for any breach of duty as a director or officer.

     The company's articles of incorporation also require the registrant to indemnify any director or officer who is or was a party to a proceeding, including a proceeding by or in the right of the corporation, by reason of the fact that he is or was such a director or officer or is or was serving at the request of the registrant as a director, officer, employee or agent of another entity. Directors and officers of the registrant are entitled to be indemnified against all liabilities and expenses incurred by the director or officer in the proceeding, except such liabilities and expenses as are incurred because of his or her willful misconduct or knowing violation of the criminal law. Unless a determination has been made that indemnification is not permissible, a director or officer also is entitled to have the registrant make advances and reimbursement for expenses prior to final disposition of the proceeding upon receipt of a written undertaking from the director or officer to repay the amounts advanced or reimbursed if it is ultimately determined that he or she is not entitled to indemnification. The board of directors of the registrant also has the authority to extend to employees, agents, and other persons serving at the request of the registrant the same indemnification rights held by directors and officers, subject to all of the accompanying conditions and obligations.

     The registrant has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another entity, against any liability asserted against or incurred by such person, in any such capacity or arising from his or her status as such, whether or not the registrant would have the power to indemnify such person against such liability under the articles of incorporation.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The following exhibits are filed as part of this registration statement:

Number    Description of Exhibit
------    ----------------------

2 Articles and Plan of Reorganization by and between Virginia Financial Corporation and Virginia Commonwealth Financial Corporation dated as of June 12, 2001 (filed as Appendix A to the joint proxy statement/prospectus contained in this registration statement).

3.1 Articles of Incorporation of the registrant (incorporated by reference to Exhibit 3.1 of the registrant's Form 8-B successor registration statement filed March 24, 1997).

3.2 Bylaws of the registrant (incorporated by reference to Exhibit 3.2 of the registrant's Form 8-B successor registration statement filed March 24, 1997).

4.1 Provisions in registrant's Articles of Incorporation and Bylaws defining the rights of holders of the registrant's common stock (included in Exhibits 3.1 and 3.2).

4.2 Stock Option Agreement between Virginia Financial Corporation and Virginia Commonwealth Financial Corporation dated as of June 12, 2001 (filed as Appendix B to the joint proxy statement/prospectus contained in this registration statement).

4.3 Stock Option Agreement between Virginia Commonwealth Financial Corporation and Virginia Financial Corporation dated as of June 12, 2001 (filed as Appendix C to the joint proxy statement/prospectus contained in this registration statement).

5* Opinion of Flippin, Densmore, Morse & Jessee, P.C., as counsel to the registrant, regarding the legality of the securities being registered.

8.1* Opinion of Flippin, Densmore, Morse & Jessee, P.C., as counsel to the registrant, regarding federal income tax consequences of the merger.

8.2* Opinion of LeClair Ryan, P.C., as counsel to Virginia Commonwealth Financial Corporation, regarding federal income tax consequences of the merger.

10.1 Virginia Financial Group, Inc. Stock Incentive Plan (filed as Appendix F to the joint proxy statement/prospectus contained in this registration statement).

10.2* Employment agreement between the registrant and O. R. Barham, Jr. dated _______, 2001.

10.3* Employment agreement between the registrant and Harry V. Boney, Jr. dated _________, 2001.

10.4* Employment agreement between the registrant and Jeffrey W. Farrar dated _________, 2001.

21        Subsidiaries of the registrant

23.1*     Consent of Yount, Hyde & Barbour, P.C.

23.2*     Consent of Flippin, Densmore, Morse, & Jessee, P.C. (included in
          Exhibit 5).

23.3*     Consent of LeClair Ryan, P.C.

23.4 Consent of Baxter Fentriss and Company (included in the opinion attached as Appendix D to the joint proxy statement/prospectus contained in this registration statement).

23.5 Consent of Scott & Stringfellow, Inc. (included in the opinion attached as Appendix E to the joint proxy statement/prospectus contained in this registration statement).

99.1*     Form of Virginia Financial Corporation proxy.

99.2*     Form of Virginia Commonwealth Financial Corporation proxy.

----------------
*    To be filed by amendment.

ITEM 22.  UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes as follows:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

          (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

          (iii) include any additional or changed material information in the plan of distribution.

     (2) That, for purposes of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

     (4) That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party which is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable underwriters, in addition to the information called for by the other Items of the applicable form.

     (5) That every prospectus (i) is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement ands will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that n the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing a Form S-4 and has authorized this registration statement to be signed on its behalf by the undersigned, in the City of Staunton, Commonwealth of Virginia, on September 10, 2001.

VIRGINIA FINANCIAL CORPORATION


By: /s/ Harry V. Boney, Jr.
    ----------------------------------------------------------------------
    Harry V. Boney, Jr., Chairman, President and Chief Executive Officer

     Under the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:


        Signature                                      Title                                 Date
        ---------                                      -----                                 ----
/s/ Harry V. Boney, Jr.                           President, Chief                      September 10, 2001
--------------------------
Harry V. Boney, Jr.                          Executive Officer, Director,
                                             and Chairman of the Board

/s/ Fred D. Bowers                             Secretary and Treasurer                  September 10, 2001
--------------------------
Fred D. Bowers

/s/ Lee S. Baker                                      Director                          September 10, 2001
--------------------------
Lee S. Baker

/s/ Benham M. Black                                   Director                          September 10, 2001
--------------------------
Benham M. Black

/s/ Jan S. Hoover                                     Director                          September 10, 2001
--------------------------
Jan S. Hoover

/s/ Martin F. Lightsey                                Director                          September 10, 2001
--------------------------
Martin F. Lightsey

/s/ James S. Quarforth                                Director                          September 10, 2001
--------------------------
James S. Quarforth

/s/ Presley W. Moore, Jr.                             Director                          September 10, 2001
--------------------------
Presley W. Moore, Jr.